As filed with the Securities and Exchange Commission on February 13, 2004
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CDRJ NORTH ATLANTIC (Lux) S.àr.l.

To Be Renamed
Jafra S.A.
(Exact name of Registrant as specified in its charter)

Luxembourg	2844	98-0185445
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

174 route de Longwy

L-1940 Luxembourg
Luxembourg
352 22 6027
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Ralph S. Mason, III

Vice Chairman, Executive Vice President and
General Counsel
Jafra Cosmetics International, Inc.
2451 Townsgate Road
Westlake Village, California 91361
(805) 449-3004
(Address, including zip code, and telephone number, including area code, of Registrant’s agent for service)

Copies to:

Steven J. Slutzky, Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 909-6000	William J. Whelan III, Esq. Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 (212) 474-1000

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum Aggregate	Amount of
Title of Each Class of Securities to be Registered	Offering Price(1)	Registration Fee

Common Stock, $2.00 par value	$100,000,000	$12,670

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) promulgated under the Securities Act of 1933, as amended. Includes shares of common stock subject to the underwriters’ over-allotment option.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated February 13, 2004

PROSPECTUS

                                     Shares

Jafra S.A.

Common Stock

          We are selling                      shares of common stock and the selling stockholders are selling                      shares of common stock. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.

          Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be between $                    and $                    per share. We intend to apply to list the shares on the New York Stock Exchange under the symbol “JFA”.

          Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 11 of this prospectus.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Jafra S.A.	$	$
Proceeds, before expenses, to the selling stockholders	$	$

          The underwriters have an option to purchase a maximum of                     additional shares from the selling stockholders at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

          Delivery of the shares of common stock will be made on or about                     , 2004.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.	Credit Suisse First Boston

Banc of America Securities LLC

The date of this prospectus is                     , 2004.

[Inside Front Cover]

[Photographs of skin care and color cosmetic products;

photographs depicting Jafra consultants]

MARKET AND INDUSTRY DATA
TRADEMARKS AND TRADE NAMES
PRESENTATION OF FINANCIAL MATTERS
EXPLANATORY NOTE
PROSPECTUS SUMMARY
Summary Consolidated Financial and Other Data
SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
DILUTION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
FISCAL YEAR-END OPTION VALUE TABLE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND SELLING STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF OUR INDEBTEDNESS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
CERTAIN MATERIAL LUXEMBOURG TAX CONSIDERATIONS
UNDERWRITING
NOTICE TO CANADIAN RESIDENTS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
CONSENT OF ERNST & YOUNG LLP
CONSENT OF DELOITTE & TOUCHE LLP

          No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or buy only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

MARKET AND INDUSTRY DATA

          Market data used throughout this prospectus, including information relating to our relative position in the direct selling cosmetics and fragrance industries, and in Mexico and in the United States generally, are based on the good faith estimates of management, which are based upon management’s review of internal company surveys, independent industry surveys and publications and other publicly available information, including reports and information prepared by the World Federation of Direct Selling Associations, Euromonitor, the Selig Center for Economic Growth at the University of Georgia, and the U.S. Census Bureau. Although such data is inherently imprecise, based on management’s understanding of the markets in which we compete, management believes that such data is generally indicative of our relative market share and competitive position.

i

TRADEMARKS AND TRADE NAMES

          We own or have the right to use trademarks or trade names used in conjunction with the operation of our business. In addition, our name, logo and website name and address are our service marks or trademarks. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder. Some of the more important trademarks that we use include Adorisse, Always Color, Chosen, Eau D’Aromes, Fm Force Magnetique, Jafra, JF9, Legend for Men, Le Moiré, Optimeyes, Precious Protein, Rediscover, Royal Almond, Royal Ginger, Tender Moments, Time Corrector, Time Protector and Victus.

PRESENTATION OF FINANCIAL MATTERS

          We report our financial statements in U.S. dollars and prepare our financial statements in accordance with accounting principles generally accepted in the United States, or GAAP. We have adopted a fiscal year end of December 31.

          In this prospectus, except where otherwise indicated, references to:

•	“$” or “dollars” are to the lawful currency of the United States, and

•	“pesos” are to the lawful currency of Mexico.

EXPLANATORY NOTE

          Prior to the closing of the sale of common stock offered hereby, the issuer of the shares, CDRJ North Atlantic (Lux) S.àr.l., will convert from a Luxembourg private company, or société à responsabilité limitée, to a Luxembourg corporation, or société anonyme, and will change its name to “Jafra S.A.”

ii

PROSPECTUS SUMMARY

          This summary highlights selected information about us. In addition to reading this summary, you should review carefully the entire prospectus, especially the “Risk Factors” section and our consolidated financial statements and notes to those consolidated financial statements included in this prospectus, before making any investment decision. Unless the context otherwise requires, in this prospectus, references to “Jafra”, “we”, “us” and “our” mean collectively Jafra S.A., our top-tier holding company following the completion of the liquidation of CDRJ Investments (Lux) S.A., which we also refer to as “Jafra”, Jafra Worldwide Holdings (Lux) S.àr.l., our intermediate holding company and a wholly-owned subsidiary of Jafra S.A., which we also refer to as “Jafra Worldwide”, Jafra Cosmetics International, Inc., which we also refer to as “Jafra US”, Distribuidora Comercial Jafra, S.A. de C.V., our Mexican operating company that conducts our distribution activities in Mexico, which we also refer to as “Jafra Distribution (Mexico)”, and Jafra Cosmetics International, S.A. de C.V., which we also refer to as “Jafra Mexico”, and their direct and indirect subsidiaries. In 2003, we ceased operations in Venezuela, Chile, Colombia, Peru and Thailand. Consequently, our historical financial statements have been revised to reflect those operations, other than Thailand, as discontinued operations for all periods presented and our number of direct selling consultants has been reduced accordingly.

Our Business

          We are a direct seller of skin and body care products, color cosmetics, fragrances and other personal care products. We sell our Jafra brand products through a multi-level direct selling network of over 400,000 independent consultants, who market and sell our products to their customers. Our largest markets are Mexico and the United States, which together contributed approximately 90% of our total net sales in 2002 and are among the world’s largest direct selling markets. We have a leading market share as a direct seller of skin care products, color cosmetics and fragrances in Mexico, where Jafra is among the most recognized cosmetics brand names. We introduce new products each year in many of our product categories to motivate and excite our consultants. In developing and introducing new products, we employ a “fast follower” strategy to minimize research costs and focus our development efforts on products that have proven successful in the marketplace. Our independent consultant base grew 14% to 401,000 in 2002 over 2001, and 4% during the nine months ended September 30, 2003 over the comparable period in 2002. During the year ended December 31, 2002, we generated net sales of $382.6 million, of which $251.6 million represents sales in Mexico, $92.1 million represents sales in the United States and $38.9 million represents sales in Europe and other markets. We also generated Consolidated EBITDA, as defined in the indenture governing our 10 3/4% Senior Subordinated Notes due 2011, or our 10 3/4% Notes, of $63.6 million for the year ended December 31, 2002 and $45.7 million for the nine months ended September 30, 2003.

          We believe that the global direct selling market provides substantial sales opportunity and has robust growth prospects. The World Federation of Direct Selling Associations estimates that in 2002, global direct selling was an $85.6 billion industry, as measured by the retail value of all products and services sold. Globally, direct selling increased at a compound annual growth rate of approximately 5% from 1991 to 2002. In 2002, total consumer goods direct sales in our largest markets, Mexico and the United States, were $1.2 billion and $28.6 billion, respectively. These markets ranked fourth and first, respectively, in terms of largest markets for total direct sales in 2002. Consumer goods direct sales in Mexico and the United States increased at a compound annual growth rate of 9.4% and 5.8%, respectively, from 1998 to 2002. Within the United States direct selling market, we focus on the Hispanic community, which comprises over 13% of the entire U.S. population, and which is expected to increase its buying power at a compound annual growth rate of 9.2% from 2003 through 2008.

          Our business strategy is focused on expanding and retaining our loyal and motivated consultant base, the growth of which has been a significant driver of our net sales growth. Our multi-level direct selling business model is a source of organic growth that aligns our consultants’ income opportunities with our strategy of continuing to grow our consultant base, net sales and cash flow. We focus on providing our independent consultants with a portfolio of premium quality skin care and beauty products, superior customer service, and excellent marketing and training support. Our established, cost-effective distribution infrastructure allows us to generate high levels of operating profitability and requires relatively low capital investment and working capital to support and expand our business. We believe that these strengths of our business model have given us a competitive advantage in attracting and retaining a productive consultant base, which in turn has contributed to our success and positions us well for ongoing growth in net sales and profitability.

          We were founded 48 years ago in Southern California and were acquired in April 1998 from The Gillette Company by an affiliate of Clayton, Dubilier & Rice, Inc., a New York-based private investment firm, along with a newly formed management team highly experienced in the direct selling industry. Since our acquisition, we have grown our consultant base more than 95% from approximately 205,000 to approximately 401,000 consultants as of December 31, 2002. Our net sales have grown from $241.9 million to $382.6 million from 1998 to 2002 largely as a result of this growth in our consultant base.

Our Competitive Strengths

          Attractive Direct Selling Business Model. Our direct selling business model requires relatively low investment, promotes organic growth and generates high levels of operating profitability and cash flow. We believe that we provide our independent consultants with a compelling career opportunity and have various competitive advantages in attracting and retaining our consultant base. We have designed our multi-level compensation and incentive system to align our consultants’ income opportunity with our objectives of both sustained, profitable net sales growth and ongoing expansion of the consultant base. Our consultants’ direct compensation, which we refer to as commissions, from the sale of products is equal to the differential between the wholesale price paid to Jafra and the retail price paid by the customer. Our compensation system also encourages consultants to recruit additional consultants since they can also receive an override, or percentage of the sales of the consultants they have sponsored. We believe that the cost for an individual to become a Jafra consultant, which averages $25 in Mexico and $39 in the United States, is among the lowest of the leading direct sellers in these markets. Furthermore, we impose no inventory maintenance requirements and, in the United States, no minimum order requirements on our consultants.

          Presence in Leading Direct Selling Markets. We believe we have a leading market share of skin care products, color cosmetics and fragrance sales in Mexico, the world’s fourth largest direct selling market in 2002, and have grown our net sales in the United States, the world’s largest direct selling market in 2002 and our second-largest market. We believe that in Mexico, our network of approximately 269,000 independent consultants, as of December 31, 2002, and our strong brand equity position, will allow us to continue to grow our consultant base and capture additional market share. Over the four years ended December 31, 2002, we grew our net sales in Mexico by a compound annual growth rate of 22% measured in local currency and 20% measured in U.S. dollars and increased our market share of direct selling cosmetics in Mexico from approximately 17% to approximately 26%. In late 2000, we reorganized our U.S. operations into a General Division and a Hispanic Division, which is comprised of Spanish speaking consultants. Since this reorganization, we have grown our net sales in the United States by an average of 12% per year and increased our U.S. consultant base to approximately 72,000 consultants as of December 31, 2002. According to the U.S. Census Bureau, currently over 13.3% of the U.S. population is Hispanic, and the U.S. Hispanic population has been the fastest-growing segment of the U.S. population in recent years. We believe our focus on this demographic will allow us to continue to grow our net sales. Additionally, U.S. Hispanic buying power is expected to grow at a compound annual growth rate of 9.2% from 2003 to 2008, nearly double the non-Hispanic buying power growth rate of 4.8% over the same period.

          Established and Growing Consultant Base. We believe that as a result of management’s focus on providing our independent consultants with superior marketing and training support and products, our direct sales force expanded by more than 95% since our acquisition in 1998 to approximately 401,000 consultants as of December 31, 2002. This rapid expansion of our consultant base has been a primary driver of our significant net sales growth. As of December 31, 2002, a majority of our consultants had been affiliated with us for approximately three years. Our consultant base is anchored by a group of approximately 17,000 independent managers, who on average, as of December 31, 2002, had been affiliated with Jafra for more than eight years, and who provide us with a source of organizational stability. We host meetings approximately every two months with more than 60,000 of our independent consultants in Mexico at one of our regularly scheduled training sessions, sales and marketing workshops or new product demonstrations. We believe that our frequent contact with our consultants provides us a competitive advantage in our core markets and helps us maximize our consultant retention rates.

          Premium Quality Product Offerings. We develop and market a diverse portfolio of premium quality products that we believe appeal to a wide customer base, and enjoy significant brand equity and strong product loyalty. We are focused on developing consumable products that encourage repeat purchases and foster personal interaction between consultants and their customers. We believe that the Jafra brand is among the most widely recognized cosmetics brands in Mexico, which presents a significant opportunity to leverage into new cosmetics products and line extensions. In addition, the quality of our products permits us generally to price them at the higher end of the price range for cosmetics sold through the direct sales channel, which is slightly below the price point of comparable prestige products sold in department stores.

          Modern, Efficient and Scalable Operating Infrastructure. From the time of our acquisition in April 1998 to December 31, 2002, we invested more than $40 million to build a modern, efficient operating infrastructure and prepare us for future growth. These investments have included the establishment of a new distribution facility in Mexico and the modernization of our manufacturing facility in Naucalpan, Mexico. We recently decided to move our remaining manufacturing activities in the United States to our Mexico facility and expect that this transition will be completed by mid-2004 and will result in cost savings and increased profit margins. In addition, we have implemented Enterprise Resource Planning software from JD Edwards as a platform to run our core operations in the United States, our order entry fulfillment, commission override processing and financial system software. We also redefined our Internet strategy and expanded our e-commerce platform. Our e-commerce strategy is primarily a resource offered to our consultants to facilitate placing orders on-line, monitoring the status of orders, checking inventory and managing their individual businesses more effectively. Since launch, our U.S. consultants have embraced the system, with 75% of our General Division orders and 21% of our Hispanic Division orders being placed on line during 2003. Our e-commerce strategy has not only benefited our consultants, but has allowed us to reduce fixed overhead expenses.

          Strong Financial Performance. We have combined the growth derived from our multi-level direct selling business model with our focus on efficiency to generate consistent operating income. Since our acquisition in 1998, we have reduced manufacturing costs, streamlined our corporate overhead and established a low-cost, scalable distribution infrastructure, resulting in an increase of 8.6 percentage points, as of December 31, 2002, in our operating profit margin. Over the same period, we generated $122.4 million in cumulative cash flows from operating activities. We believe that our direct selling business model affords us opportunities to leverage our fixed cost structure to expand margins and increase profitability as we grow. In addition, our business model continues to generate significant organic growth, which creates scale that increases our efficiencies in purchasing, manufacturing, marketing, training and technology functions.

          Proven and Experienced Management Team. We are led by a highly experienced and committed senior management team with extensive direct selling experience, most of whom have held positions at some of the world’s leading direct selling companies. Our senior management team has developed and executed our business strategy since our acquisition in 1998 from Gillette. In addition to our senior management team, we have a strong middle management team with significant experience and understanding of the business. We believe our management team has been instrumental in growing our business and significantly improving our operating performance.

Our Growth Strategies

          Continue Core Strategy of Expanding and Retaining Consultant Base. We intend to continue to drive growth in our business by focusing on sponsoring and retaining loyal consultants. We believe that the attractive income opportunities offered by our multi-level compensation structure and our operational and cultural focus on providing support to our consultants have been instrumental in achieving robust consultant and net sales growth over the past five years. We believe the emphasis we place on providing our consultants with superior customer service, training, effective sales and marketing materials, brochures, and new product demonstrations, will continue to differentiate us from our competitors. Additionally, we intend to continue to stimulate net sales growth by motivating our consultant base at local recognition events and by offering travel rewards, gifts and other incentives to our most productive consultants.

          Capitalize on Leading Market Position and Brand Equity in Mexico. We believe our leading market position and the strength of the Jafra brand in Mexico position us to benefit from favorable demographic trends and will facilitate our efforts to continue to expand our consultant base and capture additional market share. Currently, the average age of a Jafra consultant is 35, while over 50% of the Mexican population is under the age of 20 and two-thirds are under the age of 30. As the Mexican population ages and more adults seek career and income opportunities, we believe that our brand equity and the scale of our consultant base will position Jafra as an attractive career opportunity and facilitate consultant recruitment.

          Continue Successful U.S. Divisional Strategy. We will continue to pursue our successful strategy of differentiating ourselves from other direct selling companies by focusing on demographic characteristics of our consultants and their target customers. In late 2000, we bifurcated our operations in the United States into a Hispanic Division and a General Division. The establishment of two separate divisions in the United States has allowed us to customize our marketing efforts. We have focused on those separate segments of the population and will continue to provide our U.S. Spanish and non-Spanish speaking consultants with tailored recruiting programs, training materials, seminars and product presentations. In particular, we believe we will continue to benefit from the growth of the U.S. Hispanic population and its increasing buying power. We believe these trends will continue to benefit our sales and recruitment efforts. Our divisional approach to the U.S. market facilitates the interaction of our consultants with their customers and contributed to the 16% net sales growth of our U.S. business during fiscal 2002 and an 11% increase in net sales during the first nine months of fiscal 2003 as compared with the comparable fiscal 2002 period.

          Maintain Strong New Product Pipeline. The development and introduction of new products and line extensions are fundamental to our direct selling business model in that they serve to motivate our consultants by providing them with new and exciting products to demonstrate and market to their customers. As part of each of our consecutive two-month marketing and promotion cycles, we regularly introduce line extensions, such as new colors within our existing color cosmetics lines, and new products that employ the latest technology and capitalize on the face-to-face interaction between consultants and their customers. In the development of new products, we employ a “fast follower” strategy that minimizes research costs and focuses development efforts on innovative, efficacious products that have already proven successful in the marketplace.

          Leverage Brand Strength into Complementary Categories and Markets. Since our acquisition in 1998, we have primarily focused on growing our loyal consultant base and establishing a cost-effective distribution infrastructure and superior support structure for our consultants. We have recently begun to assess incremental growth opportunities through the development of new products in complementary categories that leverage the Jafra brand equity and ultimately could increase our consultants’ average order size. Our measured strategy is to cost-effectively develop selective products in complementary categories with our consultants’ core customer in mind and that will specifically lend themselves to the one-on-one meetings and product demonstrations that are fundamental to our direct selling business model. We also continue to evaluate the possibility of expanding into other direct selling markets and evaluate acquisition opportunities.

          Continue to Identify Operating Efficiencies and Benefit from Economies of Scale. From the time of our acquisition in 1998 to December 31, 2002, we have increased our gross profit margin by approximately 5.3 percentage points from 71.1% to 76.4% and reduced selling, general and administrative expenses, less one-time charges related to our May 2003 recapitalization, as a percentage of net sales by approximately 3.3 percentage points from 64.4% to 61.1%, primarily by reducing manufacturing and overhead costs, streamlining our marketing efforts and improving our working capital management. We intend to continue to pursue additional opportunities to realize cost savings and operating efficiencies in order to increase profitability. We recently announced our intention to relocate our skin care and body care manufacturing facilities to Mexico. Further, we believe our direct selling business model will continue to generate significant organic growth and that the resulting scale will afford us increasing opportunities to leverage our fixed cost base and increase efficiencies in our purchasing, manufacturing, marketing, training and technology functions.

*          *          *

Controlling Stockholder

          The Clayton, Dubilier & Rice Fund V Limited Partnership, or CD&R Fund V, owns approximately 84.0% of the outstanding shares of common stock of Jafra on a fully-diluted basis on the date of this prospectus, including all outstanding options, and will own           % of Jafra’s common stock following the completion of this offering. Clayton, Dubilier & Rice Inc., or CD&R, is a private equity investment firm which manages CD&R Fund V. Of the ten members of our board of directors, three are principals of CD&R.

*          *          *

          Our principal executive offices are located at 174 route de Longwy, L-1940 Luxembourg, Luxembourg, and our telephone number there is 352 22 6027. The address of our principal U.S. subsidiary’s main office is 2451 Townsgate Road, Westlake Village, California 91361, and the telephone number there is (805) 449-3004. Our website is located at www.jafra.com. The information on our website is not incorporated into and is not intended to be part of this prospectus. Our website address is included in this prospectus as an inactive textual reference only.

The Offering

Issuer	Jafra S.A. Prior to the sale of the shares offered hereby, the issuer will be converted from a société à responsabilité limitée into a société anonyme and its outstanding quotas will be recapitalized into shares of capital stock.

Shares of Common Stock Offered by Jafra

Shares of Common Stock Offered by the Selling Stockholders	(or shares if the underwriters exercise their over-allotment option in full)

Shares of Common Stock Outstanding After the Offering

Use of Proceeds	Our net proceeds from this offering, after deducting underwriting discounts and estimated expenses, will be approximately million. We intend to use our net proceeds from this offering, together with borrowings under our credit facility, principally to redeem $70 million in aggregate principal amount of our outstanding 10 3/4% Senior Subordinated Notes due 2011, or our 10 3/4% Notes, and to pay related transaction fees and related taxes and expenses. See “Use of Proceeds”. We will not receive any proceeds from the sale of shares by the selling stockholders.

Dividend Policy	We do not expect to pay dividends on our common stock for the foreseeable future.

New York Stock Exchange Trading Symbol	JFA

          Unless we specifically state otherwise or the context otherwise requires, all information in this prospectus:

•	gives effect to our conversion to an S.A. from an S.àr.l. and the related for 1 split of our common shares;

•	assumes no exercise of the over-allotment option granted by the selling stockholders to the underwriters; and

•	excludes 84,242 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $ per share with exercise prices ranging from $ per share to $ per share; of these shares, 68,120 shares are subject to currently vested stock options at a weighted average exercise price of $ per share with exercise prices ranging from $ to $ per share. All exercise prices have been adjusted to reflect the May 2003 recapitalization transactions. See “Certain Relationships and Related Party Transactions — May 2003 Recapitalization.”

Risk Factors

          You should consider carefully all the information included in this prospectus and, in particular, the specific factors set forth under “Risk Factors” beginning on page 11 for risks involved in investing in our common stock.

Summary Consolidated Financial and Other Data

          The following is a summary of consolidated financial and other data of CDRJ North Atlantic (Lux) S.àr.l. (to be renamed Jafra S.A.) (amounts in millions except for per share and consultant data and ratios). The summary consolidated financial data for the years ended December 31, 2000, 2001 and 2002 are derived from the audited consolidated financial statements of CDRJ North Atlantic (Lux) S.àr.l. The consolidated financial statements as of December 31, 2001 and for each of the two years in the period ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors. The consolidated financial statements as of December 31, 2002 and for the year then ended have been audited by Ernst & Young LLP, independent auditors. The audited consolidated financial statements as of December 31, 2001 and 2002 and for the years ended December 31, 2000, 2001 and 2002 are included elsewhere in this prospectus. The summary consolidated financial data as of September 30, 2003 and for the nine months ended September 30, 2002 and 2003 are derived from the unaudited consolidated financial statements of CDRJ North Atlantic (Lux) S.àr.l. included elsewhere in this prospectus and give effect to our May 2003 recapitalization. Results for the nine months ended September 30, 2003 are not necessarily indicative of results that can be expected for the year ended December 31, 2003. The as adjusted balance sheet data below as of and for the period ended September 30, 2003 reflects adjustments to our historical financial data to give effect to the sale of the shares offered hereby and the use of proceeds therefrom, as well as to borrowings under the revolving portion of our senior credit facilities, to fund the full amount of a final liquidating distribution of up to $20 million to shareholders of CDRJ Investments (Lux) S.A., as if such transactions had occurred on September 30, 2003. You should read the following summary consolidated financial and other data of CDRJ North Atlantic (Lux) S.àr.l. in conjunction with the historical consolidated financial statements and other financial information appearing elsewhere in this prospectus, including “Capitalization”, “Selected Historical Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

					Nine Months Ended
	Years Ended December 31,				September 30,

	1999	2000	2001	2002	2002	2003

Statement of Income Data:
Net sales	$286.8	$310.5	$365.4	$382.6	$285.3	$276.7
Gross profit	207.5	233.8	281.2	292.4	219.2	212.9
Selling, general and administrative expenses	173.2	188.8	224.8	233.8	174.9	188.5	(g)
Restructuring and impairment charges(a)	4.8	2.6	—	—	—	—
Gain on sale of assets	(1.1)	—	—	—	—	—
Income from operations	30.6	42.4	56.4	58.6	44.3	24.4	(g)
Interest (expense), net	17.0	15.7	13.4	11.4	8.8	14.1
Loss on early extinguishment of debt	(0.7)	(0.5)	—	—	—	(6.6	)(h)
Loss on discontinued operations, net of income tax expense of $0 in 1999 and 2000, $0.1 in 2001 and 2002 and $0 in 2003	(0.8)	—	(0.2)	(1.5)	(1.1)	(2.5)
Net income (loss)	4.7	6.4	16.0	18.8	14.9	(8.1	)(i)

					Nine Months Ended
	Years Ended December 31,				September 30,

	1999	2000	2001	2002	2002	2003

Earnings per share from continuing operations (basic)
Loss per share from discontinued operations (basic)
Earnings per share (basic)
Earnings per share from continuing operations (diluted)
Loss per share from discontinued operations (diluted)
Earnings per share (diluted)
Other Financial and Operational Data:
Net cash provided by (used in) operating activities	$(1.6)	$32.6	$29.8	$43.5	$23.2	$(1.7)
Consolidated EBITDA(b)	41.3	46.2	54.0	63.6	47.7	45.7
Capital expenditures	5.3	6.7	11.2	11.0	7.6	5.0
Average number of consultants(c)	260,000	290,000	344,000	376,000	368,000	404,000
Consultants at end of period(d)	274,000	293,000	351,000	401,000	384,000	400,000
Ratio of Consolidated EBITDA to consolidated interest expense						3.2	x

	As of
	September 30, 2003

	Actual	As Adjusted

Balance Sheet Data:
Cash and cash equivalents	$8.9	$
Net working capital(e)	23.1
Total assets	281.0
Total debt(f)	248.8
Stockholders’ deficit	(57.8)

(a)	For 1999, $2.7 million of our restructuring and impairment charges were primarily cash charges for severance related to the closure of our U.S. factory. Of the remainder, $1.0 million were other restructuring charges and approximately $1.1 million were non-cash asset impairment charges related to the write down or impairment of assets. For 2000, our restructuring and impairment charges included approximately $1.6 million of restructuring charges related to the restructuring of our European operations, most of which were payments of severance and lease termination costs, and approximately $1.0 million of non-cash asset impairment charges related to the write down or impairment of assets.

(b)	“Consolidated EBITDA” as presented herein is a financial measure that is used in the indenture governing our 10 3/4% Notes, or our “10 3/4% Notes Indenture”, as a component of a coverage ratio that footnotes continued on following page

is used to test whether a variety of transactions are permitted. Consolidated EBITDA (as defined in the 10 3/4% Notes Indenture) differs from the term “EBITDA” as it is commonly used. In addition to adjusting net income to exclude income tax expense, interest expense and depreciation and amortization, Consolidated EBITDA (as defined in the 10 3/4% Notes Indenture) also adjusts net income by excluding items or expenses not typically excluded in the calculation of “EBITDA”, such as extraordinary, unusual or nonrecurring charges, the cumulative effect of accounting change, unrealized foreign exchange gains or losses (with respect to currency agreements, indebtedness or certain intercompany obligations), non-cash charges and losses and income or loss from markets we exited in 2003. The historical Consolidated EBITDA measures set forth in this prospectus reflect the application of the terms of the 10 3/4% Notes Indenture to the financial results of the specified prior periods. We present Consolidated EBITDA because it is one of the measures upon which management assesses our financial performance, and is a measure of our financial performance that is used in the 10 3/4% Notes Indenture to test the permissibility of specified types of transactions. Among other provisions, Consolidated EBITDA is used in the 10 3/4% Notes Indenture to test whether our subsidiaries may incur additional indebtedness or make dividends or other advances of funds to us. Purchasers of our common stock may view Consolidated EBITDA as a measure of our ability to service debt and of our financial performance. However, Consolidated EBITDA is not a measure of financial performance or liquidity under GAAP. Accordingly, while providing useful information, Consolidated EBITDA should not be considered in isolation or as a substitute for consolidated statement of income and cash flow data prepared in accordance with GAAP as an indication of our operating performance or liquidity.

The 10 3/4% Notes Indenture provides that, in order to enter into the following types of transactions, in addition to other applicable requirements, the ratio of Consolidated EBITDA (as defined in the 10 3/4% Notes Indenture) to our consolidated interest expense (subject to certain adjustments as provided in the 10 3/4% Notes Indenture) must be greater than 2.25 to 1.00 for the four most recent quarters for which financial statements are available, after giving pro forma effect to the transaction being tested:

•	The incurrence of indebtedness in addition to limited specified categories of permitted indebtedness that are enumerated in the 10 3/4% Notes Indenture.

•	Mergers and consolidations involving Jafra.

•	Dividends, investments and other restricted payments in addition to limited specified categories of permitted restricted payments and investments that are enumerated in the 10 3/4% Notes Indenture.

•	The re-designation of an unrestricted subsidiary for the purposes of the 10 3/4% Notes Indenture.

The following table illustrates the reconciliation of Consolidated EBITDA to net cash provided by operating activities, which management believes is the most nearly equivalent GAAP measure. The adjustments set forth below are those relevant to the periods presented, and do not represent all adjustments that may be applicable pursuant to the indenture in subsequent periods.

					Nine Months
					Ended
	Years Ended December 31,				September 30,

	1999	2000	2001	2002	2002	2003

Net cash provided by (used in) operating activities	$(1.6)	$32.6	$29.8	$43.5	$23.2	$(1.7)
Change in operating assets and liabilities	26.0	(3.3)	6.9	4.8	13.3	20.4
Asset impairment charges	(1.1)	(1.0)	—	0.1	—	—
Depreciation and amortization	(7.0)	(7.5)	(7.5)	(5.5)	(3.7)	(4.4)
Cumulative effect of accounting change	—	—	0.1	(0.2)	(0.2)	—
Provision for uncollectible accounts receivable	(4.7)	(5.9)	(9.3)	(12.4)	(9.8)	(7.0)
footnotes continued on following page

					Nine Months
					Ended
	Years Ended December 31,				September 30,

	1999	2000	2001	2002	2002	2003

Unrealized foreign exchange and hedging gain (loss)	2.4	(2.9)	0.7	(8.4)	(8.5)	(8.5)
Provision for deferred taxes	(7.3)	(3.4)	(3.9)	(0.6)	3.5	—
Other items to reconcile net cash provided by operating activities to net income	(2.0)	(2.2)	(0.8)	(2.5)	(2.9)	(6.9)

Net income (loss)	$4.7	$6.4	$16.0	$18.8	$14.9	$(8.1)
Net interest expense	17.0	15.7	13.4	11.4	8.8	14.1
Income tax expense	10.7	9.7	17.3	16.2	9.7	1.2
Depreciation and amortization	7.0	7.5	7.5	5.5	3.7	4.4

EBITDA	39.4	39.3	54.2	51.9	37.1	11.6
Cumulative effect of accounting change	—	—	(0.1)	0.2	0.2	—
Loss on early extinguishment of debt	0.7	0.5	—	—	—	6.6
Unrealized foreign exchange and hedging (gain) loss	(2.4)	2.9	(0.7)	8.4	8.5	8.5
Transaction related costs	—	—	—	1.5	0.7	15.6
U.S. factory closing costs	2.7	—	—	—	—	—
European restructuring charges	—	1.6	—	(0.1)	(0.1)	—
Sale or writedown of assets	0.1	1.2	—	(0.1)	(0.1)	—
Losses from discontinued operations, net of tax	0.8	0.1	0.2	1.5	1.1	2.5
Losses in Thailand	—	0.6	0.4	0.3	0.3	0.9

Consolidated EBITDA	$41.3	$46.2	$54.0	$63.6	$47.7	$45.7

(c)	The average number of consultants is calculated based on the total ending consultant base for each month during the period. A consultant is included in the total ending consultant base if she places an order within the past four months. Consultant numbers are rounded to the nearest thousand.

(d)	Consultant numbers are rounded to the nearest thousand.

(e)	Net working capital is defined as total current assets, excluding cash and cash equivalents, less total current liabilities, excluding short-term debt and the current portion of long-term debt.

(f)	Consists of long-term debt, short-term debt and the current portion of long-term debt.

(g)	Includes $15.6 million of expenses related to our May 2003 recapitalization.

(h)	Relates to our redemption of debt in connection with our May 2003 recapitalization.

(i)	Includes $15.6 million of expenses and $6.6 million of losses on the early extinguishment of debt related to our May 2003 recapitalization.

RISK FACTORS

          An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with other information in this prospectus, before making an investment decision. The risks described below are not the only ones facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in those forward-looking statements as a result of many factors, including the risks described below and elsewhere in this prospectus. See “Forward-Looking Statements”.

Risks Related to Our Business and Industry

Because our Mexican operations account for over 60% of our business, any adverse changes in our business operations in Mexico would adversely affect our net sales and profitability.

          Approximately 66% of our net sales for the year ended December 31, 2002 and 62% of our net sales for the nine months ended September 30, 2003 were generated in Mexico. Various factors could harm our business in Mexico and our other non-U.S. markets. These factors include, among others:

•	worsening economic conditions, including a prolonged recession in Mexico or other applicable market;

•	greater difficulty in staffing and managing foreign operations;

•	fluctuations in currency exchange rates and inflation;

•	longer collection cycles and increases in bad debt expenses;

•	potential adverse changes in laws and regulatory practices, including tax laws;

•	changes in labor conditions;

•	burdens and costs of compliance with a variety of laws;

•	political, social and economic instability;

•	increases in taxation; and

•	greater difficulty in protecting intellectual property.

Mexico is an emerging market economy, with attendant risks to our results of operations and financial condition.

          The Mexican government has exercised, and continues to exercise, significant influence over the Mexican economy. Accordingly, Mexican governmental actions concerning the economy and state-owned enterprises could have a significant impact on Mexican private sector entities in general and on us in particular, as well as on market conditions. The national elections held on July 2, 2000 ended 71 years of rule by the Institutional Revolutionary Party (or “PRI”) with the election of President Vicente Fox Quesada, a member of the National Action Party (or “PAN”) and resulted in the increased representation of opposition parties in the Mexican Congress and in mayoral and gubernatorial positions. Although there have not yet been any material adverse repercussions resulting from this political change, multiparty rule is still relatively new in Mexico and could result in economic or political conditions that could materially and adversely affect our operations. The next national elections will be held in 2006, and campaigning activities have begun as of the date of this prospectus. We cannot predict the impact that this new political landscape will have on the Mexican economy. Furthermore, our financial condition, results of operations and prospects and, consequently, the market price for our securities, may be affected by currency fluctuations, inflation, interest rates, regulation, taxation, social instability and other political, social and economic developments in or affecting Mexico.

          The Mexican economy in the past has suffered balance of payment deficits and shortages in foreign exchange reserves. There are currently no exchange controls in Mexico. However, Mexico has imposed foreign exchange controls in the past. Pursuant to the provisions of the North American Free Trade Agreement, if Mexico experiences serious balance of payment difficulties or the threat thereof in the future, Mexico would have the right to impose foreign exchange controls on investments made in Mexico, including those made by U.S. and Canadian investors. Any restrictive exchange control policy could adversely affect our ability to obtain U.S. dollars or to convert pesos into U.S. dollars for purposes of paying dollar-denominated expenses, such as interest on our indebtedness, to the extent that we may have to effect those conversions. This could have a material adverse effect on our business and financial condition.

          Securities of companies with substantial operations in emerging market countries tend to be influenced by economic and market conditions in other emerging market countries. Emerging market countries, including Argentina and Brazil, have recently been experiencing significant economic downturns and market volatility. These events have had an adverse effect on the economic conditions and securities markets of other emerging market countries, including Mexico.

There are many risks inherent in our international operations.

          Our ability to conduct business outside the United States and our revenues derived from foreign markets are subject to the risks inherent in international operations. Our international operations may be adversely affected by import duties or other legal restrictions on imports, currency exchange control regulations, transfer pricing regulations, the possibility of hyperinflationary conditions and potentially adverse tax consequences, among other things. In addition, the governments of many developing nations have exercised and continue to exercise significant influence over many aspects of their domestic economies. For example, in Brazil, we have encountered significant tax costs associated with the Brazilian tax on imports of manufactured goods, or Imposto sobre Produtos Industrializados. There can be no assurance that the governments of nations in which we operate or may expand will not take actions that materially adversely affect us.

Currency exchange rate fluctuations, particularly with respect to the U.S. dollar/ Mexican peso exchange rate, could lower our net sales and net income.

          During 2002, we recognized approximately 76% of our net sales in non-U.S. markets in each market’s respective local currency, including approximately 66% in Mexican pesos. During the first three quarters of 2003, we recognized approximately 73% of our net sales in non-U.S. markets in each market’s respective local currency, including approximately 62% in Mexican pesos. In preparing our financial statements, we translate net sales and expenses in foreign countries from their local currencies into U.S. dollars using weighted average exchange rates. If the U.S. dollar strengthens relative to local currencies, our reported net sales, gross profits and net income will likely be reduced. For example, as discussed below, in 2002, the Mexican peso weakened, which reduced our operating results on a U.S. dollar reported basis. Our 2003 operating results could be similarly harmed if the Mexican peso weakens from current levels.

          The value of the Mexican peso has been subject to significant fluctuations with respect to the U.S. dollar in the past and may be subject to significant fluctuations in the future. The Mexican peso decreased in value against the U.S. dollar from approximately 9.14 pesos to the dollar at December 31, 2001 to approximately 11.20 pesos to the dollar at December 31, 2003, a devaluation of approximately 23% over two years. Historically, Jafra Mexico and its Mexican affiliates have been able to raise their prices generally in line with local inflation, thereby helping to mitigate the effects of devaluations of the Mexican peso. However, there can be no assurance that our Mexican operating companies will be able to maintain this pricing policy in the future, or that future exchange rate fluctuations will not have a material adverse effect on our ability to pay when due the principal and interest on our indebtedness, which is primarily denominated in U.S. dollars.

          Given our inability to predict the degree of exchange rate fluctuations, we cannot estimate the effect these fluctuations may have upon future reported results, product pricing or our overall financial condition. Although we attempt to reduce our exposure to short-term exchange rate fluctuations by using foreign currency puts and calls, we cannot be certain these instruments or any other hedging activity will effectively reduce exchange rate exposure. In particular, we currently employ a hedging strategy comprised of zero-cost collars that are designed to protect us against sudden and extreme devaluations in the Mexican peso. When we began purchasing these zero-cost collars in early 2002, we were able to purchase instruments, which expired in early 2003, that protected us against devaluations in excess of 16%, as measured by the difference between the U.S. dollar/ Mexican peso exchange rate in effect on the date a particular instrument was entered into and the rate specified in it. As the volatility of the U.S. dollar/ Mexican peso exchange rate increased throughout 2002 and early 2003, the range outside of which we were able to acquire protection increased. In September 2003, we modified our hedging policy to reduce the collar band on new zero-cost collars to 10% in exchange for an increase in the overall levels of the collar range in relation to the spot rate. Currently, the hedging contracts have call strikes at approximately 2% above current spot rates and collar bands of approximately 10% and will therefore protect us against devaluations in excess of approximately 12%. Consequently, our existing zero-cost collars will not protect us (i) against fluctuations in exchange rates within this range or (ii) against a prolonged, gradual decline in the value of the Mexican peso against the U.S. dollar. There can be no assurance that instruments protecting us to the same or a similar extent will be available in the future on reasonable terms, if at all. Unprotected declines in the value of the Mexican peso against the U.S. dollar will adversely affect our ability to pay our dollar-denominated expenses, including our obligations under our outstanding indebtedness, and will reduce our reported net sales. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

Mexico may experience high levels of inflation in the future which could adversely affect our results of operations.

          Mexico has a history of high levels of inflation, and may experience inflation in the future. During most of the 1980s and during the mid-and late-1990s, Mexico experienced periods of high levels of inflation. The annual rates of inflation for the last five years as measured by changes in the National Consumer Price Index, as provided by Banco de Mexico, were:

1999	12.32%
2000	8.96%
2001	4.40%
2002	5.70%
2003	3.98%

          A substantial increase in the Mexican inflation rate would have the effect of increasing some of our costs, which could adversely affect our results of operations and financial condition, as well as the market value of our securities. High levels of inflation may also affect the balance of trade between Mexico and the United States, and other countries, which could adversely affect our results of operations.

The final liquidation and dissolution of subsidiaries in our non-core markets may result in additional costs and diversion of management resources.

          Our shift in strategic focus involving the recent exit of markets in Venezuela, Chile, Colombia, Peru and Thailand may prove to be unsuccessful for a number of reasons:

•	The completion of our liquidation of these non-core operations may take longer than we anticipate, prove to be more expensive and more time consuming than we project, and divert management’s attention from our core business;

•	We may need to obtain regulatory and other governmental approvals and third-party consents, and may encounter other factors typical in a closure that could significantly increase the cost and/or delay the completion of this process. To the extent the completion of this process is delayed, the costs of liquidating and dissolving these subsidiaries and the negative impact on our income statement will continue, and the exit-related transaction costs could be greater than planned;

•	Our shift in strategy may reduce the morale of our consultant base in our remaining markets; and

•	Tax authorities in the jurisdictions in which we are liquidating operations may conclude that additional taxes are payable as part of the liquidation process.

If we are unable to retain our existing independent consultants and recruit additional consultants, our net sales will not increase.

          We distribute almost all of our products through our independent consultants and we depend on them directly for all of our net sales. Our consultants may terminate their services at any time, and, like most direct selling companies, we experience high turnover among consultants from year to year. As a result, we need to continue to retain existing and recruit additional independent consultants. To increase our net sales, we must increase the number and/or the productivity of our consultants. Our operations would be harmed if we failed to generate continued interest and enthusiasm among our consultants and failed to attract new consultants.

          Although in the recent past we experienced an increase in active consultants, we could experience declines in active consultants, including senior consultants at the manager and district director levels. The number of our active consultants, including those at the manager and district director level, may not increase and could decline in the future. We cannot accurately predict how the number and productivity of consultants may fluctuate because we rely upon our existing consultants to recruit, train and motivate new consultants. Our operating results could be harmed if our existing and new business opportunities and products do not generate sufficient interest to retain existing consultants and attract new consultants. The number and productivity of our consultants also depends on several additional factors, including:

•	adverse publicity regarding us, our products, our distribution channel or our competitors;

•	failure to motivate our consultants with new products;

•	the public’s perception of our products and their ingredients;

•	competition for consultants from other direct selling cosmetics companies;

•	the public’s perception of our consultants and direct selling businesses in general; and

•	general economic and business conditions.

          In addition, we may face saturation or maturity levels in a given country or market. The maturity of several of our markets could also affect our ability to attract and retain consultants in those markets.

Failure of new products to gain consultant and market acceptance could harm our business.

          A critical component of our business is our ability to develop new products that create enthusiasm among our consultant force. If we fail to introduce new products planned for the future, our consultant productivity could be harmed. In addition, if any new products fail to gain market acceptance, are restricted by regulatory requirements, or have quality problems, it would harm our results of operations. Factors that could affect our ability to continue to introduce new products include, among others, government regulations, proprietary protections of competitors that may limit our ability to offer comparable products and any failure to anticipate changes in consumer tastes and buying preferences.

The loss of key high-level consultants could negatively impact our consultant growth and our net sales.

          At September 30, 2003, we had approximately 14,000 managers, 3,000 district managers and 1,000 district directors. These district directors, together with their extensive networks of downline consultants, account for substantially all of our net sales. As a result, the loss of a high-level consultant or a group of leading consultants in the consultant’s network of downline consultants, whether by their own choice or through disciplinary actions by us for violations of our policies and procedures, could negatively impact our consultant growth and our net sales.

The regulatory environment in which we operate is evolving, and our operations may be modified or otherwise harmed by regulatory changes, subjective interpretations of laws or an inability to work effectively with national and local government agencies.

          Although we review applicable local laws in developing our plans, our efforts to comply with them may be harmed by an evolving regulatory climate and subjective interpretation of laws by the authorities. Any determination that our operations or activities are not in compliance with applicable regulations could negatively impact our business and our reputation with regulators in the markets in which we operate.

Government regulation of our products and services may restrict or inhibit introduction of these products in some markets and could harm our business.

          Our products and our related marketing and advertising efforts are subject to extensive government regulation by numerous domestic and foreign governmental agencies and authorities. These include, in the United States, the Federal Trade Commission, the Consumer Product Safety Commission, the Food and Drug Administration, the State Attorneys General and other federal and state regulatory agencies, and, in Mexico, the Ministry of Health along with similar government agencies in other foreign markets where we may operate. Our markets have varied regulations concerning product formulation, labeling, packaging and importation. These laws and regulations often require us to, among other things:

•	conform product labeling to the regulations in each country; and

•	register or qualify products with the applicable government authority or obtain necessary approvals or file necessary notifications for the marketing of our products.

          Failure to introduce products or delays in introducing products could reduce our net sales and decrease our profitability. Regulators may also prohibit us from making therapeutic claims about products despite research and independent studies supporting these claims. These product claim restrictions could prevent us from realizing the potential revenue from some of our products.

We may shift our strategy to include the marketing of products that we currently have no experience selling. This shift in strategy would entail business risks, as well as expose us to a regulatory environment in which we do not currently operate.

          We may in the future seek to use our existing consultant network to market new lines of non-cosmetics products such as health and wellness (including weight loss), vitamins, nutritional supplements and other products that are outside our current core product lines. This strategy, if adopted, would expose us to a number of new risks that we do not currently face, any of which, if adversely affecting us, could be material. These risks include, among others:

•	our becoming subject to regulation in areas in which we have no operating experience, including increased regulation by the U.S. Food and Drug Administration and the U.S. Department of Agriculture and their foreign counterparts;

•	the imposition of significant penalties or claims due to our failure, or the failure of our consultants, to comply with these regulations;

•	increased exposure to product liability claims;

•	diversion of our consultants’ attention from sales of our existing product line;

•	diversion of management’s attention from the continued growth and development of our existing business; and

•	the fact that our management has no experience, and our independent consultants may have no experience, in marketing these new product lines.

Laws and regulations may prohibit or severely restrict our direct sales efforts and cause our net sales and profitability to decline.

          Various government agencies throughout the world, including in the United States and Mexico, regulate direct sales practices. These laws and regulations are generally intended to prevent fraudulent or deceptive schemes, often referred to as “pyramid” schemes, that compensate participants for recruiting additional participants irrespective of product sales and/or do not involve legitimate products. The laws and regulations in our current markets often:

•	impose on us order cancellations, product returns, inventory buy-backs and cooling-off rights for consumers and consultants;

•	require us or our consultants to register with governmental agencies;

•	impose on us reporting requirements to regulatory agencies; and/or

•	require us to ensure that consultants are not being compensated solely based upon the recruitment of new consultants.

          Complying with these sometimes inconsistent rules and regulations can be difficult and requires the devotion of significant resources on our part. If we are unable to continue business in existing markets or commence operations in new markets because of these laws, our net sales and profitability will decline.

          In addition, countries where we operate could change their laws or regulations to negatively affect or prohibit completely network or direct sales efforts. Government agencies and courts in these countries may also use their powers and discretion in interpreting and applying laws in a manner that limits our ability to operate or otherwise harms our business. If any governmental authority were to bring a regulatory enforcement action against us that interrupts our business, our net sales and earnings would likely suffer.

Challenges by private parties to the form of our multi-level marketing system could harm our business.

          We may be subject to challenges by private parties, including our consultants, to the form of our multi-level marketing system or elements of our business. In the United States, the multi-level marketing industry and regulatory authorities have generally relied on the implementation of rules and policies designed to protect consumers, to prevent inappropriate activities and to distinguish between legitimate multi-level marketing distribution plans and unlawful pyramid schemes. We have adopted rules and policies based on case law, rulings of the FTC, pronouncements of regulatory authorities in several states and domestic and global industry standards. Legal and regulatory requirements concerning multi-level marketing systems, however, involve a high level of subjectivity, are inherently fact-based and are subject to judicial and administrative interpretation. Because of the foregoing, we can provide no assurance that we would not be harmed by the application or interpretation of statutes or regulations governing multi-level marketing, particularly in any civil challenge by a current or former consultant.

Our consultants are independent contractors and not employees. If regulatory authorities were to determine, however, on a facts and circumstances basis, that our consultants are legally our employees, we could have significant liability under social benefit laws.

          Our consultants are self-employed and are not our employees. Periodically, the question of the legal status of our consultants has arisen, usually in regard to possible coverage under social benefit laws that would require us, and in most instances our consultants, to make regular contributions to social benefit funds. This issue has not been fully resolved in all of the markets in which we operate, including the United States. If there should be a final determination adverse to us, the cost for future, and possibly past, contributions could be substantial and materially adversely affect our business and financial condition.

Improper consultant actions could harm our business.

          Consultant activities in our existing markets that violate governmental laws or regulations or that are otherwise improper could result in governmental actions against us in markets where we operate. Given the size of our consultant force, we experience problems with consultants from time to time. In particular, some of our consultants may make unauthorized claims about either our products or the earnings potential related to becoming a Jafra consultant. These claims could harm our reputation or otherwise adversely impact us if regulatory authorities were to determine that we should have prevented such behavior.

If our industry, business or its products are subject to adverse publicity, our business may suffer.

          We are very dependent upon our consultants’ and the general public’s perception of the overall integrity of our business, as well as the safety and quality of our products and similar products distributed by other companies. The number and motivation of our consultants and the acceptance by the general public of our products may be negatively affected by adverse publicity regarding:

•	the legality of multi-level marketing systems in general or Jafra’s multi-level marketing system specifically;

•	the safety and quality of our products and product ingredients;

•	regulatory investigations of our products;

•	the actions of our consultants;

•	our management of our consultants; and

•	the direct selling industry.

We have provided notice to our primary contract manufacturer that we are not extending the term of their manufacturing agreement; and we may have difficulties migrating the additional manufacturing burden to our own facilities.

          We have outsourced certain product manufacturing functions to a third-party contractor located in Chino, California. In 2002, products supplied by this manufacturer accounted for approximately 29% of our net sales. On December 8, 2003, we provided this supplier with notice that we are not extending the term of their manufacturing agreement, which will expire on July 1, 2004. Upon the termination of the manufacturing agreement, the majority of products previously sourced from this supplier will be manufactured by us at our manufacturing facilities in Mexico City. In the interim, if this supplier has unscheduled downtime or is unable to fulfill its obligations under this manufacturing agreement because of equipment breakdowns, natural disasters, power failures or any other cause, it could adversely affect our overall operations and financial condition. Although we provide all of the formulations used to manufacture our products, we have limited control over the manufacturing process itself. As a result, any difficulties encountered by the third-party manufacturer that result in product defects, production delays, cost overruns or the inability to fulfill orders on a timely basis could have a material adverse effect on our business, financial condition and operating results. Additionally, if the transition of additional manufacturing burden to our facilities in Mexico City results in downtime or the inability to supply finished goods due to equipment failure, labor stoppages or any other cause, it could materially adversely affect our overall operations and financial condition.

After July 1, 2004, we will rely on one manufacturing facility to provide products accounting for substantially all of our net sales.

          Beginning in July of 2004, we will manufacture products accounting for approximately 90% of our net sales at our manufacturing facility in Mexico City. Workers at this facility are unionized pursuant to a collective bargaining agreement that expires in January of 2005. In the past we have experienced many minor work stoppages at this facility. If manufacturing operations were to be interrupted for a material period of time because of an employment dispute, strike or any other labor-related cause, it could have a material adverse effect on our overall operations and financial condition. Additionally, if manufacturing operations at this facility were interrupted due to equipment failures, natural disasters, power failures, lack of suitable water supply or any other reason, our overall operations and financial condition could be materially adversely affected.

Failure of our Internet and other technology initiatives to create sustained consultant enthusiasm and incremental cost savings could negatively impact our business.

          We have been developing and implementing a strategy to use the Internet to sign-up consultants and take orders from consultants for our products. There can be no assurance, however, that any cost savings from our Internet strategy in Mexico and the United States will prove to be significant or that we will be successful in adapting and implementing our strategy to other markets in which we operate. This could result in our inability to service our consultants in the manner they expect, which could adversely impact our profitability and growth.

If we are unable to protect our intellectual property rights our ability to compete could be negatively impacted.

          The market for our products depends to a significant extent upon the goodwill associated with our trademark and trade names. We own, have licenses or have the right to use the material trademark and trade names used in connection with the packaging, marketing and distribution of our major products in the markets where such products are principally sold. Therefore, trademark and trade name protection is important to our business. Although most of our trademarks are registered in the United States and in certain foreign countries in which we operate, we may not be successful in asserting trademark or trade name protection. In addition, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. The costs required to protect our trademarks and trade names may be substantial.

          Other parties may infringe on our intellectual property rights or intellectual property rights which we are licensed to use, and may thereby dilute our brand in the marketplace. Any such infringement of our intellectual property rights would also likely result in a commitment of our time and resources to protect these rights through litigation or otherwise.

Governmental authorities may question our intercompany transfer pricing or other payment policies or change their laws in a manner that could increase our effective tax rate or otherwise harm our business.

          As a group doing more than 76% of its business in non-U.S. markets during 2002, we are subject to foreign tax and intercompany pricing laws, including those relating to the flow of funds among our companies pursuant to, for example, purchase agreements, licensing agreements, intercompany loans or other arrangements. Regulators (including tax authorities) in the United States, Mexico and in other foreign markets may closely monitor our corporate structure and how we effect intercompany fund transfers. If such regulators successfully challenge our structure or these mechanisms, we may be subject to additional taxes, interest and penalties, which could have a material adverse impact on our cash flow, net income and effective tax rate. Furthermore, proposed changes in United States tax laws may adversely affect the ability of Jafra US to deduct interest on its indebtedness. If such changes are enacted, our effective tax rate may increase.

We depend on our key personnel and the loss of the services provided by any of our executive officers or other key employees could harm our business and results of operations.

          Our success depends to a significant degree upon the continued contributions of our senior management, many of whom would be difficult to replace. These employees may voluntarily terminate their employment with us at any time. We may not be able to successfully retain existing personnel or identify, hire and integrate new personnel. We do not have key person insurance policies in place for these employees.

Our markets are intensely competitive, and market conditions and the strengths of competitors may harm our business.

          The markets for our products are intensely competitive. Our results of operations may be harmed by market conditions and competition in the future. Many of our competitors have much greater name recognition and financial resources than we have, which may give them a competitive advantage. For example, our products compete directly with branded, premium retail products. We currently do not have significant patent or other proprietary protection, and competitors may introduce products with the same ingredients that we use in our products. At least two of such competitors, Mary Kay and Avon, utilize direct sales marketing and have substantially larger numbers of salespersons, sales volume and resources.

          We also compete with other multi-level marketing companies for consultants. Some of these competitors have a longer operating history and greater visibility, name recognition and financial resources than we do. Some of our competitors have also adopted and could continue to adopt some of our successful business strategies, including our compensation strategy for our consultants. Consequently, to successfully compete in this market and attract and retain consultants, we must ensure that our business opportunities and compensation plans are financially rewarding. We cannot assure you that we will be able to successfully compete in this market for consultants.

Product liability claims or recalls could harm our business.

          We may be required to pay for losses or injuries purportedly caused by our products. To date, we have not been subject to any material product liability lawsuits. We could, however, become subject to such suits in the future. Claims could be based on allegations that, among other things, our products contain contaminants, include inadequate instructions regarding their use or inadequate warnings concerning side effects and interactions with other substances. In addition, any such claim may result in negative publicity that may adversely affect our net sales. Also, if one of our products is found to be defective we may be required to recall it, which may result in substantial expense and adverse publicity and adversely affect our net sales. Although we maintain, and require our material suppliers and manufacturers to maintain, product liability insurance coverage, potential product liability claims may exceed the amount of insurance coverage or potential product liability claims may be excluded under the terms of the policy, which could hurt our financial condition.

System failures could harm our business.

          Because of our diverse geographic operations and our complex consultant compensation plan, our business is highly dependent on efficiently functioning information technology systems. These systems and operations are vulnerable to damage or interruption from fires, earthquakes, telecommunications failures and other events. They are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. Despite any precautions, the occurrence of a natural disaster or other unanticipated problems could result in interruptions in services and reduce our net sales and profits. We have licensed and implemented a highly customized JD Edwards commercial software system currently for use by our U.S. operations. As anticipated, we are in the process of addressing necessary system corrections. If we are unable to complete these or subsequently required corrections in a timely manner, our service levels, net sales and profits could be negatively impacted.

Our net sales depend on consumer confidence and spending, which may fluctuate from period to period for reasons beyond our control.

          The sale of cosmetics and other personal care products correlates strongly to the level of consumer spending generally, and thus is significantly affected by the general state of the economy and the ability and willingness of consumers to spend on discretionary items. Reduced consumer confidence and spending generally may result in reduced demand for our products and limitations on our ability to maintain or increase prices. A decline in economic conditions or general consumer spending in any of our major markets could have a material adverse effect on our business, financial condition and results of operations.

Our quarterly results may exhibit significant volatility due to our two-month business cycle practices.

          We execute six two-month marketing cycles per year. Each marketing cycle includes specific catalogue, promotional and product offerings, and sometimes certain seasonal offerings. Sales are typically stronger in the second month of a two month cycle. Due to the fact that the second and fourth quarters coincide with the end of a business cycle while the first and third quarters do not, quarter to quarter results may exhibit significant levels of volatility that could impact our stock price. In addition, because the types of promotions and the timing of certain key new product launches may vary from year to year, quarter over quarter comparisons are generally not representative of our growth.

If we acquire any companies, businesses or products in the future, they could prove difficult to integrate, disrupt our business, dilute shareholder value or have an adverse effect on our results of operations.

          We intend to expand our business primarily through internal growth, but from time to time we may consider strategic acquisitions. Any future acquisition would involve numerous risks, including, without limitation:

•	potential disruption of our ongoing business and distraction of management;

•	difficulty integrating the operations and products of the acquired business;

•	unanticipated expenses related to technology integration;

•	exposure to unknown liabilities, including litigation against the companies we may acquire;

•	additional costs due to differences in culture, geographic locations and duplication of key talent; and

•	potential loss of key employees or customers of the acquired company.

          If we make acquisitions in the future, acquisition-related accounting charges may affect our balance sheet and results of operations. We may not be successful in addressing these risks or any other problems encountered in connection with any acquisitions.

Risks Related to Our Substantial Indebtedness

Our substantial indebtedness could have a material adverse effect on our financial health, our ability to obtain financing in the future and our ability to react to changes in our business.

          We have a significant amount of debt. On a pro forma basis assuming that this offering and the use of proceeds to us thereof as described in “Use of Proceeds”, as well as the dividend and related borrowing to be made prior to this transaction, occurred on September 30, 2003, we would have had approximately $           million of debt outstanding and a total debt to equity ratio of           to           . Our significant amount of debt could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations to the holders of the 10 3/4% Notes and to the lenders under our senior credit facilities, resulting in possible defaults on and acceleration of such indebtedness;

•	increase our vulnerability to adverse economic and general industry conditions, including interest rate fluctuations, because a significant portion of our borrowings is and will continue to be at variable rates of interest;

•	increase our vulnerability to fluctuations in the exchange rate of the principal currency in which we sell products, the Mexican peso, to the U.S. dollar, the currency in which our interest obligations are payable;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, which would reduce the availability of our cash flow from operations to fund working capital, capital expenditures or other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and industry;

•	place us at a disadvantage compared to competitors that have proportionately less debt; and

•	limit our ability to borrow additional funds in the future.

          Any of the foregoing impacts of our substantial indebtedness could have a material adverse effect on our business, financial condition and results of operations.

We and our subsidiaries may be able to incur substantial additional indebtedness.

          We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the terms of the indenture governing our 10 3/4% Notes include restrictions on the incurrence of additional indebtedness, the restrictions are subject to a number of significant qualifications and exceptions, including an exception for indebtedness incurred under our senior credit facilities, which provide for an additional revolving facility of up to $40.0 million, including letters of credit. Under certain circumstances, the indebtedness incurred in compliance with these restrictions could be substantial. Such restrictions apply only to our subsidiaries, and do not limit our ability to incur debt at Jafra. In addition, the restrictions contained in the indenture governing our 10 3/4% Notes do not prevent us or our subsidiaries from incurring obligations not included within the definition of Indebtedness in that indenture. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face would intensify.

          We expect to make additional borrowings of up to $20 million and $               million, respectively, to fund the payment of a final liquidating distribution to shareholders of our former parent company and to pay the redemption premium and accrued and unpaid interest on $70 million in aggregate principal amount of our 10 3/4% Notes. See “Certain Relationships and Related Party Transactions” and “Use of Proceeds.”

Our subsidiaries may not be able to generate sufficient cash to service all of their and our indebtedness, and may be forced to take other actions to satisfy their and our obligations under such indebtedness, which may not be successful.

          Our subsidiaries’ ability to make scheduled payments on or to refinance their and our debt obligations depends on our subsidiaries’ financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond their or our control.

          We cannot assure you that our subsidiaries will maintain a level of cash flows from operating activities sufficient to permit them and us to pay the principal, premium, if any, and interest on their and our indebtedness.

          If our subsidiaries’ cash flows and capital resources are insufficient to fund our and their debt service obligations, we and our subsidiaries may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our and their indebtedness. These alternative measures may not be successful and may not permit us and our subsidiaries to meet our and their scheduled debt service obligations and, even if successful, may not be favorable to you. In the absence of such operating results and resources, we and they could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our and their debt service and other obligations. The senior credit facilities and the indenture governing the 10 3/4% Notes restrict our subsidiaries’ ability to dispose of assets and use the proceeds from the disposition. Our subsidiaries may not be able to consummate those dispositions or to obtain the proceeds which could be realized from them and, even if consummated, such proceeds may not be adequate to meet any debt service obligations then due.

Restrictive covenants in our debt instruments may adversely affect our financial flexibility.

          Our senior credit facilities and the indenture governing the 10 3/4% Notes contain various covenants that limit our subsidiaries’ ability to engage in specified types of transactions. These covenants limit our subsidiaries’ ability to, among other things:

•	incur indebtedness or issue preferred shares;

•	pay dividends or make distributions or other restricted payments to us;

•	make investments;

•	sell assets;

•	create liens without securing our 10 3/4% Notes;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with us and our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

          In addition, our senior credit facilities contain covenants that require our restricted subsidiaries to maintain specified financial ratios and satisfy other financial condition tests. Our subsidiaries’ ability to meet those financial ratios and tests can be affected by events beyond our and their control, and we cannot assure you that they will meet those tests. A breach of any of these covenants could result in a default under our senior credit facilities. Upon the occurrence of an event of default under our senior credit facilities, the lenders could elect to declare all amounts outstanding under our senior credit facilities to be immediately due and payable and terminate all commitments to extend further credit. If we or they were unable to repay those amounts, the lenders under our senior credit facilities could proceed against the collateral granted to them to secure that indebtedness. Jafra Worldwide, Jafra US, Jafra Mexico and Jafra Distribution (Mexico) have pledged substantially all of their assets as collateral under our senior credit facilities. If the lenders under our senior credit facilities accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our senior credit facilities or our 10 3/4% Notes, and, in such circumstances, we could be forced into liquidation or reorganization.

The instruments governing our debt contain cross default provisions that may cause all of the debt issued under such instruments to become immediately due and payable as a result of a default under an unrelated debt instrument.

          The indenture governing our 10 3/4% Notes and the agreements governing our senior credit facilities contain numerous operating covenants and require our subsidiaries to meet certain financial ratios and tests. Our failure to comply with the obligations contained in the indenture governing the 10 3/4% Notes, the senior credit facilities or other instruments governing our indebtedness could result in an event of default under the applicable instrument, which could result in the related debt and the debt issued under other instruments becoming immediately due and payable. In such event, we would need to raise funds from alternative sources, which funds may not be available to us on favorable terms, on a timely basis or at all. Alternatively, such a default could require us to sell our assets and otherwise curtail our operations in order to pay our creditors. Such alternative measures could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to our Common Stock and This Offering

Jafra may not have access to the cash flow and other assets of its subsidiaries that would be needed to pay dividends on our common stock.

          Jafra’s operations are conducted through its subsidiaries and our ability to pay dividends is dependent on the earnings and the receipt of funds from our subsidiaries via dividends or intercompany loans. However, none of our subsidiaries is obligated to make funds available to us for the payment of dividends. In addition, payments of dividends and interest among the companies in our group may be subject to withholding taxes. Further, the terms of the indenture governing our 10 3/4% Notes and the agreement governing our senior credit facilities significantly restrict Jafra Worldwide and Jafra’s other subsidiaries from paying dividends and otherwise transferring assets to Jafra. For example, the ability of Jafra Worldwide to make such payments is governed by a formula based on 50% of its consolidated net income (which, as defined in the indenture governing the 10 3/4% Notes, excludes goodwill impairment charges and any after-tax extraordinary, unusual or nonrecurring gains and losses) accruing from October 1, 2002. In addition, as a condition to making such payments to Jafra based on such formula, Jafra Worldwide must have a consolidated coverage ratio (as defined in the indenture governing the 10 3/4% Notes) of at least 2.25 to 1 after giving effect to any such payments. Notwithstanding such restrictions, the indenture governing the 10 3/4% Notes permits an aggregate of $5.0 million of such payments to be made whether or not there is availability under the formula or the conditions to its use are met. As of September 30, 2003, Jafra Worldwide would have been able to distribute $18.0 million to Jafra, including the $5.0 million unrestricted amount. This amount will be reduced by any amounts we receive from our subsidiaries to fund the payment of a final liquidating distribution of up to $120 million to shareholders of CDRJ Investments (Lux) S.A. described “Use of Proceeds”. Furthermore, Jafra’s subsidiaries are permitted under the terms of the senior credit facilities and other indebtedness to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to Jafra. In addition, Luxembourg law imposes surplus and timing requirements that may restrict our ability to pay dividends to holders of our common stock, as well as dividend withholding taxes.

There currently exists no market for our common stock. We cannot assure you that an active trading market will develop for our common stock. If our share price fluctuates after this offering, you could lose all or a significant part of your investment.

          Prior to this offering, there was no public market for our common stock. An active and liquid market for our common stock may not develop following the completion of this offering or, if developed, may not be maintained. If an active trading market does not develop or is not maintained, you may have difficulty selling any shares of our common stock that you buy. We negotiated the initial public offering price with the underwriters. The initial public offering price may not be indicative of the price at which our common stock will trade following completion of this offering.

          The market price of shares of our common stock may also be influenced by many other factors, some of which are beyond our control, including, among other things:

•	the failure of securities analysts to cover our common stock after this offering or changes in financial estimates by analysts;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	variations in quarterly operating results;

•	loss of a large supplier or important sales consultant(s);

•	general economic conditions;

•	terrorist acts or wars;

•	future sales of our common stock; and

•	investor perceptions of us and the direct marketing industry.

          As a result of these factors, investors in our common stock may not be able to resell their shares at or above the initial offering price. In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies like us. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance.

If the market price of our common stock is volatile, we may be the target of securities litigation, which is costly and time-consuming to defend.

          In the past, following periods of market volatility in the price of a company’s securities, securityholders have often instituted class action litigation. If the market value of our common stock experiences adverse fluctuations and we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management’s attention could be diverted from the operation of our business, causing our business to suffer.

Our articles of incorporation may discourage takeovers and business combinations that holders of our common stock might consider to be in their best interests.

          Provisions in our articles of incorporation may delay, defer, prevent or render more difficult a takeover attempt that holders of our common stock might consider to be in their best interests. These provisions include:

•	establishment of a classified board of directors with staggered, three year terms; and

•	establishment of advance notice requirements for stockholder proposals and nominations for election to the board of directors at stockholder meetings.

          These provisions may prevent holders of our common stock from receiving the benefit from any premium to the market price of our shares offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

          See “Description of Capital Stock” for additional information on the anti-takeover measures applicable to us.

A few significant stockholders control the direction of our business. If the ownership of our common stock continues to be highly concentrated, it will prevent you and other purchasers of our common stock from influencing significant corporate decisions.

          Following the completion of this offering, Clayton, Dubilier & Rice Fund V Limited Partnership will beneficially own approximately           % of the outstanding shares of our common stock. As a result, Clayton, Dubilier & Rice Fund V Limited Partnership will continue to exercise control over the composition of our board of directors and other matters requiring stockholder approval, and control over our policy and affairs, including, for example, being able to direct the use of proceeds received from this and future securities offerings and decisions regarding future change of control transactions. In addition, Clayton, Dubilier & Rice, Inc., which manages Clayton, Dubilier & Rice Fund V Limited Partnership, will continue to provide us with financial advisory and management consulting services following the completion of this offering and it will be entitled to receive fees, including financial advisory fees, in the future. See “Certain Relationships and Related Party Transactions.”

          The concentrated holdings of Clayton, Dubilier & Rice Fund V Limited Partnership and the presence of Clayton, Dubilier & Rice Fund V Limited Partnership’s designees may result in a delay or the deterrence of possible changes in control of our company, which may reduce the market price of our shares. The interests of our existing stockholders may conflict with the interests of our other stockholders, and we cannot assure you that our existing stockholders will not resolve any such conflicts in a manner adverse to you.

Our share price may decline due to the large number of shares eligible for future sale.

          Sales of substantial amounts of common stock, or the perception that such sales may occur, may adversely affect the price of our common stock and impede our ability to raise capital through the issuance of equity securities. We cannot predict the size of future issuances of common stock or the impact that such sales may have on the market price of the shares purchased by you.

          Upon consummation of this offering, there will be            shares of common stock outstanding. Of these shares, the shares of common stock sold in the offering will be freely transferable without restriction or further registration under the Securities Act of 1933. The remaining            shares of common stock outstanding, excluding shares sold by the selling stockholders in this offering, including the shares owned by Clayton, Dubilier & Rice Fund V Limited Partnership, will be restricted securities within the meaning of Rule 144 under the Securities Act, but will be eligible for resale subject to applicable volume, manner of sale, holding period and other limitations of Rule 144. We and our existing stockholders have agreed to a “lock-up”, meaning that neither we nor they will sell any shares without the prior consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse First Boston LLC for 180 days after the date of this prospectus. Following the expiration of this 180 day lock-up period, all of these                     shares of our common stock will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144. In addition, our existing shareholders have the right under certain circumstances to require that we register their shares for resale. See “Shares Eligible for Future Sale” and “Certain Relationships and Related Party Transactions — Registration and Participation Agreement” for a discussion of the shares of common stock that may be sold into the public market in the future.

Purchasers of our common stock in this offering will experience immediate and substantial dilution resulting in their shares being worth less on a net tangible book value basis than the amount they invested.

          The initial public offering price is expected to be significantly higher than the net tangible book value per share of our common stock. Purchasers of the shares in this offering will experience an immediate dilution in net tangible book value of $          per share purchased, based on our net tangible book value per share as of September 30, 2003. In the past, we issued options to acquire shares of common stock at prices that may be significantly below the price per share equivalent to the initial public offering price. To the extent that these outstanding options are exercised, there will be further dilution to investors. Accordingly, in the event we are liquidated, investors may not receive the full amount of their investment. See “Dilution.”

Because Jafra is not a U.S. company, it may be difficult for you to effect service of process on us or on our directors or to enforce any judgment you may receive against us from a U.S. court.

          Jafra is a Luxembourg company. Certain of our officers and directors may be residents of various jurisdictions outside the United States. All or a substantial portion of our assets may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to enforce in Luxembourg courts judgments obtained against such persons in United States courts and predicated upon the civil liability provisions of the United States federal securities laws.

          Jafra has been advised by Bonn Schmitt Steichen, our Luxembourg counsel, that there is doubt as to (i) whether a Luxembourg court has jurisdiction to entertain original cases or actions predicated solely upon the United States federal securities laws, (ii) the enforceability, in original actions in Luxembourg courts, of liabilities predicated solely upon the United States federal securities laws and (iii) the enforceability in Luxembourg courts of judgments of United States courts obtained in actions predicated upon the civil liability provisions of the United States federal securities laws.

FORWARD-LOOKING STATEMENTS

          This prospectus includes “forward-looking statements”. You should not place undue reliance on these statements. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “seek”, “will”, “may” or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Many factors could affect our actual financial results and could cause actual results to differ materially from those expressed in the forward-looking statements. Some important factors include:

•	operations and prospects;

•	business and financing plans;

•	funding needs and financing sources;

•	changes in the marketplace;

•	fluctuations of exchange rates and inflation;

•	growth of the direct selling cosmetics industry in our major markets;

•	characteristics of competition;

•	actions of third parties, such as legislative bodies and government regulatory agencies; and

•	various other factors beyond our control.

          In light of these risks, uncertainties and assumptions, the forward-looking statements contained in this prospectus might not prove to be accurate and you should not place undue reliance upon them. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

          We estimate that our net proceeds from the sale of                shares of our common stock being offered by us hereby at an assumed initial public offering price of $              per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and estimated offering expenses, will be approximately $               million. We will not receive any proceeds from the sale of the               shares of our common stock being offered by the selling stockholders, or the additional shares that would be sold by the selling stockholders if the underwriters exercised their over-allotment option.

          We intend to use the net proceeds to us from the sale of common stock, together with borrowings under our senior credit facilities, principally to fund the redemption of $70 million in aggregate principal amount of our outstanding 10 3/4% Notes due 2011 and to pay related transaction fees, expenses and taxes.

          The following table sets forth the estimated sources and uses from this offering (dollar amounts in millions), assuming the sale of the shares of our common stock offered hereby occurred on September 30, 2003.

Sources

Cash on hand	$
Drawings under revolving credit facility
Common stock offered by us hereby

Total	$

Uses

Redemption of 10 3/4% Notes	$
Estimated fees, expenses and taxes

Total	$

          In addition, prior to the closing of this offering, we expect to make a final liquidating distribution of up to $20 million in cash to shareholders of CDRJ Investments (Lux) S.A. We expect to fund this payment by drawing on the revolving portion of our senior credit facilities.

          In connection with the May 2003 recapitalization, we used the proceeds from the sale of the 10 3/4% Notes to:

(1) redeem or satisfy and discharge all of our then-outstanding 11 3/4% Senior Subordinated Notes due 2008, in an amount equal to 105.875% of the aggregate outstanding principal amount thereof, plus accrued and unpaid interest to the redemption date;

(2) repay all amounts outstanding under our then-existing credit facilities concurrently with the termination of all commitments thereunder;

(3) make a liquidating distribution of approximately $157.6 million to shareholders of our former parent company, CDRJ Investments (Lux) S.A.;

(4) make certain compensatory payments of approximately $10.4 million to holders of options to acquire capital stock of CDRJ Investments (Lux) S.A., including to certain directors and members of management, in connection with such liquidating distribution; and

(5) pay related transaction fees, expenses and taxes.

DIVIDEND POLICY

          We do not expect to pay dividends on our common stock for the foreseeable future. Instead, we anticipate that all our earnings in the foreseeable future will be used for the operation and growth of our business. The payment of dividends by us to holders of our common stock is limited by our senior credit facilities and the indenture governing our 10 3/4% Notes, which restrict our operating subsidiaries’ ability to pay dividends or make loans to Jafra. Any future determination to pay dividends on our common stock is subject to the discretion of our board of directors and will depend upon various factors, including our results of operations, financial condition, liquidity requirements, surplus and timing restrictions imposed by Luxembourg law, other restrictions that may be imposed by applicable law and our contracts, and other factors deemed relevant by our board of directors. For a discussion of the tax treatment of dividends we may elect to pay in the future, see “Certain Material U.S. Federal Income Tax Considerations” and “Certain Material Luxembourg Tax Considerations.”

CAPITALIZATION

          The following table sets forth as of September 30, 2003 on a consolidated basis:

•	our actual capitalization, which takes into effect our May 2003 recapitalization;

•	our as adjusted capitalization that gives effect to (i) our sale of shares of our common stock in this offering at an assumed initial public offering price of $ per share, the midpoint of the range set forth on the cover page of this prospectus and (ii) the application of the net proceeds therefrom together with borrowings under the revolving portion of our senior credit facilities to redeem $70 million in aggregate principal amount of our outstanding 10 3/4% Notes as described in “Use of Proceeds” and to fund the payment of premium and accrued and unpaid interest thereon.

          Our as adjusted capitalization also gives effect to the payment prior to our sale of the shares of our common stock offered hereby of a final liquidating distribution of up to $20 million in cash to shareholders of CDRJ Investments (Lux) S.A. and related borrowings under the revolving portion of our senior credit facilities, as described in “Certain Relationships and Related Party Transactions”

          This table should be read in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Our Indebtedness” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

	As of September 30,
	2003

		As
	Actual	Adjusted

	(in millions)
Cash and cash equivalents	$8.9	$

Short-term debt
Current portion of long-term debt	$6.9	$
Long-term debt
Revolving credit facility	—
Term loans	41.9	41.9
10 3/4% Notes	200.0

Total long term debt	$248.8	$
Equity:
Common stock, $2.00 par value (0 shares outstanding, actual, and shares outstanding, as adjusted)
Additional paid-in capital	—
Accumulated other comprehensive loss	(11.4)
Accumulated deficit	(46.4)
Total equity	(57.8)

Total capitalization	$191.0	$

DILUTION

          If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price of the shares of our common stock and the net tangible book value per share after this offering.

          Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock then outstanding. Our net tangible book value as of September 30, 2003 was $           million, or $          per share, based on the                      shares of common stock outstanding as of such date. After giving effect to our sale of                      shares in this offering at an assumed initial public offering price of $          per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and estimated offering expenses, our net tangible book value as of September 30, 2003 would have been $           million, or $          per share. This represents an immediate increase in the net tangible book value of $          per share to existing stockholders and an immediate and substantial dilution of $          per share to new investors purchasing shares in this offering. The following table illustrates this dilution:

Per Share

Assumed initial public offering price	$
Net tangible book value as of September 30, 2003
Increase attributable to this offering

Net tangible book value after this offering

Dilution in net tangible book value to new investors	$

The following table summarizes as of September 30, 2003 the total number of shares of common stock purchased from us, the total consideration paid to us, and the weighted average price per share paid by existing stockholders and by new investors purchasing shares from us in this offering at our assumed initial public offering price of $          per share, the midpoint of the range set forth on the cover page of this prospectus and before deducting underwriting discounts and estimated offering expenses payable by us.

Total
	Shares Acquired		Consideration		Weighted
Average Price Per
	Number	Percent	Amount	Percent	Share

Existing stockholders		%	$	%	$
New investors

Total		100.0%	$	100.0%	$

          The foregoing discussion and tables assume no exercise of outstanding stock options. As of September 30, 2003, there were options outstanding to purchase a total of 84,242 shares of our common stock at a weighted average exercise price, adjusted to reflect the May 2003 recapitalization transactions, of $          per share.

          To the extent that any of these stock options are exercised, there may be further dilution to new investors. See “Capitalization,” “Management” and note 13 to the consolidated financial statements included elsewhere in this prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

          The following table sets forth the selected historical consolidated financial and other data of CDRJ North Atlantic (Lux) S.àr.l. (to be renamed Jafra S.A.) (amounts in millions except for per share and consultant data and ratios). The selected historical consolidated financial data as of December 31, 2001 and 2002 and the years ended December 31, 2000, 2001 and 2002 are derived from the audited consolidated financial statements of CDRJ North Atlantic (Lux) S.àr.l. included elsewhere in this prospectus. The consolidated financial statements as of December 31, 2001, and for each of the two years in the period ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors. The consolidated financial statements as of December 31, 2002 and for the year then ended have been audited by Ernst & Young LLP, independent auditors. The selected historical consolidated financial data as of September 30, 2002 and 2003 and for the nine months ended September 30, 2002 and 2003 are derived from the unaudited consolidated financial statements of CDRJ North Atlantic (Lux) S.àr.l. included elsewhere in this prospectus. Such unaudited consolidated financial statements, in the opinion of our management, include all adjustments necessary for the fair presentation of our financial condition and results of operations for such periods and as of such dates. The financial data prior to April 30, 1998 reflect the business prior to the acquisition of the Jafra business from the Gillette Company and are referred to as the “Predecessor” operations. You should read the following selected historical consolidated financial and other data of CDRJ North Atlantic (Lux) S.àr.l. in conjunction with the historical consolidated financial statements and other financial information appearing elsewhere in this prospectus, including “Summary — Summary Consolidated Financial and Other Data”, “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

		CDRJ North Atlantic (Lux) S.àr.l.
	Predecessor	(to be renamed Jafra S.A.)

	Four	Eight					Nine Months
	Months	Months					Ended
	Ended	Ended	Years Ended December 31,				September 30,
	April 30,	December 31,
	1998	1998	1999	2000	2001	2002	2002	2003

Statement of Income Data:
Net sales	$75.1	$166.8	$286.8	$310.5	$365.4	$382.6	$285.3	$276.7
Cost of sales(a)	21.7	54.3	79.3	76.7	84.2	90.2	66.1	63.8

Gross profit	53.4	112.5	207.5	233.8	281.2	292.4	219.2	212.9
Selling, general and administrative expenses	48.4	105.1	173.2	188.8	224.8	233.8	174.9	188.5	(i)
Restructuring and impairment charges(b)			4.8	2.6	—	—	—	—
Loss (gain) on sale of assets	—	0.2	(1.1)	—	—	—	—	—

Income from operations	5.0	7.2	30.6	42.4	56.4	58.6	44.3	24.4	(i)
Other income (expense):
Exchange (loss) gain	1.5	(1.8)	3.3	(11.7)	(9.5)	(10.6)	(9.8)	(7.8)
Interest (expense) income, net	0.1	(11.5)	(17.0)	(15.7)	(13.4)	(11.4)	(8.8)	(14.1)
Loss on early extinguishment of debt	—	—	(0.7)	(0.5)	—	—	—	(6.6	)(j)
Other income (expense), net	0.1	(0.1)	—	1.6	(0.1)	0.1	0.2	(0.3)

Income (loss) from continuing operations before income taxes and cumulative effect of accounting change	6.7	(6.2)	16.2	16.1	33.4	36.7	25.9	(4.4	)(k)
Income tax expense	2.9	1.7	10.7	9.7	17.3	16.2	9.7	1.2

Income (loss) from continuing operations before cumulative effect of accounting change	3.8	(7.9)	5.5	6.4	16.1	20.5	16.2	(5.6)
Gain (loss) on discontinued operations, net of income tax expense of $0 in 1998, 1999 and 2000, $0.1 in 2001 and 2002 and $0 in 2003	0.3	(0.1)	(0.8)	—	(0.2)	(1.5)	(1.1)	(2.5)

Income (loss) before cumulative effect of accounting change	4.1	(8.0)	4.7	6.4	15.9	19.0	15.1	(8.1)
Cumulative effect of accounting change, net of income tax expense of $0.1 in 2001 and $0 in 2002(c)	—	—	—	—	0.1	(0.2)	(0.2)	—

Net income (loss)	$4.1	$(8.0)	$4.7	$6.4	$16.0	$18.8	$14.9	$(8.1	)(k)

Earnings per share from continuing operations (basic)
Loss per share from discontinued operations (basic)
Earnings per share (basic)
Earnings per share from continuing operations (diluted)
Loss per share from discontinued operations (diluted)
Earnings per share (diluted)
Weighted average number of shares outstanding:
Basic
Diluted

		CDRJ North Atlantic (Lux) S.àr.l.
	Predecessor	(to be renamed Jafra S.A.)

	Four	Eight					Nine Months
	Months	Months					Ended
	Ended	Ended	Years Ended December 31,				September 30,
	April 30,	December 31,
	1998	1998	1999	2000	2001	2002	2002	2003

Other Financial and Operational Data:
Net cash provided by (used in) operating activities	$(8.0)	$18.1	$(1.6)	$32.6	$29.8	$43.5	$23.2	$(1.7)
Capital expenditures	6.0	6.2	5.3	6.7	11.2	11.0	7.6	5.0
Average number of consultants(d)	201,000	221,000	260,000	290,000	344,000	376,000	368,000	404,000
Consultants at end of period(e)	205,000	232,000	274,000	293,000	351,000	401,000	384,000	400,000
Balance Sheet Data (at end of period):
Cash and cash equivalents		$17.1	$3.5	$4.6	$5.6	$26.8	10.4	$8.9
Net working capital(f)		8.1	33.8	19.5	16.6	12.9	22.4	23.1
Property and equipment, net		56.1	50.2	50.8	59.0	60.4	59.2	58.9
Total assets		288.7	278.1	276.8	291.8	289.0	284.2	281.0
Total debt(g)		141.5	133.5	109.0	93.1	84.4	85.3	248.8
Net debt(h)		124.4	130.0	104.4	87.5	57.6	74.9	239.9
Stockholder’s equity (deficit)		75.2	75.5	81.0	96.7	109.1	106.2	(57.8)

(a)	Cost of sales for the eight months ended December 31, 1998 includes a $2.7 million charge relating to the sale of certain inventories that were revalued to fair value in conjunction with the acquisition of the Jafra business by CDRJ Investments (Lux) S.A. and its subsidiaries.

(b)	For 1999, $2.7 million of our restructuring and impairment charges were primarily cash charges for severance related to the closure of our U.S. factory. Of the remainder, $1.0 million were other restructuring charges and approximately $1.1 million were non-cash asset impairment charges related to the write down or impairment of assets. For 2000, our restructuring and impairment charges included approximately $1.6 million of restructuring charges related to the restructuring of our European operations, most of which were payments of severance and lease termination costs, and approximately $1.0 million of non-cash asset impairment charges related to the write down or impairment of assets.

(c)	In connection with the adoption of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” on January 1, 2001, we recorded a net gain of $0.1 million (net of a tax effect of $0.1 million) as a cumulative transition adjustment to earnings. In connection with the adoption of SFAS No. 142, “Goodwill and other Intangible Assets”, on January 1, 2002, we recorded a net loss of $0.2 million (net of a tax effect of $0) as a cumulative transition adjustment to earnings.

(d)	The average number of consultants is calculated based on the total ending consultant base for each month during the period. A consultant is included in the total ending consultant base if she places an order within the past four months. Consultant numbers are rounded to the nearest thousand.

(e)	Consultant numbers are rounded to the nearest thousand.

(f)	Net working capital is defined as total current assets, excluding cash and cash equivalents, less total current liabilities, excluding short-term debt and the current portion of long-term debt.

(g)	Consists of long-term debt, short-term debt and the current portion of long-term debt.

(h)	Net debt is total debt less cash and cash equivalents.

(i)	Includes $15.6 million of expenses related to our May 2003 recapitalization.

(j)	Relates to our redemption of debt in connection with our May 2003 recapitalization.

(k)	Includes $15.6 million of expenses and $6.6 million of losses on the early extinguishment of debt related to our May 2003 recapitalization.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          The following discussion of the results of operations, financial condition and liquidity of Jafra should be read in conjunction with the historical consolidated financial statements and notes and other financial information related to Jafra appearing elsewhere in this prospectus, including “Prospectus Summary — Summary Consolidated Financial and Other Data”, “Capitalization” and “Selected Historical Consolidated Financial and Other Data”. The results of operations for the periods reflected herein are not necessarily indicative of results that may be expected for future periods.

Overview

          We are a direct seller of skin and body care products, color cosmetics, fragrances and other personal care products. We sell our Jafra brand products through a multi-level direct selling network of over 400,000 independent consultants, who market and sell our products to their customers. Our largest markets are Mexico and the United States, which together contributed approximately 90% of our total net sales in 2002.

     Our Markets

          Our business operates in four primary markets: Mexico, the United States, Europe and South America. Of these, Mexico is the largest, with approximately two-thirds of total net sales, and the United States, Europe and South America represented 27%, 8% and 3%, respectively, of total net sales in the nine months ended September 30, 2003. In 2000, we divided the United States into two divisions: our General Division and our Hispanic Division, which is comprised of Spanish-speakers, and represents two-thirds of our total U.S. business. In Europe, we operate in Germany, Switzerland, Italy, Austria and Holland, and several other countries through distributors. We have renewed our focus on the strengths of our Mexican, U.S. and European markets by exiting operations in certain markets in South America and Thailand. In the third quarter of 2003, we discontinued operations in Chile, Colombia, Peru and Venezuela, and in the fourth quarter of 2003, we ceased our operation in Thailand. Consequently, our historical financial statements have been revised for all periods presented to reflect our operations in these markets, other than Thailand, as discontinued operations and our number of consultants have been reduced accordingly. We also reevaluated our strategy in Brazil and Argentina, which we believe are good market opportunities for our business. During the fourth quarter of 2003, we completed an aggressive restructuring in Brazil and Argentina, which included cost cutting measures and new product management strategies.

     Seasonality and Sales Cycles

          Our business, measured both in terms of net sales and in terms of numbers of consultants, is subject to certain seasonal trends. Both net sales and the number of consultants typically increase at year end, primarily due to the winter holiday season both as an occasion for the purchase of gifts and as a time of year when there may be increased interest in joining our consultant network as a way of generating extra income.

          Consultant turnover occurs throughout the year, as is typical in the direct sales industry, and results in variation in our consultant base as measured at the end of intra-year reporting periods. In addition, our consultant base and net sales fluctuate within quarterly reporting periods because we have six two-month sales cycles in each fiscal year. The second and fifth sales cycle straddle our first and second, and third and fourth quarters, respectively. As a result, our first and third quarters, which each include only the first half of one of the two cycles in the period, may result in relatively lower net sales than our second and fourth quarters, which each include the second half of that sales cycle.

          We typically schedule sales promotions to coincide with the beginning of a new sales cycle, but our product launches may come at various times throughout the year based on the product development cycle. A successful product launch in a particular reporting period may cause that period to exhibit relatively stronger results because of the higher level of interest in the new product or line. Some fiscal quarters may appear to have generated stronger or weaker net sales or consultant interest as expressed in the number of consultants than the preceding period because of the number of sales cycles closing within that quarter. In addition, because the types of promotions and the timing of certain key new product launches may vary from year to year, quarter over quarter comparisons are generally not representative of our growth potential.

     Measures of Consultant Performance

          In evaluating our results of operations, we utilize several key measures relating to the performance of our independent consultants.

          Consultants at End of Period or Consultant Base. We define our consultants or consultant base at the end of a period as the number of consultants that have placed an order within the past four months as of the end of the period. We use period-to-period comparisons of our consultant base as an indicator of the growth of our business. As a result of this four-month convention, the number of consultants from one month to the next may vary significantly due to the timing of certain key events, promotions and product launches.

          Average Number of Consultants. The average number of consultants is calculated based on the number of consultants at the end of each month during the period, divided by the number of months in the period. We use period-to-period comparisons of our average number of consultants as an indicator of the growth of our business, and this number is more directly correlated with net sales than the ending consultant number for a given period.

          Consultant Productivity. Management also regards consultant productivity as an important measure of our ability to generate net sales on a cost-efficient basis. Consultant productivity refers to the amount purchased by each consultant during the period and is calculated by dividing net sales during the period by the average number of consultants during that period. U.S. dollar productivity is impacted by fluctuations in exchange rates. We believe that productivity in local currency is a better indicator of our performance. In a period of rapid growth of the consultant base, productivity can be impacted by the number of new consultants whose average order size is typically lower than that of established consultants. A component of productivity is the activity rate of our consultants. The activity rate is defined as the percentage of our consultants included in the base who have placed an order during any given period.

     Compensation of our Multi-level Direct Selling Network

          Consultants earn income by purchasing products from us at wholesale prices and selling to consumers at suggested retail prices. In addition, consultants who sponsor a certain number of recruits and meet certain minimum sales levels can become managers or lineage leaders. The compensation of a manager or lineage leader includes overrides, which are equal to a percentage of the sales generated by consultants recruited directly or indirectly by them. The overrides are paid to motivate and compensate the managers to train, recruit and develop downline consultants. Additionally, managers are also incented to perform collection efforts on our behalf, as overrides paid on a consultant’s downline productivity are paid only upon the collection of our receivables. The overrides represent a significant portion of our selling, general and administrative expense.

     Research & Development — “Fast Follower” Strategy

          Research and development is a key part of new product introductions that motivate our consultant base and increase net sales. We have our own in-house development department staffed with 10 trained professionals. We have chosen a “fast follower” strategy that allows us to focus most of our efforts on the development side. We utilize research and industry developments as well as proven market concepts and products as a base for our development of new products. As a result, our R&D expenses are less than 1% of sales, but we have delivered a very steady stream of value-added new products, including some first-to-market concepts.

     Foreign Currency Translation

          We generate the majority of our net sales through peso-denominated sales to consultants in Mexico, which is our largest market. We also have operations in other overseas markets, each of which generates net sales in its respective local currency. Because we report our financial results in, and nearly all of our debt is denominated in, U.S. dollars, we are exposed to significant foreign currency related risks in connection with the translation of our activities outside the United States from local currencies into U.S. dollars and the translation of currency for the repayment of our debt, payment of our interest expense and other dollar-denominated obligations into U.S. dollars.

Results of Operations

          Net sales. We record net sales based on the wholesale price of product sold to our consultants. Our net sales represent our net revenue plus the shipping, handling and other fees paid to us by consultants, less any commissions paid by us to the consultants on their personal sales. Approximately 90% of these net sales are product-related and are commissionable, while 10% are consultant kits and other sales aids, training materials and certain other products which are non-commissionable. Sales are recorded upon shipment by third-party carrier to the consultants. The retail price of our products is at the high end of the range for comparable direct selling merchants. Our wholesale price is determined by the commission earned by the consultant based on the size of the order.

          Cost of Sales. Our cost of sales primarily represents the cost to us of the products we sell to our consultants, including our manufacturing and other production-related expenses.

          Selling, General and Administrative Expense. Selling, general and administrative expenses (“SG&A”) include sales promotional expenses, including the cost of events, meetings and prizes, distribution expenses, and shipping and handling costs, as well as selling, marketing and administrative expenses, including general management, finances, human resources and information technology. SG&A expenses also include override payments to our lineage leaders who earn a percentage of the sales of the consultants in their downline and bad debt expense related to uncollectible accounts receivable.

          The following table represents selected components of our consolidated results of operations, in millions of dollars and as percentages of net sales.

	Years Ended December 31,						Nine Months Ended September 30,

	2000		2001		2002		2002		2003

Net sales	$310.5	100.0%	$365.4	100.0%	$382.6	100.0%	$285.3	100.0%	$276.7	100.0%
Cost of sales	76.7	24.7	84.2	23.0	90.2	23.6	66.1	23.2	63.8	23.1

Gross profit	233.8	75.3	281.2	77.0	292.4	76.4	219.2	76.8	212.9	76.9
Selling, general and administrative expenses	188.8	60.8	224.8	61.6	233.8	61.1	174.9	61.3	188.5	68.1
Restructuring and impairment charges	2.6	0.8	—	—	—	—	—	—	—	—

Income from operations	42.4	13.7	56.4	15.4	58.6	15.3	44.3	15.5	24.4	8.8
Exchange loss, net	(11.7)	(3.8)	(9.5)	(2.6)	(10.6)	(2.8)	(9.8)	(3.4)	(7.8)	(2.8)
Interest expense, net	(15.7)	(5.0)	(13.4)	(3.7)	(11.4)	(2.9)	(8.8)	(3.0)	(14.1)	(5.1)
Loss on early extinguishment of debt	(0.5)	(0.2)	—	—	—	—	—	—	(6.6)	(2.4)
Other income (expense), net	1.6	0.5	(0.1)	—	0.1	—	0.2	—	(0.3)	(0.2)

Income (loss) from continuing operations before income taxes and cumulative effect of accounting change	16.1	5.2	33.4	9.1	36.7	9.6	25.9	9.1	(4.4)	(1.7)
Income tax expense	9.7	3.1	17.3	4.7	16.2	4.2	9.7	3.4	1.2	(0.3)

	Years Ended December 31,						Nine Months Ended September 30,

	2000		2001		2002		2002		2003

Income (loss) from continuing operations before cumulative effect of accounting change	6.4	2.1	16.1	4.4	20.5	5.4	16.2	5.7	(5.6)	(2.0)
Loss on discontinued operations, net of income tax expense of $0 in 2000, $0.1 in 2001 and 2002	—	—	(0.2)	—	(1.5)	(0.4)	(1.1)	(0.4)	(2.5)	(0.9)

Income (loss) before cumulative effect of accounting change	6.4	2.1	15.9	4.4	19.0	5.0	15.1	5.3	(8.1)	2.9
Cumulative effect of accounting change, net of income tax expense of $0.1 in 2001 and $0 in 2002	—	—	0.1	—	(0.2)	(0.1)	(0.2)	(0.1)	—	—

Net income (loss)	$6.4	2.1%	$16.0	4.4%	$18.8	4.9%	$14.9	5.2%	$(8.1)	(2.9)%

          The following tables represent selected components of our consolidated results of operations by market. We evaluate market performance based on segment operating income, excluding reorganization and restructuring charges, unusual gains and losses, and amortization of goodwill and other intangible assets. Results for subsidiaries in South America and the Dominican Republic are combined and included in the following tables under the caption “All Others.” We expect that in future periods, results for the Dominican Republic will be included in the U.S. segment. Corporate expenses, reorganization and restructuring charges, unusual gains and losses and amortization of goodwill and other intangible assets are included under the caption “Corporate, Unallocated and Other.”

						Corporate,
						Unallocated
Dollars in millions	Mexico	United States	Europe	All Others	Total Segments	and Other	Consolidated Total

Nine Months Ended
September 30, 2003
Net sales	$172.1	$74.5	$22.7	$7.4	$276.7	$—	$276.7
Cost of sales	41.5	16.8	4.7	2.8	65.8	(2.0)	63.8

Gross profit	130.6	57.7	18.0	4.6	210.9	2.0	212.9
Selling, general and administrative expenses	85.7	46.1	17.5	8.5	157.8	30.7	188.5

Income (loss) from operations	$44.9	$11.6	$0.5	$(3.9)	$53.1	$(28.7)	$24.4

Nine Months Ended September 30, 2002
Net sales	$190.5	$66.9	$18.6	$9.3	$285.3	$—	$285.3
Cost of sales	45.8	14.8	4.2	2.8	67.6	(1.5)	66.1

Gross profit	144.7	52.1	14.4	6.5	217.7	1.5	219.2
Selling, general and administrative expenses	94.7	41.2	14.2	10.3	160.4	14.5	174.9

Income (loss) from operations	$50.0	$10.9	$0.2	$(3.8)	$57.3	$(13.0)	$44.3

						Corporate,
						Unallocated
Dollars in millions	Mexico	United States	Europe	All Others	Total Segments	and Other	Consolidated Total

Year Ended December 31, 2002
Net sales	$251.6	$92.1	$26.9	$12.0	$382.6	$—	$382.6
Cost of sales	60.6	21.2	6.3	4.0	92.1	(1.9)	90.2

Gross profit	191.0	70.9	20.6	8.0	290.5	1.9	292.4
Selling, general and administrative expenses	124.7	55.3	19.4	13.6	213.0	20.8	233.8

Income (loss) from operations	$66.3	$15.6	$1.2	$(5.6)	$77.5	$(18.9)	$58.6

Year Ended December 31, 2001
Net sales	$247.5	$79.6	$26.4	$11.9	$365.4	$—	$365.4
Cost of sales	59.4	18.3	5.5	3.7	86.9	(2.7)	84.2

Gross profit	188.1	61.3	20.9	8.2	278.5	2.7	281.2
Selling, general and administrative expenses	116.8	49.8	19.1	14.0	199.7	25.1	224.8

Income (loss) from operations	$71.3	$11.5	$1.8	$(5.8)	$78.8	$(22.4)	$56.4

Year Ended December 31, 2000
Net sales	$199.8	$74.1	$26.9	$9.7	$310.5	$—	$310.5
Cost of sales	48.8	16.5	6.3	4.0	75.6	1.1	76.7

Gross profit	151.0	57.6	20.6	5.7	234.9	(1.1)	233.8
Selling, general and administrative expenses	86.6	46.9	20.4	11.7	165.6	23.2	188.8
Restructuring and impairment charges	—	—	—	—	—	2.6	2.6

Income (loss) from operations	$64.4	$10.7	$0.2	$(6.0)	$69.3	$(26.9)	$42.4

See Note 11 to our consolidated financial statements included elsewhere in this prospectus.

Nine Months Ended September 30, 2003 Compared to Nine Months Ended September 30, 2002

          Net sales. Net sales for the nine months ended September 30, 2003 decreased to $276.7 million from $285.3 million for the nine months ended September 30, 2002, a decrease of $8.6 million, or 3.0%. Net sales measured in local currencies for the first nine months of 2003 increased 3.8% compared to net sales measured in local currencies for the first nine months of 2002. The net sales decrease measured in U.S. dollars compared to the net sales increase measured in local currencies was primarily due to weaker average exchange rates of the Mexican peso to the U.S. dollar during 2003 compared to 2002. Our average number of consultants for the nine months ended September 30, 2003 increased to approximately 405,000, or 10.0%, over the average number of consultants for the nine months ended September 30, 2002. Annualized consultant productivity measured in U.S. dollars for the first nine months of 2003 decreased 11.8% compared to annualized consultant productivity for the first nine months of 2002. Measured in local currencies, annualized productivity decreased 5.6% for the nine months ended September 30, 2003, compared to the nine months ended September 30, 2002.

          In Mexico, net sales, excluding inter-segment sales, for the first nine months of 2003 decreased $18.4 million, or 9.7%, to $172.1 million from $190.5 million for the first nine months of 2002. Net sales measured in local currency increased 1.2% for the first nine months of 2003, compared to the first nine months of 2002. The increase measured in local currency was primarily due to an increase in the average number of consultants, partially offset by a decrease in consultant productivity. The average number of consultants in Mexico was approximately 261,000 for the first nine months of 2003, an increase of 6.0% over the comparable prior year period. Annualized consultant productivity measured in local currency for the nine months ended September 30, 2003 decreased 4.5% compared to consultant productivity for the nine months ended September 30, 2002.

          In the United States, net sales, excluding inter-segment sales, for the first nine months of 2003 increased to $74.5 million from $66.9 million for the first nine months of 2002, an increase of $7.6 million, or 11.4%, with increases in both divisions. Net sales in the Hispanic Division increased 13.6% to $50.3 million for the first nine months of September 30, 2003, compared to the first nine months of 2002, due to a larger consultant base, offset by reduced consultant productivity. The average number of consultants in the Hispanic Division for the period was approximately 48,000, an increase of 29.6% over the comparable prior year period. Annualized consultant productivity in the Hispanic Division decreased 12.4% for the first nine months of 2003 compared to the first nine months of 2002. The number of active ordering consultants in the Hispanic Division decreased during the period. Net sales in the General Division increased 7.0% to $24.1 million for the nine months ended September 30, 2003, compared to the nine months ended September 30, 2002 as a result of a 5.4% increase in consultant productivity and an increase in the average number of consultants. The average number of General Division consultants during the period increased 1.2% to approximately 30,000 consultants for the nine months ended September 30, 2003.

          In Europe, net sales, excluding inter-segment sales, increased to $22.7 million for the nine months ended September 30, 2003, from $18.6 million for the nine months ended September 30, 2002, an increase of $4.1 million, or 22.0%, in part due to stronger average exchange rates compared to the U.S. dollar. In local currencies, net sales increased 1.4% for the first nine months of 2003, compared to the first nine months of 2002. The average number of consultants for the nine months ended September 30, 2003 was approximately 18,000, an increase of 11.9% over the comparable prior year period. Consultant productivity measured in local currencies decreased 9.4% for the nine months ended September 30, 2003 compared to the nine months ended September 30, 2002.

          Net sales in the other markets decreased to $7.4 million for the nine months ended September 30, 2003, compared to $9.3 million for the nine months ended September 30, 2002, a decrease of $1.9 million, or 20.4%. The decrease in net sales was primarily due to weaker average exchange rates of South American currencies during 2003 compared to 2002 and decreased net sales measured in local currency in the Dominican Republic, partially offset by increased net sales measured in local currency in Brazil. Measured in local currencies, net sales increased 1.4% for the nine months ended September 30, 2003 compared to the nine months ended September 30, 2002.

          Gross profit. Consolidated gross profit for the nine months ended September 30, 2003 decreased to $212.9 million from $219.2 million for the nine months ended September 30, 2002, a decrease of $6.3 million, or 2.9%. Gross profit as a percentage of net sales (gross margin) increased to 76.9% for the nine months ended September 30, 2003 from 76.8% in the comparable prior year period. The increase in gross margin for the nine months ended September 30, 2003 compared to the nine months ended September 30, 2002 was primarily due to increased gross margin in Europe and favorability in the “Corporate, Unallocated and Other” segment, partially offset by decreased gross margin in the United States and the All Others markets.

          In Mexico, gross margin for the nine months ended September 30, 2003 decreased to 75.9% from 76.0% for the nine months ended September 30, 2002.

          In the United States, gross margin for the nine months ended September 30, 2003 decreased to 77.4% from 77.9% for the nine months ended September 30, 2002. The decrease in gross margin was primarily the result of unfavorable direct cost variances during the nine months ended September 30, 2003, compared to favorable direct cost variances during the nine months ended September 30, 2002.

          In Europe, gross margin for the nine months ended September 30, 2003 increased to 79.3% from 77.4% for the comparable prior year period due to the favorable impact of exchange rates on U.S. dollar-denominated inventory purchases, partially offset by reduced gross margin as a result of the mix of product offerings.

          Selling, general and administrative expenses. SG&A expenses for the nine months ended September 30, 2003 increased to $188.5 million, compared to $174.9 million for the nine months ended September 30, 2002, an increase of $13.6 million, or 7.8%. SG&A expenses, as a percentage of net sales, increased to 68.1% for the nine months ended September 30, 2003 from 61.3% for the nine months ended September 30, 2002 due primarily to increased selling, general and administrative expense in the “Corporate, Unallocated and Other” segment.

          In Mexico, SG&A expenses for the nine months ended September 30, 2003 decreased by $9.0 million, or 9.5%, to $85.7 million, compared to $94.7 million for the nine months ended September 30, 2002. SG&A expenses increased, as a percentage of net sales, in Mexico to 49.8% for the nine months ended September 30, 2003, compared to 49.7% for the nine months ended September 30, 2002. The increase in SG&A expenses as a percentage of net sales was primarily due to increases in override and promotional expenses, partially offset by decreased administrative expenses. Sales promotional expenses increased as a percentage of net sales due to the timing and nature of promotional activities and override expenses increased due to better collection of receivables. Administrative expenses decreased due to the employment of cost containment measures and less expense related to the allowance for uncollectible accounts.

          In the United States, SG&A expenses for the nine months ended September 30, 2003 increased by $4.9 million, or 11.9%, to $46.1 million from $41.2 million for the nine months ended September 30, 2002. SG&A expenses, as a percentage of net sales, in the United States were 61.9% for the nine months ended September 30, 2003 compared to 61.6% for the nine months ended September 30, 2002. The increase in SG&A expenses as a percentage of net sales was primarily attributable to increased sales promotional and override expenses, partially offset by reduced selling expenses during the nine months ended September 30, 2003 compared to the nine months ended September 30, 2002. Sales promotional expenses increased due to more planned promotional spending in 2003 and expenses related with a General Division summer trip in 2003 which was not held in 2002. Override expense increased due to the relative sales mix. Selling expenses, as a percentage of net sales, decreased due to headcount vacancies and reductions.

          In Europe, SG&A expenses for the nine months ended September 30, 2003 increased by $3.3 million, or 23.2%, to $17.5 million from $14.2 million for the nine months ended September 30, 2002. SG&A expenses, as a percentage of net sales, in Europe were 77.1% for the nine months ended September 30, 2003, compared to 76.3% for the nine months ended September 30, 2002. The increase in SG&A expenses as a percentage of net sales was due to increased sales promotional expenses in an effort to increase sponsoring and the consultant base and increased override expenses due to better collections and a change in the program, partially offset by decreased administrative expenses due to incrementally less expense related to the reserve for uncollectible accounts in Italy and information technology expenses during the nine months ended September 30, 2003 compared to the same period of the prior year.

          SG&A expenses in our other markets for the nine months ended September 30, 2003 decreased by $1.8 million, or 17.5%, compared to the nine months ended September 30, 2002. As a percentage of net sales, SG&A expenses were 114.9% for the nine months ended September 30, 2003, compared to 110.8% for the nine months ended September 30, 2002.

          SG&A expenses in the “Corporate, Unallocated and Other” segment increased $16.2 million primarily as the result of costs related to our recapitalization recorded during the second quarter of 2003 and certain nonrecurring severance charges recorded during the nine months ended September 30, 2003.

During the nine months ended September 30, 2003, we completed a recapitalization of its operations by issuing new debt (see “Liquidity and Capital Resources”).

          Exchange gain (loss). Foreign exchange loss was $7.8 million for the nine months ended September 30, 2003, compared to $9.8 million for the nine months ended September 30, 2002, a decrease of $2.0 million, or 20.4%. During the nine months ended September 30, 2003, we recognized $9.3 million of exchange losses on the remeasurement of U.S. dollar-denominated debt. This loss was partially offset by $0.6 million of exchange gains related to option contracts and $0.9 million of exchange gains on other foreign currency transactions. During the nine months ended September 30, 2002, we recognized $2.2 million of exchange losses related to forward contracts, $1.2 million of exchange gains related to option contracts, $4.6 million of exchange losses on the remeasurement of U.S. dollar-denominated debt, $5.2 million of exchange losses on U.S. dollar-denominated intercompany payables in Brazil as the result of devaluation of the Brazilian real and $1.0 million of exchange gains on other foreign currency transactions.

          Interest expense. Net interest expense (including amortization of deferred financing fees) for the nine months ended September 30, 2003 increased to $14.1 million from $8.8 million for the nine months ended September 30, 2002, an increase of $5.3 million, or 60.2%. The increase was primarily due to a greater average amount of debt outstanding during the nine months ended September 30, 2003 compared to the nine months ended September 30, 2002.

          Loss on extinguishment of debt. On May 23, 2003, we repurchased our outstanding 11 3/4% Subordinated Notes due April 30, 2008 (the “Old Notes”) in the aggregate principal amount of $75.2 million at a premium of approximately $4.4 million. Additionally, we repaid $7.4 million under our existing credit agreement (“Old Credit Agreement”). In connection with the redemption of the Old Notes and the termination of the Old Credit Agreement, we wrote off approximately $2.2 million of capitalized deferred financing fees. The total expense related to the extinguishment of the previous debt was $6.6 million and was recorded in the nine months ended September 30, 2003.

          Income tax expense. Income tax expense decreased to $1.2 million for the nine months ended September 30, 2003 from $9.7 million for the nine months ended September 30, 2002, a decrease of $8.5 million, or 87.6%. During the nine months ended September 30, 2003, we reported a pretax loss of $4.4 million and income tax expense of $1.2 million. Our Mexican subsidiaries reported pretax income and income tax expense for the nine months ended September 30, 2003. The income tax expense was partially offset by an income tax benefit in the U.S. subsidiary based on pretax net loss. Additionally, our European and other subsidiaries recorded valuation allowances against pretax net losses for the nine months ended September 30, 2003. For the nine months ended September 30, 2002, our effective tax rate was 37.5% due to the release of $2.3 million of valuation allowances against certain deferred tax assets in the United States and the impact of the enactment of changes in Mexico’s future corporate statutory rates on net deferred tax liabilities of $1.2 million during the first quarter of 2002. These benefits to the effective tax rate were offset by valuation allowances against certain operating losses in Europe and other subsidiaries.

          Loss on discontinued operations. During the nine months ended September 30, 2003, losses on discontinued operations were $2.5 million, an increase of $1.4 million compared to a loss of $1.1 million in the nine months ended September 30, 2002.

          Net (loss) income. Net loss was $8.1 million for the nine months ended September 30, 2003, compared to net income of $14.9 million for the nine months ended September 30, 2002, a $23.0 million unfavorable difference. The decrease in income was due to a $6.3 million decrease in gross profit, a $13.6 million increase in selling, general and administrative expenses, a $5.3 million increase in interest expense, a $6.6 million loss on extinguishment of debt, a $0.5 million unfavorable change in other and a $1.4 million increase in losses on discontinued operations, partially offset by a $2.0 million decrease in exchange loss, an $8.5 million decrease in income tax expense and the absence of $0.2 million in cumulative effect of accounting change in 2003.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

          Net Sales. Net sales for 2002 increased to $382.6 million from $365.4 million in 2001, an increase of $17.2 million, or 4.7%. In local currencies, net sales increased 8.6% in 2002 compared to 2001. The number of our average ending consultants worldwide increased 9.3% to approximately 376,000 consultants in 2002, an increase of 32,000 consultants over the 2001 average ending number of consultants. Consultant activity decreased approximately 1.4% as 49.3% of all consultants were considered active in 2002, compared to 50.0% in 2001. In general, consultants are considered to be active ordering consultants at any one time if they place an order within the month immediately preceding such time. Consultant productivity decreased 4.4% in 2002 compared to 2001, due primarily to weaker local currencies, partially offset by increased productivity in our United States market due to planned program changes.

          In Mexico, net sales, excluding intersegment sales, for 2002 increased 5.5% compared to net sales for 2001 as measured in local currency. However, due to weaker average exchange rates, net sales measured in U.S. dollars increased 1.7% to $251.6 million for 2002 from $247.5 million for 2001. The year-over-year increase was due to an increase in the average number of consultants, partially offset by reduced productivity. The increase in the consultant base was the result of a continued focus on sponsoring through promotions, low-cost kits and opportunity meetings. The reduction in productivity was due to the weaker average exchange rates and liquidity problems of the consultants and their clients due to the difficult macroeconomic situation in Mexico. In Mexico, the average number of consultants in 2002 increased to approximately 252,000, 9.9% over the 2001 average number of consultants. Consultant productivity decreased 7.5% in 2002 compared to 2001.

          In the United States, net sales, excluding intersegment sales, for 2002 increased to $92.1 million from $79.6 million in 2001, an increase of $12.5 million, or 15.7%. The U.S. selling market has established two distinct selling divisions to focus on the individual characteristics of the Hispanic Division and the General Division. The establishment of two distinct selling divisions allows us to focus on independent marketing strategies and to provide specialized recruiting, training and product offerings, which has contributed to the increased net sales. Sales in the Hispanic Division increased 19.7% to $61.2 million and sales in the General Division increased 8.6% to $30.9 million during 2002 compared to net sales in 2001. In the Hispanic Division, the year-over-year increase was driven by increases in the number of consultants, the number of active consultants and consultant productivity. In the General Division, the year-over-year increase was driven by an increase in consultant productivity, partially offset by a smaller consultant base. During the second quarter of 2002, we implemented program changes in the United States to increase the minimum order size in order for the consultant to achieve the maximum 50% commission rate. As a result of this change in the program, productivity in both the General and Hispanic Divisions increased. In the General Division many promotions in 2001 were geared toward increased activity rather than productivity. The promotional focus in 2002 was on productivity, which also contributed to the year-over-year productivity increase. However, a result of increasing the minimum order size was an increase in consultant losses which lead to a decrease in the consultant base. In the Hispanic Division, the average number of consultants increased 12.1% to 39,000 compared to the 2001 average. Hispanic Division consultant productivity increased 6.8% in 2002 compared to 2001 productivity. The Hispanic Division focused on aggressive sponsoring promotions and promotional kits in order to increase the number of consultants. Additionally, in 2002, consultant activity increased 6.3% in the Hispanic Division compared to 2001, with 60.7% of all consultants considered to be active in 2002. The Hispanic Division also reported increases in the number of leaders. In the General Division, consultant productivity increased 16.5% and the average number of consultants decreased 6.8% to approximately 29,000 consultants in 2002.

          In Europe, net sales, excluding intersegment sales, for 2002 increased to $26.9 million from $26.4 million in 2001, an increase of $0.5 million, or 1.9%. Measured in local currencies, net sales in 2002 decreased 3.6% compared to net sales in 2001. The increase in net sales measured in U.S. dollars was the result of the strengthening of the euro and Swiss franc compared to the U.S. dollar, partially offset by a decrease in the average number of consultants, and reduced consultant productivity in local currencies. In Europe, the average number consultants decreased 2.6% to approximately 16,000 consultants. In Europe, the decrease in the base was the result of a higher turnover due to a low growth economy. Consultant productivity increased 5.0% in 2002, compared to 2001, due to the strengthening of local currencies compared to the U.S. dollar. Measured in local currencies, consultant productivity decreased 1.1% in 2002 compared to 2001 productivity.

          Gross Profit. Gross profit in 2002 increased to $292.4 million from $281.2 million in 2001, an increase of $11.2 million, or 4.0%. Gross profit as a percentage of sales (gross margin) decreased to 76.4% from 77.0%.

          In Mexico, gross margin decreased nominally to 75.9% in 2002 compared to 76.0% in 2001 due primarily to incrementally greater charges related to the reserve for slow moving inventory in 2002 and the weakening of the peso compared to the U.S. dollar, partially offset by a more favorable product mix. Excluding charges for the reserve for slow moving inventory in 2002, gross margin would have been approximately 76.3% in 2002, compared to 76.0% in 2001. The percentage of commissionable sales compared to total sales remained constant at approximately 91.0%.

          In the United States, gross margin remained constant at 77.0% between 2002 and 2001. In 2002, sales of new products contributed a greater gross margin compared to 2001. This was offset by a lower gross margin contribution from non-resale sale products. Charges for the reserve for slow moving inventory were relatively constant between 2002 and 2001.

          In Europe, gross margin in 2002 decreased to approximately 76.6% compared to 79.2% in 2001 primarily due to more aggressive promotional activity implemented in an effort to generate sales.

          Selling, General and Administrative Expenses. SG&A expenses in 2002 increased to $233.8 million from $224.8 million in 2001, an increase of $9.0 million, or 4.0%. SG&A expenses, as a percentage of net sales, decreased to 61.1% in 2002 from 61.5% in 2001, due to the discontinuation of amortization of goodwill and trademarks pursuant to SFAS No. 142. See “— New Accounting Pronouncements”. In 2001, we recorded $3.5 million of charges related to amortization of intangible assets.

          In Mexico, SG&A expenses increased to $124.7 million in 2002, from $116.8 million in 2001. As a percentage of net sales, SG&A expenses increased to 49.6% in 2002 compared to 47.2% in 2001. The primary factors for the increase in SG&A expenses as a percentage of net sales were selling expenses, variable freight expenses and administrative expenses. Selling expenses increased due primarily to an increase in the number of regional sales managers. As a percentage of net sales, variable freight expenses increased 1.1% due to increased orders and higher average packaging costs. Administrative expenses increased primarily due to an additional $3.4 million of bad debt expense in 2002, compared to 2001, due to declining consultant liquidity as a result of the general economic condition. Excluding the charge for bad debt expense, administrative expense was relatively constant as a percentage of sales in 2002 and 2001.

          In the United States, SG&A expenses increased to $55.3 million in 2002 from $49.8 million in 2001, an increase of $5.5 million, or 11.0%. However, as a percentage of net sales, SG&A expenses decreased to 60.0% from 62.6% primarily due to decreases in sales promotional expenses and administrative expenses. Sales promotional expenses decreased as a percentage of net sales due to the mix of events. Administrative expenses decreased as a percentage of net sales due to an increase in net sales as most of these expenses are fixed. However, administrative expenses were relatively constant in total. In the year 2002, we incurred $1.5 million of transaction related fees. In 1998, we incurred $1.2 million related to transaction fees in connection with the acquisition from Gillette. We had $0.0 in transaction related costs in 1999, 2000 and 2001. Certain other variable expenses, such as period distribution and freight out, increased in total in 2002, but were relatively constant as a percentage of net sales.

          In Europe, SG&A expenses increased to $19.4 million in 2002 from $19.1 million in 2001, an increase of $0.3 million. As a percentage of net sales, SG&A expenses decreased to 72.1% in 2002 from 72.3% in 2001. Administrative expenses increased as a percentage of net sales and in total due to larger charges related to the reserve for uncollectible accounts in Italy and incrementally higher information technology expenses in Germany in 2002 compared to 2001. The increase in administrative expenses, as a percentage of net sales, was offset by reduced sales promotional and override expenses, as a percentage of net sales, in 2002 compared to 2001.

          SG&A expenses in South America and Thailand decreased to $13.6 million in 2002, compared to $14.0 million in 2001, primarily due to the favorable impact on expenses of currency devaluation of South American currencies compared to the U.S. dollar, and decreased incremental charges related to the reserve for uncollectible accounts in our Brazilian subsidiary in 2002 compared to 2001. SG&A expenses in the corporate, unallocated and other categories decreased $4.3 million in 2002, compared to 2001, primarily due to the discontinuation of intangible amortization pursuant to SFAS No. 142 and administrative cost savings in our corporate headquarters. During 2001, we wrote off $0.2 million of intangible assets as we determined that the undiscounted cash flows were less than the carrying amount of the assets due to a downturn in the political and economic environment of Argentina. This item, combined with the $0.1 million loss on sale of assets, yields a total of $0.3 million of loss on sale or write-down of assets in 2001.

          Exchange Gain or Loss. Our net foreign exchange loss in 2002 was $10.6 million compared to $9.5 million in 2001, an increase in exchange losses of $1.1 million, or 10.5%. Our foreign exchange gains and losses primarily result from our operations in Mexico and South America. The net exchange loss has three primary elements: gains or losses on forward currency and option contracts, unrealized and realized gains or losses on the remeasurement of U.S. dollar-denominated debt, and gains or losses on transactions denominated in foreign currencies.

          In 2002, we continued to use forward contracts to protect against potential devaluation of the Mexican peso by selling Mexican pesos and buying U.S. dollars. Additionally, during 2002, we modified our hedging program to include the use of foreign currency option contracts (“option contracts” or “options”) to hedge foreign currency exposures to the Mexican peso. In order to execute the option contracts and to offset the current outstanding forward contracts to sell Mexican pesos, we entered into forward contracts to buy Mexican pesos. We purchase exchange rate put options which give us the right, but not the obligation, to sell Mexican pesos at a specified U.S. dollar exchange rate (“strike rate”). The option contracts provide protection in the event the Mexican peso weakens beyond the option strike rate. In conjunction with the put options, and as part of a zero-cost option collar structure, we sold Mexican peso call options, which give the counterparty the right, but not the obligation, to buy Mexican pesos from us at a specified strike rate. The effect of these contracts would be to limit the benefit we would otherwise derive from the strengthening of the Mexican peso beyond the strike rate.

          During 2002, we recognized $2.6 million of exchange losses related to forward contracts and $0.9 million of exchange gains related to option contracts (including the reclassification of other comprehensive loss into exchange loss). As we utilize hedge accounting pursuant to SFAS No. 133 for forward and option contracts to hedge certain forecasted transactions, certain losses are deferred as a separate component of other comprehensive loss and are recognized in income at the same time that the underlying hedged exposure is recognized in income. As of December 31, 2001, we had deferred losses of $3.7 million as a component of other comprehensive loss. During 2002, we deferred an additional $1.8 million of losses on forward exchange contracts and $1.3 million of exchange gains on option contracts as a component of other comprehensive loss. Pursuant to SFAS No. 133, the losses and gains are recognized into income at the same time that the underlying hedged exposure is recognized in income. During the year ended December 31, 2002, we reclassified $1.6 million of losses on forward contracts and $0.5 million of exchange gains on option contracts from other comprehensive loss into exchange loss on the consolidated statement of income. Additionally, during the year ended December 31, 2002, we reclassified $3.1 million of losses on forward contracts and $0.4 million of exchange gains on option contracts from other comprehensive loss into cost of sales in the consolidated statements of income.

          During 2002, the Mexican peso devalued 13.5%, which resulted in a $5.2 million loss on the remeasurement of U.S. dollar-denominated debt, most of which was unrealized. We recognized $3.7 million of other exchange losses on other foreign currency transactions, most of which was unrealized, primarily due to the weakening of the South American currencies.

          During 2001, we recognized a total of $12.2 million of exchange losses related to forward contracts (including the reclassification of other comprehensive loss into exchange loss). During 2001, we deferred $5.5 million of losses as a component of other comprehensive loss pursuant to SFAS No. 133. Of this

$5.5 million, $0.8 million was recognized as a component of exchange loss and $1.0 million was recognized as cost of sales, in the consolidated statements of operations, resulting in $3.7 million of exchange losses deferred as a component of other comprehensive loss at December 31, 2001. As the Mexican peso strengthened in 2001, we recognized $2.8 million of exchange gains on the remeasurement of U.S. dollar-denominated debt in 2001. Additionally, we recognized $0.1 million of net exchange losses on other transactions denominated in foreign currencies.

          Interest Expense. Interest expense decreased to $11.4 million in 2002 from $13.4 million in 2001, a decrease of $2.0 million, or 14.9%. The decrease was due to a lower debt balance, as total debt decreased approximately $8.7 million in 2002 from 2001, and lower average interest rates. Interest rates on LIBOR based borrowings decreased from 3.6% at December 31, 2001 to 3.1% at December 31, 2002.

          Income Tax Expense. Income tax expense decreased to $16.2 million in 2002 from $17.3 million in 2001, a decrease of $1.1 million, or 6.4%. Our effective income tax rate from continuing operations decreased to 44.0% in 2002 from 51.8% in 2001. The reduced effective tax rate was primarily the result of the release of valuation allowances against certain deferred tax assets in the United States and the impact of the enactment of changes in Mexico’s future corporate statutory rates on net deferred tax liabilities partially offset by valuation allowances against certain pretax expenses in the United States. Excluding the impact of the release of the valuation allowance of $2.3 million and the impact of the enactment of changes in the Mexico rate of $1.2 million, the effective tax rate would have been 53.5% in 2002.

          Loss on Discontinued Operations. During the year ended December 31, 2002, losses on discontinued operations were $1.5 million, an increase of $1.3 million, compared to $0.2 million during the year ended December 31, 2001.

          Net Income. Net income increased to $18.8 million in 2002 from $16.0 million in 2001, an increase of $2.8 million, or 17.5%. The increase was due to a $11.2 million increase in gross profit, a $0.2 million favorable change in other income (expense), a $2.0 million decrease in interest expense, a $1.1 million decrease in tax expense, offset by an $9.0 million increase in selling, general and administrative expenses, a $1.3 million increase in loss from discontinued operations, a $1.1 million increase in exchange loss and $0.2 million loss on the cumulative effect of accounting change, compared to a $0.1 million gain on the cumulative effect of accounting change in the prior year.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

          Net Sales. Net sales for 2001 increased to $365.4 million from $310.5 million in 2000, an increase of $54.9 million, or 17.7%. Our average ending number of consultants worldwide increased 18.6% to approximately 344,000 consultants in 2001, an increase of 54,000 consultants over the 2000 average. Our consultant productivity decreased 0.4% between 2001 and 2000. Consultant productivity in Mexico increased 3.5%.

          In Mexico, net sales, excluding intersegment sales, for 2001 increased to $247.5 million from $199.8 million in 2000, an increase of $47.7 million, or 23.9%. Sales in Mexico in local currency increased by 22.3% over 2000 net sales. The year-to-year increase was driven by an increase in the average number of consultants, an increase in consultant productivity and an increase in average consultant branches, or leaders. Mexico defines a branch or leader as a consultant with twelve or more active consultants in her downline. The average number of leaders in 2001 increased 16.4 % compared to the 2000 average. In Mexico, the average number of consultants in 2001 increased to approximately 229,000, or 19.6% over the 2000 average.

          In the United States, net sales, excluding intersegment sales, for 2001 increased to $79.6 million from $74.1 million in 2000, an increase of $5.5 million, or 7.4%. During the latter part of 2000, the U.S. business established two distinct selling divisions to focus on the individual characteristics of the Hispanic Division and the General Division. The focus on the distinct needs of the consultants in each of the selling divisions contributed to the overall sales increase. Net sales in the Hispanic Division increased 8.1% and net sales in the General Division increased 6.4% compared to 2000 sales. The year-to-year increase was also driven by an overall increase in the number of consultants and an increase in the percentage of active consultants, partially offset by a decrease in productivity. In the United States, the average number of consultants in 2001 increased to approximately 66,000, or 7.8% above the 2000 average. The percentage of ordering consultants increased to 53.5 % of all consultants, as compared to 49.6% in 2000. Consultant productivity decreased 7.0% over consultant productivity in 2000.

          In Europe, net sales, excluding intersegment sales, for 2001 decreased to $26.4 million from $26.9 million in 2000, a decrease of $0.5 million, or 1.9%. The decline in net sales is primarily attributed to unfavorable exchange rates due to the weakening of local currency compared to the U.S. dollar. If exchange rates remained constant between 2000 and 2001, net sales would have increased nominally. In Europe, the average number of consultants was relatively consistent at an average of 17,000 consultants each year.

          Gross Profit. Gross profit in 2001 increased to $281.2 million from $233.8 million in 2000, an increase of $47.4 million, or 20.3%. Gross profit as a percentage of sales (gross margin) increased to 77.0% in 2001 from 75.3% in 2000.

          In Mexico, gross margin improved primarily due to reduced product costs, while prices increased in line with inflation. During 2001, the peso strengthened 5.2% compared to the U.S. dollar in 2000. The strengthening of the peso resulted in reduced product costs as we benefited from foreign currency gains as some inventory and components are purchased in U.S. dollar-denominated transactions. These gains were partially offset by derivative losses on forward contracts used to purchase inventory and accounted for using hedge accounting. Mexico’s fourth quarter 2000 gross margin included certain adjustments related to changes in cost accounting estimates, totaling $3 million. These changes resulted in increased margins of 76.3% in the fourth quarter of 2001 compared to 67.3% in the fourth quarter of 2000 and 76.0% for the year ended December 31, 2001 compared to 75.6% for the year ended December 31, 2000.

          In the United States, the gross margin decreased as a result of a more aggressive promotional mix. In 2001, the U.S. business sold fewer regular resale items and more promotional and non-resale items. In 2001, 53.3% of resale items sold were promotional products, compared to 45.0% in 2000. Regular resale items typically contribute a greater margin than promotional or non-resale items.

          In Europe, gross margin in 2001 increased to approximately 79.2% compared to 76.6% in 2000 primarily due to the favorable impact of exchange rates on product costs.

          Selling, General and Administrative Expenses. SG&A expenses in 2001 increased to $224.8 million from $188.8 million in 2000, an increase of $36.0 million, or 19.1%. SG&A as a percentage of net sales increased in 2001 to 61.6% from 60.8% in 2000.

          In Mexico, SG&A as a percentage of net sales increased to 47.2% for 2001 compared to 43.3% in 2000. The primary factors for the increase in SG&A as a percentage of net sales were sales promotional expenses, distribution costs and administrative expenses. Sales promotional expenses increased because there was additional promotional activity in 2001 in an effort to generate sales. Distribution costs increased proportionally more than sales due to the shipment of more small packages. Administrative expense increased primarily due to additional expenses related to reserves for uncollectible accounts receivable. Due to declining consultant liquidity, Mexico charged $7.7 million to bad debt expense during 2001, of which $3.8 million was charged during the fourth quarter.

          In the United States, SG&A, as a percentage of net sales, decreased to 62.6% for 2001 from 63.3% for 2000. Selling expenses increased proportionally more than sales due to the implementation of the expanded e-commerce platform in 2001. In 2001, there was approximately $1.2 million of increased incremental e-commerce related expenses. The percentage increase in selling expenses was partially offset by a decrease in sales promotional expense and administrative expense, as a percentage of net sales. Expenditures on major events were scaled back, which resulted in a decrease in sales promotional expenses, and cost savings measures were employed in 2001 in an effort to reduce administrative expense.

          In Europe, SG&A expenses in 2001 decreased to 72.3% of net sales compared to 75.8% in 2000, primarily as a result of our repositioning and restructuring activities in Europe in the second half of 2000.

          Developing markets, particularly Brazil, incurred additional SG&A expenses in 2001 compared to 2000 due to the growing nature of the business and an increase in the allowance for bad debts as a result of declining consultant liquidity and economic difficulties. Corporate expenses increased $1.8 million because of increased compensation expenses in 2001, primarily related to bonuses, compared to 2000 and increased infrastructure expenses to support the growing business.

          Restructuring and Impairment Charges. There were no restructuring and impairment charges for 2001 compared to $2.6 million for 2000. In 2000, we recorded approximately $1.6 million of restructuring charges and approximately $1.0 million of asset impairment charges. The restructuring charges in 2000 related to our repositioning activities in Europe, and consisted primarily of severance costs. The asset impairment charges consisted of approximately $0.3 million related to our repositioning activities in Europe (for a total of $1.9 million for European restructuring in 2000) and approximately $0.7 million relating to the writedown of certain capitalized computer software costs in the United States. There were $0.0 charges for European restructuring in each of years 1998, 1999 and 2001. This $0.7 million, together with the $0.1 million of loss on sale of assets noted on the face of the income statement, yields a total of $0.8 million of total loss on sale or write-down of assets in 2000. Such losses were $0.0 in each of 1998 and 1999. In 2000, we consolidated the sales support and administrative functions for Austria, Italy, and the Netherlands in Germany. Field sales personnel continue to perform sales and marketing functions in those locations. We ceased our Poland operation, and began serving that territory through a distributor in 2001. In 1999, we incurred $2.7 million of restructuring costs related to the closure of our U.S. factory. Restructuring costs related to this closure were incurred in 1999 only, and were $0.0 for each of years 1998, 2000 and 2001.

          Exchange Gain or Loss. Our net foreign exchange loss in 2001 was $9.5 million compared to $11.7 million in 2000, a decrease in exchange loss of $2.2 million. Our foreign exchange gains and losses primarily result from our operations in Mexico. The net exchange loss has three primary elements: gains or losses on forward currency contracts, unrealized and realized gains or losses on the remeasurement of U.S. dollar-denominated debt, and gains or losses on transactions denominated in foreign currencies.

          Effective January 1, 2001, we adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments and hedging activities and requires such instruments to be measured and recorded at fair value. The derivative instruments we utilized did not qualify for hedge accounting under applicable standards prior to adoption of SFAS No. 133, and accordingly such instruments were marked-to-market with gains and losses included as a component of exchange loss in the statement of operations for the year ended December 31, 2000. Under SFAS No. 133, certain derivative contracts do not qualify for hedge accounting and the resulting fair value is recorded as a component of exchange loss. Under SFAS No. 133, our use of forward contracts and option contracts to hedge certain forecasted transactions qualified for hedge accounting as of January 2001. Unrealized gains and losses from such derivative instruments are deferred as a separate component of other comprehensive income, and are recognized in income at the same time that the underlying hedged exposure is recognized in income. This accounting treatment results in the matching of gains and losses from certain forward exchange contracts with the corresponding gains and losses generated by the underlying hedged transaction. We had unrealized foreign exchange and hedging gains of $2.4 million, and $0.7 million in 1999 and 2001, respectively, and incurred a loss of $2.9 million in 2000. We had $0.0 unrealized foreign exchange gains or losses in 1998.

          In 2001, we continued to use forward contracts to protect against potential devaluation of the Mexican peso by selling Mexican pesos and buying U.S. dollars. Throughout 2001, the forward currency contract pricing reflected the market’s expectation that the peso would devalue relative to the dollar. However, in 2001, the peso to U.S. dollar exchange rate strengthened, resulting in exchange losses of $12.2 million related to forward contracts. Upon implementation of SFAS 133 on January 1, 2001, we had certain forward contracts not designated as hedges. During 2001, we recognized foreign exchange losses totaling $11.4 million on certain forward contracts not designated as hedges under SFAS No. 133. As we utilized hedge accounting pursuant to SFAS No. 133 for forward contracts to hedge certain forecasted transactions, certain losses were deferred as a separate component of other comprehensive income and recognized in income at the same time that the underlying hedged exposure was recognized in income. During 2001, $5.5 million of losses were deferred and $0.8 million was recognized as a component of exchange loss and $1.0 million was recognized as cost of sales, resulting in $3.7 million of exchange losses deferred as a component of other comprehensive income at December 31, 2001. The contracts were remeasured each month and the fair value of the contracts was included in current liabilities. As the Mexican peso strengthened in 2001, we recognized $2.8 million of exchange gains on the remeasurement of U.S. dollar-denominated debt in 2001. Additionally, we recognized $0.1 million of net unrealized and realized exchange losses on other transactions denominated in foreign currencies.

          In 2000, the peso to U.S. dollar exchange rate was stable, resulting in $10.0 million of exchange losses on forward contracts. The remeasurement of U.S. dollar-denominated debt in 2000 resulted in an exchange loss of $0.7 million, as the peso weakened against the U.S. dollar at year-end. Net realized and unrealized losses on other foreign currency transactions in Mexico were $0.6 million.

          Interest Expense. Interest expense decreased to $13.4 million in 2001 from $15.7 million in 2000, a decrease of $2.3 million, or 14.6%. The decrease was due to a lower debt balance, as total debt decreased approximately $15.9 million from 2000 to 2001, and lower average interest rates.

          Other Income (Expense). Other expense in 2001 was nominal compared to other income for 2000 of $1.6 million, which consisted primarily of income related to the recovery of the effect of inflation from a receivable due from the Mexican government related to taxes.

          Income Tax Expense. Income tax expense increased to $17.3 million in 2001 from $9.7 million in 2000, an increase of $7.6 million, or 78.4%. The increase in income tax expense is the result of increased income generated by Jafra Mexico and Jafra US in 2001 compared to 2000 and approximately $0.6 million of tax provision related to certain tax adjustments in Europe. In 2001, our effective income tax rate decreased to 51.9% from a 60.2% effective income tax rate in 2000. The decrease in the effective income tax rate was driven by taxable income generated by our European subsidiary in 2001, compared to a tax loss without any tax benefit in 2000. This decrease in the effective income tax rate was partially offset by higher effective income tax rates for Jafra Mexico and Jafra US.

          Net Income. Net income increased to $16.0 million in 2001 from $6.4 million in 2000, an increase of $9.6 million, or 150.0%. The increase was due to a $47.4 million increase in gross profit, a $2.6 million decrease in restructuring and impairment charges, a $2.2 million decrease in exchange loss, a $2.3 million decrease in interest expense, a $0.5 million decrease in loss on early extinguishment of debt and a $0.1 million gain on the cumulative effect of accounting change, net of tax, partially offset by a $36.0 million increase in selling, general and administrative expenses, an increase on loss from discontinued operations of $0.2 million, a $1.7 million decrease in other, net income (expense), and a $7.6 million increase in income tax expense.

New Accounting Pronouncements

          Effective January 1, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133, as amended and interpreted, established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated in a fair-value hedge, the changes in the fair value of the derivative and the underlying hedged item are recognized concurrently in earnings. If the derivative is designated in a cash-flow hedge, changes in the fair value of the derivative are recorded in other comprehensive income (loss) (“OCI”) and are recognized in the statement of operations when the hedged item affects earnings. SFAS No. 133 defined new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value are recognized concurrently in earnings. As of January 1, 2001, the Company recorded a net gain of $126,000 (net of a tax effect of $82,000) as a cumulative transition adjustment to earnings. This adjustment relates to derivatives not designated as hedges prior to adoption of SFAS No. 133, and represents the difference between the carrying value as measured by the difference in the spot rate to the forward rate and the fair value as determined by forward rates of such instruments at January 1, 2001.

          In June 2001, the Financial Accounting Standards Board (“FASB”) approved two new statements: SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires combinations entered into after June 30, 2001 to be accounted for using the purchase method of accounting. SFAS No. 142 requires that goodwill not be amortized, but be tested for impairment at least annually. SFAS No. 142 was effective for fiscal years beginning after December 15, 2001 for all goodwill and other intangible assets recognized in an entity’s statement of financial position at that date, regardless of when those assets were initially recognized. We adopted SFAS No. 142 on January 1, 2002. In accordance with such adoption, we identified all reporting units in conjunction with the provisions of SFAS No. 142 and allocated all goodwill accordingly. Prior to June 30, 2002, we completed the transitional goodwill impairment test required by SFAS No. 142. Due to general market uncertainty in Colombia, we revised our projections and recorded an impairment loss of $0.2 million associated with our Colombia reporting unit. The impairment loss has been recorded as a cumulative effect of accounting change in the accompanying consolidated statements of income. No other impairment was identified in connection with the annual impairment test. The changes in the carrying amount of goodwill for the year ended December 31, 2002 are as follows (in millions):

	United				Consolidated
Goodwill	States	Mexico	Europe	All Others	Total

Balance as of December 31, 2001	$32.2	$32.4	$5.9	$0.1	$70.6
Translation effect	—	(3.9)	(0.6)	0.2	(4.3)
Impairment losses	—	—	—	(0.2)	(0.2)

Balance as of December 31, 2002	$32.2	$28.5	$5.3	$0.1	$66.1

          Our other intangible assets consist of trademarks. During the year ended December 31, 2002, we determined trademarks to have an indefinite life and performed the transitional impairment test as required under SFAS No. 142. Based upon the transitional and annual test, we determined that there was no impairment of trademarks. The carrying value of trademarks was $44.6 million as of December 31, 2002.

          In accordance with SFAS No. 142, we discontinued amortization of goodwill and other intangible assets with an indefinite life. A reconciliation of previously reported net income to amounts adjusted for the exclusion of goodwill and trademark amortization, net of the related income tax effects, where applicable, is as follows (in millions):

	Years Ended
	December 31,

	2000	2001	2002

Net income	$6.3	$16.0	$18.8
Goodwill amortization, net of tax	1.9	1.7	—
Trademark amortization, net of tax	0.9	0.8	—

Adjusted net income	$9.1	$18.5	$18.8

          In November 2001, the Emerging Issues Task Force (“EITF”) issued EITF Issue No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products.” This new guidance provides that consideration from a vendor to a reseller is generally presumed to be a reduction of the selling prices of the vendor’s products, and, therefore, should be characterized as a reduction of revenue when recognized in the vendor’s income statement. On January 1, 2002, we adopted EITF Issue No. 01-9 and reclassified commissions paid to consultants of $3.8 million and $3.3 million on their personal sales, previously reported as a component of selling, general and administrative expenses, as a reduction in net sales and selling, general and administrative expenses for the years ended December 31, 2001 and 2000, respectively.

          On January 1, 2002, we adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” SFAS No. 144 retains substantially all of the requirements of SFAS No. 121, while resolving certain implementation issues and addressing the accounting for a component of a business accounted for as a discontinued operation. SFAS No. 144 was adopted with no significant impact on our financial position or results of operations.

          On January 1, 2003, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Corrections”. This statement rescinds or modifies existing authoritative pronouncements including SFAS No. 4 “Reporting Gains and Losses from Extinguishment of Debt.” As a result of the issuance of SFAS No. 145, gains and losses from extinguishment of debt are classified as extraordinary items only if they meet the criteria in Accounting Principles Board (“APB”) Opinion 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” Applying the provisions of APB Opinion 30 distinguishes transactions that are part of an entity’s recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. Based on the adoption of this principle, we reclassified any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB Opinion 30 for classification as an extraordinary item.

          On January 1, 2003, we adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, which did not result in any material impact to our consolidated statements of income. This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.”

          During 2002, the FASB issued SFAS No. 148, “Accounting for Stock Based Compensation — Transaction and Disclosure, an amendment to FASB Statement No. 123.” This Statement requires more extensive disclosure, including interim disclosure, related to stock based compensation for all companies and permits additional transition methods for companies that elect to use the fair value method for employee stock compensation. This statement is effective for fiscal years ending after December 15, 2002. We adopted the disclosure requirements of SFAS No. 148 without material impact on our results of operations or financial position. (See footnote 13 in the accompanying footnotes to the audited consolidated financial statements of CDRJ Investments (Lux) S.A. and subsidiaries.)

          In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 on July 1, 2003 did not have a material impact on the Company’s financial position or results of operations.

          In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, Consolidated Financial Statements. FIN 46 requires the consolidation of variable interest entities by the party considered to be the primary beneficiary of that entity. The FASB amended FIN 46 in December of 2003. The revised provisions of FIN 46 will be effective for the company in the first quarter of 2004. This interpretation may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. The adoption of FIN 46 is not expected to have a material impact on the Company’s financial position or results of operations.

Critical Accounting Policies and Estimates

          Management’s Discussion and Analysis of Financial Condition and Results of Operations are based on our consolidated financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America. These principles require the appropriate application of certain accounting policies, many of which require management to make estimates and assumptions about future events and their impact on amounts reported in our consolidated financial statements and related notes. Since future events and their impact cannot be determined with certainty, the actual results may differ from management’s estimates. Such differences could be material to the consolidated financial statements.

          We believe that the application of accounting policies, and the estimates inherently required therein, are reasonable. These accounting policies and estimates are constantly reevaluated, and adjustments are made when facts and circumstances dictate a change. Historically, the application of accounting policies has been appropriate, and actual results have not differed materially from those determined using necessary estimates.

          Our accounting policies are more fully described in Note 2 to our audited consolidated financial statements included elsewhere in this prospectus. Certain critical accounting policies are described below.

          Accounts Receivable. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of consultants to make payments. An allowance is calculated based on historical experience and the age of the outstanding receivables. If the financial condition of consultants were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

          Inventory Obsolescence. We write down our inventory to provide for estimated obsolete or unsalable inventory based on assumptions about future demand for our products. If future demand is less favorable than our assumptions, additional inventory write-downs may be required. Likewise, favorable future demand and market conditions could positively impact future operating results if inventory that has been written-down is sold.

          Foreign Currency Contracts. We enter into foreign currency forward and option contracts to reduce the effect of adverse exchange rate fluctuations in the exchange rate of the Mexican peso to the U.S. dollar. We place forward and option contracts based on our forecasted cash outflows from Jafra S.A. over a rolling twelve-month period and do not hedge transactions that are not included in the twelve-month forecast on the date the forward or option contract is initiated. As a matter of policy, we do not hold or issue forward or option contracts for trading or speculative purposes nor do we enter into contracts or agreements containing “embedded” derivative features or involving leveraged derivatives. If the Mexican peso were to significantly strengthen during the year compared to the U.S. dollar, we may incur additional losses on option contracts open as of the balance sheet date. See “— Interest Rate Risk” and “— Foreign Currency Risk”.

          Contingencies. We account for contingencies in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 5, “Accounting for Contingencies”. SFAS No. 5 requires that we record an estimated loss from a loss contingency when information available prior to issuance of our financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Accounting for contingencies such as legal and income tax matters requires management to use judgment. Many of these legal and tax contingencies can take years to be resolved. Generally, as the time period increases over which the uncertainties are resolved, the likelihood of changes to the estimate of the ultimate outcome increases. We believe that the accruals for these matters are adequate.

          Income Taxes. Deferred income tax assets have been established for net operating loss carryforwards of certain foreign subsidiaries and foreign tax credits originating in the United States, which are reduced by a valuation allowance. The net operating loss carryforwards expire in varying amounts over a future period of time. Realization of the income tax carryforwards is dependent on generating sufficient taxable income prior to expiration of the carryforwards. Although realization is not assured, management believes it is more likely than not that the net carrying value of the income tax carryforwards will be realized. The amount of the income tax carryforwards that is considered realizable, however, could change if estimates of future taxable income during the carryforward period are adjusted.

          Impairment of Long-Lived Assets and Goodwill. Long-lived assets are reviewed for impairment, based on undiscounted cash flows, whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If this review indicates that the carrying amount of the long-lived assets is not recoverable, we will recognize an impairment loss, measured by the future discounted cash flow method. Goodwill is evaluated for impairment based on SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 142 requires that goodwill not be amortized, but be tested for impairment annually.

Liquidity and Capital Resources

Overview

          We have historically funded expenditures for operations, administrative expenses, capital expenditures and debt service obligations with internally generated funds from operations, with working capital needs being satisfied from time to time with borrowings under our old credit agreement. We believe that we will be able to meet our debt service obligations and fund our operating requirements in the future with cash flow from operations and borrowings under our senior credit facilities as put in place in May 2003, although no assurance can be given in this regard. We continue to focus on working capital management, including the collection of accounts receivable, decreasing inventory levels, and management of accounts payable.

The May 2003 Recapitalization

          In May 2003 we recapitalized our Mexican operations and refinanced our then outstanding indebtedness. In connection with these transactions:

•	We formed Jafra Worldwide as a subsidiary of Jafra S.A. to act as our intermediate holding company of Jafra US, Jafra Mexico and our other businesses.

•	We formed Jafra Distribution (Mexico), an affiliate of Jafra Mexico and an indirect wholly-owned subsidiary of Jafra Worldwide, to operate our distribution business in Mexico and to act as the Mexican borrower under our new senior credit facilities and the issuer of the Mexican portion of our senior subordinated notes.

•	Jafra US and Jafra Distribution (Mexico) entered into new senior credit facilities, consisting of a $50.0 million senior secured term loan facility and a $40.0 million senior revolving credit facility, and borrowed the full amount of the term loan. See “Description of Our Indebtedness — Senior Credit Facilities”.

•	Jafra Distribution (Mexico) and Jafra US issued $120 million and $80 million, respectively, in aggregate principal amount of our 10 3/4% Senior Subordinated Notes due 2011, or our “10 3/4% Notes”, and used a portion of the proceeds from such issuance, together with borrowings under the term loan facility described above, to repay the indebtedness of Jafra US and Jafra Mexico then outstanding and to consummate other corporate transactions.

•	Jafra US and Jafra Mexico made compensating payments in an aggregate amount of approximately $10.4 million to holders of options to acquire the capital stock of CDRJ Investments (Lux) S.A. and, through a series of inter-company transactions, the remaining proceeds from the issuance of our 10 3/4% Notes and borrowings under our senior credit facilities were paid and distributed to CDRJ Investments (Lux) S.A. CDRJ Investments (Lux) S.A. then commenced liquidation proceedings and made an initial liquidating distribution to our shareholders of approximately $157.6 million in cash.

          Prior to the closing of the sale of the common stock offered hereby, we expect to make a final liquidating distribution of up to $20 million in cash to the holders of shares of CDRJ Investments (Lux) S.A. We expect to fund this distribution by drawing on the revolving portion of our senior credit facilities.

          In addition, the shareholders of CDRJ Investments (Lux) S.A. will receive one share of our common stock in exchange for each share of CDRJ Investments (Lux) S.A. held at this time. Further, upon the completion of the liquidation, each of the outstanding options to acquire the capital stock of CDRJ Investments (Lux) S.A. will be converted on a one-for-one basis into options to acquire capital stock of Jafra S.A. While these options will generally continue to be governed by the same terms and conditions as prior to the liquidation, the exercise prices of the outstanding options have been adjusted downward such that the ratio of the original exercise price per share of the options to the market value per share immediately following the recapitalization transactions described above is identical to the ratio of the original exercise price per share of the options to the market value per share of the stock of CDRJ Investments (Lux) S.A. immediately prior to the commencement of the liquidation process. As a result of these adjustments, the exercise prices of our outstanding options were reduced. Prior to the closing of the sale of common stock offered hereby, CDRJ Investments (Lux) S.A. will be liquidated.

Liquidity

          On May 20, 2003, Jafra US and Jafra Distribution (Mexico) issued $200 million aggregate principal amount of the 10 3/4% Notes pursuant to an indenture dated May 20, 2003, or our “10 3/4% Notes Indenture”, and entered into a $90 million senior credit agreement, or our “Senior Credit Agreement”. The 10 3/4% Notes represent the several obligations of Jafra US and Jafra Distribution (Mexico) in the amount of $80 million and $120 million, respectively. The 10 3/4% Notes mature in 2011 and bear a fixed interest rate of 10 3/4% payable semi-annually.

          Jafra US is a direct wholly-owned subsidiary of Jafra Worldwide and Jafra Distribution (Mexico) is an indirect wholly-owned subsidiary of Jafra Worldwide. Jafra Worldwide has fully and unconditionally guaranteed the obligations under the 10 3/4% Notes on a senior subordinated basis on the terms provided in the 10 3/4% Notes Indenture. Each of Jafra US and Jafra Distribution (Mexico) has fully and unconditionally guaranteed the obligations of the other under the 10 3/4% Notes on a senior subordinated basis, subject to a 30-day standstill period prior to enforcement of such guarantees. Each U.S. subsidiary of Jafra US is required to fully and unconditionally guarantee the U.S. portion of 10 3/4% Notes jointly and severally, on a senior subordinated basis. Each Mexican subsidiary of Jafra Distribution (Mexico) is required to fully and unconditionally guarantee the Mexican portion of the 10 3/4% Notes jointly and severally, on a senior subordinated basis. Jafra Distribution (Mexico) currently has no Mexican subsidiaries. Jafra Mexico has also fully and unconditionally guaranteed the obligation of Jafra Distribution (Mexico) under the 10 3/4% Notes. Each subsidiary of Jafra Mexico is required to fully and unconditionally guarantee the Mexican portion of the 10 3/4% Notes jointly and severally, on a senior subordinated basis.

          The 10 3/4% Notes are unsecured and are generally not redeemable for four years. Thereafter, the notes will be redeemable on a pro rata basis at premiums declining to par in the sixth year. Prior to May 16, 2006, Jafra US and Jafra Distribution (Mexico) at their option may concurrently redeem the 10 3/4% Notes in an aggregate principal amount equal to up to 35% of the original aggregate principal amount of the 10 3/4% Notes, with funds in an aggregate amount not exceeding the aggregate cash proceeds of one or more equity offerings, at a redemption price of 110.75% plus accrued and unpaid interest. We expect to redeem up to 35% of the outstanding 10 3/4% Notes with the net proceeds of the sale by us of our common stock offered by us hereby. See “Use of Proceeds.”

          In addition, Jafra US and Jafra Distribution (Mexico) entered into the Senior Credit Agreement, which provides for senior credit facilities in an aggregate principal amount of $90 million, consisting of a $50 million senior secured term loan facility maturing in 2008 and a $40 million senior secured revolving credit facility, also maturing in 2008, of which a portion is available in the form of letters of credit. On May 20, 2003, Jafra US borrowed $20 million and Jafra Distribution (Mexico) borrowed $30 million of the loans under the term facility. No amounts were outstanding under the revolving credit facility at

September 30, 2003. Borrowings under the term loan facility are amortized in quarterly installments. Amounts outstanding under the senior credit facilities bear interest at a rate equal to, at our option, (1) an alternate base rate plus an applicable margin or (2) an adjusted LIBOR rate plus an applicable margin. As of September 30, 2003, these applicable margins were 3.00% and 4.00% for base rate loans and LIBOR loans, respectively, subject in each case to periodic adjustment based on certain levels of financial performance. Borrowings under the Senior Credit Agreement are secured by substantially all of our assets.

          Both the 10 3/4% Notes Indenture and the Senior Credit Agreement contain certain covenants that limit our ability to incur additional indebtedness, pay cash dividends and make certain other payments. These covenants also require us to maintain certain financial ratios including a minimum EBITDA to cash interest expense coverage ratio and a maximum debt to EBITDA ratio. As of September 30, 2003, we were in compliance with all debt covenants.

          On May 23, 2003, with proceeds from the issuance of our 10 3/4% Notes and borrowings under the Senior Credit Agreement, Jafra US and Jafra Mexico redeemed our old notes in the aggregate outstanding principal amount of $75.2 million at a premium of approximately $4.4 million. Additionally, Jafra US and Jafra Mexico repaid $7.4 million under the old credit agreement and terminated the old credit agreement. In connection with the redemption of our old notes and the termination of our old credit agreement, we wrote off approximately $2.2 million of capitalized deferred financing fees. Total costs related to the redemption of our old notes and the repayment of amounts outstanding under our old credit agreement were $6.6 million and were recorded as a component of net (loss) income on the accompanying consolidated statements of operations.

          After the redemption of our old notes and repayment of all outstanding amounts under our old credit agreement, the shareholders resolved to liquidate CDRJ Investments (Lux) S.A. As a result, CDRJ Investments (Lux) S.A. made an initial liquidating distribution of $157.6 million to its shareholders of record at May 20, 2003. Additionally, we reserved $1.4 million to pay expenses associated with the liquidation, any remaining amounts of which will be distributed to the shareholders at the conclusion of the liquidation. Jafra US and Jafra Mexico also made special payments to the holders of the options and certain members of management and non-employee directors. Prior to the closing of the sale of our common stock offered hereby, we expect to make a final liquidating distribution of up to $20 million in cash to the holders of shares of CDRJ Investments (Lux) S.A. We expect to fund this distribution by drawing on the revolving portion of our senior credit facilities. CDRJ Investments (Lux) S.A. will then be liquidated.

          We capitalized $14.4 million of costs related to the issuance of the 10 3/4% Notes and the Senior Credit Agreement as deferred financing fees. These capitalized expenses are being amortized on a basis that approximates the interest method over the term of the 10 3/4% Notes and the Senior Credit Agreement. As of September 30, 2003, approximately $0.7 million of the deferred financing fees were amortized.

          Prior to our May 2003 recapitalization, Jafra Mexico was a party to an unsecured bank loan agreement. As of September 30, 2003, Jafra Mexico had repaid all amounts outstanding under the bank loan agreement and had terminated the agreement.

Schedule of Debt and Operating Lease Obligations

          The following schedules detail the payment schedule for debt and operating lease obligations as of September 30, 2003 on an actual basis and on a pro forma basis, assuming the sale of the shares of common stock offered by us hereby, the application of the net proceeds to us therefrom as described in “Use of Proceeds” and the payment of the final liquidating distribution to shareholders of CDRJ Investments (Lux) S.A. as described in “Certain Relationships and Related Party Transactions.” had occurred as of that date:

Payments Due by Period

As of December 31, 2002

Actual Contractual Obligations	Total	2003	2004-2005	2006-2007	Thereafter

	(Dollars in thousands)
11 3/4% Senior Subordinated Notes due 2008	$75,180	$—	$—	$—	$75,180
Old term facility	8,375	5,875	2,500	—	—
Old revolving credit facility	—	—	—	—	—
Old unsecured bank facility	828	614	214	—	—
Operating leases	17,115	3,555	6,983	6,410	167

Total	$101,498	$10,044	$9,697	$6,410	$75,347

Payments Due by Period

(Pro forma as of September 30, 2003)

Contractual Obligations	Total	2003	2004-2005	2006-2007	Thereafter

	(Dollars in thousands)
10 3/4% Senior Subordinated Notes due 2011	$	$	$	$	$
Senior secured term facility
Revolving credit facility
Existing unsecured bank facility Operating leases

Total

          We believe, but no assurance can be given, that our existing cash, cash flow from operations and availability under our senior credit facilities will provide sufficient liquidity to meet our cash requirements and working capital needs over the next year. In certain foreign markets, we have seen evidence of reduced ability of our consultants to purchase our products, which we refer to as reduced consultant liquidity. Reduced consultant liquidity could result in future reduced cash flows from operations, which may require us to use available funds under the senior credit facilities.

Outsourcing of Manufacturing Functions

          We entered into a manufacturing agreement, dated as of June 10, 1999, with a third-party contractor. Subject to the terms and conditions of the manufacturing agreement, the contractor agreed to manufacture all of our requirements for certain cosmetic and skin care products for an initial term of five years expiring July 1, 2004. On December 8, 2003, we notified the other party to the agreement that we do not intend to renew the agreement upon its expiration in 2004. The manufacturing agreement provides for price renegotiations by the contractor if our quarterly or annual purchase volume falls below specified minimums. The manufacturing agreement requires the contractor to maintain insurance to cover costs associated with any product liability or product recall caused by the acts or omissions of the contractor. In addition, we are obligated to purchase materials acquired by the contractor based upon product forecasts provided by us if the contractor is unable to sell such materials to a third party. There have been no such purchases to date. The contractor is responsible for obtaining the inventories, manufacturing the inventories at its current location in Chino, California, complying with applicable laws and regulations, and performing quality assurance functions. As of mid-2004, we expect that most of the products currently produced by this third party will be manufactured at our Mexican facility.

          During the fourth quarter of 2000, the contractor obtained $1.0 million of advances from us in exchange for an unsecured promissory note. The note bears interest at an annual rate of 9% and is payable in monthly installments commencing on February 15, 2001. In April 2002, the unsecured promissory note was amended to advance an additional $0.3 million to the contractor. As of the date of this prospectus, the note has been paid in full.

Restructuring Activities

          During 2000, we paid out approximately $1.0 million in charges related to year 2000 repositioning activities in Europe consisting primarily of severance costs. During 2002, the remaining $0.2 million was paid out against the remaining accrual.

Cash Flows

          Net cash used in operating activities was $2.5 million for the nine months ended September 30, 2003 compared to net cash provided by operating activities of $23.2 million for the nine months ended September 30, 2002, a $25.7 million decrease. Net cash used in operating activities for the nine months ended September 30, 2003 consisted of $18.7 million provided by net loss plus depreciation, amortization, and other non-cash items included in net income, offset by $21.2 million used in changes in operating assets and liabilities. The significant elements of net cash used in changes in operating assets and liabilities during the nine months ended September 30, 2003 were an increase in inventories of $11.4 million, an increase in prepaid and other assets of $3.4 million and an increase in income taxes of $5.3 million. During the nine months ended September 30, 2003, the Company paid $13.1 million in compensation expense, $6.6 million for the extinguishment of debt and $2.3 million of other expenses included within net income (loss) related to the refinancing of the Company.

          Net cash used in investing activities was $5.6 million for the nine months ended September 30, 2003, of which $5.0 million was used for capital expenditures. Capital expenditures in 2003 are expected to be approximately $11.0 million.

          Net cash used in financing activities was $9.1 million for the nine months ended September 30, 2003, and consisted of $200.0 million of issuance of new subordinated notes, $50.0 million of new term loan, offset by $75.2 million repurchase of subordinated debt due 2008, $9.6 million repayment under term loan facilities, $159.0 million distribution to shareholders and $14.4 million of capitalized deferred financing fees.

          The effect of exchange rate changes on cash was $0.7 million for the nine months ended September 30, 2003 and related primarily to the weakening of the Mexican peso and South American currencies, partially offset by the strengthening of the Euro compared to the U.S. dollar.

          Net cash provided by operating activities was $43.5 million for the year ended December 31, 2002, consisting of $48.8 million provided by net income adjusted for depreciation and other non-cash items included in net income, less $5.3 million used in changes in operating assets and liabilities. The significant elements of the net cash used in changes in operating assets and liabilities were a $14.4 million increase in accounts receivable, partially offset by $5.6 million increase in prepaid expenses and other current assets, and $1.8 million increase in other non-current assets. Net cash provided by operating activities was $29.8 million for the year ended December 31, 2001, consisting of $36.7 million provided by net income adjusted for depreciation, amortization, and other non-cash items included in net income, less $6.9 million used in changes in operating assets and liabilities. The significant elements of the net cash used in changes in operating assets and liabilities in 2001 were a $15.7 million increase in accounts receivable and a $1.0 million decrease in accounts payable and accrued liabilities, partially offset by a reduction of $2.8 million in prepaid expenses and other current assets and a $7.4 million increase in income tax payable/prepaid.

          Net cash used in investing activities was $11.3 million for the year ended December 31, 2002, compared to $11.7 million for the year ended December 31, 2001, a decrease of $0.4 million. In 2002, investing activities consisted primarily of capital expenditures of $11.0 million, primarily in our United States and Mexico subsidiaries. A significant portion of the 2002 capital expenditures related to information technology and production equipment. In 2001, investing activities consisted primarily of capital expenditures of $5.1 million in Jafra US, $6.0 million in Jafra Mexico, and $0.1 million in other subsidiaries.

          Net cash used in financing activities was $8.7 million for the year ended December 31, 2002 compared to $15.9 million for the year ended December 31, 2001, a decrease of $7.2 million. In 2002, we made net repayments of $6.1 million under the term loan facility, $1.8 million under the existing revolving credit facility and $0.8 million of the existing bank debt. In 2001, we made net repayments of $12.7 million under the existing revolving credit facility and $4.5 million under the existing term loan facility. In 2001, the cash used in financing activities was partially offset by net proceeds of $1.3 million from an unsecured bank loan agreement at Jafra Mexico.

          The effect of exchange rate changes on cash was $2.4 million for the year ended December 31, 2002 compared to $1.2 million for the year ended December 31, 2001 relating to fluctuations in the exchange rate of the Mexican peso and South American currencies, primarily the Brazilian real and the Argentine peso.

Foreign Operations

          As a group doing more than 76% of our business in international markets in 2002, we are subject to foreign taxes and intercompany pricing laws, including those relating to the flow of funds between our subsidiaries pursuant to, for example, purchase agreements, licensing agreements or other arrangements. Regulators in the United States, Mexico and in other foreign markets may closely monitor our corporate structure and how we effect intercompany fund transfers.

          Net sales outside of the United States aggregated approximately 73% and 77% of our total net sales for the nine months ended September 30, 2003 and 2002, respectively. In addition, as of September 30, 2003, non-U.S. subsidiaries comprised approximately 71% of our consolidated total assets. Accordingly, we have experienced and continue to be exposed to foreign exchange risk. In 2002, we entered into foreign currency forward contracts in Mexican pesos and in 2002 and 2003, we entered into foreign currency option contracts in Mexican pesos to reduce the effect of potentially adverse exchange rate fluctuations in Mexico.

          Net sales outside of the United States aggregated 76%, 78% and 76% of our total net sales for the fiscal years 2002, 2001 and 2000, respectively. In addition, as of December 31, 2002, international subsidiaries comprised approximately 71% of our consolidated total assets. Accordingly, we have experienced and continue to be exposed to foreign exchange risk. We have implemented a hedging program to protect against potential devaluation of the Mexican peso. See “— Foreign Currency Risk”.

          Our subsidiaries in Mexico generated approximately 62% and 66% of our net sales for the nine months ended September 30, 2003 and 2002, respectively, substantially all of which were denominated in Mexican pesos. At September 30, 2003, the subsidiaries in Mexico had $149.3 million of U.S. dollar-denominated third party debt. Gains and losses from remeasuring such debt to the U.S. dollar from the peso are included as a component of net loss. The Mexico subsidiaries recognized losses of $9.3 million and $4.6 million for the nine months ended September 30, 2003 and 2002, respectively, on the remeasurement of this U.S. dollar-denominated debt and a net gain of $0.6 million of exchange gains and

$1.0 million of exchange losses on foreign currency forward and option contracts for the nine months ended September 30, 2003 and 2002, respectively.

          Our Mexican operations generated approximately 66% of our net sales for 2002 compared to 68% for 2001, substantially all of which was denominated in Mexican pesos. During 2002, the peso weakened against the U.S. dollar. Net sales for 2002 would have increased $9.4 million, or 3.7%, from the reported amounts if average exchange rates in 2002 remained the same as in 2001.

          Mexico has experienced periods of high inflation in the past and has been considered a hyperinflationary economy. Since January 1, 1999, we have accounted for our Mexican operations using the peso as our functional currency. Because the functional currency in Mexico is the Mexican peso, gains and losses of remeasuring such debt to the U.S. dollar from the peso are included as a component of net income. We recognized a loss of $9.3 million and $4.6 million for the nine months ended September 30, 2003 and 2002, respectively, on the remeasurement of this U.S. dollar-denominated debt and a net gain of $0.6 million and a net loss of $1.0 million on foreign currency forward and option contracts for the nine months ended September 30, 2003 and 2002, respectively. In 2002, the remeasurement of U.S. dollar-denominated debt resulted in an exchange loss of $5.2 million, most of which was unrealized. Jafra Mexico had $32.4 million of U.S. dollar-denominated third-party debt and $21.9 million of U.S. dollar-denominated intercompany current payables as of December 31, 2002.

          We are also exposed to foreign exchange risks due to our operations in South America. During 2002, most South American currencies devalued against the U.S. dollar. Measured in U.S. dollars, South America sales decreased 23% in 2002 compared to 2001. If currencies had remained stable between 2002 and 2001, net sales would have increased 27%.

          Effective January 1, 2002, we adopted the euro as the functional currency for our European subsidiaries, except for Switzerland.

Off-Balance Sheet Arrangements

          The company has no off-balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

          We are exposed to certain market risks arising from transactions in the normal course of our business, and from interest obligations on our indebtedness. These risks are principally associated with interest rate and foreign exchange fluctuations, as well as changes in our credit standing.

Interest Rate Risk

          We have U.S. dollar-denominated debt obligations in both the United States and Mexico that will have fixed and variable interest rates and will mature on various dates through 2011. We also have Mexican peso-denominated debt obligations in Mexico that have fixed interest rates and mature on various dates through 2005.

          As of December 31, 2002, we had $8.4 million of variable interest rate debt outstanding. If variable interest rates had increased by 10%, we would have incurred $0.1 million of additional interest expense during 2002. As of September 30, 2003, we had $48.8 million of variable interest rate outstanding. If variable interest rates had increased by 10%, we would have incurred approximately $0.1 million additional interest expense during the third quarter of 2003.

Foreign Currency Risk

          We operate globally, with manufacturing facilities in Mexico and distribution facilities in various locations around the world. With the exception of most intercompany product sales between European subsidiaries, all intercompany product sales are denominated in U.S. dollars. In addition, 76% of our 2002 revenue and 73% of our revenue for the first nine months of 2003 was generated in countries with a functional currency other than the U.S. dollar. As a result, our earnings and cash flows are exposed to fluctuations in foreign currency exchange rates.

          As part of our overall strategy to reduce the risk of adverse exchange rate fluctuations in Mexico, we entered into foreign currency exchange and option contracts. Prior to March 2002, we purchased forward exchange contracts (“forward contracts” or “forwards”) to hedge our foreign currency exposures to the Mexican peso. In March 2002, in accordance with previously approved policies, we modified our hedging program to include the use of foreign currency option contracts (“option contracts” or “options”). In order to offset our current outstanding forward contracts to sell Mexican pesos, we entered into forward contracts to buy Mexican pesos. Also, on that date, we entered into a series of U.S. dollar option contracts. The exchange rate at which the option contracts may be exercised is based upon the market rate at the time the contracts are placed. We purchased exchange rate put options, which give us the right, but not the obligation, to sell Mexican pesos at a specified U.S. dollar exchange rate (“strike rate”). These contracts provide protection in the event the Mexican peso weakens beyond the option strike rate. In conjunction with the put options, and as part of a zero-cost option collar structure, we sold Mexican peso call options, which give the counterparty the right, but not the obligation, to buy Mexican pesos from us at a specified strike rate. The effect of these call options would be to limit the benefit we would otherwise derive from the strengthening of the Mexican peso beyond the strike rate. As the volatility of the U.S. dollar/ Mexican peso exchange rate increased throughout 2002, the scope of our unhedged currency risk has increased. As of the date of this prospectus, the hedging contracts we are acquiring, which expire in 2004, protect us only against 18% or greater devaluation in the Mexican peso, a range that tends to expand with increased volatility in the U.S. dollar/ Mexican peso rate such as has occurred during 2002. Consequently, the existing zero-cost collars will not protect us against (i) fluctuations in exchange rates within this expanding range or (ii) against a prolonged, gradual decline in the value of the Mexican peso against the U.S. dollar.

          We place forward contracts and option contracts based on forecasted U.S. dollar cash outflows from Jafra Mexico over a rolling twelve-month period and do not hedge transactions that are not included in the twelve-month forecast on the date the forward contract is initiated. As a matter of policy, we do not hold or issue forward contracts or option contracts for trading or speculative purposes, nor do we enter into contracts or agreements containing “embedded” derivative features nor are we a party to leveraged derivatives. We regularly monitor our foreign currency exposures and ensure that contract amounts do not exceed the amounts of the underlying exposures. In addition, as we generally purchase hedging instruments on a rolling twelve-month basis, there can be no assurance that instruments protecting us to the same or a similar extent will be available in the future on reasonable terms, if at all. Unprotected declines in the value of the Mexican peso against the U.S. dollar will adversely affect our ability to pay our dollar-denominated expenses.

          Prior to adoption of SFAS No. 133, the forward contracts we utilized did not qualify for hedge accounting under the applicable accounting standards, and accordingly such instruments were marked-to-market with gains and losses included as a component of exchange loss in the statements of income for the year ended December 31, 2000. However, under SFAS No. 133, our use of forward and option contracts to hedge certain forecasted transactions does qualify for hedge accounting. Gains and losses from such derivative instruments arising subsequent to January 1, 2001 are deferred as a separate component of other comprehensive loss, and are recognized in income at the same time that the underlying hedged exposure is recognized in income. This accounting treatment results in the matching of gains and losses from such forward and option contracts with the corresponding gains and losses generated by the underlying hedged transactions. Under SFAS No. 133, certain of our forward and option contracts do not qualify for hedge accounting and, therefore, are remeasured based on fair value, with gains and losses included as a component of net income.

          The outstanding foreign currency option contracts have a notional value denominated in Mexican pesos of 743,000,000 and 523,000,000 in put and call positions at September 30, 2003 and December 31, 2002, respectively. The outstanding foreign currency option contracts at September 30, 2003 mature at various dates through December 31, 2004. Notional amounts do not quantify market or credit exposure or represent assets or liabilities of the Company, but are used in the calculation of cash settlements under the contracts.

          The following tables provide information about the details of the Company’s option contracts as of September 30, 2003 (in thousands except for average strike price):

	Coverage in
	Mexican	Average Strike	Fair Value in
Foreign Currency	Pesos(1)	Price	U.S. Dollars(1)	Maturity Date

At September 30, 2003:
Purchased Puts (Company may sell Peso/buy USD)
Mexican Peso	229,000	11.07–12.91	$252	Oct.–Dec. 2003
Mexican Peso	110,000	11.54–12.75	69	Jan.–Mar. 2004
Mexican Peso	170,000	12.03–12.35	49	Apr.–Jun. 2004
Mexican Peso	100,000	12.41–12.59	15	Jul.–Aug. 2004
Mexican Peso	134,000	12.28–12.38	(28)	Oct.–Dec. 2004

	743,000		$357

Written Calls (Counterparty may buy Peso/sell USD)
Mexican Peso	229,000	10.15–10.75	$(247)	Oct.–Dec. 2003
Mexican Peso	110,000	10.26–10.62	(102)	Jan.–Mar. 2004
Mexican Peso	170,000	10.19–10.93	(152)	Apr.–Jun. 2004
Mexican Peso	100,000	10.49–10.93	(33)	Jul.–Aug. 2004
Mexican Peso	134,000	11.13–11.22	33	Oct.–Dec. 2004

	743,000		$(501)

          The outstanding foreign currency option contracts had a notional value denominated in Mexican pesos of 523,000,000 in put and call positions at December 31, 2002 and matured at various dates through December 31, 2003. Notional amounts do not quantify the Company’s market or credit exposure or represent the Company’s assets or liabilities, but are used in the calculation of cash settlements under the contracts.

          The following table provides information about the details of our option contracts as of December 31, 2002 (in thousands except for average strike price):

	Coverage in
	Mexican	Average	Fair Value in
Foreign Currency	Pesos	Strike Price	U.S. Dollars(1)	Maturity Date

At December 31, 2002:
Purchased puts (Company may sell peso/buy USD)
Mexican peso	149,000	10.31-10.48	$(113)	Jan.-Mar. 2003
Mexican peso	100,000	11.05-12.19	77	Apr.-June 2003
Mexican peso	150,000	11.76-12.79	131	July-Aug. 2003
Mexican peso	124,000	12.51-12.91	21	Oct.-Dec. 2003

	523,000		$116

Written calls (Counterparty may buy peso/sell USD) Mexican peso	149,000	9.01-9.02	$(207)	Jan.-Mar. 2003
Mexican peso	100,000	9.50-9.84	(144)	Apr.-June 2003
Mexican peso	150,000	9.69-10.19	(112)	July-Aug. 2003
Mexican peso	124,000	10.15-10.19	(55)	Oct.-Dec. 2003

	523,000		$(518)

(1)	The Fair Value of the option contracts presented above, an unrealized gain of $144,000 and $402,000 at September 30, 2003 and December 31, 2002, respectively, represents the carrying value and was recorded in other receivables in the consolidated balance sheets.

          Prior to entering into foreign currency hedging contracts, we evaluate the counterparties’ credit ratings. Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed to perform as contracted. We do not currently anticipate non-performance by such counter parties.

          Jafra Distribution (Mexico) had U.S. dollar-denominated debt of $149.3 million at September 30, 2003 and Jafra Mexico had U.S. dollar-denominated debt of $32.4 million and $35.6 million at December 31, 2002 and 2001, respectively. The value of the peso to the U.S. dollar decreased by 6.0% and 13.5% during the first nine months of 2003 and during 2002, respectively, and Jafra Mexico incurred $9.3 million and $5.2 million foreign currency transaction losses, respectively, related to the remeasurement and repayment of U.S. dollar-denominated debt.

          Based upon the $149.3 million of Jafra Distribution (Mexico) pro forma debt as of December 31, 2002 and September 30, 2003, a 10% decline in the peso to U.S. dollar exchange rate would result in a $15.0 million exchange loss.

          Based upon the $4.2 million of net inter-company payables outstanding at December 31, 2002, a 10% decline in the peso to U.S. dollar exchange rate would result in a $0.4 million exchange loss with respect to these payables. Based upon the $1.0 million of net inter-company payables outstanding at September 30, 2003, a 10% decline in the peso to U.S. dollar exchange rate would result in an insignificant exchange loss with respect to these payables. These losses or gains would be classified as unrealized until the inter-company payables are repaid, at which time they would be realized. The timing of such repayment is within the discretion of management.

Inflation

          Our business is exposed to risks arising from Mexico’s history of high levels of inflation, and may continue to be exposed to such risks in the future. We adjust the wholesale pricing of our products in local currency to mitigate these risks. See “Risk Factors — Mexico may experience high levels of inflation in the future which could adversely affect our results of operations.”

BUSINESS

General

          We are a direct seller of skin and body care products, color cosmetics, fragrances and other personal care products. We sell our Jafra brand products through a multi-level direct selling network of over 400,000 independent consultants, who market and sell our products to their customers. Our largest markets are Mexico and the United States, which together contributed approximately 90% of our total net sales in 2002 and are among the world’s largest direct selling markets. We have a leading market share as a direct seller of skin care products, color cosmetics and fragrances in Mexico, where Jafra is among the most recognized cosmetics brand names. We introduce new products each year in many of our product categories to motivate and excite our consultants. In developing and introducing new products, we employ a “fast follower” strategy to minimize research costs and focus our development efforts on products that have proven successful in the marketplace. Our independent consultant base grew 14% to 401,000 in 2002 over 2001, and 4% during the nine months ended September 30, 2003 over the comparable period in 2002. During the year ended December 31, 2002, we generated net sales of $382.6 million, of which $251.6 million represents sales in Mexico, $92.1 million represents sales in the United States and $38.9 million represents sales in Europe and other markets. We also generated Consolidated EBITDA, as defined in the indenture governing our 10 3/4% Senior Subordinated Notes due 2011, or our 10 3/4% Notes, of $63.6 million for the year ended December 31, 2002 and $45.7 million for the nine months ended September 30, 2003.

          We believe that the global direct selling market provides substantial sales opportunity and has robust growth prospects. The World Federation of Direct Selling Associations estimates that in 2002, global direct selling was an $85.6 billion industry, as measured by the retail value of all products and services sold. Globally, direct selling increased at a compound annual growth rate of approximately 5% from 1991 to 2002. In 2002, total consumer goods direct sales in our largest markets, Mexico and the United States, were $1.2 billion and $28.6 billion, respectively. These markets ranked fourth and first, respectively, in terms of largest markets for total direct sales in 2002. Consumer goods direct sales in Mexico and the United States increased at a compound annual growth rate of 9.4% and 5.8%, respectively, from 1998 to 2002. Within the United States direct selling market, we focus on the Hispanic community, which comprises over 13% of the entire U.S. population, and which is expected to increase its buying power at a compound annual growth rate of 9.2% from 2003 through 2008.

          Our business strategy is focused on expanding and retaining our loyal and motivated consultant base, the growth of which has been a significant driver of our net sales growth. Our multi-level direct selling business model is a source of organic growth that aligns our consultants’ income opportunities with our strategy of continuing to grow our consultant base, net sales and cash flow. We focus on providing our independent consultants with a portfolio of premium quality skin care and beauty products, superior customer service, and excellent marketing and training support. Our established, cost-effective distribution infrastructure allows us to generate high levels of operating profitability and requires relatively low capital investment and working capital to support and expand our business. We believe that these strengths of our business model have given us a competitive advantage in attracting and retaining a productive consultant base, which in turn has contributed to our success and positions us well for ongoing growth in net sales and profitability.

          We were founded 48 years ago in Southern California and were acquired in April 1998 from The Gillette Company by an affiliate of Clayton, Dubilier & Rice, Inc., a New York-based private investment firm, along with a newly formed management team highly experienced in the direct selling industry. Since our acquisition, we have grown our consultant base more than 95% from approximately 205,000 to approximately 401,000 consultants as of December 31, 2002. Our net sales have grown from $241.9 million to $382.6 million from 1998 to 2002 largely as a result of this growth in our consultant base.

Strategy

          Continue Core Strategy of Expanding and Retaining Consultant Base. We intend to continue to drive growth in our business by focusing on sponsoring and retaining loyal consultants. We believe that the attractive income opportunities offered by our multi-level compensation structure and our operational and cultural focus on providing support to our consultants have been instrumental in achieving robust consultant and net sales growth over the past five years. We believe the emphasis we place on providing our consultants with superior customer service, training, effective sales and marketing materials, brochures, and new product demonstrations, will continue to differentiate us from our competitors. Additionally, we intend to continue to stimulate net sales growth by motivating our consultant base at local recognition events and by offering travel rewards, gifts and other incentives to our most productive consultants.

          Capitalize on Leading Market Position and Brand Equity in Mexico. We believe our leading market position and the strength of the Jafra brand in Mexico position us to benefit from favorable demographic trends and will facilitate our efforts to continue to expand our consultant base and capture additional market share. Currently, the average age of a Jafra consultant is 35, while over 50% of the Mexican population is under the age of 20 and two-thirds are under the age of 30. As the Mexican population ages and more adults seek career and income opportunities, we believe that our brand equity and the scale of our consultant base will position Jafra as an attractive career opportunity and facilitate consultant recruitment.

          Continue Successful U.S. Divisional Strategy. We will continue to pursue our successful strategy of differentiating ourselves from other direct selling companies by focusing on demographic characteristics of our consultants and their target customers. In late 2000, we bifurcated our operations in the United States into a Hispanic Division and a General Division. The establishment of two separate divisions in the United States has allowed us to customize our marketing efforts. We have focused on those separate segments of the population and will continue to provide our U.S. Spanish and non-Spanish speaking consultants with tailored recruiting programs, training materials, seminars and product presentations. In particular, we believe we will continue to benefit from the growth of the U.S. Hispanic population and its increasing buying power. We believe these trends will continue to benefit our sales and recruitment efforts. Our divisional approach to the U.S. market facilitates the interaction of our consultants with their customers and contributed to the 16% net sales growth of our U.S. business during fiscal 2002 and an 11% increase in net sales during the first nine months of fiscal 2003 as compared with the comparable fiscal 2002 period.

          Maintain Strong New Product Pipeline. The development and introduction of new products and line extensions are fundamental to our direct selling business model in that they serve to motivate our consultants by providing them with new and exciting products to demonstrate and market to their customers. As part of each of our consecutive two-month marketing and promotion cycles, we regularly introduce line extensions, such as new colors within our existing color cosmetics lines, and new products that employ the latest technology and capitalize on the face-to-face interaction between consultants and their customers. In the development of new products, we employ a “fast follower” strategy that minimizes research costs and focuses development efforts on innovative, efficacious products that have already proven successful in the marketplace.

          Leverage Brand Strength into Complementary Categories and Markets. Since our acquisition in 1998, we have primarily focused on growing our loyal consultant base and establishing a cost-effective distribution infrastructure and superior support structure for our consultants. We have recently begun to assess incremental growth opportunities through the development of new products in complementary categories that leverage the Jafra brand equity and ultimately could increase our consultants’ average order size. Our measured strategy is to cost-effectively develop selective products in complementary categories with our consultants’ core customer in mind and that will specifically lend themselves to the one-on-one meetings and product demonstrations that are fundamental to our direct selling business model. We also continue to evaluate the possibility of expanding into other direct selling markets and evaluate acquisition opportunities.

          Continue to Identify Operating Efficiencies and Benefit from Economies of Scale. From the time of our acquisition in 1998 to December 31, 2002, we have increased our gross profit margin by approximately 5.3 percentage points from 71.1% to 76.4% and reduced selling, general and administrative expenses, less one-time charges related to our May 2003 recapitalization, as a percentage of net sales by approximately 3.3 percentage points from 64.4% to 61.1%, primarily by reducing manufacturing and overhead costs, streamlining our marketing efforts and improving our working capital management. We intend to continue to pursue additional opportunities to realize cost savings and operating efficiencies in order to increase profitability. We recently announced our intention to relocate our skin care and body care manufacturing facilities to Mexico. Further, we believe our direct selling business model will continue to generate significant organic growth and that the resulting scale will afford us increasing opportunities to leverage our fixed cost base and increase efficiencies in our purchasing, manufacturing, marketing, training and technology functions.

Products

          We continuously introduce new and revitalized products based on changes in consumer demand and technological advances in order to enhance the quality, image and price positioning of our products. During 2002, we launched 129 new products, of which 74 related to our new color line launch. Research and development is conducted at the Jafra Skin, Body and Color Laboratory, located in the Westlake Village, California facility. Amounts incurred on research activities relating to the development of new products and improvement of existing products were $1.5 million in the year ended December 31, 2002, $1.8 million in the year ended December 31, 2001 and $1.9 million in the year ended December 31, 2000.

          Employees in the Research and Development Department formulate products and analyze them for chemical purity and microbial integrity. A separate, small-scale pilot batch is produced and tested prior to full scale manufacture. We continue to invest in the globalization and upgrading of our product lines by adding new formulations and contemporary fragrances. Through globalized product development, manufacturing and packaging, we believe that we have enhanced the consistency and quality of our products in all geographic regions and across all product lines.

          The following table sets forth the net sales of our principal product lines for the years ended December 31, 2000, 2001 and 2002 (dollar amounts in millions):

	2000		2001		2002

	Net Sales by	Percentage	Net Sales by	Percentage	Net Sales by	Percentage
	Product Line	of Total	Product Line	of Total	Product Line	of Total
	($ in millions)	Net Sales	($ in millions)	Net Sales	($ in millions)	Net Sales

Skin care	$62.5	20.6%	$66.4	18.7%	$66.3	17.9%
Color cosmetics	80.1	26.4	91.9	25.9	97.6	26.3
Fragrances	101.6	33.5	123.1	34.7	124.9	33.7
Body care and personal care	28.1	9.2	35.0	9.9	40.5	10.9
Other products(1)	31.2	10.3	38.3	10.8	41.3	11.2

Subtotal before shipping fees and commissions	303.5	100.0%	354.7	100.0%	370.6	100.0%

Shipping fees and commissions	7.0		10.7		12.0

Total	$310.5		$365.4		$382.6

(1)	Includes sales aids (e.g., party hostess gifts, demonstration products, etc.) and promotional materials.

          The following are some of our most popular products in our principal markets:

Product Name	Description

Skin Care:
Royal Jelly Milk Balm Moisture Lotion	Enhances skin texture and encourages cell revitalization.
Time Protector	Daytime moisturizer for mature and prematurely aged skin.
Elasticity Recovery Hydrogel	Special care product targeted at enhancing and retaining skin elasticity.
Optimeyes	Eye cream to help reduce the appearance of fine lines, wrinkles, puffiness and dark circles.
Intensive Retinol Treatment	Slow release Retinol treatment designed to encourage youthful appearance of skin.
Malibu Miracle Mask	Combination exfoliating and hydrating facial mask.
Color Cosmetics:
Treatment lipstick	Moisturizing lipstick with time released ceramides available in 38 different shades.
Powder eye shadow	Crease resistant formula in 2 or 3 shade compact available in 51 different shades.
Mascara	Eyelash enhancer in moisturizing, volumizing and waterproof formulas available in 2 shades.
Foundation	Makeup in oil control, moisturizing and long-lasting formulas available in 26 different shades.
Powder blush	Jet-milled conditioning formula available in 17 different shades.
Fragrance:
Eau d’Aromes	Light daytime fragrance for women.
Private Reserve JF9	Men’s fragrance of woods, spices and aromatic greens.
Navigo	Complementary men’s and women’s fragrances.
Reflections	Fresh citrus floral fragrance for the modern woman.
Pastel	Deep floral fragrance for total body.
Body Care and Personal Care:
Royal Almond Body Oil	Almond-based fragrance oil for total body hydration.
SPF 40 Sunblock	Maximum protection sun block.
Tender Moments Baby Massage Cream	Massage lotion.
Peppermint Foot Balm	Mint fragranced lotion for softening and stimulating tired feet.
Stretch Mark Cream	Product designed to improve the appearance of skin striations.

          Skin Care. We sell personalized skin programs in a free matrix skincare system that allows individuals to select a regimen to meet individual needs. Skin care products include cleansers, skin fresheners, masks, and moisturizers for day and night. In addition to basic skin care products, we offer specialty products to enhance skin texture and encourage cell revitalization, including our premier product, Royal Jelly Milk Balm Moisture Lotion, and products for maturing skin (Time Protector and Time Corrector), eye care (Optimeyes) and elasticity (Elasticity Recovery Hydrogel). Many of these special care products use the most recent advances in ingredient technology. We are committed to maintaining contemporary formulas and routinely evaluating and updating our product offerings. During 2002, we continued to promote the skin care line and added a new staple skin care product, Makeup Remover for Eyes and Lips. Due to consumer demand, Royal Jelly Vitamins were re-launched to promote health and beauty through internal wellness. Also, we had continued success with Intensive Retinol Treatment, capsules that release measured doses of retinol into the skin. In 2003, we launched two new products that address skin pigmentation problems: a pigment fade wand and a skin brightening serum.

          Color Cosmetics. Our range of color cosmetics for the face, eyes, lips, cheeks and nails contribute significantly to our results. We internally develop lipstick formulas, foundations and mascaras. In 1999, we implemented a new color palette strategy by introducing seasonal color products, through innovative fashion color statements in the spring and fall shade product offerings. This has been a consistent strategy for 2000, 2001 and 2002, and has continued to drive the sales of color products. In 2001, we undertook a major restage of our entire color line.

          Fragrances. Direct selling is a significant distribution channel for fragrances, and our new scents have enabled us to participate on an increasingly larger scale in this channel. In 1996, we introduced Adorisse, a contemporary women’s fragrance, and Fm Force Magnetique, a prestige men’s fragrance. We further extended our fragrance line in 1997 with Le Moiré for women and Legend for Men. In 1998, we launched three new fragrances for women: Sensations, a youthful fragrance, Joie de Vivre, a lifestyle fragrance, and Reflections, a signature fragrance. One fragrance was also launched for men in 1998, Epic, an aspirational fragrance. In 1999, we introduced Chosen, a prestige fragrance for women, as well as a special 20th anniversary fragrance for the Mexico market. The fragrance category includes line extensions such as body lotions, shower gels, deodorants, after-shave lotions and shave creams for some of the most popular fragrances. We have a continued strategy of introducing new fragrances each year. In 2001, Sphera was introduced for women and Victus was introduced for men. In 2002, three new fragrances were launched. Navigo was launched as a master brand and two fragrances were launched simultaneously for men and women. JF9 Black, a sub brand of JF9, was launched for a limited time. In 2003, we launched six fragrance brands: One new men’s fragrance, J-Sport, was introduced, and we re-launched the Hamilton fragrance for men, which had been discontinued. We also introduced an extension of the women’s fragrance brand Le Moiré, called Le Moiré (cerisse). Additionally, two new teen fragrances, Ternura and Traversura, were launched in Mexico along with a new baby fragrance called One 2 Four.

          Body Care and Personal Care. We market a broad selection of body, bath, sun and personal care products, including deodorants and shampoos. Our premier body care product, Royal Jelly Body Complex, contains “royal jelly” (a substance produced by queen bees) in an oil-free deep moisturizing formula with natural botanical extracts and vitamins. Other offerings in the body care line include sunscreens, hand care lotions, revitalizing sprays, and bath products. While we vary our product offerings and continue to develop new products, our Royal Almond and Precious Protein products have been top sellers for many years. In 2002, we leveraged the success of the Royal Almond brand by introducing Royal Ginger, a scent extension to the body care family. Also, we launched the Define Your Body line of four products, a complete line of technologically advanced body treatment products. We continued to build on the success of the Jafra Spa line with the launches of the Spa fragrances and the Scalp Massage and Hair Treatment. The Tender Moments baby line was enhanced with the launch of pediatrician-tested Baby Bottom Balm, formulated with soothing ingredients. In a collaborative effort with Kevin Charles, founder of the Kevin Charles Salon Spa, we launched a new hair care line of salon quality products. Developed by us, tested and perfected by Kevin Charles in his exclusive salon, these products cleanse, nourish, protect and style hair. In 2003, Jafra continued to promote body and personal care products with limited life fragrance-driven line extensions, that leverage successful existing fragrance brands. For women, these introductions included a soap, body spray mist, for a limited time, and moisturizing hair fragrance under the Adorisse name as well as Chosen body spray mist and a Le Moire body wash. For men, we introduced JF9 Black soap, after shave, shaving cream and deodorant as well as a J-Sport soap. In 2003, we also introduced a line of peppermint scented foot care products.

          Other Products. We are considering expanding our product line to include nutritional and wellness products. Any decision to offer such products will include consideration of the attendant risks, including potential products liability.

Marketing

          Strategy and Product Positioning. We position our products to appeal to a relatively wide range of market categories, demographic groups and lifestyles. Our products generally price at the higher end of the mass market category, but slightly below prestige brands.

          Product Strategy. Our product strategy is to provide customers with exciting and prestige quality product lines that fit into our value-added demonstration sales techniques and promote the sale of multiple products per home visit. To that end, we develop integrated products and actively promote cross-selling among categories, thus encouraging multi-product sales and repeat purchases. Product variety and modernization are keys to our success. We continue to look for ways to expand product offerings and broaden our appeal in the marketplace. This led to the development of the Retinol capsules and our new color line.

          Marketing Material & Corporate Image. We support our identity and corporate image through our energetic network of consultants and word-of-mouth. We use a sophisticated and integrated promotional approach that includes meetings, marketing literature, and the Internet to create strong corporate imagery and support corporate identity.

Independent Sales Force

          Our self-employed sales force is composed of approximately 400,000 consultants worldwide as of September 30, 2003. Approximately 88,000 of these consultants are in the United States and the Dominican Republic, 256,000 are in Mexico, 36,000 are in Brazil, 2,000 are in Argentina and 18,000 are in Europe. Of the 78,000 consultants in the United States, 29,000 are in the General Division and 49,000 are in the Hispanic Division. These consultants are not agents or employees of Jafra; they are independent contractors or dealers. They purchase products directly from us and sell them directly to their customers.

          More seasoned senior consultants, who have experience managing their own consultant networks, recruit and train our field level organization. We sell substantially all of our products directly to our consultants. Each consultant conducts her Jafra sales operations as a stand-alone business, purchasing Jafra goods and reselling them to customers, as well as offering free personal care consultations. Our independent sales force constitutes our primary marketing contact with the general public.

          Selling. The primary role of a Jafra consultant is to sell Jafra products. Although the majority of our sales occur as a result of person-to-person sales, we also encourage our consultants to arrange sales parties at customers’ homes. Sales parties permit a more efficient use of a consultant’s time, allowing the consultant to offer products and cosmetic advice to multiple potential customers at the same time, and provide a comfortable selling environment in which clients can learn about skin care and sample the Jafra product line. Such parties also provide an introduction to potential recruits and the opportunity for referrals to other potential clients, party hostesses and recruits.

          We do not require consultants to maintain any inventory. We believe that inventory requirements can be onerous to consultants. Instead, Jafra consultants can wait to purchase products from us until they have a firm customer order to fill. Consultants generally personally deliver orders to their customers. By delivering products directly to the customer, the Jafra consultant creates an additional sales opportunity.

          Recruiting. We believe that we enjoy a competitive advantage in recruiting consultants due to our lower start-up costs and our policy of providing retail discounts. Other major attractions to prospective recruits include flexible hours, increased disposable income, an attractive incentive program (including international travel, national and regional meetings, awards and free products), personal and professional recognition, social interaction, product discounts and career development opportunities.

          We also emphasize our commitment to consultants’ personal and professional training, thereby building consultants’ management and entrepreneurial skills.

          Consultant Management and Training. To become a manager, a consultant must sponsor a specified number of recruits and meet certain minimum sales levels. Once a consultant becomes a manager, she is eligible to earn commissions on her personal sales plus overrides on the sales of her downline consultants. A manager continues to gain seniority in the Jafra sales force by meeting the prescribed recruitment and sales requirements at each level of management. At more senior levels, managers may have several junior managers who in turn sponsor and manage other managers and consultants. The most successful managers have many such downline managers and consultants, and earn commissions on their personal sales plus overrides on their downline group’s sales.

          Training for new consultants focuses first on the personalized selling of the Jafra product line, beginning with skin care and the administration of a Jafra business. Training is conducted primarily by our consultant managers. Managers train their downline consultants at monthly meetings using materials prepared by us. In training managers, we seek to improve leadership and management skills, while teaching managers to motivate downline consultants to higher sales levels.

          Income Opportunities and Recognition. Consultants earn income by purchasing products from us at wholesale prices and selling to consumers at suggested retail prices. Once a consultant becomes a manager, her compensation also includes overrides, or percentage of the sales of the consultants they have recruited. The overrides are paid to motivate and compensate the managers to train, recruit and develop downline consultants. Additionally, managers often perform collection efforts on our behalf as the overrides paid on a consultant’s downline productivity are paid only upon the collection of our receivables. We believe that our structure of discounts, commissions and overrides to consultants is generous.

          We believe that public recognition of sales accomplishments serves the dual purpose of identifying successful role models and boosting consultant morale. Each year we sponsor major events in each of our geographic markets to recognize and reward sales and recruiting achievements and strengthen the bond between the independent sales force and us. Consultants and managers must meet certain minimum levels of sales and new consultant sponsorship in order to receive invitations to attend these events.

International Operations

          Our international operations are subject to certain customary risks inherent in carrying on business abroad, including the risk of adverse currency fluctuations, the effect of regulatory and legal restrictions imposed by foreign governments, and unfavorable economic and political conditions.

          Due to the challenging macroeconomic environment that has affected our results in selected markets in which we operate, we recently adopted a strategic plan to focus on the strengths of our Mexican, U.S. and European markets. We terminated our operations in certain markets in South America and Thailand in 2003. These markets recorded losses of $1.8 million, $0.6 million, $0.7 million and $0.8 million for the years ended December 31, 2002, 2001, 2000 and 1999, respectively, and a gain of $0.2 million for the year ended December 31, 1998. During the nine months ended September 30, 2003, we ceased operations in Venezuela, Colombia, Chile and Peru. At the same time, we reevaluated our strategy relative to Brazil and Argentina, which are good direct selling markets. During the fourth quarter of 2003, we completed an aggressive restructuring in Brazil and Argentina, which includes cost cutting and new product management strategies. We intend to pursue the continued development of these markets which present a strategic opportunity, but we will carefully continue to evaluate the risks and rewards of doing so.

          Our most important markets to date are Mexico and the United States, which represented approximately 66% and 24%, respectively, of total 2002 consolidated net sales. We have entered into foreign currency forward exchange and option contracts to help mitigate the risk that a potential currency devaluation in Mexico would have on our operations and liquidity. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosures About Market Risk — Foreign Currency Risk.”

Manufacturing

          We own an approximately 38,000 square foot manufacturing facility in Naucalpan, Mexico, which is near Mexico City. This facility produces color cosmetics and most of our fragrances. Until June of 1999, we produced skin care and personal use products at our Westlake Village, California manufacturing facility. In June of 1999, we outsourced our U.S. product manufacturing functions to a third-party contractor.

          We and the third-party contractor entered into a manufacturing agreement, dated as of June 10, 1999. Subject to the terms and conditions of the manufacturing agreement, the contractor has agreed to manufacture all of our requirements for certain cosmetic and skin care products for an initial term of five years expiring July 1, 2004. On December 8, 2003, we notified the third-party contractor that we do not intend to renew the contract upon its expiration in 2004. The manufacturing agreement provides for price renegotiations by the contractor if our quarterly or annual purchase volume falls below specified minimums. The manufacturing agreement requires the contractor to maintain insurance to cover costs associated with any product liability or product recall caused by the acts or omissions of the contractor. In addition, we are obligated to purchase materials acquired by the contractor based upon product forecasts provided by us if the contractor is unable to sell such materials to a third-party. The contractor is solely responsible for obtaining the inventories, manufacturing the inventories at its current location in Chino, California, complying with applicable laws and regulations, and performing quality assurance functions. As of mid-2004, we expect that most of the products currently produced by this third party will be manufactured at our Mexican facility.

          We purchase from other third-party suppliers certain finished goods and raw materials for use in our manufacturing operations. In general, we do not have written contracts with our other suppliers. Finished goods and raw materials used in our products, such as glass, plastics, and chemicals, generally are available stock items or can be obtained to our specifications from more than one potential supplier.

Distribution

          As of September 30, 2003, we use four primary distribution centers in the United States, Mexico and Europe. The U.S. warehouses in Bridgeport, New Jersey and Westlake Village, California currently stock the entire Jafra product line. In Mexico, we have historically outsourced virtually all of our distribution to third-parties. However, in January 2002, we opened a distribution center in Mexico and terminated the third-party distribution function. This distribution center services all consultants in Mexico. In addition, we have a distribution center in Kaufbeuren, Germany that services all of our European Markets. Management believes that its facilities are adequate to meet demand in its existing markets for the foreseeable future.

          Typically, owned or leased distribution centers are located in an area that allows for direct delivery to consultants by either post or carrier. Maintaining a short delivery cycle in direct selling is an important competitive advantage.

Competition

          We sell all of our products in highly competitive markets. The principal bases of competition in the cosmetics direct selling industry are price, quality and range of product offerings. On the basis of information available to it from industry sources, management believes that there are a significant number of companies (including both direct sales and cosmetic manufacturing companies) that sell products that compete with our products. Several direct sales companies compete with us in sales of cosmetic products, and at least two such competitors, Mary Kay and Avon, are substantially larger than us in terms of total independent salespersons, sales volume and resources. In addition, our products compete with cosmetics and toiletry items manufactured by cosmetic companies that sell their products in retail or department stores. Several of such competitors are substantially larger than us in terms of sales and have substantially more resources. We also face competition in recruiting independent salespersons from other direct selling organizations whose product lines may or may not compete with our products.

          We believe that our senior management team with a strong direct selling track record, motivated direct sales force, prestige quality product lines, product development capabilities, geographic diversification, short delivery cycle, and manufacturing technology are significant factors in establishing and maintaining our competitive position.

Patents and Trademarks

          Our operations do not depend to any significant extent upon any single trademark other than the Jafra trademark, and one of our most significant products, Royal Jelly, is not protected by any registered trademark. Some of the trademarks we use, however, are identified with and important to the sale of our products. Some of our more important trademarks are: Adorisse (a contemporary women’s fragrance), Eau D’Aromes (revitalizing fragrance spray), JF9 (a men’s prestige fragrance), Legend for Men (a men’s premium fragrance), Le Moiré (a contemporary women’s fragrance), and Optimeyes (eye treatment lotion). Our operations do not depend to any significant extent on any single or related group of patents, although we have applied for or received patent protection in our major markets for certain skin creams, dispensers and product containers, nor do they rely upon any single or related group of licenses, franchises or concessions. We have in the past licensed know-how from Gillette relating to the design, development and manufacture of our products and are permitted to continue to use such know-how in connection with our products.

          In 1998, a former employee of Gillette filed applications to register the Jafra trademark in Algeria, Bangladesh, China, Cyprus, Egypt, Gambia, Ghana, Guyana, India, Kenya, Malawi, Morocco, Nigeria, OAPI, Pakistan, Sierra Leone, Syria, Sudan, Surinam, Tanzania, Tunisia, Zambia, and Zimbabwe, jurisdictions in which we do not currently operate. In 1998, Gillette obtained a court order prohibiting this employee from transferring or licensing such trademark applications and registrations and requiring that the trademark applications and registrations be assigned to Gillette. Gillette has since completed the relevant documentation relating to the transfer of these trademarks to us. We have filed the documents obtained from this former employee in those jurisdictions in which the documentation will be accepted in order to secure the abandonment and cancellation of this employee’s applications and registrations. If we are not able to secure cancellation or abandonment of the applications and registrations in these jurisdictions, we may be prohibited from distributing our products in these jurisdictions.

Management Information Systems

          During 2001, we redefined our Internet strategy and continued to develop and implement an expanded e-commerce system. The expanded e-commerce platform became operational in the United States during June 2001, with the consultant adoption rate of 31% of order volume at year end 2002. In Mexico, an e-commerce platform was launched during the second half of 2001. We also selected a new platform to run our core operations in the United States. The U.S. business replaced the order entry, fulfillment, commission and override processing and financial system software with Enterprise Resource Planning (ERP) software from JD Edwards. Wave 1 of this implementation to the financial systems was implemented in April of 2002. Waves 2 and 3, which relate to the order entry and remaining commercial systems, were implemented in the fourth quarter of 2003. In Mexico, approximately 26% of orders and 7% of new consultant contracts in December 2003 were submitted via e-commerce.

Seasonality

          Our net sales, as measured in local currencies, during the fourth quarter of the year are typically slightly higher than in the other three quarters of the year due to seasonal holiday purchases.

Environmental Matters

          Our operations are subject to various federal, state, local and foreign laws and regulations governing environmental, health and safety matters. Some of our operations require environmental permits and controls and these permits are subject to modification, renewal and revocation by issuing authorities.

Violations of or liabilities under environmental laws or permits could result in fines or penalties, obligations to clean up contaminated properties or claims for property damage or personal injury. We believe that we are in material compliance with all such laws, regulations and permits, and under present conditions, we do not foresee that such laws and regulations will have a material adverse effect on our business, financial condition or results of operations.

Employees

          As of December 31, 2003, we had 862 full-time employees, of which 245 were employed in the United States and 617 in other countries. We also had 282 outside contract employees.

Litigation

          We are subject from time to time to various litigation and claims arising in the ordinary course of our business. We do not believe that any known litigation or claims pending against us would, if determined in a manner adverse to us, have a material adverse effect on our business, financial condition or results of operations.

MANAGEMENT

Directors and Executive Officers

          The following chart sets forth certain information regarding our directors and executive officers:

Name	Age	Position

Ronald B. Clark	67	Chairman and Chief Executive Officer; Director
Gonzalo R. Rubio	60	President and Chief Operating Officer; Director
Ralph S. Mason, III	53	Vice Chairman, Executive Vice President and General Counsel
Michael A. DiGregorio	49	Senior Vice President and Chief Financial Officer
Alan Fearnley	53	Senior Vice President of Strategic Planning and Business Development
Eugenio Lopez Barrios	62	President of Mexican Operations
Jose Luis Peco	59	President of European Operations
Beatriz Gutai	44	President of U.S. — Hispanic Division
Dyan Lucero	54	President of U.S. — General Division
Donald J. Gogel	54	Director
Steven D. Goldstein	52	Director
Thomas E. Ireland	54	Director
Siri Marshall	55	Director
David A. Novak	35	Director
Ann Reese	50	Director
Edward H. Rensi	59	Director
Kenneth D. Taylor	69	Director

          None of our officers has any family relationship with any director or other officer. “Family relationship” for this purpose means any relationship by blood, marriage or adoption, not more remote than first cousin.

          Ronald B. Clark has served as a director and the Chairman and Chief Executive Officer since joining Jafra in May 1998. From 1997 to 1998, Mr. Clark served as President of Richmont Europe (Mary Kay Holding Company). Mr. Clark joined Mary Kay in 1992 as President, Mary Kay Europe in 1992. Before joining Mary Kay, Mr. Clark spent 2 years as Executive Vice President of Primerica Corp., 4 years as President of Jafra Cosmetics International, Inc., and 6 years as Vice President of Avon Products, Inc. He joined Avon Products, Inc. in 1959. Mr. Clark’s employment agreement provides that he shall be a member of our board of directors during the term of his employment.

          Gonzalo R. Rubio has served as a director and the President and Chief Operating Officer since joining Jafra in May 1998. From 1992 to 1997, Mr. Rubio served first as an Area Vice President and later President of the European operations of Mary Kay Inc. Before joining Mary Kay, Mr. Rubio was employed by Avon Products Inc., where he spent five years as Area Director for Europe, two years as International Operations Director and five years as Area Director for Latin America. He joined Avon Products Inc. in 1970. Mr. Rubio’s employment agreement provides that he shall be a member of our board of directors during the term of his employment.

          Ralph S. Mason III has served as our Vice Chairman, Executive Vice President and General Counsel since joining Jafra in May 1998. Prior to that, Mr. Mason was the senior and founding partner at Mason, Taylor & Colicchio, a law firm in Princeton, New Jersey, which he joined in 1990. Prior to founding Mason, Taylor & Colicchio, Mr. Mason spent 13 years practicing law in New York and New Jersey.

          Michael A. DiGregorio has served as Senior Vice President and Chief Financial Officer of Jafra since June of 1999. In his nine years with Jafra, his previous responsibilities included Financial Director and General Manager of Jafra Mexico and President of U.S. Operations. In addition, Mr. DiGregorio has been the CFO of two other public companies: Atlantis Plastics, where he was CFO from 1993 to 1995, and The Wackenhut Corporation, where he was CFO from 1990 to 1993. Between 1978 and 1998, Mr. DiGregorio spent a total of 14 years with The Gillette Company.

          Alan Fearnley has served as Senior Vice President of Strategic Planning and Business Development of Jafra since July of 2001. From 1998 to 2001, Mr. Fearnley served as Senior Vice President of Global Marketing of Jafra. From 1997 to 1998, Mr. Fearnley served as Vice President of Marketing for Dermalogica. Prior to that, Mr. Fearnley took a year’s sabbatical to attend the Sloan Fellowship Masters Program at the London Business School. During this sabbatical, Mr. Fearnley also served as a consultant to various companies. Before attending the Sloan Fellowship program, Mr. Fearnley spent eight years with The Gillette Company, where he held a variety of managerial and executive positions within Jafra Cosmetics International. From 1975 through 1986, Mr. Fearnley worked for Avon Cosmetics in its European headquarters.

          Eugenio Lopez Barrios has served as President of Mexican Operations since joining Jafra in June 1998. Prior to joining Jafra, Mr. Barrios was President of Mary Kay Mexico from 1993 to 1998. Before joining Mary Kay, Mr. Barrios spent 33 years with Avon Products Inc., where he served from 1959 to 1989 starting in many different positions and ending as Vice President of Sales of Avon Mexico and from 1991 to 1993 as Managing Director of Avon Ecuador.

          Jose Luis Peco has served as President of European Operations of Jafra since joining Jafra in June 1998. Prior to joining Jafra, Mr. Peco spent five years with Mary Kay Cosmetics, where he served as Vice President of European Operations and as President of Mary Kay Cosmetics — Iberia. Before joining Mary Kay, Mr. Peco spent 22 years at Avon Products Inc., where he held a variety of managerial positions in Europe.

          Beatriz Gutai has served as General Manager of the Hispanic Division of United States Operations since September of 2000. Prior to that time, Ms. Gutai served as Vice President of Sales for the Hispanic Division and in various positions in sales management, programs, and events since joining Jafra in 1982.

          Dyan Lucero has served as General Manager of the General Division of United States Operations since September of 2000. Prior to that time, Ms. Lucero served as Vice President of Sales for the General Division and in various positions in sales management and business development since joining Jafra in 1972.

          Donald J. Gogel has been a director of Jafra since January 1998. Since 1998, Mr. Gogel has served as Chief Executive Officer of CD&R; since prior to 1997 he has served as President and a director of CD&R and since 1989 he has been a principal of CD&R. Mr. Gogel is also a limited partner of CD&R Associates V Limited Partnership (“Associates V”), the general partner of CD&R Fund V, and President and Chief Executive Officer and a shareholder and director of CD&R Investment Associates II, Inc. (“Investment Associates II”), a Cayman Islands exempted company that is the managing general partner of Associates V. Mr. Gogel is a director of Kinko’s, Inc., a corporation in which Fund V has an investment, and a director of Global Decisions Group, LLC, a limited liability company in which an investment fund managed by CD&R has an investment, and Turbochef, Inc. Mr. Gogel serves as a member of the compensation committee of the board of directors of Turbochef, Inc.

          Steven D. Goldstein has been a director of Jafra since July 1998. Since February of 1998, Mr. Goldstein has served as President and Chief Executive Officer of Chaycon Inc. From November of 2000 to July of 2001, Mr. Goldstein served as Chairman and Chief Executive Officer of More Benefits, Corp. From December 1997 to November of 2000, Mr. Goldstein served as Chairman and Chief Executive Officer of Invenet, LLC. Prior to joining Invenet, LLC, Mr. Goldstein was employed as President, Credit of Sears, Roebuck & Co. Prior to 1997, Mr. Goldstein was employed by American Express Co., serving most recently as the Chairman and Chief Executive Officer of American Express Bank.

          Thomas E. Ireland has been a director of Jafra since March 1998 and is a principal of CD&R, a limited partner of Associates V and a shareholder and a director of Investment Associates II. Before joining CD&R in 1997, Mr. Ireland served as a senior managing director of Alvarez & Marsal, Inc. Mr. Ireland also serves on the board of directors of the Maine Coast Heritage Trust. Mr. Ireland is a director of Remington Arms Company, Inc. and its parent RACI Holding, Inc., a corporation in which an investment fund managed by CD&R has an investment.

          Siri Marshall has been a director of Jafra since July 1999. Ms. Marshall has been employed by General Mills since prior to 1997 and currently serves as its Senior Vice President, Corporate Affairs and General Counsel and Secretary. She is also a director of Snack Ventures Europe, a joint venture between General Mills and PepsiCo.

          David A. Novak has been a director of Jafra since January 1998. Mr. Novak is a principal of CD&R, a limited partner of Associates V, and a shareholder of Investment Associates II. Prior to joining CD&R in 1997, Mr. Novak worked in the Private Equity and Investment Banking Divisions of Morgan Stanley & Co. Incorporated and for the Central European Development Corporation. Mr. Novak also serves on the board of directors of Italtel Holdings.

          Ann Reese has been a director of Jafra since July 1998. Ms. Reese has been the Executive Director of Center for Adoption Policy Studies since October 2000. From 1999 to December 2000, Ms. Reese was a professional employee of CD&R. From prior to 1997 to March 1998, Ms. Reese was Chief Financial Officer of ITT Corp., a company in the hotel and gaming businesses and previously in insurance and manufacturing. Ms. Reese has been nominated to the board of Xerox.

          Edward H. Rensi has been a director of Jafra since July 1998. For more than the prior five years, Mr. Rensi has been employed by McDonalds Corp. USA, serving most recently as President and Chief Executive Officer. Mr. Rensi also serves as a director of Snap-On Inc. and I.S.C. Corporation, and serves as a member of the compensation committee of the board of directors of Snap-On Inc. and I.S.C. Corporation.

          Kenneth D. Taylor has been a director of Jafra since July 1998 and has been the Chairman of Global Public Affairs, Inc. since prior to 1997.

          At present, all directors will hold office until their successors are elected and qualified, or until their earlier removal or resignation.

Composition of the Board After This Offering

          Our business and affairs are managed under the direction of our board of directors. The board is currently composed of 10 directors, of whom two are officers of our company, and      of whom are independent directors under the applicable rules of the New York Stock Exchange. Prior to the closing of this offering, our board of directors will be divided into three classes serving staggered three-year terms. The terms of office of each class expire at different times in annual succession, with one class being elected at each year’s annual meeting of shareholders. We currently anticipate that the classes will be composed as follows:

•	will be Class I directors whose terms will expire at the 2005 annual meeting of stockholders;

•	will be Class II directors whose terms will expire at the 2006 annual meeting of stockholders; and

•	will be Class III directors whose terms will expire at the 2007 annual meeting of stockholders.

          In addition, in order to ensure compliance with the independence requirements of the New York Stock Exchange and applicable law, the composition of the board may change prior to and following the offering. It is our intention to be in full and timely compliance with all applicable rules of the New York

Stock Exchange and applicable law, including with respect to the independence of directors. We anticipate that we will be considered a “controlled company” under applicable New York Stock Exchange rules following the offering. During the period that we are a “controlled company” under applicable New York Stock Exchange rules, we may not be subject to certain New York Stock Exchange rules relating to director independence.

          Upon the closing of this offering, the director designation, observer and other rights granted to CD&R Fund V under its Stock Subscription Agreement will terminate. See “Certain Relationships and Related Party Transactions.”

Certain Committees of the Board of Directors

          Audit Committee. We have an audit committee consisting of           ,           and           . Each member of the audit committee satisfies the requirements for independence under the applicable New York Stock Exchange regulations. Our audit committee financial expert is                               . The audit committee has responsibility for, among other things:

•	the selection of our independent auditors for recommendation to our shareholders,

•	reviewing and approving the scope of the independent auditors’ audit activity and extent of non-audit services,

•	reviewing with management and the independent accountants the adequacy of our basic accounting systems and the effectiveness of our internal audit plan and activities,

•	reviewing with management and the independent accountants our financial statements and exercising general oversight of our financial reporting process, and

•	reviewing litigation and other legal matters that may affect our financial condition and monitoring compliance with our business ethics and other policies.

          Compensation Committee. We have a compensation committee consisting of           , and           . The compensation committee has responsibility for, among other things, all compensation arrangements for executive officers and making awards under our equity compensation plans.

          Nominating and Governance Committee. We have a nominating and governance committee consisting of           ,           and           . The nominating and governance committee has responsibility for, among other things, identifying individuals qualified to become board members consistent with certain criteria approved by the board, and selecting, or recommending that the board select, the director nominees for the next annual meeting of shareholders.

Compensation of Directors

          During 2003, each of our non-employee and non-CD&R directors received a retainer of $40,000, for serving on our board of directors and was reimbursed for his or her out-of-pocket expenses incurred in connection with attending board meetings. In addition, during 2003 each non-employee and non-CD&R director also received a one time special bonus of $50,000 as an acknowledgment of his or her efforts in connection with the May 2003 Recapitalization. Members of our board did not receive any additional compensation for their services in such capacity. We pay no additional remuneration to our officers or the principals or employees of CD&R for serving as directors.

Jafra S.A., Directors Stock Incentive Plan

          Prior to the completion of the offering, we expect that our board will adopt and our shareholders will approve the Jafra S.A. Directors Stock Incentive Plan for the non-employee and non-CD&R members of our board of directors.

          Under the plan, our board of directors will be able to award an eligible director shares of our common stock or options to purchase shares of our common stock, which, in each case, may be fully vested at the time of grant or may be subject to such vesting or other restrictions, and having such other terms and conditions, as the board deems appropriate.

          The director stock incentive plan will permit an eligible director to elect to defer receipt of all or any part of his or her annual retainer fee or meeting fees payable with respect to a calendar year following the year in which the election is made. A director who elects to defer fees will be credited with a number of “phantom” shares of common stock equal to the amount of the deferred fee divided by the fair market value per share of common stock on the date the fee would otherwise have been payable (rounded to the nearest 100th of a share). If any dividends other than stock dividends are paid on the common stock, the director will be credited with additional phantom shares of common stock equal to the dividend that would have been paid on the director’s phantom shares divided by the fair market value per share of our common stock on the dividend payment date. The board will adjust the number of phantom shares credited if there is a change in the number or kind of outstanding shares of common stock by reason of any recapitalization, reorganization, merger, consolidation, stock split or any similar change affecting the common stock (including a stock dividend).

          A director who elects to defer any portion of his or her fees will also make elections with respect to (i) whether aggregate amounts credited will be distributed in cash, shares or a combination thereof, (ii) if distributions will commence immediately following the date he or she ceases to be a director or on the first business day of any calendar year following the calendar year in which he or she ceases to be a director and (iii) whether the distribution will be made in one lump sum payment or in installments. A director may also elect to receive a distribution of all or a portion of the amounts with which he or she has been credited as of a date at least one full year after the date when he or she initially elected to defer fees, but any director who does so will cease to be eligible to make any additional deferrals for the two immediately following calendar years.

          A director to whom phantom shares of common stock have been credited will have only the rights of a general unsecured creditor of our company and will have no rights as a stockholder of our company with respect to phantom shares with which he or she has been credited until the common stock underlying the phantom shares is delivered.

          A maximum of            shares may be issued under the directors stock incentive plan, subject to appropriate adjustments in the event of certain corporate transactions, including reorganizations, stock dividends or stock splits. Options awarded under the directors stock incentive plan will generally not be assignable or transferable other than by will or by the laws of descent and distribution, except for certain transfers to the director’s family members or to entities of which the director or his or her family members are the sole beneficiaries or owners, and all awards and rights will be exercisable during the life of the director only by the director or his or her legal representative. The board may permit a director to defer the receipt of shares he or she might otherwise receive upon exercise of an option, upon such terms and conditions as the board determines appropriate.

          The directors stock incentive plan will not have a stated term. The plan will be administered, and may be amended or terminated by, the board of directors; however, no amendment or termination of the plan may adversely affect the rights of any director participating in the plan without his or her consent.

Federal Income Tax Consequences

          The following is a brief description of the material U.S. federal income tax consequences generally arising with respect to options awarded and the deferral of fees under the directors stock incentive plan.

          The award of an option will create no tax consequences for the director receiving the option or for us. When a director exercises an option, he or she will generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise, and we will generally be entitled to a tax deduction in the same amount.

          A director who defers retainer fees will generally not recognize ordinary income with respect to the deferred fees when they are so deferred, but will generally recognize ordinary income equal to the amount of the cash or the fair market value of the shares distributed in the year in which the cash or shares are distributed. We will generally be entitled to a deduction in an amount equal to the ordinary income recognized by the director.

Compensation of Executive Officers

          The following table sets forth the compensation earned by Jafra’s Chief Executive Officer and the four additional most highly compensated executive officers of Jafra (each, a “named executive officer”) for each of the last three fiscal years.

Summary Compensation Table

				All Other
				Compensation
Name and Principal Position	Year	Salary($)	Bonus($)(2)	($)(3)

Ronald B. Clark	2003	$699,386	$3,220,264	$34,969
Chairman and Chief	2002	674,848	370,319	53,184
Executive Officer	2001	648,729	391,872	43,691
Gonzalo R. Rubio	2003	582,807	3,149,620	44,570
President and Chief	2002	562,358	308,591	44,446
Operating Officer	2001	540,555	326,550	36,408
Ralph S. Mason, III	2003	524,556	2,618,504	—
Vice Chairman, Executive	2002	506,148	277,746	6,616
Vice President and General Counsel	2001	486,557	293,910	6,554
Jaime Lopez Guirao(1)	2003	523,503	1,201,752	78,000
President of Global Operations	2002	505,135	277,190	64,757
	2001	484,202	293,322	56,434
Michael A. DiGregorio	2003	397,223	1,041,477	32,404
Senior Vice President and Chief	2002	337,465	185,182	35,714
Financial Officer	2001	323,877	163,300	27,432

(1)	Mr. Guirao’s employment with us will terminate effective March 6, 2004.

(2)	2003 bonus includes special one-time bonus payments in connection with our recapitalization in May 2003. See “Certain Relationships and Related Party Transactions — May 2003 Recapitalization.” The portion of each named executive officer’s total 2003 bonus listed above attributable to this special one-time recapitalization bonus is as follows: Mr. Clark, $2,796,454; Mr. Rubio, $2,796,454; Mr. Mason, $2,300,636; Mr. Guirao, $884,523; and Mr. DiGregorio, $786,477.

(3)	Amounts shown in this column constitute our contributions under our 401(k) and Supplemental Savings Plans and in the case of Mr. DiGregorio and Mr. Guirao, reimbursement of certain automobile expenses.

FISCAL YEAR-END OPTION VALUE TABLE

          The following table sets forth information for each named executive officer with regard to the aggregate value of options held as of December 31, 2003. Such options were granted to the named executive officers pursuant to the Amended and Restated Jafra Cosmetics International, Inc. Stock Incentive Plan. No options were exercised by such named executive officers during the year ended December 31, 2003.

	Number of Securities		Value of Unexercised In-the-
	Underlying Unexercised		Money Options at
	Options at December 31, 2003		December 31, 2003($)(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Ronald B. Clark	14,839	3,489	$	$
Gonzalo R. Rubio	14,839	3,489
Ralph S. Mason, III	11,769	2,767
Jaime Lopez Guirao	4,857	1,143
Michael A. DiGregorio	3,945	795

(1)	Calculated based on a per share price of Jafra S.A. common stock of $ , equal to the midpoint of the range set forth on the cover page of this prospectus, less the per share exercise price.

Employment Agreements

          We have employment agreements with each of the named executive officers. The employment agreements have a continuous “rolling” term of two years. Pursuant to their respective agreements, as of their 2003 anniversary dates, Messrs. Clark, Rubio, Mason, Guirao and DiGregorio receive annual base salaries of $706,350, $588,610, $529,780, $528,715 and $425,000, respectively. Under the employment agreements, the board will review the base salary annually and, in its sole discretion, may increase (but not decrease) such base salary from time to time based upon, among other things, the performance of the executive and prevailing industry salary levels; provided that the executives’ base salary will be automatically increased on each anniversary date by an amount equal to the average increase in the consumer price index during the immediately preceding twelve month period, as reported in the Wall Street Journal. The employment agreements provide for a target annual bonus equal to 60% of annual base salary (50%, in the case of Mr. DiGregorio) if Jafra achieves the performance goals established under its annual incentive plan for executives. The executives may receive a larger bonus if such goals are exceeded. The employment agreements further provide that if we terminate any such named executive officer’s employment without “cause” (as defined in the employment agreement) or any such executive terminates his employment for “good reason” (as so defined), the officer will be entitled to continued payments of his base salary for the remaining term of his employment agreement and to payment of a pro rata annual bonus for the year of termination provided that we achieve the performance objectives established under our incentive plan applicable for such year. Each of the employment agreements also contains covenants regarding nondisclosure of confidential information, noncompetition and nonsolicitation. The employment agreements for Messrs. Clark and Rubio each provide that he will be a member of our board of directors during the term of his employment. Jafra Worldwide has assumed the obligations of CDRJ Investment (Lux) S.A. under these employment agreements.

Jafra S.A. Annual Incentive Plan

          Prior to the completion of this offering, we expect that our board of directors will adopt and our shareholders will approve an annual performance incentive plan that will provide for the award to our officers of incentive bonuses. Each year the compensation committee will establish target incentive bonuses for participants in the annual incentive plan and will select the eligible participants and performance criteria for that year for a participant or group of participants.

          The actual bonus payable to a participant — which may equal, exceed or be less than the target bonus — will be determined based on whether the applicable performance targets are met, exceeded or not met, and may be decreased or increased based on individual performance and contributions, or such other factors as the compensation committee may deem appropriate. The compensation committee will have the right, in its discretion, to pay to any participant an annual bonus based on individual performance or any other criteria that the committee deems appropriate and the compensation committee may provide for a minimum bonus amount in any calendar year, regardless of whether performance objectives are attained.

          Bonuses will generally be payable as soon as practicable after the compensation committee certifies that the applicable performance criteria have been obtained, or, in the case of bonuses that are not tied to such performance criteria, at such time as the compensation committee determines.

          If a participant in the plan dies or becomes disabled prior to the payment of the bonus with respect to the year in which he or she dies or becomes disabled, the compensation committee may award to the participant (or his or her estate or legal representative) all or such pro rata portion of the bonus that would otherwise have been payable as it determines appropriate. In addition, the compensation committee may require that a portion of a participant’s annual incentive bonus will be payable in shares or options awarded under our Omnibus Plan (as described below).

          The annual incentive plan will be administered by our compensation committee, which may delegate its authority except to the extent that it relates to the compensation of our chief executive officer, our four other most highly compensated executive officers or any other individual whose compensation the board of directors or the compensation committee believes may become subject to Section 162(m) of the Code. The annual incentive plan will expire one day prior to the date of the first meeting of our stockholders in 2008 at which directors will be elected. However, our board of directors or the compensation committee may at any time amend, suspend, discontinue or terminate the annual incentive plan. The determination of the compensation committee on all maters relating to the annual performance incentive plan will be final and binding.

     Federal Income Tax Consequences

          The following is a brief description of the material U.S. federal income tax consequences generally arising with respect to the annual incentive plan.

          A participant in the annual incentive plan will generally recognize ordinary income equal to the cash bonus he or she receives in the year it is paid or made available, and we will generally be entitled to a deduction of the same amount in the year to which the bonus relates. If a portion of a participant’s annual bonus is paid in shares or options under the Omnibus Plan, the federal income tax consequences to us and the participant will generally be as described below under the description of the Omnibus Plan.

          Section 162(m) of the Internal Revenue Code generally limits the ability of a public corporation to deduct compensation greater than $1,000,000 paid with respect to a particular year to an individual who is, on the last day of that year, the corporation’s chief executive officer or one of its four other most highly compensated executive officers, other than compensation that is “performance-based” within the meaning of Section 162(m). Under a special rule that applies to corporations that become public through an initial public offering, this limitation generally will not apply to compensation that is paid pursuant to the annual performance incentive plan before the first meeting of our stockholders in 2008 at which directors will be elected.

Amended and Restated Jafra Cosmetics International, Inc. Stock Incentive Plan

          Our board of directors administers the Amended and Restated Jafra Cosmetics International, Inc. Stock Incentive Plan. Under this Plan, shares of our common stock may be offered and sold and options to purchase shares of our common stock may be granted to our executive officers and other key employees. Our board may delegate the authority to administer the plan to a duly constituted committee of our board.

          Under the plan, participants may be offered the right to purchase shares of our common stock. The purchase price of the shares will be determined by our board. If a participant chooses to purchase shares, such participant must agree not to sell or otherwise dispose of the shares purchased under the plan, except in compliance with the Securities Act and the management stock subscription agreement entered into between such participant and us.

          The options issued under the plan allow participants to purchase shares of our common stock. Options granted under the plan that are canceled without having been exercised may be reissued under the plan. As of September 30, 2003, 42,121 shares have been issued and 84,242 options were outstanding under the plan. Any shares to be delivered under the Plan upon exercise of options will be purchased by Jafra U.S. from us pursuant to the Second Amended and Restated Stock Purchase Warrant Agreement which will be approved prior to the consummation of the liquidation of CDRJ Investments (Lux) S.A.

          Under the plan, two types of options may be granted: service options and performance options. Service options become vested and exercisable in equal annual installments on each of the first three anniversaries of the date of grant. Performance options generally become vested and exercisable upon achievement of certain specified cumulative earnings targets, except that, to the event not vested sooner, they become vested on the ninth anniversary of the grant date. In addition, our board of directors may accelerate the exercisability of any option at any time and from time to time. All options granted expire after ten years from the grant date.

          The exercise price of the options will be determined by our board but will not be less than the fair market value of our common stock at the date of grant. The exercise price of any options exercised at any time following a public offering may be paid in full or in part in the form of shares of our common stock that have been owned by the participant for at least six months, based on the fair market value of such shares of common stock on the date of exercise.

          In the event of a participant’s termination of service with us or any of our subsidiaries by reason of death, disability or retirement, vested options shall remain exercisable until the first to occur of: (i) the day that is six months after the date of termination of employment or (ii) the expiration of the term of the options. Unvested options shall be canceled immediately upon such termination of service. In the event of the participant’s termination of service with us or any of our subsidiaries for cause, all vested and unvested options held by a participant shall be forfeited and terminated immediately upon such termination of service.

          In the event a participant’s service with us or any of our subsidiaries is terminated for any other reason, such participant’s vested options shall remain exercisable solely until the first to occur of: (a) the 30th day after the earliest of (i) the expiration of CD&R Fund V’s right to purchase the options, (ii) receipt by the participant of written notice that CD&R Fund V does not intend to exercise its right to purchase the options, and (b) the expiration of the term of such options. Those options that have not become vested and exercisable prior to the date of termination of service shall be canceled immediately upon termination of employment.

          Note that unless otherwise determined at the time of grant of an option, each participant’s option agreement provides that upon a termination of the participant’s employment for any reason, we and CD&R Fund V have successive rights to repurchase for cash any vested option (or shares of common stock) then held by the participant in accordance with the terms provided in each such option agreement.

          Unless otherwise determined at the time of the grant of an option, upon a “change in control” (as defined in the plan) of our company, Jafra Worldwide or Jafra U.S., each vested and unvested service option, all vested performance options and a proportionate share of the unvested performance options (determined on the basis of the portion of the performance target achieved as of the date of such transaction) will be canceled in exchange for a payment in cash of an amount equal to the excess, if any, of the price paid in the change in control transaction over the exercise price. All remaining unvested performance options will be canceled. Any payments made in such event will generally be paid within 30 days after the change in control and will be made in cash or in shares of capital stock of the acquirer, as determined by our board of directors. Notwithstanding the foregoing, if our board determines before the change in control either that:

•	all outstanding options will be honored or assumed by the acquirer, or

•	alternative options with equal or better terms will be made available,

the outstanding options will not be canceled, their vesting and exercisability will not be accelerated, and there will be no payment in exchange for the options.

To be approved by our board of directors, any alternative options must:

•	have substantially equivalent economic value to the outstanding options, and

•	must have terms that provide, upon the involuntary termination of an optionee’s employment within two years following the change in control, for either (a) unrestricted exercisability and transferability of the alternative options; or (b) a payment in exchange for any alternative options that equals the difference between the exercise price of such alternative options and the fair market value of the stock subject to such alternative options at the time of the involuntary termination.

          Options cannot be transferred or assigned by a participant other than by will or by the laws of descent and distribution, except for certain transfers to the participant’s family members or to entities of which the participant or his or her family members are the sole beneficiaries, or to us or Clayton, Dubilier & Rice Fund V Limited Partnership under their right to purchase options on termination of employment. In addition, options can be exercised only by a participant or a participant’s estate after death.

     Federal Income Tax Consequences

          The following is a brief description of the material U.S. federal income consequences generally arising with respect to awards issued pursuant to the Jafra Cosmetics International, Inc. Stock Incentive Plan.

          The purchase of shares of our common stock pursuant to the plan does not normally give rise to any income, gain or loss to the purchaser. However, where the purchased stock is transferred to a particular participant in connection with the performance of services, the purchase and ownership of this stock may give rise, either at the time of purchase or in the future, to taxable ordinary income in an amount equal to the excess, if any, of the fair market value of the property over the purchase price. This income is recognized, and the fair market value determined, at the time of purchase. We will be entitled to a deduction in an amount equal to the income recognized by the participant in the year the income is so recognized.

          The grant of a stock option will generally not give rise to taxable income to the option holder or entitle us to a deduction. Upon exercising an option, the option holder will generally recognize ordinary income in an amount equal to the excess, if any, of the fair market value of our common stock on the date of exercise over the exercise price, and we will generally be entitled to a tax deduction in the same amount in the year the income is so recognized.

          Section 162(m) of the Internal Revenue Code generally limits the ability of a public corporation to deduct compensation greater than $1,000,000 paid with respect to a particular year to an individual who is, on the last day of that year, the corporation’s chief executive officer or one of its four other most highly compensated executive officers, other than compensation that is “performance-based” within the meaning of section 162(m). Under a special rule that applies to corporations that become public through an initial public offering, this limitation generally will not apply to compensation that is paid or equity that is issued pursuant to the Jafra Cosmetics International, Inc. Stock Incentive Plan before the first meeting of our stockholders in 2008 at which directors will be elected.

          In connection with the offering, we expect that our board will amend the Jafra Cosmetics International, Inc. Stock Incentive Plan to preclude further grants or purchases under that plan. All future awards will be made pursuant to the Jafra S.A. 2004 Omnibus Stock Incentive Plan described below.

Jafra S.A. 2004 Omnibus Stock Incentive Plan

          Prior to the completion of the offering, we expect that our board will adopt and our shareholders will approve the Jafra S.A. 2004 Omnibus Stock Incentive Plan, or the Omnibus Plan. The Omnibus Plan will provide for the award to eligible participants of (i) stock options, including incentive stock options (within the meaning of Section 422 of the Code); (ii) restricted stock and restricted units; (iii) stock appreciation rights; (iv) incentive stock and incentive units; and (v) deferred shares and supplemental units.

          Awards may be made to any directors, officers or employees of our company or any of our subsidiaries, including any prospective employee, and any of our advisors. The number of employees participating in the Omnibus Plan will vary from year to year. A total of                 shares of our common stock will be available for award under the Omnibus Plan. The per share exercise price of the options is set by the compensation committee at the time of grant and may not be less than (i) fair market value or (ii) par value $2.00 per share. Shares subject to awards that are forfeited, canceled or otherwise terminated without the issuance of common stock under the Omnibus Plan or the Amended and Restated Jafra Cosmetics International, Inc. Stock Incentive Plan will again be available for future awards under the Omnibus Plan.

          If the employment of a participant is terminated for any reason, all unvested options will be canceled immediately and vested options must be exercised within a particular number of days, which number may vary depending on the reason for the termination. In the event of a participant’s termination of employment for cause, all vested and unvested options held by a participant shall be forfeited and terminated immediately upon such termination of employment.

          Awards under the Omnibus Plan will generally not be assignable or transferable other than by will or by the laws of decent and distribution, except for certain transfers to the participant’s family members or to entities of which the participant or his or her family members are the sole beneficiaries or owners.

          The Omnibus Plan will expire on the day prior to the first meeting of our stockholders in 2008 at which directors will be elected. However, the board of directors or our compensation committee may at any time, and from time to time amend, modify or terminate the Omnibus Plan. The expiration of the term of the plan, or any amendment, suspension or termination will not adversely affect any outstanding award held by a participant without the consent of the participant.

          In the event of a change in control (as defined in the Omnibus Plan), all outstanding stock options shall, at the discretion of the compensation committee, become fully exercisable or be canceled in exchange for a payment in cash equal to the product of (i) the excess of the change in control price over the option exercise price, and (ii) the number of shares of common stock covered by such stock options. All other awards granted under the Omnibus Plan will become vested and shall be immediately transferable or payable. Notwithstanding the foregoing, if the compensation committee determines before the change in control either that all outstanding awards of options, stock appreciation rights, restricted stock, restricted stock units, deferred stock and supplemental units will be honored or assumed by the acquirer, or alternative awards with equal or better terms will be made available, such outstanding awards of options, stock appreciation rights, restricted stock, restricted stock units, deferred stock and supplemental units will not be canceled, their vesting and exercisability will not be accelerated, and there will be no payment in exchange for such awards. Any alternative awards offered must generally satisfy the requirements for alternative awards described under the heading “Amended and Restated Jafra Cosmetics International, Inc. Stock Incentive Plan.” Alternative awards shall not be made available for incentive stock or incentive units.

     Federal Income Tax Consequences

          The following is a brief description of the material U.S. federal income tax consequences generally arising with respect to awards issued pursuant to the Omnibus Plan.

          The grant of an option will generally not give rise to tax consequences for the option holder or entitle us to a deduction. Upon exercising an option, other than an incentive stock option, the option holder will generally recognize ordinary income equal to the excess, if any, of the closing price of the shares acquired on the date of exercise over the exercise price, and we generally will be entitled to a tax deduction in the same amount in the year the income is so recognized. Generally, upon exercise of an incentive stock option, the participant would not recognize income upon exercise if the participant (i) does not dispose of the shares within two years after the date of grant or one year after the transfer of shares upon exercise, and (ii) is an employee of the company or a subsidiary thereof from the date of grant and through and until three months before the exercise date. Any gain would be taxed to the participant as long-term capital gain, the Company would not be entitled to a deduction, and the participant would potentially be subject to the alternative minimum tax.

          With respect to the other awards, upon the payment of cash or the issuance of shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant will generally recognize ordinary income equal to the cash or the fair market value of shares or other property delivered. The fair market value of the shares delivered will be the product of the number of shares delivered and the closing price of a share of common stock on the date of delivery of the shares. We will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant in the year the income is so recognized.

          Section 162(m) of the Internal Revenue Code generally limits the ability of a public corporation to deduct compensation greater than $1,000,000 paid with respect to a particular year to an individual who is, on the last day of that year, the corporation’s chief executive officer or one of its four other most highly compensated executive officers, other than compensation that is “performance-based” within the meaning of section 162(m). Under a special rule that applies to corporations that become public through an initial public offering, this limitation generally will not apply to compensation that is paid pursuant to the Omnibus Plan before the first meeting of our stockholders in 2008 at which directors will be elected.

Other Benefit Plans and Arrangements

          We maintain the Jafra Cosmetics International, Inc. 401(k) Savings Plan, an employee savings plan which permits participants to make voluntary contributions by salary deferrals pursuant to section 401(k) of the Internal Revenue Code. This plan allows employees to defer up to 100% of their total compensation, subject to statutory limitations. Employee contributions of up to 10% of compensation are matched by us at the rate of 50 cents per dollar. Employees do not vest in the employer contribution until they have reached two years of service, at which time they become fully vested. Except for leased employees, employees covered by collective bargaining agreements, non-resident aliens with no U.S. source income and independent contractors or foreign employees on temporary assignment in the U.S., all of our employees are eligible to participate in the 401(k) Plan as of the first enrollment period after the commencement of employment.

          We also maintain a supplemental excess benefit savings plan, which permits participants whose benefits under the 401(k) plan have been limited by the provisions of the Internal Revenue Code to make unlimited voluntary contributions. Employee contributions are matched on the same basis as under the 401(k) plan, and the vesting provisions are the same. Employee and employer contributions under such plan are placed into a “rabbi” trust exclusively for the uses and purposes of plan participants. We also maintain a special supplemental savings plan for non-United States source income pursuant to which certain employees who have non-United States source income and whose benefits have been limited by provisions of the Internal Revenue Code may make additional contributions. Both the supplemental excess benefit savings plan and the special supplemental savings plan are intended to be unfunded plans maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as described in Title I of the Employee Retirement Income Security Act of 1974, as amended.

Insider Participation and Compensation Committee Interlocks

          Mr. Ireland is a principal of CD&R, a limited partner of Associates V (the general partner of CD&R Fund V), and a shareholder and a director of Investment Associates II (a general partner of Associates V). Pursuant to a consulting agreement, CD&R receives a fee for advisory, management consulting and monitoring services to Jafra. As a result of an amendment effective January 1, 2001, the annual fee received by CD&R was $1,000,000 for the years ended December 31, 2003, 2002 and 2001. This amendment provides for an annual fee for ongoing services provided to Jafra. As required by the terms of our lending arrangements, such fees were determined by arm’s-length negotiation and we believe them to be reasonable. In addition, the amendment adds to CD&R’s services under the agreement financial advisory, investment banking and similar services with respect to future proposals for an acquisition, merger, recapitalization, or other similar transaction directly or indirectly involving Jafra or any of its subsidiaries. The fee for such additional services in connection with future transactions would be an amount equal to 1% of the transaction value for the transaction to which such fee relates. Such transaction fees may be increased upon approval of a majority of the members of our board of directors who are not Jafra employees, employees of CD&R or any affiliate of CD&R. The amendment also provides that if any employee of CD&R is appointed to an executive management position (or a position of comparable responsibility) in Jafra or any of its subsidiaries, the annual fee will be increased by an amount to be determined by CD&R, the amount of such increase not to exceed 100% of the existing annual fee in effect at that time. We have also agreed to indemnify the members of the board employed by CD&R and CD&R against liabilities incurred under securities laws, liabilities to third parties, and liabilities relating to the provision by CD&R of advisory management, consulting and monitoring services.

          Prior to 2000, Jafra engaged an entity, in which CD&R fund has a minority investment, to develop its e-commerce business. During 2000, Jafra paid such entity fees of $1,798,000. Jafra terminated this agreement and entered into a settlement and release agreement with such entity in 2000, pursuant to which such entity agreed to pay Jafra $500,000 in quarterly installments, together with interest at 9.5% per annum through October 2005. At December 31, 2002, the balance was paid in full.

          In connection with the consummation of the May 2003 recapitalization transactions CD&R Fund V received its proportionate share of the aggregate distribution of approximately $169.0 million in cash as a result of its share holdings.

          See “Certain Relationships and Related Party Transactions” for additional information regarding the transaction described above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

MANAGEMENT AND SELLING STOCKHOLDERS

          The following table lists all shares of our common stock that, as of December 31, 2003, were beneficially owned by certain stockholders known to us to beneficially own more than 5% of the outstanding shares of common stock, each of our directors, each of the named executive officers listed in the Summary Compensation Table, all of our directors and named executive officers as a group, and other selling stockholders. The selling stockholders are offering a total of                      shares of our common stock in this offering, assuming no exercise of the over-allotment option held by the underwriters. For purposes of this table, because the selling stockholders may in fact sell all, some or none of their shares in the offering, no definitive estimate as to the number of shares that will be held by the selling stockholders after the offering can be provided and the following table has been prepared based on the assumption that all shares offered under this prospectus will be sold. For more information regarding the terms of our common stock, see “Description of Capital Stock”; for a description regarding the over-allotment option, see “Underwriting”; and for information regarding transactions and relationships with the following listed beneficial owners, see “Certain Relationships and Related Transactions.”

	Shares Outstanding		Shares To Be Sold		Shares Outstanding
	Before the Offering		in the Offering		After the Offering

	Number(2)	Percent(3)	Number	Percent	Number	Percent

Name and Address of Beneficial Owner(1)
Clayton, Dubilier & Rice Fund V Limited Partnership(4)	769,600	92.51
Name of Executive Officers and Directors
Donald J. Gogel(5)	—	—
Steven D. Goldstein	2,000	*
Thomas E. Ireland(5)	—	—
Siri Marshall	1,667	*
David A. Novak(5)	—	—
Ann Reese	2,500	*
Edward H. Rensi	2,500	*
Kenneth D. Taylor	500	*
Ronald B. Clark(6)	24,003	2.83
Gonzalo R. Rubio(7)	24,003	2.83
Ralph S. Mason, III(8)	19,037	2.26
Jaime Lopez Guirao(9)	7,857	*
Michael A. DiGregorio(10)	5,517	*
All directors and named executive officers as a group (13 persons)(11)	89,584	10.16

*	Less than 1%

(1)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed a “beneficial owner” of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities which that person has the right to acquire beneficial ownership of within 60 days. More than one person may be deemed to be a beneficial owner of the same securities. Each of such stockholders has sole voting and investment power as to the shares unless otherwise noted.

(footnotes continued on following page)

(2)	Represents shares of common stock beneficially owned on December 31, 2003. Unless otherwise noted, each person has sole voting and investment power with respect to such shares.

(3)	Based upon 831,888 shares of common stock outstanding as of December 31, 2003.

(4)	CD&R Associates V Limited Partnership, a Cayman Islands exempted limited partnership, is the general partner of Clayton, Dubilier & Rice Fund V Limited Partnership and has the power to direct Clayton, Dubilier & Rice Fund V Limited Partnership as to the voting and disposition of shares held by Clayton, Dubilier & Rice Fund V Limited Partnership. CD&R Investment Associates II, Inc., a Cayman Island exempted company, is the managing general partner of CD&R Associates V Limited Partnership and has the power to direct CD&R Associates V Limited Partnership as to its direction of Clayton, Dubilier & Rice Fund V Limited Partnership’s voting and disposition of the shares held by Clayton, Dubilier & Rice Fund V Limited Partnership. No person controls the voting and disposition of CD&R Investment Associates II, Inc. with respect to the shares owned by Clayton, Dubilier & Rice Fund V Limited Partnership. Each of CD&R Associates V Limited Partnership and CD&R Investment Associates II, Inc. expressly disclaims beneficial ownership of the shares owned by Clayton, Dubilier & Rice Fund V Limited Partnership. The business address for each of Clayton, Dubilier & Rice Fund V Limited Partnership, CD&R Associates V Limited Partnership and CD&R Investment Associates II, Inc. is 1403 Foulk Road, Suite 106, Wilmington, Delaware 19803. Three of our directors, Donald J. Gogel, Thomas E. Ireland and David A. Novak, are principals of entities affiliated with Clayton, Dubilier & Rice Fund V Limited Partnership. See “Certain Relationships and Related Transactions — Investment Funds Managed by Clayton, Dubilier & Rice, Inc.” for a description of relationships and transactions with Clayton, Dubilier & Rice Fund V Limited Partnership and its affiliates and associates.

(5)	Does not include shares owned by CD&R Fund V.

(6)	Includes 14,839 shares as to which Mr. Clark has a right to acquire through the exercise of stock options.

(7)	Includes 14,839 shares as to which Mr. Rubio has a right to acquire through the exercise of stock options.

(8)	Includes 11,769 shares as to which Mr. Mason has a right to acquire through the exercise of stock options.

(9)	Includes 4,857 shares as to which Mr. Guirao has a right to acquire through the exercise of stock options.

(10)	Includes 3,807 shares as to which Mr. DiGregorio has a right to acquire through the exercise of stock options, and excludes 660 shares held by the trustee of subtrusts established for the benefit of Mr. DiGregorio’s children.

(11)	Includes 50,111 shares which the named executive officers as a group have a right to acquire through the exercise of stock options and excludes 660 shares held by trustee of subtrusts established for the benefit of Mr. DiGregorio’s children.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The May 2003 Recapitalization

          In May 2003 we recapitalized our Mexican operations and refinanced our then outstanding indebtedness. In connection with these transactions:

•	We formed Jafra Worldwide as a subsidiary of Jafra to act as our intermediate holding company of Jafra US, Jafra Mexico and our other businesses.

•	We formed Jafra Distribution (Mexico), an affiliate of Jafra Mexico and an indirect wholly-owned subsidiary of Jafra Worldwide, to operate our distribution business in Mexico and to act as the Mexican borrower under our new senior credit facilities and the issuer of the Mexican portion of our senior subordinated notes.

•	Jafra US and Jafra Distribution (Mexico) entered into new senior credit facilities, consisting of a $50.0 million senior secured term loan facility and a $40.0 million senior secured revolving credit facility, and borrowed the full amount of the term loan. See “Description of Our Indebtedness — Senior Credit Facilities”.

•	Jafra Distribution (Mexico) and Jafra US issued our 10 3/4% Senior Subordinated Notes due 2011, or our “10 3/4% Notes”, in the respective aggregate principal amounts of $120 million and $80 million and used a portion of the proceeds from such borrowing, together with the term loan, to repay the outstanding indebtedness of Jafra US and Jafra Mexico and to consummate other corporate restructuring transactions.

•	Jafra US and Jafra Mexico made compensating payments in an aggregate amount of approximately $10.4 million to holders of options to acquire the capital stock of CDRJ Investments (Lux) S.A. and, through a series of inter-company transactions, the remaining proceeds from the issuance of our 10 3/4% Notes and borrowings under our senior credit facilities were paid and distributed to CDRJ Investments (Lux) S.A.

•	CDRJ Investments (Lux) S.A. then commenced liquidation proceedings and made an initial liquidating distribution to our shareholders of approximately $157.6 million in cash, of which approximately million was paid to senior members of our management.

          Prior to the closing of the sale of shares offered hereby, we expect to make a final liquidating distribution of up to $20 million in cash to shareholders of CDRJ Investments (Lux) S.A. We expect to fund this payment by drawing on the revolving portion of our senior credit facilities.

          In addition, the shareholders of CDRJ Investments (Lux) S.A. will receive one share of our common stock in exchange for each share of CDRJ Investments (Lux) S.A. held at this time. Further, each of the outstanding options to acquire the capital stock of CDRJ Investments (Lux) S.A. has been converted on a one-for-one basis into options to acquire capital stock of Jafra. While these options will generally continue to be governed by the same terms and conditions as prior to the liquidation, the exercise prices of the outstanding options have been adjusted downward such that the ratio of the original exercise price per share of the options to the market value per share immediately following the May 2003 recapitalization transactions described above is identical to the ratio of the original exercise price per share of the options to the market value per share of the stock of CDRJ Investments (Lux) S.A. immediately prior to the commencement of the liquidation process. As a result of these adjustments, the exercise prices of our outstanding options were reduced from $100, $150 and $210 per share to $39.91, $59.86 and $83.80 per share, respectively. Prior to the closing of the sale of shares offered hereby, the liquidation of CDRJ Investments (Lux) S.A. will be completed.

Investment Funds Managed by Clayton, Dubilier & Rice, Inc.

          Overview. CD&R Fund V, which is the largest stockholder of CDRJ Investments (Lux) S.A., is a private investment fund managed by CD&R. Amounts contributed to CD&R Fund V by its limited partners are invested at the discretion of the general partner in equity or equity-related securities of entities formed to effect leveraged buy-out transactions and in the equity of corporations where the infusion of capital, coupled with the provision of managerial assistance by CD&R, can be expected to generate returns on investments comparable to returns historically achieved in leveraged buyout transactions. The general partner of CD&R Fund V is Associates V, and the general partners of Associates V are Investment Associates II, CD&R Investment Associates, Inc. and CD&R Cayman Investment Associates, Inc. Each of Mr. Gogel, who is President, Chief Executive Officer and a director of CD&R; President, Chief Executive Officer, and a shareholder and a director of Investment Associates II; and a limited partner of Associates V, Mr. Ireland, who is a principal of CD&R, a limited partner of Associates V and a shareholder and a director of Investment Associates II, and Mr. Novak, who is a principal of CD&R, a limited partner of Associates V, and a shareholder of Investment Associates II, is a director of CDRJ Investments (Lux) S.A. See “Management.”

          CD&R is a private investment firm that is organized as a Delaware corporation. CD&R is the manager of a series of investment funds, including CD&R Fund V. CD&R generally assists in structuring, arranging financing for and negotiating the transactions in which the funds it manages invest. After the consummation of such transactions, CD&R generally provides advisory, management consulting and monitoring services to the companies in which its investment funds have invested during the period of such funds’ investments.

          Consulting Agreement. Pursuant to a consulting agreement entered into at the closing of the Acquisition, until the tenth anniversary of the Acquisition or the date on which CD&R Fund V no longer has an investment in Jafra or until the termination by either party with 30 days’ notice, CD&R will receive an annual fee (and reimbursement of out-of-pocket expenses) for providing advisory, management consulting and monitoring services to the Jafra group. Such services include, among others, helping Jafra to establish effective banking, legal and other business relationships and assisting management in developing and implementing strategies for improving the operational, marketing and financial performance of the Jafra group. The annual fee received by CD&R was $400,000 for the year ended December 31, 2000. As of January 1, 2001, the annual fee was increased to $1.0 million based on an amendment to the consulting agreement. The annual fee received by CD&R for each of the years ended December 31, 2001, 2002 and 2003 was $1.0 million. In addition, the amendment adds to CD&R’s services provided to the Jafra group under the agreement, financial advisory, investment banking and similar services with respect to future proposals for an acquisition, merger, recapitalization, or other similar transaction directly or indirectly involving Jafra or any of its subsidiaries. The fee for such additional services in connection with future transactions would be an amount equal to 1% of the transaction value for the transaction to which such fee relates. Such transaction fees may be increased upon approval of a majority of the members of our board of directors who are not employees of the Jafra group, CD&R or any affiliate of CD&R. The amendment also provides that if any employee of CD&R is appointed to an executive management position (or a position of comparable responsibility) in Jafra or any of its subsidiaries, the annual fee will be increased by an amount to be determined by CD&R, the amount of such increase not to exceed 100% of the existing annual fee in effect at that time. We have also agreed to indemnify the members of the board employed by CD&R and CD&R against liabilities incurred under securities laws, liabilities to third parties, and liabilities relating to the provision by CD&R of advisory management, consulting and monitoring services.

          In connection with the liquidation of CDRJ Investments (Lux) S.A., Jafra Worldwide assumed the obligations of CDRJ Investments (Lux) S.A. under the consulting agreement.

          Indemnification Agreement. CD&R, CD&R Fund V and CDRJ Investments (Lux) S.A. entered into an indemnification agreement, pursuant to which CDRJ Investments (Lux) S.A. has agreed to indemnify the members of its board of directors, as well as CD&R, CD&R Fund V, Associates V,

Investment Associates II and certain of their members, partners, associates and affiliates to the fullest extent allowable under applicable law and to indemnify such persons against any suits, claims, damages or expenses which may be made against or incurred by them under applicable securities laws in connection with offerings of securities of Jafra, liabilities to third parties arising out of any action or failure to act by Jafra, and, except in cases of gross negligence or intentional misconduct, the provision by CD&R of advisory, management consulting and monitoring services.

          In connection with the liquidation of CDRJ Investments (Lux) S.A., Jafra Worldwide assumed the obligations of CDRJ Investments (Lux) S.A. under the indemnification agreements.

         Stock Subscription Agreement.

          Stock Subscription Agreements. Clayton, Dubilier & Rice Fund V Limited Partnership owns 769,600 shares of our common stock, which it purchased for an aggregate purchase price of $76,960,000 pursuant to a Stock Subscription Agreement, dated as of April 30, 1998. Pursuant to that agreement, Clayton, Dubilier & Rice Fund V Limited Partnership may designate all of the members of our board of directors. Clayton, Dubilier & Rice Fund V Limited Partnership is also entitled to consult with us with respect to our operations at any time, to have observers attend meetings of our board of directors and those of our subsidiaries, and to receive all our quarterly and annual financial reports and budgets, as well as other documents. In addition, the stock subscription agreement imposes certain restrictions on the transfer of the shares of our common stock owned by Clayton, Dubilier & Rice Fund V Limited Partnership.

          We have not adopted formal procedures to specifically protect the interests of our minority stockholders in relation to future transactions with our principal stockholders. However, our board of directors has adopted corporate governance guidelines, which require each director to avoid taking actions or having interests that might result in a conflict of interest with our interests. Each director is required to ethically handle all actual or apparent conflicts of interest between personal and professional relationships, including promptly informing the corporate secretary if such a conflict arises and recusing himself or herself from any discussion or decision affecting his or her personal interests. Accordingly, our directors who are employees of Clayton, Dubilier & Rice Inc., will be required to recuse themselves from any discussion or decision regarding any transaction with our principal stockholders. These guidelines do not, by themselves, prohibit transactions with our principal stockholders.

Agreements with Our Management

          Employment Agreements. CDRJ Investments (Lux) S.A. and Jafra U.S. have entered into employment agreements with various members of management. See “Management”. The employment agreements of Messrs. Clark and Rubio provide that each will be a member of our board of directors during the term of his employment.

          In connection with the liquidation of CDRJ Investments (Lux) S.A., Jafra Worldwide assumed the obligations of CDRJ Investments (Lux) S.A. under the employment agreements.

          Management Stock Subscription Agreements. CDRJ Investments (Lux) S.A. has entered into management stock subscription agreements with each of our management shareholders. Under the management stock subscription agreements, participants are not permitted to transfer shares purchased at any time before an underwritten public offering of our common stock, led by at least one underwriter of nationally recognized standing except under limited circumstances. In addition, any sale or other disposition must also be made in compliance with any applicable state and foreign securities laws. Further, if we file a registration statement under the Securities Act with respect to an underwritten public offering of the common stock, participants may not sell or distribute any shares of common stock to the public during the 20 days before and the 180 days after the effective date of the registration statement, other than as part of the public offering. The restrictions on transfer will not continue following a public offering of our common stock.

          Prior to an initial public offering of our common stock, under certain circumstances, stockholders can require CDRJ Investments (Lux) S.A. to purchase their shares of common stock. Management stockholders are subject to a holding period of at least seven months from the date such shares were acquired. In May 2001 and June 2001, respectively, CDRJ Investments (Lux) S.A. purchased all of the common stock of a former member of management and a director, consisting of an aggregate of 2,563 shares. In September 2001, a former member of management exercised options to purchase 210 shares of common stock, and then requested that CDRJ Investments (Lux) S.A. purchase all of his common stock, consisting of 526 shares. In July 2000, a former member of management exercised options to purchase 158 shares of common stock, and then requested that CDRJ Investments (Lux) S.A. purchase all of his common stock, consisting of 632 shares. In November 2000, a former member of management requested that CDRJ Investments (Lux) S.A. purchase all of his common stock, consisting of 316 shares. CDRJ Investments (Lux) S.A. repurchased the shares in 2001 at a total cost of $772,000, or $250 per share, and the shares in 2000 at a total cost of $199,000, or $210 per share, which represented the respective estimated fair market values at the time of the purchases.

          As of February 2004, Jafra is in negotiations with a former member of management to repurchase all of his common stock, consisting of 3,476 shares. Simultaneously, Jafra US is in negotiation to repurchase this former member of management’s 5,463 vested stock options.

          In connection with the liquidation of CDRJ Investments (Lux) S.A., Jafra assumed the obligations of CDRJ Investments (Lux) S.A. under the management stock subscription agreements.

          Jafra Worldwide is acting as liquidator of CDRJ Investments (Lux) S.A. In that capacity, Jafra Worldwide will assume all of CDRJ Investments (Lux) S.A.’s contingent and unknown liabilities that are not satisfied in liquidation.

          Management Loans. Certain members of management, including named executive officers, financed a portion of the cash purchase price of the shares of common stock they acquired through loans from the Chase Manhattan Bank on market terms. To help members of management obtain such terms for such financing, CDRJ Investments (Lux) S.A. fully and unconditionally guaranteed up to 75% of the purchase price for the shares of common stock purchased by each such member of management. CDRJ Investments (Lux) S.A. guaranteed loans for $687,300, $687,300, $545,100, $225,000 and $230,000 extended to Messrs. Clark, Rubio, Mason, Guirao, and DiGregorio, respectively. In connection with our May 2003 recapitalization, management repaid these loans in full.

Certain Management Stock Purchases and Option Grants

          In July 2000, a member of management purchased 316 shares of common stock at a purchase price of $150 per share, which was below the estimated fair value at the time of purchase of $210 per share. CDRJ Investments (Lux) S.A. recognized compensation expense of approximately $19,000 at the time of the purchase. In August 2000, certain members of management purchased an aggregate of 4,108 shares of the common stock at a purchase price of $210 per share, which represented the estimated fair value at the time of the purchase. During 2000, certain members of management were also granted options to purchase an aggregate of 8,848 shares of common stock. In February 2001, certain members of management purchased an aggregate of 474 shares of the common stock at a purchase price of $210 per share, which represented the estimated fair value at the time of the purchase. In September 2001, a former member of management purchased 210 shares of common stock at a purchase price of $150 per share, which was below the estimated fair value at the time of the purchase of $250 per share. CDRJ Investments (Lux) S.A. recognized compensation expense of approximately $21,000 at the time of the purchase. During 2001, certain members of management were also granted options to purchase an aggregate of 948 shares of common stock.

          Prior to 2000, Jafra engaged an entity, in which a CD&R fund has a minority investment, to develop its e-commerce business. During 2000, Jafra paid such entity fees of $1,798,000. Jafra terminated this agreement and entered into a settlement and release agreement with such entity in 2000, pursuant to which such entity agreed to pay Jafra $500,000 in quarterly installments, together with interest at 9.5% per annum through October 2005. At December 31, 2002, the balance was paid in full.

Registration and Participation Agreement.

          Each holder of shares of our common stock and options to purchase shares of our common stock, including executive officers and key employees, are entitled to the following registration rights for the shares of common stock held by them or issuable upon exercise of options to purchase our common stock under a Registration and Participation Agreement, dated as of May 20, 2003, among CDRJ North Atlantic (Lux) S.A., Clayton, Dubilier & Rice Fund V Limited Partnership and the other parties thereto, as amended:

•	holders constituting, at any time prior to our initial public offering, at least 50% and thereafter, at least 20%, of the total shares of these registrable securities may request that we use our best efforts to register such securities for public resale, and

•	if we register any common stock at any time, either for our account or for the account of any stockholder, including in connection with this offering, the holders of registrable securities are entitled to request that we use our best efforts to include the number of their shares of common stock, which in the opinion of the underwriters, can be sold.

          In most cases, we will bear all registration expenses (other than underwriting discounts), including the fees and expenses of counsel to the selling stockholders. Because only Clayton, Dubilier & Rice Fund V Limited Partnership holds more than 50% of our outstanding common stock, it is the only shareholder able to initiate the initial registration by itself. Further, members of management generally do not have registration rights under the Registration and Participation Agreement for shares of our common stock issued upon exercise of options if we have registered such shares under the Securities Act.

          If we file a registration statement under the Securities Act with respect to a public offering of our common stock, no holders of our common stock are permitted to effect any public sale or distribution of any shares of such stock during the 20 days before and the 180 days after the effective date of the registration statement (other than as part of this offering).

DESCRIPTION OF OUR INDEBTEDNESS

          The following description of our indebtedness is qualified in its entirety by reference to the relevant credit facility, indenture and related documents governing the relevant debt described.

10 3/4% Senior Subordinated Notes due 2011

          General. In May 2003, Jafra US and Jafra Distribution (Mexico) issued the 10 3/4% Notes in an aggregate principal amount of $200.0 million. The 10 3/4% Notes were issued pursuant the 10 3/4% Notes Indenture among Jafra US, Jafra Distribution (Mexico), Jafra Worldwide and U.S. Bank National Association and mature on May 15, 2011. Interest on the 10 3/4% Notes is paid semi-annually, on May 15 and November 15 of each year. As of September 30, 2003, $200.0 million aggregate principal amount of the 10 3/4% Notes were outstanding.

          Guarantees and Ranking. The 10 3/4% Notes are the general unsecured obligations of Jafra US and Jafra Distribution (Mexico). The 10 3/4% Notes are guaranteed by Jafra Worldwide and, in the case of the portion of the 10 3/4% Notes issued by Jafra US, by Jafra Distribution (Mexico), subject to a 30-day standstill and, in the case of the portion of the 10 3/4% Notes issued by Jafra Distribution (Mexico), by Jafra Mexico and its Mexican subsidiaries and, subject to a 30-day standstill, Jafra US. The 10 3/4% Notes are subordinated in right of payment to all existing and future senior debt of Jafra US, Jafra Distribution (Mexico) and Jafra Worldwide and pari passu in right of payment with any future senior subordinated indebtedness of Jafra US, Jafra Distribution (Mexico) and Jafra Worldwide. The 10 3/4% Notes are not entitled to the benefit of any sinking fund.

          Optional Redemption. On or after May 15, 2007, Jafra US and Jafra Distribution (Mexico) may, on a pro rata basis, redeem all or a part of the 10 3/4% Notes at the redemption prices, expressed as a percentage of the principal amount, set forth in the table below, plus accrued and unpaid interest, if redeemed during the twelve-month period beginning on May 15 of the years indicated below:

Year	Percentage

2007	105.375%
2008	102.688%
2009 and thereafter	100.000%

          In addition, at any time prior to May 15, 2006, Jafra US and Jafra Distribution (Mexico) may redeem, on a pro rata basis, up to 35% of the originally issued aggregate principal amount of 10 3/4% Notes at a redemption price of 110.750% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of certain equity offerings of Jafra Worldwide or of any of its direct or indirect parent corporations, provided that at least 65% of the originally issued principal amount of the 10 3/4% Notes remains outstanding after the occurrence of such redemption and the redemption occurs within 180 days of the closing of such equity offering. We expect to use the net proceeds to us of the sale of the shares offered by us hereby to redeem up to 35% of the outstanding 10 3/4% Notes. See “Use of Proceeds.”

          Change of Control. In the event of a change of control, which is defined in the indenture governing the 10 3/4% Notes, each holder of the 10 3/4% Notes will have the right to require Jafra US and Jafra Distribution (Mexico) to repurchase all or any part of such holder’s 10 3/4% Notes at a purchase price in cash equal 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

          Covenants. The indenture governing the 10 3/4% Notes contains certain covenants that, among other things, limit Jafra Worldwide’s ability and the ability of some of Jafra Worldwide’s subsidiaries to:

•	incur indebtedness or issue preferred shares;

•	pay dividends or make distributions in respect of capital stock or to make other restricted payments;

•	make investments;

•	sell assets;

•	create liens without securing the 10 3/4% Notes;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of the assets;

•	enter into certain transactions with affiliates; and

•	designate subsidiaries as unrestricted subsidiaries.

          Events of Default. The indenture governing the 10 3/4% Notes also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such 10 3/4% Notes to become or to be declared to be due and payable.

Senior Credit Facilities

          General. Our senior credit facilities consist of a $50.0 million senior secured term loan facility maturing in 2008 and a $40.0 million senior revolving credit facility, also maturing in 2008, of which a portion of which is available in the form of letters of credit. We currently have available $40.0 million under the revolving credit facility, which we may borrow subject to customary conditions precedent. Prior to the closing of this offering, we expect to borrow up to $20 million under the revolving credit facility to make a final liquidating distribution to shareholders of CDRJ Investments (Lux) S.A. See “Certain Relationships and Related Party Transactions.”

          Guarantees and Security. Jafra Worldwide guarantees all of our obligations under the senior credit facilities, and each of Jafra Distribution (Mexico) and Jafra US guarantees the obligations of the other borrower, subject to a 30-day cure period prior to enforcement of such guarantee. In addition, all present or future domestic subsidiaries of Jafra US guarantee its obligations under the senior credit facilities and Jafra Mexico and all present or future subsidiaries of Jafra Distribution (Mexico) and Jafra Mexico guarantee the obligations of Jafra Distribution (Mexico). The senior credit facilities are secured by substantially all of our assets.

          Interest and Fees. Amounts outstanding under the senior credit facilities bear interest at a rate equal to, at our option, (1) an alternate base rate plus an applicable margin or (2) an adjusted LIBOR rate plus an applicable margin. These applicable margins are currently 3.00% and 4.00% for base rate loans and LIBOR loans, respectively, subject in each case to periodic adjustment based on certain levels of financial performance.

          We also pay (1) commitment fees of 0.50% per annum (subject to periodic adjustment based on certain levels of financial performance) on the undrawn amount of the new revolving credit facility, (2) administrative agent’s fees and (3) letter of credit fees, and we will be responsible to pay certain participation fees in connection with the syndication of the new credit facilities.

          Voluntary Prepayments. We can voluntarily prepay the loans and reduce commitments, in whole or in part, without premium or prepayment penalties except for breakage costs incurred in connection with prepayment during a LIBOR interest period.

          Covenants and Events of Default. We are subject to covenants that, among other things, restrict our ability to incur or guarantee indebtedness, make investments, loans and advances, dispose of assets, pay dividends, make acquisitions, enter into mergers, create liens, enter into certain transactions with affiliates, make fundamental changes to our businesses and amend the terms of or prepay certain other indebtedness. In addition, we are required to maintain certain financial covenants, including to maintain a maximum ratio of total debt to EBITDA, to maintain a minimum interest expense ratio and not to exceed a maximum annual amount of capital expenditures. We are also subject to customary affirmative covenants and events of default.

DESCRIPTION OF CAPITAL STOCK

Overview

          Set forth below is a summary of certain information concerning Jafra’s share capital and certain material provisions of Jafra’s articles of incorporation and Luxembourg law on commercial companies in effect as of the date of this prospectus. This summary contains information that we consider to be material regarding the share capital of Jafra, but it does not purport to be complete and is qualified in its entirety by reference to Jafra’s articles of incorporation and the Luxembourg law on commercial companies.

          Jafra has outstanding            shares with a par value of $2.00, all of which have been paid in full, representing a subscribed capital amount of $               .

          The total authorized capital of Jafra, including the outstanding subscribed capital, is set at $          , consisting of a total of            shares, par value $2.00. Pursuant to Jafra’s articles of incorporation, the board of directors has been authorized to issue further shares so as to bring the total capital of Jafra up to the total authorized capital in whole or in part from time to time. The ability of our board of directors to approve the issuance of further authorized, but unissued, shares of our common stock will expire on the date which is five years from the date of publication of our amended articles of incorporation setting forth Jafra’s authorized share capital. Our shareholders may vote at an extraordinary shareholder meeting to renew the authorization to issue additional share capital, provided that no such renewal can specify a term of authorization of more than five years. Future issuances of our common stock may be subject to the payment of a 1% Luxembourg capital duty. Jafra intends to issue additional shares, including issuances from authorized capital from time to time to directors and employees of the Jafra group under Jafra S.A. 2004 Omnibus Stock Incentive Plan. Following completion of this offering, the issued share capital of Jafra will consist of            shares (not including additional shares issuable upon exercise of options held by our directors and employees).

Change of Control Related Provisions of Our Articles of Incorporation and Luxembourg Law

          A number of provisions in our articles of incorporation and under Luxembourg law may make it more difficult to acquire control of us. These provisions may have the effect of discouraging a future takeover attempt not approved by our board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. In addition, these provisions may adversely affect the prevailing market price of the shares. These provisions are intended to:

•	enhance the likelihood of continuity and stability in the composition of our board of directors;

•	discourage some types of transactions that may involve an actual or threatened change in control of us;

•	discourage certain tactics that may be used in proxy fights;

•	ensure that our board of directors will have sufficient time to act in what the board believes to be in the best interests of us and our stockholders; and

•	encourage persons seeking to acquire control of us to consult first with our board to negotiate the terms of any proposed business combination or offer.

Meetings of Shareholders

          Meetings of shareholders may be either ordinary or extraordinary. At ordinary meetings, shareholders can decide on most matters, but they cannot decide matters that entail a modification of the articles. Only at extraordinary meetings, for which more stringent quorum and majority conditions apply, can shareholders modify the articles. Among other things, a merger, liquidation, transformation of Jafra into another form of company, increases (unless decided by the board of directors within the limits of the authorized capital) or decreases of share capital or issuance of a new class of shares would all require modification of the articles. A quorum of 50% and a vote of two-thirds of the shares present or represented are required to amend the articles. If the quorum is not achieved, however, then a second meeting may be called, at which no quorum is required.

          Jafra must hold a general meeting every year at the place and date indicated in the articles. This annual general shareholders’ meeting is an ordinary meeting. Annual general shareholders’ meetings usually have on their agenda the approval of the annual accounts and related issues, such as approval of the management report prepared by the board and of the report of the statutory auditor, and the use of profits shown on the balance sheet, including the distribution of dividends. See “— Dividends” for further details about Jafra’s dividend policy.

          Ordinary and extraordinary shareholders’ meetings may be called by the board or by the statutory auditor. The board and the statutory auditor must convene a meeting if requested in writing by shareholders representing at least 20% of the subscribed capital of Jafra.

Voting and Quorum Requirements

          Matters brought before ordinary shareholders’ meetings must receive a majority of the votes cast to pass. Extraordinary meetings, which are required to amend the articles, require a quorum of at least half of the outstanding shares and may only act with a vote of two-thirds of the shares present. If the quorum condition is not fulfilled, however, a second meeting with the same agenda may be called, for which the same two-thirds majority condition applies but for which no quorum is required.

          A “change of nationality,” for purposes of Luxembourg law, of Jafra would require approval by all the shareholders. Such a “change of nationality” would typically consist of a permanent transfer of its registered office outside of Luxembourg, but would not include a merger with a non-Luxembourg company in which the non-Luxembourg company survives. An increase of any obligations of shareholders set forth in the articles would also require approval of all shareholders affected.

Directors

          Limitations on Liability and Indemnification of Directors. Under Luxembourg law, civil liability of directors both to the company and to third parties is generally considered to be a matter of public policy. It is possible that Luxembourg courts would declare void an explicit or even implicit contractual limitation on directors’ liability to Jafra. Jafra, however, can validly agree to indemnify the directors against the consequences of liability actions brought by third parties (including shareholders if such shareholders have personally suffered a damage which is independent of and distinct from the damage caused to Jafra). The articles contain such an agreement.

          Classified Board of Directors, Vacancies and Removal of Directors. Our articles of incorporation provide that our board of directors will be divided into three classes of even number or nearly even number, with each class elected for staggered three-year terms expiring in successive years.

          There are no restrictions in the articles or under Luxembourg law as to nationality, residence or professional qualifications for directors. There is no age limit nor are directors required to retire by rotation. Directors may be removed, at any time with or without cause, at any shareholders’ meeting.

          Casual vacancies in our board of directors may be filled only by our board of directors, provided that any replacement director appointed by the board shall be approved by vote of the shareholders at the next shareholder meeting to occur after such replacement director’s appointment. Any director so appointed and approved to fill such a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred (including a vacancy created by increasing the size of the board) and until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director.

          Powers of the Board. The board has wide powers to perform all acts necessary or desirable for accomplishing Jafra’s aims, subject to the powers reserved to shareholders by Luxembourg law. The board may delegate daily management to one or more directors, officers, executives, employees or other persons, provided that any delegation to a member of the board has been previously authorized by the shareholders at a general meeting.

Officers

          Under Luxembourg law, an employee of Jafra can only be liable to Jafra for damages brought about by his or her willful acts or gross negligence. Any arrangement providing for the indemnification of officers against claims of Jafra would be contrary to public policy. Employees are liable to third parties under general tort law and may enter into arrangements with Jafra providing for indemnification against third party claims.

          An indemnification arrangement can never cover a willful act or gross negligence.

Dividends

          Dividends may only be paid out of the distributable profits and unrestricted reserves of Jafra as shown in its audited accounts for the most recently completed financial year, which would consist of the profit (if any) for such year and retained earnings from prior years after deduction for losses carried over from prior years and reserves required by law or the articles. The Luxembourg law on companies requires Jafra to set up a reserve equal to 10% of the subscribed capital by allocating yearly at least 5% of its profits to the reserve account until it reaches the 10% threshold.

          Under Luxembourg law, our board of directors may pay interim dividends because the articles of incorporation contain a specific provision to that effect. However, formal and substantive requirements have to be met in order for Jafra to pay interim dividends. These include a requirement that we prepare financial statements showing that funds are available for distribution. The amount of such distribution may not exceed the profits earned by Jafra since the end of the last financial year for which the annual accounts have been approved by the general shareholders’ meeting plus retained earnings and withdrawals from unrestricted reserves and minus carried-forward losses and amounts to be mandatorily paid to a reserve account. No interim dividends may be paid out during the first six months of the company’s accounting year nor before the approval of the annual accounts of the previous accounting year by a general shareholders’ meeting. The board of directors may not make a decision to pay an interim dividend at any time more than two months after the date on which the interim accounts referred to above have been drawn up.

          Our Luxembourg statutory auditor must verify whether the conditions for the payment of interim dividends are fulfilled.

          If an interim dividend exceeds the dividend set by the shareholders at the annual ordinary shareholders’ meeting, the excess is deemed an advance payment of the next dividend.

          Dividends may be paid in U.S. dollars or in shares or otherwise as the board may determine in accordance with Luxembourg law. Payment of any dividends will be made to holders of common stock at their addresses in the register maintained by or on behalf of Jafra. We do not expect to pay dividends for the foreseeable future. See “Dividend Policy.”

          Nonresidents of Luxembourg who hold shares may be subject to Luxembourg statutory withholding tax in respect of any cash dividends paid. See “Taxation — Certain Luxembourg Tax Considerations.”

Capital Increases; Preemptive Rights

          The subscribed capital and the authorized capital of Jafra may be increased or reduced by the shareholders at a shareholders’ meeting under the same quorum and majority requirements applicable to an amendment of the articles. The board may issue shares (up to the amount authorized by the articles) without shareholder approval, and, if so decided by the board, shareholders will have no pre-emptive rights in connection with such issuance.

          In the event that preemptive rights are not disallowed by the board, all shareholders will be notified of the period during which preemptive rights may be exercised, as determined by the board. Under Luxembourg law, this period must be at least 30 days. Preemptive rights are transferable and may be sold, prior to exercise.

Liquidation Rights

          The shareholders of Jafra may dissolve Jafra under the conditions prescribed for modification of the articles. If such dissolution were to occur, Jafra would then be liquidated, and after payment of its debts or consignment of the sums necessary to pay such debts, the shareholders would be entitled to the remaining assets of Jafra, in proportion to their holdings.

Form and Transfer of Shares

          Shares may be issued in registered or bearer form, at the option of the shareholder. Shares which have not been fully paid up must be in registered form. Shares may be evidenced at the holder’s option in certificates representing two or more shares.

          Title to shares in bearer form passes by delivery of the certificates evidencing the shares. Transfers of registered shares require either (i) an inscription of the transfer in the share register of Jafra signed by the transferor and the transferee or their respective agents or (ii) a notification of the transfer by the transferor or the transferee to Jafra which in turn must record such transfer in the share register maintained by it or on its behalf. Jafra or its registrar may also enter the transfer in the register on the basis of correspondence or other documents that establish the existence of an agreement between the transferor and the transferee.

          It is generally held that contractual restrictions on the transfer of shares are legal provided they do not render the shares inalienable for a prolonged period of time. Currently, the articles provide that, if the board determines that a proposed transfer of shares would violate a restriction on transfer agreed to by the owner of such shares or its predecessor in interest and brought to the attention of the board, the board may refuse to record such transfer in the share register of Jafra (with a provision that such refusal will not result in a situation where a shareholder is forced to continue to hold shares for an extended period of time).

SHARES ELIGIBLE FOR FUTURE SALE

          Prior to this offering, there was no public market for our common stock.

Sale of Restricted Securities

          After this offering,                 shares of common stock will be outstanding. Of these shares, all of the shares sold in this offering will be freely tradable without restriction under the Securities Act, unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock that will be outstanding after this offering are “restricted securities” within the meaning of Rule 144 and Rule 701 under the Securities Act. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below. Subject to the lockup agreements described below, shares held by our affiliates that are not restricted securities or that have been owned for more than one year may be sold subject to compliance with Rule 144 of the Securities Act without regard to the prescribed one-year holding period under Rule 144.

Stock Options

          Upon completion of this offering, we intend to file one or more registration statements under the Securities Act to register shares of common stock to be issued under our stock option plans and, as a result, all shares acquired upon exercise of stock options and other equity-based awards granted under these plans will also be freely tradable under the Securities Act unless purchased by our affiliates. A total of                 shares of common stock are reserved for issuance under our benefit plans.

Lock-Up Arrangements

          We and our executive officers and directors, and each of our existing shareholders prior to this offering, have agreed with the underwriters, subject to exceptions, not to (1) offer, sell, contract to sell, pledge, hypothecate, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of common stock, any options, rights or warrants to purchase any shares of common stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive shares of common stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the shares of common stock or other securities described in (1), for 180 days after the date of this prospectus, except with the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse First Boston LLC. This lock-up provision also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

          Following the lock-up periods, substantially all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 or Rule 701 under the Securities Act.

Registration and Participation Agreement

          Stockholders currently representing substantially all of the shares of our common stock will have the right to require us to register shares of common stock for resale in some circumstances. See “Certain Relationships and Related Party Transactions.”

Rule 144

          In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, any person or persons whose shares are aggregated, including an affiliate, who has beneficially owned shares of our common stock for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the then-outstanding shares of common stock; and

•	the average weekly trading volume in the shares on the New York Stock Exchange during the four calendar weeks preceding the date on which the notice of the sale is filed with the Securities and Exchange Commission.

          Sales under Rule 144 are also subject to provisions relating to notice, manner of sale, and the availability of current public information about us.

          Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares for at least two years, including the holding period of any prior owner other than an “affiliate,” is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

          In general, Rule 701 under the Securities Act may be relied upon for the resale of our common stock originally issued by us before our initial public offering to our employees, directors, officers, consultants or advisers under written compensatory benefit plans, including our stock option plans, or contracts relating to the compensation of these persons. Shares of our common stock issued in reliance on Rule 701 are “restricted securities” and, beginning 90 days after the date of this prospectus, may be sold by non-affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with the one-year holding period, in each case subject to the lockup agreements.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

          The following is a general discussion of the principal United States federal income tax considerations relating to the purchase, ownership and disposition of our common stock by US Holders (as defined below) that purchase our common stock in this offering and hold our common stock as capital assets. This discussion is based on the US-Luxembourg tax treaty, the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect and available on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion is for general information only and does not address all of the US federal income tax considerations that may be relevant to specific US Holders in light of their particular circumstances or to US Holders subject to special treatment under US federal income tax law (such as banks, other financial institutions, insurance companies, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, S corporations, partnerships and other pass-through entities, persons that received our common stock as compensation for the performance of services, traders or dealers in securities or currencies, expatriates subject to Section 877 of the Code, persons subject to the alternative minimum tax, persons that hold our common stock as part of a straddle, hedge or conversion transaction, persons that have a “functional currency” other than the US dollar or persons that own (or are deemed to own) 10% or more (by voting power or value) of our stock). This discussion does not address any US state or local tax considerations or any US federal estate, gift or alternative minimum tax considerations.

          As used in this discussion, the term “US Holder” means a beneficial owner of our common stock that is, for US federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or of any state or political subdivision thereof or therein, including the District of Columbia, (iii) an estate the income of which is subject to US federal income tax regardless of the source thereof or (iv) a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more US persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 19, 1996 and were treated as domestic trusts on that date.

          PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS APPLICABLE TO THEM RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY OF US FEDERAL, STATE AND LOCAL TAX LAWS OR NON-US TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

Distributions

          Subject to the discussion below under “— Passive Foreign Investment Company Considerations,” the following rules generally will apply to any cash distribution made by us on our common stock, including any Luxembourg taxes withheld from such distribution as described below.

          Any cash distribution made by us on our common stock will be treated as a dividend includible in the gross income of a US Holder as ordinary income to the extent of our current and accumulated earnings and profits, as determined under US federal income tax principles. To the extent the amount of such distribution exceeds our current and accumulated earnings and profits as so computed, it will be treated first as a non-taxable return of capital to the extent of such US Holder’s adjusted tax basis in such common stock and, to the extent the amount of such distribution exceeds such adjusted tax basis, will be treated as gain from the sale or exchange of such common stock.

          Legislation enacted in 2003 (the “2003 Tax Legislation”) reduces to 15% the maximum tax rate for certain dividends received by certain noncorporate taxpayers through taxable years beginning on or before December 31, 2008, so long as specified holding period requirements are met. Dividends received from “qualified foreign corporations” generally qualify for the reduced rate. A non-US corporation (other than a foreign personal holding company, foreign investment company or passive foreign investment company) generally will be treated as a qualified foreign corporation with respect to any dividend paid by such corporation if the stock with respect to which such dividend is paid is readily tradable on an established securities market in the United States. Such markets include the NYSE. Accordingly, unless we are classified as a foreign personal holding company, a foreign investment company or a passive foreign investment company, recipients of dividends with respect to shares of our common stock that are readily tradable on an established securities market in the United States should be eligible for the reduced rate prescribed by the 2003 Tax Legislation.

          Special rules apply for purposes of determining the recipient’s investment income (which limits deductions for investment interest) and foreign income (which may affect the amount of foreign tax credit) and to certain extraordinary dividends. Each US Holder that is a noncorporate taxpayer is urged to consult its own tax advisor regarding the possible applicability of the reduced rate under the 2003 Tax Legislation and the related restrictions and special rules.

          Dividends paid on our common stock will not be eligible for the “dividends received” deduction generally allowed to corporate shareholders with respect to dividends received from US corporations. A US Holder will be entitled to claim a foreign tax credit only for foreign taxes (such as withholding taxes), if any, imposed on dividends paid to such US Holder, and not for taxes, if any, imposed on us or on any entity in which we have made an investment. We currently anticipate that after this offering we will be a “United States-owned foreign corporation.” For so long as we are a United States-owned foreign corporation, distributions with respect to shares that are taxable as dividends generally will be treated as foreign source passive income (or, for US Holders that are “financial service entities” as defined in the Treasury Regulations, financial service income) or US source income for U.S. foreign tax credit purposes, in proportion to our earnings and profits in the year of such distribution allocable to foreign and US sources, respectively. For this purpose, we will be treated as a United States-owned foreign corporation so long as stock representing 50% or more of our voting power or equity value is owned, directly, or indirectly, by “United States persons.” The rules relating to foreign tax credits are extremely complex, and US Holders should consult their own tax advisors with regard to the availability of a foreign tax credit and the application of the foreign tax credit to their particular situation. A US Holder that does not elect to claim a US foreign tax credit may instead claim a deduction for Luxembourg income tax withheld, but only for a taxable year in which the US Holder elects to do so with respect to all foreign income taxes paid or accrued in such taxable year. Each US Holder is urged to consult its own tax advisor regarding whether it should elect to claim US foreign tax credits or deductions with respect to foreign income taxes paid or accrued and whether and to what extent it is entitled to claim any US foreign tax credit.

          The US dollar value of any distribution made by us in a non-US currency should be calculated by reference to the exchange rate in effect on the date of receipt of such distribution by the US Holder, regardless of whether the non-US currency is in fact converted into US dollars. If the non-US currency so received is converted into US dollars on the date of receipt, such US Holder generally should not recognize foreign currency gain or loss on such conversion. If the non-US currency so received is not converted into US dollars on the date of receipt, such US Holder will have a basis in the non-US currency equal to its US dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the non-US currency generally will be treated as ordinary income or loss to such US Holder.

Sale, Exchange or Other Disposition of Our Common stock

          Subject to the discussion below under “— Passive Foreign Investment Company Considerations,” the following rules generally will apply to any gain or loss upon a sale, exchange or other disposition of our common stock.

          A US Holder generally will recognize gain or loss for US federal income tax purposes upon a sale, exchange or other disposition of our common stock in an amount equal to the difference between the amount realized from such sale, exchange or disposition and the US Holder’s adjusted tax basis in such common stock. Such gain or loss generally will be a capital gain or loss and will be long-term capital gain (generally taxable at a reduced rate for noncorporate taxpayers) or loss if, on the date of such sale, exchange or disposition, such common stock was held by such US Holder for more than one year. The deductibility of capital losses by a US Holder is subject to limitations. In general, gain or loss recognized by a US Holder on the sale, exchange or other disposition of our common stock will constitute gain or loss from sources within the United States for foreign tax credit limitation purposes.

Passive Foreign Investment Company Considerations

          We believe that we are not currently, and we do not expect to become, a passive foreign investment company (“PFIC”) for US federal income tax purposes. However, because this determination is made annually at the end of each of our taxable years and is dependent upon a number of factors, some of which are beyond our control, including the value of our assets and the amount and type of our income, there can be no assurance that we will not become a PFIC or that the US Internal Revenue Service will agree with our conclusion regarding our current PFIC status. If we are a PFIC in any year, US Holders could suffer adverse consequences as discussed below.

          In general, a corporation organized outside the United States will be treated as a PFIC for US federal income tax purposes in any taxable year in which either (i) at least 75% of its gross income is “passive income” or (ii) on average at least 50% of the value of its assets is attributable to assets that produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents and gains from commodities and securities transactions. In determining whether a foreign corporation is a PFIC, a pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

          If we are a PFIC in any year during which a US Holder owns our common stock, such US Holder could be liable for additional taxes and interest charges upon certain distributions by us or upon a sale, exchange or other disposition of our common stock at a gain, whether or not we continue to be a PFIC. The tax will be determined by allocating such distributions or gain ratably to each day of the US Holder’s holding period. The amount allocated to the current taxable year and any taxable year with respect to which we were not a PFIC will be taxed as ordinary income (rather than capital gain) earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates applicable to ordinary income for such taxable years and, in addition, an interest charge will be imposed on the amount of such taxes. In addition, if we are a PFIC, a person who acquires our common stock from a decedent will be denied the step-up of the tax basis for US federal income tax purposes for such common stock to fair market value at the date of such decedent’s death which would otherwise be available with respect to a decedent dying in any year other than 2010, and, instead, such person will have a tax basis equal to the lower of the fair market value or such decedent’s tax basis.

          The above rules do not apply if a “mark-to-market” election is available and a US Holder validly makes such an election. If such election is made, such US Holder generally will be required to take into account the difference, if any, between the fair market value and its adjusted tax basis in our common stock at the end of each taxable year as ordinary income or ordinary loss (to the extent of any net mark-to market gains previously included in income). In addition, any gain from a sale, exchange or other disposition of our common stock will be treated as ordinary income, and any loss will be treated as ordinary loss (to the extent of any net mark-to-market gains previously included in income). A mark-to-market election is available to a US Holder only if our common stock are considered “marketable stock” for these purposes. Generally, stock will be considered marketable stock if it is “regularly traded” on a “qualified exchange” within the meaning of applicable US Treasury regulations. A class of stock is regularly traded during any calendar year during which such class of stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. The NYSE is a qualified exchange.

          The above rules also would not apply if a US Holder is eligible for and timely makes a valid “QEF election.” If a QEF election is made, such US Holder generally will be required to include in income on a current basis its pro rata share of the ordinary income and net capital gains of the PFIC. In order for a US Holder to be able to make a QEF election, we would be required to provide such

US Holder with certain information. We have not determined whether we will provide US Holders with the required information, so no assurance can be given that a QEF election will be available.

          Prospective investors should consult their own tax advisors regarding the US federal income tax consequences of an investment in a PFIC.

Reportable Transaction Reporting

          Under certain US Treasury regulations, US Holders that participate in “reportable transactions” (as defined in the regulations) must attach to their US federal income tax returns a disclosure statement on Form 8886. US Holders should consult their own tax advisors as to the possible obligation to file Form 8886 with respect to the purchase, ownership or disposition of our common stock, or any related transaction, including without limitation, the disposition of any non-US currency received as a dividend or as proceeds from the sale of our common stock.

Backup Withholding Tax and Information Reporting Requirements

          A US Holder of common stock may be subject to US federal backup withholding tax at applicable rates (currently, at a rate of 28%) with respect to payments made on, or proceeds from the sale, exchange or other disposition of, our common stock, unless the holder (i) is an entity (including corporations, tax-exempt corporations and certain qualified nominees) that is exempt from withholding and, when required, demonstrates this fact, or (ii) provides its taxpayer information number (“TIN”) (which for an individual would generally be the holder’s Social Security number), certifies that the TIN provided is correct and that the holder has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments received by US Holders that are not corporations, tax-exempt organizations or qualified nominees may be subject to information reporting requirements.

          Each US Holder is urged to consult its own tax advisors regarding the possible applicability of US federal backup withholding tax and information reporting rules with respect to payments made on, or proceeds from the sale, exchange or other disposition of, our common stock.

CERTAIN MATERIAL LUXEMBOURG TAX CONSIDERATIONS

          The following discussion is for general information only. Each purchaser is strongly urged to consult with its own tax advisors to determine possible Luxembourg tax consequences of a purchase of common stock.

          The following summary outlines certain Luxembourg tax consequences to a person who has never been a resident of Luxembourg, who does not have a permanent establishment in Luxembourg, will not hold the common stock in connection with the conduct of a business in Luxembourg and who at no time has a “significant interest” in Jafra within the meaning of applicable Luxembourg tax laws (generally greater than 10% equity ownership, including stock held by certain family members) (a “Non-Resident Holder”) with respect to the ownership and disposition of common stock. It does not examine tax consequences to Luxembourg residents or, to some extent, former residents.

Sale or Other Disposition of Common Stock

          Non-Resident Holders will not be subject to income or other taxes imposed by Luxembourg in respect of gains realized on the sale, exchange or other disposition of common stock.

Payment of Dividends

          Dividends paid on common stock to Non-Resident Holders are subject to a withholding tax of 20%. Under certain circumstances, European Union Non-Resident Holders may benefit from an exemption of withholding tax. Reductions of the withholding rate may also be provided by tax treaties. The current income tax treaty between the United States and Luxembourg generally reduces the rate of withholding for certain eligible holders to 15%, provided that the holder is entitled to claim treaty benefits.

          Tax must initially be withheld at the non-treaty rate (currently 20%) and Non-Resident Holders must then submit a claim for a refund of tax representing the difference between the tax actually withheld and that due by applying the lower treaty rate. Certain tax treaties (including the US-Luxembourg tax treaty), however, provide for a reduced rate of withholding at the applicable treaty rate. Refund claims must be submitted within two years of the dividend payment date and are generally processed within three months. Claims for application of the lower treaty rate or refund of withholding tax must be made on an appropriate claim form and be certified by the tax authorities in the Non-Resident Holder’s country of residence.

Inheritance and Other Taxes

          No inheritance tax is payable by a Non-Resident Holder of common stock except if the deceased holder was a resident of Luxembourg at the time of death.

*          *          *

          The above description is not intended to constitute a complete analysis of all tax consequences relating to acquisition, ownership and disposition of common stock. Prospective purchasers should consult their tax advisors concerning the tax consequences of their particular situations.

UNDERWRITING

          We intend to offer the shares in the United States through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse First Boston LLC are acting as representatives for the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us, the selling stockholders and the underwriters, we and the selling stockholders have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us and the selling stockholders, the number of shares listed opposite their names below.

Number of
Underwriter	Shares

Merrill Lynch, Pierce, Fenner & Smith Incorporated
Credit Suisse First Boston LLC
Banc of America Securities LLC

Total

          The underwriters have agreed to purchase all of the shares sold under the purchase agreement if any of these shares are purchased, other than those shares covered by the over-allotment option described below. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the purchase agreement may be terminated.

          We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of those liabilities.

          The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

          The representatives have advised us and the selling stockholders that the underwriters propose initially to offer the shares to the public at the initial public offering price listed on the cover page of this prospectus, and to dealers at that price less a concession not in excess of $          per share. The representatives may allow, and the dealers may reallow, a discount not in excess of $          per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

          The following table shows the public offering price, underwriting discount and proceeds before expenses to Jafra and the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their over-allotment options.

	Per Share	Without Option	With Option

Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to Jafra S.A.	$	$	$
Proceeds, before expenses, to the selling stockholders	$	$	$

          The expenses of the offering, not including the underwriting discount, are estimated at $          and are payable by Jafra S.A.

Over-allotment Option

          The selling stockholders have granted options to the underwriters to purchase up to                     additional shares at the public offering price less the underwriting discount. The underwriters may exercise these options for 30 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise these options, each underwriter will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

Reserved Shares

          At our request, the underwriters have reserved for sale, at the initial public offering price, up to                    shares offered by this prospectus for sale to some of our directors, officers, employees, consultants and related persons. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

No Sales of Similar Securities

          We and the selling stockholders and our officers and directors have agreed, with exceptions, not to sell or transfer any common stock for 180 days after the date of this prospectus without first obtaining the written consent of the representatives. Specifically, we and these other individuals have agreed not to directly or indirectly

•	offer, pledge, sell, or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

          This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

New York Stock Exchange Listing

          We intend to apply to list the shares on the New York Stock Exchange under the symbol “JFA”. In order to meet the requirements for listing the shares on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners.

          Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us, the selling stockholders and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us,

•	our financial information,

•	the history of, and the prospects for, our company and the industry in which we compete,

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

•	the present state of our development, and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

          An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

          The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

          Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price. These transactions may be effected on the New York Stock Exchange or otherwise.

          If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the representatives may reduce that short position by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

          The representatives may also impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares in the open market to reduce the underwriter’s short position or to stabilize the price of such shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the shares in that it discourages resales of those shares.

          Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

No Public Offering Outside of the United States

          No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of common stock, or the possession, circulation or distribution of this prospectus or any other material relating to our company, the selling stockholders or shares of our common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of our common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the shares of common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Other Relationships

          Certain of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. In particular, Merrill Lynch, Pierce,

Fenner & Smith Incorporated and Credit Suisse First Boston LLC served as the initial purchasers of our 10 3/4% Notes in connection with the May 2003 recapitalization. In addition, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated serves as joint lead arranger and syndication agent, and an affiliate of Credit Suisse First Boston LLC serves as joint lead arranger and administrative agent, under our existing senior credit facilities. Each such affiliate is currently a lender under such facilities. Also, an affiliate of Banc of America Securities LLC provides certain credit services to us, including in respect of foreign currency transactions.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

          The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

          By purchasing the common stock in Canada and accepting a purchase confirmation, a purchaser is representing to us, the selling stockholders and the dealer from whom the purchase confirmation is received that

•	the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action — Ontario Purchasers Only

          Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us and the selling stockholders in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us or the selling stockholders. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling stockholders will have no liability. In the case of an action for damages, we and the selling stockholders will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

          All of our directors and officers as well as the experts named herein and the selling stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

          Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

          The validity of the issuance of the shares offered by this prospectus will be passed upon for us by Debevoise & Plimpton LLP, New York, New York and certain other matters will be passed upon for us by Bonn Schmitt Steichen, Luxembourg. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton LLP, is married to Joseph L. Rice, III, who is a principal of CD&R. The underwriters have been represented by Cravath, Swaine & Moore LLP.

EXPERTS

          The consolidated financial statements of CDRJ North Atlantic (Lux) S.àr.l. and subsidiaries as of December 31, 2002 and for the year then ended appearing in this prospectus and the related financial statement schedule appearing elsewhere in this registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The consolidated financial statements of CDRJ North Atlantic (Lux) S.àr.l. and subsidiaries as of December 31, 2001 and for each of the two years in the period ended December 31, 2001 included in this prospectus and the related financial statement schedule included elsewhere in this registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the registration of the common stock represented by the shares offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. For further information regarding our company and the common stock offered by this prospectus, please refer to the registration statement, including its exhibits. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the documents or other matters involved.

          Upon consummation of this offering, we will be required to file annual and quarterly reports with the SEC. Our former parent, CDRJ Investments (Lux) S.A., filed annual and quarterly reports and other information with the SEC from January 1999 through the fiscal quarter ended March 31, 2003, and our subsidiary, Jafra Worldwide Holdings (Lux) S.àr.l., files annual and quarterly reports and other information with the SEC. The public may read and copy any reports or other information that we or Jafra Worldwide file with the SEC or that CDRJ Investments (Lux) S.A. filed with the SEC at the SEC’s public reference room, Room 1024 at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, or at the SEC’s regional offices located at 233 Broadway, New York, New York 10279, and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These documents are also available to the public at the web site maintained by the SEC at http://www.sec.gov. You may also obtain a copy of the registration statement at no cost by writing or telephoning us at the following address:

Jafra S.A.

c/o Jafra Cosmetics International, Inc.
2451 Townsgate Road
Westlake Village, CA 91361

(805) 449-3000

INDEX TO FINANCIAL STATEMENTS

Page

Audited Financial Statements
Consolidated Financial Statements — CDRJ North Atlantic (Lux) S.àr.l. and Subsidiaries
Independent Auditors’ Reports	F-2
Consolidated Balance Sheets — As of December 31, 2001 and 2002	F-4
Consolidated Statements of Income — For the years ended December 31, 2000, 2001 and 2002	F-5
Consolidated Statements of Stockholder’s Equity — For the years ended December 31, 2000, 2001 and 2002	F-6
Consolidated Statements of Cash Flows — For the years ended December 31, 2000, 2001 and 2002	F-7
Notes to Consolidated Financial Statements	F-8
Unaudited Financial Statements
Consolidated Financial Statements — CDRJ North Atlantic (Lux) S.àr.l. and Subsidiaries
Consolidated Balance Sheets — As of December 31, 2002 and September 30, 2003	F-33
Consolidated Statements of Operations — For nine months ended September 30, 2002 and 2003	F-34
Consolidated Statements of Cash Flows — For nine months ended September 30, 2002 and 2003	F-35
Notes to Consolidated Financial Statements	F-36

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

CDRJ North Atlantic (Lux) S.àr.l.
Luxembourg

          We have audited the accompanying consolidated balance sheet of CDRJ North Atlantic (Lux) S.àr.l. and subsidiaries (the “Company”) as of December 31, 2002, and the related consolidated statements of income, stockholder’s equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

          We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the financial position of CDRJ North Atlantic (Lux) S.àr.l. and subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

          As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142.

/s/ ERNST & YOUNG, LLP

Los Angeles, California

February 11, 2004

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholder of

CDRJ North Atlantic (Lux) S.àr.1.
Luxembourg

          We have audited the accompanying consolidated balance sheet of CDRJ North Atlantic (Lux) S.àr.1. and subsidiaries (the “Company”) as of December 31, 2001, and the related consolidated statements of income, stockholder’s equity, and cash flows for each of the two years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the financial position of CDRJ North Atlantic (Lux) S.àr.1. and subsidiaries as of December 31, 2001 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

February 12, 2004

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31,	December 31,
	2001	2002

ASSETS
Current assets:
Cash and cash equivalents	$5,646	$26,757
Receivables, less allowances for doubtful accounts of $7,133 in 2001 and $8,213 in 2002	42,578	40,205
Inventories	38,597	33,573
Prepaid income taxes	—	258
Receivables from affiliate	824	822
Prepaid expenses and other current assets	7,581	4,846
Deferred income taxes	55	—
Current assets from discontinued operations	5,584	3,653

Total current assets	100,865	110,114
Property and equipment, net	58,981	60,395
Other assets:
Goodwill	70,653	66,108
Trademarks	50,560	44,570
Deferred financing fees and other, net	10,736	7,796

Total	$291,795	$288,983

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$6,188	$6,489
Accounts payable	25,981	18,215
Accrued liabilities	40,480	44,403
Income taxes payable	7,099	4,911
Deferred income taxes	4,094	2,073
Current liabilities from discounted operations	992	860

Total current liabilities	84,834	76,951
Long-term debt	86,901	77,894
Deferred income taxes	20,311	21,186
Non-current payable to affiliate	10	16
Other long-term liabilities	3,088	3,787

Total liabilities	195,144	179,834

Commitments and contingencies	—	—
Stockholder’s equity:
Quotas par value $100; 150 shares authorized, issued and outstanding	15	15
Additional paid-in capital	83,618	83,618
Retained earnings	18,984	37,784
Accumulated other comprehensive loss	(5,966)	(12,268)

Total stockholder’s equity	96,651	109,149

Total	$291,795	$288,983

See accompanying notes to consolidated financial statements.

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands)

	Years Ended December 31,

	2000	2001	2002

Net sales	$310,467	$365,429	$382,644
Cost of sales	76,645	84,259	90,259

Gross profit	233,822	281,170	292,385
Selling, general and administrative expenses	188,807	224,765	233,739
Restructuring and impairment charges	2,626	—	—

Income from operations	42,389	56,405	58,646
Other income (expense):
Exchange loss, net	(11,647)	(9,554)	(10,576)
Interest expense, net	(15,705)	(13,351)	(11,452)
Loss on early extinguishment of debt	(510)	—	—
Other, net	1,595	(102)	72

Income from continuing operations before income taxes and cumulative effect of accounting change	16,122	33,398	36,690
Income tax expense	9,713	17,343	16,204

Income from continuing operations before cumulative effect of accounting change	6,409	16,055	20,486
Loss on discontinued operations, net of income tax expense of $26 in 2000, $77 in 2001 and $65 in 2002	(57)	(185)	(1,442)

Income before cumulative effect of accounting change	6,352	15,870	19,044
Cumulative effect of accounting change, net of income tax expense of $82 in 2001 and $0 in 2002	—	126	(244)

Net income	$6,352	$15,996	$18,800

See accompanying notes to consolidated financial statements.

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

(In thousands, except for shares)

	Years Ended December 31,

	2000		2001		2002

	Shares	Amount	Shares	Amount	Shares	Amount

Quotas:
Balance, beginning of year	150	$15	150	$15	150	$15
Balance, end of year	150	15	150	15	150	15

Additional Paid-in Capital:
Balance, beginning of year		82,717		83,618		83,618
Contribution of equity		901		—		—

Balance, end of year		83,618		83,618		83,618

Retained Earnings:
Balance, beginning of year		(3,364)		2,988		18,984

Net income		6,352		15,996		18,800
Balance, end of year		2,988		18,984		37,784

Accumulated Other Comprehensive Loss:
Balance, beginning of year		(3,855)		(5,572)		(5,966)
Net unrealized and deferred realized losses on derivatives		—		(3,746)		(264)
Tax benefit on unrealized and deferred realized losses on derivatives		—		1,311		92
Currency translation adjustments		(1,717)		2,041		(6,130)

Balance, end of year		(5,572)		(5,966)		(12,268)

Total Stockholder’s Equity	150	$81,049	150	$96,651	150	$109,149

Comprehensive Income:
Net income		$6,352		$15,996		$18,800
Unrealized and deferred realized losses on derivatives		—		(5,504)		(4,192)
Reclassified to exchange loss		—		797		1,167
Reclassified to cost of sales		—		961		2,761
Tax benefit on unrealized and deferred realized losses on derivatives		—		1,311		92
Currency translation adjustments		(1,717)		2,041		(6,130)

Total Comprehensive Income		$4,635		$15,602		$12,498

See accompanying notes to consolidated financial statements.

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,

	2000	2001	2002

Cash flows from operating activities:
Net income from continuing operations	$6,409	$16,181	$20,242
Cumulative effect of accounting change, net of taxes	—	(126)	244

Income from continuing operations before cumulative effect of accounting change	6,409	16,055	20,486
Loss (gain) on sale of property and equipment	150	69	(76)
Depreciation and amortization	7,497	7,461	5,506
Provision for uncollectible accounts receivable	5,936	9,323	12,376
Amortization of deferred financing fees	1,940	1,434	1,405
Asset impairment charge	1,019	—	—
Unrealized foreign exchange and derivative losses (gains)	2,918	(683)	8,362
Deferred realized foreign exchange gains (losses)	—	(827)	181
Deferred income taxes	3,430	3,913	587
Changes in operating assets and liabilities:
Receivables	(10,509)	(15,578)	(14,404)
Inventories	(7,727)	(933)	1,013
Prepaid expenses and other current assets	(1,569)	2,777	5,586
Other assets	(844)	276	1,810
Accounts payable and accrued liabilities	11,981	(967)	1,683
Income taxes payable/prepaid	12,206	7,377	(1,138)
Other long-term liabilities	57	722	699
Receivable from affiliate	216	(776)	—
Net operating activities of discontinued operations	(554)	193	(618)

Net cash provided by operating activities	32,556	29,836	43,458

Cash flows from investing activities:
Proceeds from sale of property and equipment	675	93	225
Purchases of property and equipment	(6,712)	(11,171)	(10,980)
Other	(760)	(408)	(531)
Net investing activities of discontinued operations	(393)	(201)	—

Net cash used in investing activities	(7,190)	(11,687)	(11,286)

Cash flows from financing activities:
Repurchase of subordinated notes	(10,597)	—	—
Repayments under term loan facility	(3,500)	(4,500)	(6,125)
Net repayments under revolving credit facility	(10,500)	(12,700)	(1,800)
Net (repayments) borrowings of bank debt	346	1,263	(781)
Contribution of capital	901	—	—

Net cash used in financing activities	(23,350)	(15,937)	(8,706)
Effect of exchange rate changes on cash	(848)	(1,185)	(2,355)

Net increase in cash and cash equivalents	1,168	1,027	21,111
Cash and cash equivalents at beginning of year	3,451	4,619	5,646

Cash and cash equivalents at end of year	$4,619	$5,646	$26,757

Supplemental disclosures of cash flow information
Cash paid (received) during the year for:
Interest	15,027	11,538	10,163
Income taxes	(5,615)	5,319	8,264

          At December 31, 2001, the Company had deferred losses of $2.9 million on foreign currency forward contracts recorded in accrued liabilities and other comprehensive income. Additionally, the related deferred income tax benefit of $1.3 million related to the deferred losses was recorded as a component of the net deferred income tax liability and other comprehensive income. At December 31, 2002, the Company had deferred net gains of $0.4 million on foreign currency option contracts recorded as other comprehensive loss and other receivables.

See accompanying notes to consolidated financial statements.

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Basis of Presentation and Description of Business

Basis of Presentation

          CDRJ North Atlantic (Lux) S.àr.l., a Luxembourg société à responsabilité limitée (the “Parent”), a wholly-owned subsidiary of CDRJ Investments (Lux) S.A., a Luxembourg société anonyme (“CDRJ”), Jafra Cosmetics International, Inc., a Delaware corporation (“JCI”), Jafra Cosmetics International, S.A. de C.V., a sociedad anonima de capital variable organized under the laws of the United Mexican States (“Jafra S.A.”) and certain other subsidiaries of the Parent were organized by Clayton, Dubilier & Rice Fund V Limited Partnership, a Cayman Islands exempted limited partnership managed by Clayton, Dubilier & Rice, Inc. (“CD&R”) to acquire (the “Acquisition”) the worldwide Jafra Cosmetics business (the “Jafra Business”) of The Gillette Company (“Gillette”). JCI and Jafra S.A. are indirect, wholly owned subsidiaries of the Parent. The Parent is a holding company that conducts all its operations through its subsidiaries. The Parent and its subsidiaries are collectively referred to as the “Company.” The Acquisition was completed on April 30, 1998. CDRJ North Atlantic (Lux) S.àr.l. is to be renamed Jafra S.A.

          The accompanying consolidated financial statements for the years ended December 31, 2000, 2001 and 2002 reflect the operations of the Parent and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Description of Business

          The Company is an international manufacturer and marketer of premium skin and body care products, color cosmetics, fragrances, and other personal care products. The Company markets its products primarily in 11 countries, 10 outside the United States, and a number of additional countries through distributors, through a direct selling, multilevel distribution system comprised of self-employed salespersons (known as “consultants”).

(2)	Summary of Significant Accounting Policies

          Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Cash and Cash Equivalents. Cash and cash equivalents include cash, time deposits and all highly liquid debt instruments purchased with a maturity of three months or less.

          Inventories. Inventories are stated at the lower of cost, as determined by the first-in, first-out basis, or market.

          Property and Equipment. Property and equipment are stated at cost. Depreciation of property and equipment is provided for over the estimated useful lives of the respective assets using the straight-line method. Estimated useful lives are 20 or 40 years for buildings, the lesser of 20 or 40 years or the term of the lease for improvements, 5 to 15 years for machinery and equipment and 3 to 8 years for hardware and software. Maintenance and repairs, including cost of minor replacements, are charged to operations as incurred. Costs of additions and betterments are added to property and equipment accounts provided that such expenditures increase the useful life or the value of the asset.

          Intangible Assets. Intangible assets principally consist of goodwill and trademarks. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and other Intangible Assets” which requires the Company to not amortize goodwill and certain other

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

indefinite life intangible assets, but to test those intangible assets for impairment at least annually. Prior to adoption of SFAS No. 142, goodwill and other intangible assets were amortized using the straight-line method over a period of 40 years. Goodwill of $77.9 million and trademarks of $53.8 million, resulted from the Company’s acquisition of the Jafra Business from Gillette. The book value of goodwill and trademarks was $66,108,000 and $44,570,000 at December 31, 2002, respectively. (See “New Accounting Standards”).

          Deferred Financing Costs. In connection with the acquisition of the Jafra Business, the Company incurred approximately $12.0 million of costs related to the 11.75% Senior Subordinated Notes due 2008 (the “Notes”), the revolving credit facility and the term loan facility (see Note 6). Such costs are being amortized on a basis that approximates the interest method over the expected term of the related debt. Accumulated amortization at December 31, 2001 and 2002 was $5,566,000 and $6,554,000, respectively.

          Impairment of Long-Lived Assets and Goodwill. Long-lived assets are reviewed for impairment, based on undiscounted cash flows, whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If this review indicates that the carrying amount of the long-lived assets is not recoverable, the Company will recognize an impairment loss, measured by the future discounted cash flow method. Goodwill is tested for impairment annually, or whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable based on the provisions of SFAS No. 142. (see “New Accounting Standards”).

          Foreign Currency Forward and Option Contracts. During 2001 and 2002, the Company entered into foreign currency forward contracts. In 2002, the Company entered into forward currency option contracts. The Company enters into these contracts to reduce the effect of potentially adverse exchange rate fluctuations in the exchange rate of the Mexican peso to the U.S. dollar. Effective January 1, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments and hedging activities and requires that all derivative instruments be recorded based on fair value. In connection with the adoption of SFAS No. 133, at January 1, 2001, the Company recorded a net gain of $126,000 (net of a tax effect of $82,000) as a cumulative transition adjustment to earnings. This adjustment relates to derivatives not designated as hedges prior to adoption of SFAS No. 133, and represents the difference between the carrying value and the fair value of such instruments.

          As a matter of policy, the Company does not hold or issue foreign currency forward contracts or foreign currency option contracts for trading or speculative purposes. The forward contracts utilized by the Company did not qualify for hedge accounting under the applicable accounting standards prior to adoption of SFAS No. 133 on January 1, 2001, and accordingly such instruments were marked-to-market each month based upon the change in the spot rate from the date of contract inception to the balance sheet date. The premium on such contracts was amortized to expense over the life of the contracts. However, under SFAS No. 133, the Company’s use of forward contracts and option contracts to hedge certain forecasted transactions qualifies for hedge accounting. Gains and losses from qualifying hedged derivative instruments are deferred as a separate component of other comprehensive loss, and are recognized in income at the same time that the underlying hedged exposure is recognized in income. This accounting treatment results in the matching of gains and losses from such forward contracts and option contracts with the corresponding gains and losses generated by the underlying hedged transactions. Under SFAS No. 133, certain of the Company’s foreign currency forward contracts and option contracts do not qualify for hedge accounting and therefore, are remeasured based on fair value, with gains and losses included as a component of net income. At December 31, 2001, the carrying value of the forward contracts was $5,540,000 and was included in accrued liabilities in the accompanying consolidated balance sheets. At December 31, 2002, the carrying value of the option contracts was $402,000 and was included in other receivables in the accompanying consolidated balance sheets.

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          Fair Value of Financial Instruments. The carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value because of the short-term maturities of these instruments. The fair value of the Notes and other fixed rate long-term debt at December 31, 2001 and 2002 was $82,052,000 and $77,888,000, respectively, based upon discussions with one of the Company’s largest bondholders and an analysis of current market interest rates and the Company’s credit rating. As the Company’s revolving credit facility and the term loan are variable rate debt, and the interest rate spread paid by the Company is adjusted for changes in certain financial ratios of the Company, the fair value of the revolving credit facility and the term loan approximated their carrying amounts at December 31, 2001 and 2002.

          Revenue Recognition. The Company recognizes revenue when title passes at shipment in accordance with its shipping terms. Amounts billed to consultants for shipping and handling costs are included in net sales. Sales are reduced by commissions paid to consultants on their personal sales.

          Shipping and Handling Costs. Shipping and handling costs of $23,951,000, $27,946,000 and $31,618,000 for the years ended December 31, 2000, 2001 and 2002, respectively, are included in selling, general and administrative expenses.

          Research and Development. Research and development costs are expensed as incurred. Total research and development expense aggregated $1,901,000, $1,842,000 and $1,469,000 for the years ended December 31, 2000, 2001 and 2002, respectively.

          Income Taxes. The Company accounts for income taxes under the balance sheet approach that requires the recognition of deferred income tax assets and liabilities for the expected future consequences of events that have been recognized in the Company’s financial statements or income tax returns. Management provides a valuation allowance for deferred income tax assets when it is more likely than not that a portion of such deferred income tax assets will not be realized.

          Foreign Currency Translation. The functional currency for foreign subsidiaries is generally the local currency. Assets and liabilities of such foreign subsidiaries are translated into U.S. dollars at current exchange rates, and related revenues and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded as a component of other comprehensive loss.

          Approximately 76%, 78% and 76% of the Company’s net sales for the years ended December 31, 2000, 2001 and 2002, respectively, were generated by operations located outside of the United States. Mexico is the Company’s largest foreign operation, accounting for 64%, 68% and 66% of the Company’s net sales for the years ended December 31, 2000, 2001 and 2002, respectively. As such, the Company’s results of operations are subject to fluctuations in the exchange rate of the Mexican peso to the U.S. dollar.

          Additionally, Jafra S.A. had outstanding U.S. dollar-denominated debt of $35,572,000 and $32,447,000 at December 31, 2001 and 2002, respectively. This debt is remeasured at each reporting date, subjecting the Company to additional foreign exchange risk.

          New Accounting Standards. Effective January 1, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133, as amended and interpreted, established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated in a fair-value hedge, the changes in the fair value of the derivative and the underlying hedged item are recognized concurrently in earnings. If the derivative is designated in a cash-flow hedge, changes in the fair value of the derivative are recorded in other comprehensive income (loss) (“OCI”) and are recognized in the statement of operations when the hedged item affects earnings. SFAS

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

No. 133 defined new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value are recognized concurrently in earnings. As of January 1, 2001, the Company recorded a net gain of $126,000 (net of a tax effect of $82,000) as a cumulative transition adjustment to earnings. This adjustment relates to derivatives not designated as hedges prior to adoption of SFAS No. 133, and represents the difference between the carrying value as measured by the difference in the spot rate to the forward rate and the fair value as determined by forward rates of such instruments at January 1, 2001.

          In June 2001, the Financial Accounting Standards Board (“FASB”) approved two new statements: SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires business combinations entered into after June 30, 2001 to be accounted for using the purchase method of accounting. SFAS No. 142 requires that goodwill not be amortized, but be tested for impairment at least annually. SFAS No. 142 was effective for fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized in an entity’s statement of financial position at that date, regardless of when those assets were initially recognized. The Company adopted SFAS No. 142 on January 1, 2002. In accordance with such adoption, the Company identified all reporting units in conjunction with the provisions of SFAS No. 142 and allocated all goodwill accordingly. Prior to June 30, 2002, the Company completed the transitional goodwill impairment test required by SFAS No. 142. Due to general market uncertainty in Colombia, the Company revised its projections and recorded an impairment loss of $244,000 associated with its Colombia reporting unit. The impairment loss has been recorded as a cumulative effect of accounting change in the accompanying consolidated statements of income. No other impairment was identified in connection with the annual impairment test. The changes in the carrying amount of goodwill for the year ended December 31, 2002 are as follows (in thousands):

	United			All	Consolidated
Goodwill	States	Mexico	Europe	Others	Total

Balance as of December 31, 2001	$32,188	$32,401	$5,937	$127	$70,653
Translation effect	—	(3,853)	(637)	189	(4,301)
Impairment losses	—	—	—	(244)	(244)

Balance as of December 31, 2002	$32,188	$28,548	$5,300	$72	$66,108

          The Company’s other intangible assets consist of trademarks. During the year ended December 31, 2002, the Company determined trademarks to have an indefinite life and performed the transitional and annual impairment test as required under SFAS No. 142. Based upon the transitional and annual test, the Company determined that there was no impairment of trademarks. The carrying value of trademarks was $44,570,000 as of December 31, 2002.

          In accordance with SFAS No. 142, the Company discontinued amortization of goodwill and other intangible assets with an indefinite life. A reconciliation of previously reported net income to amounts adjusted for the exclusion of goodwill and trademark amortization, net of the related income tax effects, where applicable, is as follows (in thousands):

	Years Ended December 31,

	2000	2001	2002

Net income	$6,352	$15,996	$18,800
Goodwill amortization, net of tax	1,847	1,706	—
Trademark amortization, net of tax	882	822	—

Adjusted net income	$9,081	$18,524	$18,800

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          In November 2001, the Emerging Issues Task Force (“EITF”) issued EITF Issue No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products.” This new guidance provides that consideration from a vendor to a reseller is generally presumed to be a reduction of the selling prices of the vendor’s products, and, therefore, should be characterized as a reduction of revenue when recognized in the vendor’s income statement. On January 1, 2002, the Company adopted EITF Issue No. 01-9 and reclassified commissions paid to consultants of $3,320,000 and $3,778,000 on their personal sales, previously reported as a component of selling, general and administrative expenses, as a reduction in net sales and selling, general and administrative expenses for the years ended December 31, 2000 and 2001, respectively.

          On January 1, 2002, the Company adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” SFAS No. 144 retains substantially all of the requirements of SFAS No. 121, while resolving certain implementation issues and addressing the accounting for a component of a business accounted for as a discontinued operation. SFAS No. 144 was adopted with no significant impact on the financial position or results of operations of the Company.

          In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” This Statement rescinds or modifies existing authoritative pronouncements including SFAS No. 4 “Reporting Gains and Losses from Extinguishment of Debt.” As a result of the issuance of SFAS No. 145, gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria in Accounting Principles Board (“APB”) Opinion 30, “Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” Applying the provisions of APB Opinion 30 will distinguish transactions that are part of an entity’s recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. The provisions of this Statement related to the rescission of SFAS No. 4 shall be applied in fiscal years beginning after May 15, 2002. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB Opinion 30 for classification as an extraordinary item shall be reclassified. The Company adopted SFAS No. 145 on January 1, 2003 and reclassified items previously reported as extraordinary items as a component of operating income in the accompanying statements of income.

          In June 2002, the FASB approved SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.” The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The Company is currently evaluating the impact that this statement may have on any potential future exit or disposal activities.

          During 2002, the FASB issued SFAS No. 148, “Accounting for Stock Based Compensation — Transaction and Disclosure, an amendment to FASB Statement No. 123.” This Statement requires more extensive disclosure, including interim disclosure, related to stock based compensation for all companies and permits additional transition methods for companies that elect to use the fair value method for employee stock compensation. This statement is effective for fiscal years ending after December 15, 2002, with early adoption regarding annual disclosures encouraged. The Company adopted the disclosure requirements of SFAS No. 148. (See Note 13).

          In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 on July 1, 2003 did not have a material impact on the Company’s financial position or results of operations.

          In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, Consolidated Financial Statements. FIN 46 requires the consolidation of variable interest entities by the party considered to be the primary beneficiary of that entity. The FASB amended FIN 46 in December of 2003. The revised provisions of FIN 46 will be effective for the company in the first quarter of 2004. This interpretation may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. The adoption of FIN 46 is not expected to have a material impact on the Company’s financial position or results of operations.

(3)	Inventories

          Inventories consist of the following at December 31, 2001 and 2002 (in thousands):

	2001	2002

Raw materials and supplies	$5,672	$5,239
Finished goods	32,925	28,334

Total inventories	$38,597	$33,573

(4) Property and Equipment

          Property and equipment consist of the following at December 31, 2001 and 2002 (in thousands):

	2001	2002

Land	$17,833	$16,448
Buildings and improvements	18,523	17,452
Machinery equipment and other	33,697	41,539

	70,053	75,439
Less accumulated depreciation	11,072	15,044

Property and equipment, net	$58,981	$60,395

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(5)	Accrued Liabilities

          Accrued liabilities consist of the following at December 31, 2001 and 2002 (in thousands):

	2001	2002

Sales promotions, commissions and overrides	$14,212	$15,094
Accrued restructuring charges (Note 10)	201	—
Accrued interest	1,549	1,498
Compensation and other benefit accruals	8,213	8,507
State and local sales taxes and other taxes	4,812	12,554
Unrealized losses on forward contracts	5,540	—
Other	5,953	6,750

Total accrued liabilities	$40,480	$44,403

(6)	Debt

          Debt consists of the following at December 31, 2001 and 2002 (in thousands):

	2001	2002

Subordinated Notes, unsecured, interest payable semi-annually at 11.75% due in 2008	$75,180	$75,180
Term loan, secured, principal and interest due in quarterly installments through April 30, 2004, interest rates at 4.3% and 3.1% at December 31, 2001 and 2002, respectively	14,500	8,375
Revolving loan, secured, due April 30, 2004, weighted average interest rates of 5.4% at December 31, 2001	1,800	—
Unsecured foreign bank loan agreement, principal and interest due in monthly installments through January 25, 2005, weighted average interest rates of 18.7% and 18.5% at December 31, 2001 and 2002, respectively	1,609	828

Total debt	93,089	84,383
Less current maturities	6,188	6,489

Long-term debt	$86,901	$77,894

          The Company’s long-term debt matures as follows (in thousands): $6,489 in 2003, $2,714 in 2004, $0 in 2005, 2006 and 2007, and $75,180 thereafter.

          On April 30, 1998, JCI and Jafra S.A. borrowed $125 million by issuing $100 million aggregate principal amount of 11.75% Subordinated Notes due 2008 (the “Notes”) pursuant to an Indenture dated April 30, 1998 (the “Indenture”) and $25 million under a senior credit agreement.

          At the date of issuance, the Notes represented the several obligations of JCI and Jafra S.A. in the amount of $60 million and $40 million, respectively, with each participating on a pro rata basis upon redemption. The Notes mature in 2008 and bear a fixed interest rate of 11.75% payable semi-annually.

          Each of JCI and Jafra S.A. is an indirect, wholly owned subsidiary of the Parent and has fully and unconditionally guaranteed the obligations under the Notes of the other on a senior subordinated basis, subject to a 30-day standstill period prior to enforcement of such guarantees. In addition, CDRJ has fully and unconditionally guaranteed the Notes on a senior subordinated basis. JCI currently has no U.S. subsidiaries. Each acquired or organized U.S. subsidiary of JCI will also be required to fully and

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

unconditionally guarantee the Notes jointly and severally, on a senior subordinated basis. Each existing subsidiary of Jafra S.A. fully and unconditionally guarantees the Notes jointly and severally, on a senior subordinated basis, and each subsequently acquired or organized subsidiary of Jafra S.A. will fully and unconditionally guarantee the Notes jointly and severally, on a senior subordinated basis. The nonguarantor entities are the Parent’s indirect European subsidiaries in Austria, Germany, Italy, the Netherlands, Poland, and Switzerland; its indirect South American subsidiaries in Argentina, Brazil, Chile, Colombia, Peru, and Venezuela; and its indirect subsidiaries in the Dominican Republic and Thailand. All guarantor and nonguarantor entities are either direct or indirect wholly owned subsidiaries of the Parent. The Notes were registered in a registered exchange offer, effective as of January 25, 1999, under the Securities Act of 1933, as amended.

          The Notes are unsecured and are generally non-callable for five years. Thereafter, the Notes will be callable at premiums declining to par in the eighth year.

          Consents and waivers, dated June 30, 2001 and November 19, 1999, to the senior credit agreement, as described below, allow the Company to repurchase the Notes in the open market from time to time, with the aggregate purchase price for all such Notes repurchased not to exceed $50 million. Aggregate repurchases as of December 31, 2002 were $24.8 million. During 2000, the Company retired Notes of JCI and Jafra S.A., prior to maturity, with a face value of $6.5 million and $4.3 million, respectively. The debt repurchases in 2000 resulted in a loss on early extinguishment of debt of $510,000. In connection with the early extinguishment of the Notes, $733,000 of the unamortized deferred financing costs was written off and included in the determination of the loss on early extinguishment of debt.

          In addition, JCI and Jafra S.A. entered into a senior credit agreement that provides for senior secured credit facilities in an aggregate principal amount of $90 million, consisting of a multicurrency revolving credit facility of $65 million and a term loan facility of $25 million. Borrowings under the term loan facility are payable in quarterly installments of principal and interest over six years through April 30, 2004. Borrowings under the revolving credit facility mature on April 30, 2004. Borrowings under the senior credit agreement currently bear interest at an annual rate of LIBOR plus a margin of 1.625% or an alternate base rate (the higher of the prime rate or federal funds rate plus 0.5%, plus an applicable margin of 0.625%). The interest rate in effect at December 31, 2002 was approximately 3.1% for the LIBOR-based borrowings. Borrowings under the senior credit agreement are secured by substantially all of the assets of JCI and Jafra S.A. No amounts were outstanding under the revolving credit facility at December 31, 2002.

          Both the Indenture and the senior credit agreement contain certain covenants that limit the Company’s ability to incur additional indebtedness, pay cash dividends and make certain other payments. These debt agreements also require the Company to maintain certain financial ratios including a minimum EBITDA to cash interest expense coverage ratio and a maximum debt to EBITDA ratio.

          During the year ended December 31, 2001, Jafra S.A. repaid the balance remaining under a one-year term loan originally due on August 16, 2001, and entered into an unsecured foreign bank loan agreement. Under this agreement, Jafra S.A. had the peso equivalent of $828,000 outstanding at December 31, 2002 at a weighted average fixed interest rate of 18.5%. Principal and interest payments are due monthly through January 25, 2005.

          As of December 31, 2002, the Company had irrevocable standby letters of credit outstanding totaling $2.8 million. These letters of credit, expiring on various dates through February 17, 2003, collateralize the Company’s obligation to a third-party in connection with certain lease agreements.

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(7) Income Taxes

          The Company’s income before income taxes consists of the following (amounts in thousands):

	Years Ended December 31,

	2000	2001	2002

Income from continuing operations before income taxes and cumulative effect of accounting change:
United States	$9,741	$13,530	$12,859
Foreign	6,381	19,868	23,831

	$16,122	$33,398	$36,690

          Actual income tax expense differs from the “expected” tax expense (computed by applying the U.S. Federal corporate rate of 35% to income before income taxes) as a result of the following:

	Years Ended December 31,

	2000	2001	2002

Provision for income taxes at federal statutory rate	$5,643	$11,689	$12,842
Foreign income subject to tax other than at federal statutory rate	2,339	4,270	3,461
Foreign tax and other credits	(1,724)	(3,230)	(2,312)
State income taxes	243	544	548
Valuation allowance — domestic	(616)	944	19
Valuation allowance — foreign	3,774	2,874	1,710
Other	54	252	(64)

Income tax expense	$9,713	$17,343	$16,204

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          The components of the provision for income taxes are as follows (in thousands):

	Years Ended December 31,

	2000	2001	2002

Current:
Federal	$(48)	$140	$178

Foreign:
Mexico	6,011	13,303	15,177
Europe	49	641	(297)
Other	28	113	11

	6,088	14,057	14,891
State	243	544	548

Total current	6,283	14,741	15,617
Deferred — foreign	2,539	1,506	(646)
Deferred — domestic	891	2,407	2,016
Foreign deferred allocated to other comprehensive income	—	(1,311)	(783)

Total deferred	3,430	2,602	587
Total income taxes on income before income taxes and cumulative effect of accounting change	9,713	17,343	16,204
Income tax expense on cumulative effect of accounting change	—	82	—
Income tax from discontinued operations	26	77	65

Total income tax expense	$9,739	$17,502	$16,269

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          The components of deferred income tax assets and deferred income tax liabilities at December 31, 2001 and 2002 are as follows (in thousands):

	2001	2002

Deferred income tax assets:
Accounts receivable	$1,733	$2,454
Net operating loss carryforward	12,282	12,338
Disallowed interest expense	26	—
Accrued bonuses	301	33
Foreign tax and other credit carryforwards	5,333	2,193
Accrued sales promotions	2,273	1,977
Other accrued liabilities	1,963	5,233
Other	4,776	1,738

Total deferred income tax assets	28,687	25,966
Less valuation allowance	(14,114)	(14,804)

Net deferred income tax assets	14,573	11,162
Deferred income tax liabilities:
Transaction and deferred financing costs	(494)	(235)
Property and equipment	(4,194)	(4,406)
Trademark and goodwill	(20,272)	(18,129)
Inventories	(13,399)	(7,914)
Other	(564)	(3,737)

Total deferred income tax liabilities	(38,923)	(34,421)

Net deferred income tax liabilities	$(24,350)	$(23,259)

          The Company records a valuation allowance on the deferred income tax assets to reduce the total to an amount that management believes is more likely than not to be realized. The valuation allowances at December 31, 2001 and 2002 were based upon the Company’s estimates of the future realization of deferred income tax assets. Valuation allowances at December 31, 2001 and 2002 were provided principally to offset operating loss carryforwards and, foreign tax credit carryforwards of the Company’s U.S., European and South American subsidiaries. Valuation allowances at December 31, 2002 were also provided to offset certain pretax expenses at the company’s U.S. subsidiary.

          At December 31, 2001, the Company’s deferred income tax assets for carryforwards totaled $17,615,000, comprised of U.S. foreign and foreign asset tax credits of $4,775,000, alternative minimum tax and research and development credits of $558,000 and tax loss carryforwards of certain foreign subsidiaries of $12,282,000. At December 31, 2002, the Company’s deferred income tax assets for carryforwards totaled $14,531,000 comprised of foreign asset and other credit carryforwards of $2,193,000 and net operating loss carryforwards of $12,338,000. These deferred income tax assets were reduced by a valuation allowance of $14,114,000 and $14,804,000 as December 31, 2001 and 2002, respectively. The tax loss and certain credit carryforwards expire in varying amounts between 2003 and 2012. Realization of the income tax carryforwards is dependent on generating sufficient taxable income prior to expiration of the carryforwards. Although realization is not assured, management believes it is more likely than not that the net carrying value of the income tax carryforwards will be realized.

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          Income tax expense for the year ended December 31, 2002 was reduced by $1,169,000 as the result of the enactment of changes in the Mexico corporate statutory tax rate and the related impact on Jafra S.A.’s net deferred income tax liabilities. The enactment in Mexico will reduce the Mexico corporate income tax rate annually in one-percent increments from 35% to 32% beginning January 1, 2003 through 2005.

(8) Benefit Plans

          Certain employees of the Company’s German subsidiary participate in a defined benefit pension plan covering key employees (the “Germany Plan”). Benefits are based on age, years of service and the level of compensation during the final years of employment. The Company’s funding policy is to contribute annually to the Germany Plan the amount necessary to meet the minimum funding standards. The Company recognized pension income of $18,000 for the year ended December 31, 2000 due to the departure of certain employees and recognized pension expense of $278,000 and $48,000 for the years ended December 31, 2001 and 2002, respectively.

          Under Mexican labor laws, employees of Jafra S.A. and its subsidiaries are entitled to a payment when they leave the Company if they have fifteen or more years of service. In addition, the Company makes government mandated employee profit sharing distributions equal to ten percent of the taxable income of the subsidiary in which they are employed. Total expense under these programs was $345,000, $995,000 and $1,222,000 for the years ended December 31, 2000, 2001 and 2002, respectively. The total liability was approximately $1,010,000 and $1,724,000 at December 31, 2001 and 2002, respectively, and is classified as a noncurrent liability in the accompanying consolidated balance sheets.

          The Company’s U.S. subsidiary has an employee savings plan which permits participants to make voluntary contributions by salary deferrals pursuant to section 401(k) of the Internal Revenue Code, which allows employees to defer up to 20% of their total compensation, subject to statutory limitations. Employee contributions of up to 10% of compensation are matched by the Company at the rate of 50 cents per dollar. Employees do not vest in the Company contribution until they have reached two years of service, at which time they become fully vested. The Company’s expense under this program was $620,000, $600,000 and $618,000 for the years ended December 31, 2000, 2001 and 2002, respectively.

          The Company’s U.S. subsidiary also has a supplemental excess benefit savings plan, which permits participants to make unlimited voluntary contributions. Employee contributions are matched on the same basis as under the employee savings plan, and the vesting provisions are the same. The Company’s expense under this program was $213,000, $177,000 and $207,000 for the years ended December 31, 2000, 2001 and 2002, respectively. Employee and employer contributions under such plan are placed into a “rabbi” trust exclusively for the uses and purposes of plan participants and general creditors of the Company. The Company has recorded an asset and the related liability in the accompanying consolidated balance sheets of $1,880,000 and $2,411,000 at December 31, 2001 and 2002, respectively.

(9) Related Party Transactions

          Pursuant to a consulting agreement entered into following the Acquisition, until the 10th anniversary of the Acquisition or the date on which CD&R Fund V no longer has a direct or indirect investment in the Company or until the termination by either party with 30 days notice, CD&R will receive an annual fee (and reimbursement of out-of-pocket expenses) for providing advisory, management consulting and monitoring services to the Company. On January 1, 2000, the annual fee was $400,000. As of January 1, 2001, the annual fee was increased to $1,000,000. As required by the terms of the Company’s lending arrangements, such fees are determined by arm’s-length negotiation and are believed by the Company to be reasonable. The amendment, effective January 1, 2001, adds to CD&R’s services under the agreement financial advisory, investment banking and similar services with respect to future

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

proposals for an acquisition, merger, recapitalization, or other similar transaction directly or indirectly involving the Company or any of its subsidiaries. The fee for such additional services in connection with future transactions would be an amount equal to 1% of the transaction value for the transaction to which such fee relates. Such transaction fees may be increased upon approval of a majority of the members of the Company’s Board of Directors who are not employees of the Company, CD&R or any affiliate of CD&R. The amendment also provides that if any employee of CD&R is appointed to an executive management position (or a position of comparable responsibility) in the Company or any of its subsidiaries, the annual fee will be increased by an amount to be determined by CD&R, the amount of such increase not to exceed 100% of the existing annual fee in effect at that time. The CD&R fees incurred during the years ended December 31, 2000, 2001 and 2002 were $400,000, $1,000,000 and $1,000,000, respectively. In addition, certain officers and directors of CD&R or its affiliates serve as directors of the Company.

          Prior to 2000, the Company engaged Guidance Solutions (“Guidance”), a corporation in which an investment fund managed by CD&R has an investment, to develop its e-commerce systems. Under the agreement entered into by the Company and Guidance, the Company agreed to pay fees of approximately $2.0 million to Guidance in connection with planning, defining, designing and consulting services performed related to the Company’s e-commerce initiative. During the year ended December 31, 2000, the Company paid fees to Guidance of $1,798,000. The Company terminated its agreement with Guidance and executed a settlement and mutual release agreement effective September 30, 2000. Upon execution of this agreement in October of 2000, Guidance paid the Company $25,000 and agreed to pay the Company an aggregate additional sum of $475,000, payable in quarterly installments plus interest at 9.5% per annum, beginning in January 2001 through October 2005. At December 31, 2002, the balance was paid in full.

          Members of management financed a portion of the cash purchase price of the shares of CDRJ common stock they acquired through loans from the Chase Manhattan Bank on market terms. To help members of management obtain such terms for such financing, CDRJ fully and unconditionally guaranteed up to 75% of the purchase price for the shares of Company common stock purchased by each such member of management in 1998 and 2000. As of December 31, 2002, the outstanding guarantee was $2,145,000.

(10) Restructuring and Impairment Charges and Related Accruals

          Prior Years Restructuring and Impairment Charges. During 2001, the Company wrote-off $0.2 million of intangible assets as the Company determined that the undiscounted cash flows were less than the carrying amount of the assets due to a downturn in the political and economic environment in Argentina. The amount was classified in selling, general and administration in the accompanying consolidated statements of income. In 2000, the Company recorded approximately $1.6 million of restructuring charges and approximately $1.0 million of asset impairment charges. The restructuring charges of approximately $1.6 million related to the Company’s repositioning activities in Europe, primarily severance costs, of which $1.4 million was paid in 2000 and 2001 and the remaining $0.2 million was paid in 2002. The asset impairment charges of $1.0 million consisted of approximately $0.3 million related to the Company’s repositioning activities in Europe and approximately $0.7 million relating to the write-down of certain capitalized computer software costs in the United States.

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          The components of the additions and/or adjustments to the aforementioned accruals include severance, lease costs, fixed asset disposals, and other exit costs, and are summarized as follows (in thousands):

	Years Ended December 31,

	2000	2001

Additions — charges to income:
Severance	$1,210	$(84)
Lease costs	295	80
Other	102	4

Total additions	$1,607	$—

          A rollforward of the activity of the restructuring accruals is summarized as follows (in thousands):

	Years Ended December 31,

	2000	2001	2002

Opening balance	$1,105	$699	$201
Additions	1,607	—	—
Charges against reserves	(2,013)	(498)	(201)

Ending balance	$699	$201	$—

          The remaining costs at each year-end included in the restructuring accrual are summarized as follows (in thousands):

	December 31,

	2000	2001

Severance	$385	$—
Lease costs and other	314	201

	$699	$201

          The principal component of the restructuring accruals was severance. A summary of the severance activity is as follows (dollar amounts in thousands):

	Years Ended December 31,

	2000		2001

	# of		# of
	Employees	Amount	Employees	Amount

Opening balance	43	$1,105	16	$385
Planned terminations	35	1,210	—	—
Adjustment to planned terminations	—	—	—	(84)
Actual terminations	(62)	(1,930)	(16)	(301)

Ending balance	16	$385	—	$—

(11)	Financial Reporting for Business Segments

          Segment information has been prepared in accordance with SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information” (“SFAS 131”). SFAS No. 131 requires disclosure of certain information regarding operating segments, products and services, geographic areas of operations and major customers.

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          The Company’s business is comprised of one industry segment, direct selling, with worldwide operations. The Company is organized into geographical business units that each sell the full line of Jafra cosmetics, skin care, body care, fragrances, and other products. The Company has three reportable business segments: Mexico, the United States, and Europe. Business results for subsidiaries in South America, excluding certain discontinued operations (see Note 17), the Dominican Republic, and Thailand are combined and included in the following table under the caption “All Others.”

          The accounting policies used to prepare the information reviewed by the Company’s chief operating decision makers are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on segment operating income, excluding reorganization and restructuring charges, unusual gains and losses, and amortization of goodwill and intangibles. Consistent with the information reviewed by the Company’s chief operating decision makers, corporate costs, foreign exchange gains and losses, interest expense, other nonoperating income or expense, and income taxes are not allocated to operating segments. The effects of intersegment sales (net sales and related gross profit) are excluded from the computation of segment operating income.

						Corporate,
		United			Total	Unallocated	Consolidated
	Mexico	States	Europe	All Others	Segments	and Other	Total

	(Dollars in thousands)
Year ended December 31, 2000
Net sales	$199,777	$74,137	$26,882	$9,671	$310,467	$—	$310,467
Income (loss) from operations	64,364	10,709	247	(5,987)	69,333	(26,944)	42,389
Depreciation and amortization	4,231	2,111	905	250	7,497	—	7,497
Capital expenditures	2,262	3,662	109	679	6,712	—	6,712
Assets from discontinued operations	—	—	—	5,828	5,828	—	5,828
Year ended December 31, 2001
Net sales	$247,514	$79,611	$26,329	$11,975	$365,429	$—	$365,429
Income (loss) from operations	71,289	11,580	1,795	(5,861)	78,803	(22,398)	56,405
Depreciation and amortization	3,908	2,709	610	234	7,461	—	7,461
Capital expenditures	6,024	4,529	230	388	11,171	—	11,171
Segment assets	193,379	67,792	17,788	7,612	286,571	(360)	286,211
Assets from discontinued operations	—	—	—	5,584	5,584	—	5,584
Year ended December 31, 2002
Net sales	$251,546	$92,143	$26,932	$12,023	$382,644	$—	$382,644
Income (loss) from operations	66,245	15,620	1,224	(5,579)	77,510	(18,864)	58,646
Depreciation and amortization	2,121	2,631	411	343	5,506	—	5,506
Capital expenditures	4,124	6,298	174	384	10,980	—	10,980
Segment assets	178,629	82,532	18,673	6,153	285,987	(657)	285,330
Assets from discontinued operations	—	—	—	3,653	3,653	—	3,653
Goodwill	28,548	32,188	5,300	72	66,108	—	66,108

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          Additional business segment information regarding product lines is as follows:

	2000		2001		2002

	Sales by		Sales by		Sales by
	Product Line	Percentage of	Product Line	Percentage of	Product Line	Percentage of
	($ in millions)	Total Sales	($ in millions)	Total Sales	($ in millions)	Total Sales

Skin care	$62.5	20.6%	$66.4	18.7%	$66.3	17.9%
Color cosmetics	80.1	26.4	91.9	25.9	97.6	26.3
Fragrances	101.6	33.5	123.1	34.7	124.9	33.7
Body care and personal care	28.1	9.2	35.0	9.9	40.5	10.9
Other(1)	31.2	10.3	38.3	10.8	41.3	11.2

Subtotal before shipping and other fees less commissions	303.5	100.0%	354.7	100.0%	370.6	100.0%

Shipping and other fees less commissions	7.0		10.7		12.0

Total	$310.5		$365.4		$382.6

(1)	Includes sales aids (e.g., party hostess gifts, demonstration products, etc.) and training materials, which typically do not qualify for commissions or overrides.

(12)	Commitments and Contingencies

          The Company leases office and warehouse facilities as well as manufacturing, transportation and data processing equipment under operating leases which expire at various dates through 2008. The leases contain certain renewal options and require payment of property taxes, utilities, common area maintenance and insurance and contain rent escalation clauses based on consumer price indices. Future minimum lease payments under noncancelable operating leases as of December 31, 2002 are (in thousands):

2003	$3,555
2004	3,553
2005	3,430
2006	3,220
2007	3,190
2008	167

$17,115

          Rental expense was $5,629,000, $3,149,000 and $3,398,000 for the years ended December 31, 2000, 2001 and 2002, respectively.

          Other income for 2000 included approximately $1.4 million of income related to a recovery of the effect of inflation from a receivable due from the Mexican government related to taxes.

          During 2002, the Company initiated product replacement for a certain product sold in 2001 and 2002. The total cost of the product replacement is approximately $400,000. However, management believes

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

that the majority of the cost will be recovered pursuant to contractual obligations with the third-party manufacturer. (See Note 14).

          The Company has implemented a structure in a certain foreign jurisdiction to minimize import taxes. While management believes this structure adequately protects and minimizes the Company’s exposure to import taxes, the Company may be adversely impacted if this structure does not withstand challenges by local tax authorities. Management believes that the resolution of a tax authority challenge, if any, will not have a material adverse effect on the Company’s business, financial condition or results of operations.

          The Company is involved from time to time in routine legal matters incidental to its business. The Company believes that the resolution of such matters will not have a material adverse effect on the Company’s business, financial condition or results of operations.

(13)	Management Incentive Arrangements

Company Plan

          Effective 1998, CDRJ adopted a stock incentive plan (the “Stock Incentive Plan”), which provides for the sale to members of senior management of up to 52,141 shares of common stock of CDRJ and the issuance of options to purchase up to 104,282 additional shares of common stock. CDRJ reserved 156,423 shares for issuance under the Stock Incentive Plan, and as of December 31, 2002, 42,121 shares and 84,242 options were outstanding. A summary of the status and activity of shares purchased under the Stock Incentive Plan is as follows:

	Number	Price Per
	of Shares	Share

Shares outstanding at December 31, 1999	38,392
Shares issued in 2000	4,424	$206
Options exercised in 2000	158	100
Shares repurchased in 2000	(948)	210

Shares outstanding at December 31, 2000	42,026
Shares issued in 2001	474	210
Options exercised in 2001	210	150
Shares repurchased in 2001	(589)	$250

Shares outstanding at December 31, 2001	42,121
Shares issued in 2002	—	—
Options exercised in 2002	—	—
Shares repurchased in 2002	—	—

Shares outstanding at December 31, 2002	42,121

          The purchase price of shares issued in 2000 and 2001 and options exercised in 2000 and 2001 represented the estimated fair value at the respective dates of issuance and exercise, except as discussed below. In 2000, 316 shares were issued at a price below fair value, and the Company recognized compensation expense of approximately $19,000. In 2001, 210 shares were issued at a price below fair value, and the Company recognized compensation expense of approximately $21,000. Under certain circumstances, the management stockholders can require CDRJ to repurchase their shares, subject to a holding period of at least seven months from the date such shares were acquired, for an amount not to exceed fair value.

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          In connection with the purchase of common stock of CDRJ, certain members of senior management were granted options to purchase two additional shares of common stock for each share purchased at an exercise price equal to the fair value at the date of grant under the Stock Incentive Plan. The options have a life of ten years from the date of grant. Fifty percent of the options granted are expected to vest in three equal installments on each of the first three anniversaries of the date of grant, subject to the continuous employment of the grantee (“Option Type 1”). The remaining fifty percent of the options become vested as follows, subject to the continuous employment of the grantee: (a) up to one-third of the options become vested as of each of the first three anniversaries of the date of grant if the Company achieves at least 85% of its EBITDA target for the immediately preceding fiscal year, (b) if less than one-third of the total number of options shall have become vested as provided in clause (a) above, the portion that has not become so vested shall become vested as of the first day of the fiscal year following the fiscal year, if any, that the Company achieves its cumulative EBITDA target, and (c) any options that do not become vested as provided above will become vested on the ninth anniversary of the date of grant (“Option Type 2”). A summary of the status and activity of the options under the Stock Incentive Plan is as follows:

	2000		2001		2002

		Weighted Average		Weighted Average		Weighted Average
	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price

Outstanding at beginning of year	76,784	$101.03	84,052	$111.69	84,242	$112.36
Granted	8,848	205.71	948	210.00	—	—
Exercised	(158)	100.00	(210)	150.00	—	—
Canceled	(1,422)	122.22	(548)	163.80	—	—

Outstanding at year-end	84,052	$111.69	84,242	$112.36	84,242	$112.36

Options exercisable at year-end	37,655	$100.70	63,528	$105.32	66,615	$109.92
Options available for grant	19,493	—	19,093	—	19,093	—

          The following table summarizes information about options outstanding as of December 31, 2002:

	Outstanding
				Exercisable
		Weighted Average
	Number	Remaining Contractual	Weighted Average	Number	Weighted Average
Exercise Price	of Options	Life (Yrs.)	Exercise Price	of Options	Exercise Price

$100.00	74,256	5.75	$100.00	60,117	$100.00
$150.00	948	6.92	150.00	902	150.00
$210.00	9,038	7.63	210.00	5,596	210.00

	84,242	5.96	$112.36	66,615	$109.92

          The Company applies Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations in accounting for these options. As the options were granted with exercise prices equal to the fair value at the date of grant, no compensation cost was recognized by the Company upon issuance of such options. The fair value of each option granted by the Company was

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

estimated using the minimum value option pricing model. The assumptions used in this pricing model and the weighted average fair value of options granted during 2001 and 2000 are summarized as follows:

	2000		2001

	Option	Option	Option	Option
	Type 1	Type 2	Type 1	Type 2

Risk-free interest rate	6.30%	6.30%	5.80%	5.80%
Expected option life (in years)	5.0	7.0	5.0	7.0
Expected volatility	0.0%	0.0%	0.0%	0.0%
Expected dividend yield	0.0%	0.0%	0.0%	0.0%
Weighted average fair value per option	$56.00	$73.97	$52.20	$69.28

Pro Forma Compensation Cost

          Had the Company recorded compensation cost based on the fair value of options granted at the grant date, as prescribed by FASB Statement No. 123 “Accounting for Stock Based Compensation,” pro forma net income would have been as follows (in thousands):

	Years Ended December 31,

	2000	2001	2002

Net income, as reported	$6,352	$15,996	$18,800
Pro forma compensation cost	680	348	92

Pro forma net income	$5,672	$15,648	$18,708

Employment Agreements

          Certain senior executive officers have employment agreements which provide for annual bonuses if the Company achieves the performance goals established under its annual incentive plan for executives. The Company has a bonus plan for U.S. based employees which provides that 50% of the bonus earned by any Vice President or Director shall be deferred and shall vest in three equal annual installments. As of December 31, 2001 and 2002, $372,000 and $415,000 of bonuses were deferred, respectively. The Company recognizes compensation expense as the vesting requirements are met.

(14) Manufacturing Agreement

          The Company and a third-party contractor (the “Contractor”) entered into a manufacturing agreement, dated as of June 10, 1999, (the “Manufacturing Agreement”). Subject to the terms and conditions of the Manufacturing Agreement, the Contractor has agreed to manufacture all of the Company’s requirements for certain cosmetic and skin care products for an initial term of five years. Following the expiration of the initial five-year term, the Manufacturing Agreement will be automatically extended for additional one-year terms unless terminated by six months’ prior written notice by either party. The Manufacturing Agreement provides for price renegotiations by the Contractor if the Company’s quarterly or annual purchase volume falls below specified minimums. The Manufacturing Agreement requires the Contractor to maintain insurance to cover costs associated with any product liability or product recall caused by the acts or omissions of the Contractor. In addition, the Company is obligated to purchase materials acquired by the contractor based upon product forecasts provided by the Company if the Contractor is unable to sell such materials to a third-party. There have been no such repurchases to date. The Contractor is solely responsible for obtaining the inventories, manufacturing the inventories at its current location in Chino, California, complying with applicable laws and regulations, and performing quality assurance functions.

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          During the fourth quarter of 2000, the Contractor obtained $1,000,000 of advances from the Company in exchange for an unsecured promissory note. The note bears interest at an annual rate of 9% and is payable in monthly installments commencing on February 15, 2001. On April 15, 2002, the unsecured promissory note was amended to advance an additional $320,000 to the contractor. At December 31, 2001 and 2002, approximately $349,000 and $101,000, of the note was outstanding and was included in receivables in the accompanying consolidated balance sheets, respectively.

(15) Foreign Currency Forward and Option Contracts

          The Company is exposed to currency risk relating to its forecasted U.S. dollar-denominated expenditures at Jafra S.A. As part of its overall strategy to reduce the risk of adverse potential exchange rate fluctuations in Mexico, the Company enters into foreign currency exchange contracts. Prior to March 2002, the Company purchased forward exchange contracts (“forward contracts” or “forwards”) to hedge its foreign currency exposures to the Mexican peso. In March 2002, in accordance with previously approved policies, the Company modified its hedging program to include the use of foreign currency option contracts (“option contracts”). The Company places forward contracts or option contracts based on its forecasted U.S. dollar cash outflows from Jafra S.A. over a rolling 12 month period and does not hedge transactions that are not included in the 12 month forecast on the date the forward contract is initiated. As a matter of policy, the Company does not hold or issue forward contracts for trading or speculative purposes nor does it enter into contracts or agreements containing “embedded” derivative features. Prior to entering into forward contracts or option contracts, the Company evaluates the counter parties’ credit ratings. Credit risk represents the accounting loss that would be recognized at the reporting date if counter parties failed to perform as contracted. The Company does not currently anticipate non-performance by such counter parties.

          Effective January 1, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments and hedging activities and requires that all derivative instruments be recorded based on fair value. In connection with the adoption of SFAS No. 133, at January 1, 2001, the Company recorded a net gain of $126,000 (net of a tax effect of $82,000) as a cumulative transition adjustment to earnings. This adjustment relates to derivatives not designated as hedges prior to adoption of SFAS No. 133, and represents the difference between the carrying value and the fair value of such instruments. Under SFAS No. 133, the Company’s use of forward contracts or option contracts to hedge certain forecasted transactions does qualify for hedge accounting. Gains and losses from such derivatives are deferred as a separate component of other comprehensive loss, and are recognized in income at the same time that the underlying hedged exposure is recognized in income. This accounting treatment results in the matching of gains and losses from such forward contracts or option contracts with the corresponding gains and losses generated by the underlying hedged transactions. Contracts that do not qualify for hedge accounting under SFAS No. 133 are remeasured based on fair value and the gains and losses are included as a component of net income.

          The forward contracts utilized by the Company did not qualify for hedge accounting under the applicable accounting standards prior to adoption of SFAS No. 133 on January 1, 2001, and accordingly such instruments were marked-to-market with gains and losses included as a component of exchange loss in the statements of income for the year ended December 31, 2000.

          The Company currently designates certain of its forward contracts and option contacts as cash flow hedges of forecasted U.S. dollar-denominated inventory purchases, forecasted U.S. dollar-denominated intercompany charges from JCI to Jafra S.A., forecasted management fee charges from JCI to Jafra S.A., and U.S. dollar-denominated interest payments. On the date the Company enters into a derivative contract, management designates the derivative as a hedge of the identified exposure. The Company

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. In this documentation, the Company specifically identifies the forecasted transaction that has been designated as a hedged item and states how the hedging instrument is expected to hedge the risks related to the hedged item. The Company formally measures effectiveness of its hedging relationships both at the hedge inception and on an ongoing basis in accordance with its risk management policy. For all qualifying and highly effective cash flow hedges, the changes in the fair value of the derivative are deferred as a component of other comprehensive loss. Such amounts will be reclassified from other comprehensive loss into net income when the underlying hedged exposure is recognized in income. For U.S. dollar-denominated inventory purchases, this will occur upon sale to an outside party of the related inventory. For intercompany charges and interest, this will occur at the date such charges are recorded by Jafra S.A.

          During the year ended December 31, 2002, the Company recognized losses of approximately $2,605,000 on forward contracts and gains of approximately $886,000 on option contracts (including reclassification of other comprehensive loss) as a component of exchange loss in the accompanying consolidated statements of income. During the year ended December 31, 2001, the Company recognized approximately $12,188,000 of losses on forward contracts as a component of exchange loss in the accompanying consolidated statements of income. During the year ended December 31, 2000, the Company recognized approximately $10,050,000 of losses as a component of exchange loss on forward contracts that did not qualify for hedge accounting under accounting standards prior to the adoption of SFAS No. 133.

          Additionally, during the year ended December 31, 2001, the Company deferred as a component of other comprehensive loss $5,504,000 of losses on forward contracts qualifying for hedge accounting under SFAS No. 133. Of this amount, approximately $797,000 was reclassified as exchange loss and $961,000 was reclassified as cost of sales upon recognition of the underlying hedged exposure prior to December 31, 2001. As of December 31, 2001, the Company had deferred as a component of other comprehensive income (loss) $3,746,000 of losses on forward contracts.

          During the year ended December 31, 2002, the Company deferred approximately an additional $1,782,000 of losses on forward contracts qualifying for hedge accounting under SFAS No. 133. Of the total amount deferred, during the year ended December 31, 2002, approximately $1,650,000 of other comprehensive loss was reclassified into exchange loss and approximately $3,139,000 was reclassified into cost of sales upon the recognition of the underlying hedged exposure. The Company expects that substantially all of the remaining loss of $739,000, deferred as a component of other comprehensive loss, will be recognized into income within the next twelve months.

          During the year ended December 31, 2002, the Company deferred as a component of other comprehensive loss $1,336,000 of gains on option contracts qualifying for hedge accounting under SFAS No. 133. Of this amount, approximately $483,000 of other comprehensive loss was reclassified to exchange loss and approximately $378,000 was reclassified as a cost of sales offset upon the recognition of the underlying hedged exposure. The Company expects substantially all of the remaining gain of approximately $475,000, deferred as a component of other comprehensive loss, to be recognized into income within the next twelve months.

          The fair value of the forward contacts at December 31, 2001 represented an unrealized loss of $5,540,000 consisting of $2,920,000 of unrealized losses recorded as a component of other comprehensive loss for qualifying hedges and $2,620,000 of unrealized losses recorded as a component of exchange loss for non-qualifying hedges under SFAS No. 133. As of December 31, 2002, the Company had no outstanding forward contracts. The fair value of the option contracts at December 31, 2002 represented an unrealized gain of approximately $402,000, consisting of $382,000 of unrealized gains recorded as a component of

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

other comprehensive loss for qualifying hedges and $20,000 of unrealized gains for non-qualifying hedges under SFAS No. 133.

          During the year ended December 31, 2002, the ineffectiveness generated by the Company’s forward contracts and option contracts designated as hedges was insignificant. Certain hedged forecasted transactions do not appear probable of occurring due to timing differences between the original and current forecasts, and accordingly $164,000 of gains were reclassified into earnings.

          The outstanding option contracts had a notional value denominated in Mexican pesos of 523,000,000 in put and call positions at December 31, 2002 and mature at various dates through December 31, 2003. The outstanding forward contracts had notional values denominated in Mexican pesos of 688,873,000 at December 31, 2001 and matured in 2002. Notional amounts do not quantify market or credit exposure or represent assets or liabilities of the Company, but are used in the calculation of cash settlements under the contracts.

          The following table provides information about the details of the Company’s option contracts as of December 31, 2002 (in thousands):

At December 31, 2002:

	Coverage in		Fair Value in
Foreign Currency	Mexican Pesos	Average Strike Price	U.S. Dollars(1)	Maturity Date

Purchased Puts (Company may sell Peso/buy USD)
Mexican Peso	149,000	10.31-10.48	$(113)	Jan.-Mar. 2003
Mexican Peso	100,000	11.05-12.19	77	Apr.-June 2003
Mexican Peso	150,000	11.76-12.79	131	July-Aug 2003
Mexican Peso	124,000	12.51-12.91	21	Oct.-Dec. 2003

	523,000		$116

Written Calls (Counterparty may buy Peso/sell USD)
Mexican Peso	149,000	9.01-9.02	$(207)	Jan.-Mar. 2003
Mexican Peso	100,000	9.50-9.84	(144)	Apr.-June 2003
Mexican Peso	150,000	9.69-10.19	(112)	July-Aug 2003
Mexican Peso	124,000	10.15-10.19	(55)	Oct.-Dec. 2003

	523,000		$(518)

(2)	The fair value of the option contracts presented above, an unrealized gain of $402,000 at December 31, 2002, represents the carrying value and has been recorded in other receivables in the accompanying consolidated balance sheets.

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          The tables below describe the forward contracts that were outstanding at December 31, 2001 (in thousands):

December 31, 2001:

	Forward Position
	In Mexican	Maturity	Weighted Average	Fair Value in
Foreign Currency	Pesos(1)	Date	Contract Rate	U.S. Dollars(1)

Buy US Dollar/sell Mexican Peso	108,715	1/31/02	10.19	$1,128
Sell Mexican Peso/buy US Dollar	(20,000)	1/31/02	9.35	(34)
Buy US Dollar/sell Mexican Peso	71,787	2/28/02	10.26	756
Sell Mexican Peso/buy US Dollar	(20,000)	2/28/02	9.47	(48)
Buy US Dollar/sell Mexican Peso	94,371	3/27/02	10.46	1,102
Sell Mexican Peso/buy US Dollar	(40,000)	3/27/02	9.48	(80)
Buy US Dollar/sell Mexican Peso	85,000	4/30/02	10.23	748
Sell Mexican Peso/buy US Dollar	(30,000)	4/30/02	9.62	(84)
Buy US Dollar/sell Mexican Peso	81,000	5/31/02	10.11	559
Sell Mexican Peso/buy US Dollar	(25,000)	5/31/02	9.71	(75)
Buy US Dollar/sell Mexican Peso	80,000	6/28/02	9.95	375
Sell Mexican Peso/buy US Dollar	(30,000)	6/28/02	9.78	(88)
Buy US Dollar/sell Mexican Peso	48,000	7/31/02	10.07	242
Buy US Dollar/sell Mexican Peso	100,000	8/30/02	10.05	410
Buy US Dollar/sell Mexican Peso	45,000	9/30/02	10.09	169
Buy US Dollar/sell Mexican Peso	110,000	10/31/02	10.09	338
Buy US Dollar/sell Mexican Peso	30,000	11/29/02	10.27	122

	688,873			$5,540(1)

(3)	The Fair Value of the forward positions presented above, an unrealized loss of $5,540,000 at December 31, 2001, represents the carrying value of the forward contracts and has been recorded in accrued liabilities in the accompanying consolidated balance sheets.

(16) Fourth Quarter Adjustments

          During the fourth quarter of 2001, the Company recorded a total of approximately $4,288,000 to bad debt expense due to declining consultant liquidity as a result of the general slowdown of the economy in Mexico and Brazil. During the fourth quarter of 2000, the Company recorded certain adjustments related to changes in cost accounting estimates, which resulted in an increase to cost of sales of approximately $3,000,000.

(17) Discontinued Operations

          The Company discontinued its operations in Venezuela, Colombia, Chile and Peru. The Company has terminated sales in these markets and has liquidated a majority of the assets. Final liquidation of the assets in Venezuela, Colombia, Chile and Peru is expected to be complete during the fourth quarter of 2003 or early 2004. As such, the results of the operations of these markets have been classified as discontinued operations in all periods disclosed on the accompanying consolidated statements of income. The assets and liabilities from the discontinued operations have been segregated on the accompanying consolidated balance sheets.

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Net sales and loss from discontinued operations is as follows:

	Venezuela	Colombia	Chile	Peru	Total

	(In thousands)
For the Year Ended December 31, 2000
Net sales	$6,316	$3,958	$421	$66	$10,761
Income (Loss) from discontinued operations, net of tax	187	116	(241)	(119)	(57)
For the Year Ended December 31, 2001
Net sales	$6,400	$3,664	$284	$376	$10,724
Income (Loss) from discontinued operations, net of tax	335	(47)	(321)	(152)	(185)
For the Year Ended December 31, 2002
Net sales	$4,349	$3,308	$264	$413	$8,334
Loss from discontinued operations, net of tax	(651)	(109)	(397)	(285)	(1,442)

The components of assets and liabilities of the discontinued operations is as follows:

	Venezuela	Colombia	Chile	Peru	Total

	(In thousands)
As of December 31, 2001
Current assets:
Cash	$132	$657	$90	$123	$1,002
Receivables, net	637	612	33	38	1,320
Inventory	1,097	661	90	70	1,918
Prepaid and other current assets	784	354	90	116	1,344

Total assets	$2,650	$2,284	$303	$347	$5,584

Current liabilities:
Accounts payable	$208	$318	$9	$—	$535
Accrued liabilities	180	242	4	—	426
Other current liabilities	—	31	—	—	31

Total liabilities	$388	$591	$13	$—	$992

As of December 31, 2002
Current assets:
Cash	$125	$195	$9	$56	$385
Receivables, net	439	408	34	40	921
Inventory	904	663	85	61	1,713
Prepaid and other current assets	372	153	52	57	634

Total assets	$1,840	$1,419	$180	$214	$3,653

Current liabilities:
Accounts payable	$143	$222	$32	$26	$423
Accrued liabilities	220	189	—	—	409
Other current liabilities	—	28	—	—	28

Total liabilities	$363	$439	$32	$26	$860

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(18) Subsequent Events

          On May 20, 2003, CDRJ and certain existing and newly formed subsidiaries completed a recapitalization of its operations by the issuance of $90 million of new senior secured credit facilities, consisting of a $50 million senior secured term loan facility and a $40 million senior secured revolving credit facility and the issuance of $200 million of 10.75% Senior Subordinated Notes due 2011 (collectively the “recapitalization”). The proceeds from the recapitalization were used to repay the 11.75% Senior Subordinated Notes due 2008 (the “Notes”), originally issued April 30, 1998, to repay all amounts outstanding under the existing credit facilities and to make a liquidating distribution to the shareholders of CDRJ. Jafra Worldwide Holdings (Lux) S.àr.1, a Luxembourg société à responsabilité limitée, is the liquidator of CDRJ. In connection with the liquidation of CDRJ, the Parent, the direct wholly owned subsidiary of CDRJ, transferred all of its assets and liabilities, including its direct and indirect shares of JCI, Jafra Distribution and Jafra, S.A., to Jafra Worldwide Holdings (Lux) S.àr.1 in exchange for all of the common stock of Jafra Worldwide Holdings (Lux) S.àr.1.

          Distribuidora Comercial Jafra, S.A. de C.V., a sociedad anónima de capital variable, organized under the laws of the United Mexican States (“Jafra Distribution”) on February 26, 2003, is owned by five indirect wholly owned subsidiaries of Jafra Worldwide Holdings (Lux), S.àr.1. Jafra Distribution was organized by CDRJ to conduct the Company’s distribution business in Mexico. The distribution business was previously conducted by Distribuidora Venus, S.A. de C.V., (“Venus”) a wholly owned subsidiary of Jafra, S.A.

          In connection with the recapitalization on May 20, 2003, Jafra Distribution and JCI issued $200 million aggregate principal amount of 10.75% Subordinated Notes due 2011 (the “New Notes”). The New Notes represent several obligations of Jafra Distribution and JCI with each participating on a pro rata basis upon redemption. Jafra Distribution and JCI have fully and unconditionally guaranteed the obligations under the Notes of the other on a senior subordinated basis, subject to a 30-day standstill period prior to enforcement of such guarantees. Jafra, S.A. has fully and unconditionally guaranteed the obligations of Jafra Distribution under the Notes, subject to a 30-day standstill period prior to the enforcement of such guarantees.

          Further, in connection with the recapitalization, the Board of Directors approved an amendment to CDRJ’s stock incentive plan to reflect the equity instruments as rights to shares in the Parent rather than shares in CDRJ. In addition, the Board approved a reduction in the exercise price of all existing options of $100, $150 and $210 to $39.91, $59.86 and $83.80, respectively, due to the recapitalization. In order to affect this re-pricing, the exercise price per share of all existing options of CDRJ was reduced and the awards aggregate intrinsic value immediately after the recapitalization was not greater than the aggregate intrinsic value immediately before recapitalization.

*****

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31,	September 30,
	2002	2003

		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$26,757	$8,925
Receivables, net	40,205	31,753
Inventories	33,573	43,567
Prepaid income taxes	258	4,044
Intercompany receivables	822	—
Prepaid expenses and other current assets	4,846	8,782
Current assets from discontinued operations	3,653	366

Total current assets	110,114	97,437
Property and equipment, net	60,395	58,916
Other assets:
Goodwill	66,108	63,967
Trademarks	44,570	42,015
Deferred financing fees and other, net	7,796	18,695

Total	$288,983	$281,030

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$6,489	$6,875
Accounts payable	18,215	17,513
Accrued liabilities	44,403	45,677
Income taxes payable	4,911	—
Deferred income taxes	2,073	2,071
Current liabilities from discontinued operations	860	157

Total current liabilities	76,951	72,293
Long-term debt	77,894	241,875
Deferred income taxes	21,186	20,254
Noncurrent payable to affiliates	16	—
Other long-term liabilities	3,787	4,407

Total liabilities	179,834	338,829

Commitments and contingencies	—	—
Stockholder’s equity (deficit):
Quotas par value $100: 150 shares authorized, issued and outstanding in 2002 and 2003.	15	15
Additional paid-in capital	83,618	—
Retained earnings (deficit)	37,784	(46,432)
Accumulated other comprehensive loss	(12,268)	(11,382)

Total stockholders’ equity (deficit)	109,149	(57,799)

Total	$288,983	$281,030

See accompanying notes to consolidated financial statements

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,

	2002	2003

Net sales	$285,340	$276,742
Cost of sales	66,122	63,794

Gross profit	219,218	212,948
Selling, general and administrative expenses	174,959	188,493

Income from operations	44,259	24,455
Other income (expense):
Exchange loss, net	(9,814)	(7,764)
Interest expense, net	(8,745)	(14,102)
Loss on early extinguishment of debt	—	(6,620)
Other, net	215	(296)

Income (loss) from continuing operations before income taxes and cumulative effect of accounting change	25,915	(4,327)
Income tax expense	9,713	1,159

Income (loss) from continuing operations before cumulative effect of accounting change	16,202	(5,486)
Loss on discontinued operations, net of income tax expense of $55 and $28 in 2002 and 2003	(1,099)	(2,567)

Income (loss) before cumulative effect of accounting change	15,103	(8,053)
Cumulative effect of accounting change	(244)	—

Net income (loss)	$14,859	$(8,053)

See accompanying notes to consolidated financial statements

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,

	2002	2003

Cash flows from operating activities:
Net income (loss) from continuing operations	$16,202	$(5,486)
Cumulative effect of accounting change	244	—

Income (loss) from continuing operations before cumulative effect of accounting change	16,446	(5,486)
Adjustments to reconcile income (loss) from continuing operations before cumulative effect of accounting change to net cash (used in) provided by operating activities:
Gain on sale of property and equipment	(88)	—
Depreciation and amortization	3,766	4,359
Amortization and write off of deferred financing fees	1,063	3,234
Provision for uncollectible accounts receivable	9,831	7,038
Asset impairment charge	—	388
Unrealized foreign exchange and derivative loss	8,483	8,498
Deferred realized foreign exchange loss	515	646
Deferred income taxes	(3,504)	—
Changes in operating assets and liabilities:
Receivables	(15,341)	(718)
Inventories	(1,725)	(11,414)
Prepaid expenses and other current assets	2,960	(3,434)
Other assets	1,334	149
Accounts payable and accrued liabilities	(803)	(1,108)
Income taxes payable/prepaid	(448)	(5,301)
Other long-term liabilities	408	620
Receivable from affiliate	—	806
Net operating activities of discontinued operations	357	19

Net cash (used in) provided by operating activities	23,254	(1,704)

Cash flows from investing activities:
Proceeds from sale of property and equipment	231	—
Purchases of property and equipment	(7,588)	(4,963)
Other	(303)	(643)
Net investing activities of discontinued operations	(17)	—

Net cash used in investing activities	(7,677)	(5,606)

Cash flows from financing activities:
Proceeds from issuance of subordinated debt due 2011.	—	200,000
Proceeds from issuance of term loan	—	50,000
Repurchase of subordinated debt due 2008.	—	(75,180)
Repayments under term loan facility	(5,375)	(9,625)
Net borrowings under revolving credit facility	(1,800)	—
Distribution of additional paid-in capital to shareholder	—	(83,618)
Distribution payment to shareholder from retained earnings	—	(76,163)
Deferred financing costs	—	(14,449)
Net repayments under bank debt	(479)	(828)

Net cash used in financing activities	(7,654)	(9,863)

Effect of exchange rate changes on cash	(3,210)	(659)

Net (decrease) increase in cash and cash equivalents	4,713	(17,832)
Cash and cash equivalents at beginning of period	5,646	26,757

Cash and cash equivalents at end of period	$10,359	$8,925

See accompanying notes to consolidated financial statements

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)	Basis of Presentation

          CDRJ North Atlantic (Lux) S.àr.L., a Luxembourg société à responsabilité limitée (the “Company”), is a wholly-owned subsidiary of CDRJ Investments (Lux) S.A. a Luxembourg société anonyme (“CDRJ”). Jafra Worldwide Holdings (Lux) S.àr.l, a Luxembourg société à responsabilité limitée (“Worldwide”) is a wholly-owned subsidiary of the Company. CDRJ North Atlantic (Lux) S.àr.L. is to be renamed Jafra S.A.

          On May 20, 2003, Worldwide, Jafra Cosmetics International, Inc. (“JCI”) and Distribuidora Comercial Jafra S.A. de C.V. (“Jafra Distribution” and together with JCI, the “Issuers”) completed a recapitalization of their operations by entering into $90 million of new senior secured credit facilities, consisting of a $50 million senior secured term loan facility and a $40 million senior secured revolving credit facility and issuing $200 million of 10 3/4% Senior Subordinated Notes due 2011 (collectively, the “Recapitalization”). The proceeds from the Recapitalization were used to redeem the 11 3/4% Senior Subordinated Notes due 2008 (the “Old Notes”) of JCI and Jafra Cometics International, S.A. de C.V. (“Jafra S.A.”), to repay all amounts outstanding under the existing credit facilities of JCI and Jafra S.A. and to make certain payments to CDRJ and employees of JCI and Jafra S.A. The stockholders of CDRJ then resolved that CDRJ be liquidated and appointed Worldwide to act as its liquidator. Thereafter, CDRJ made an initial liquidating distribution of such proceeds to its stockholders. In connection with the liquidation of CDRJ, the Company transferred all of its assets and liabilities, including its direct and indirect holdings of JCI, Jafra S.A. and Jafra Distribution, to Worldwide in exchange for additional shares of common stock of Worldwide. Jafra S.A. and Jafra Distribution are collectively referred to as “Jafra Mexico.”

          Jafra Distribution was organized February 26, 2003 to conduct the distribution functions of the Company’s Mexican operations. Worldwide was organized on February 24, 2003 as a holding company to conduct the worldwide Jafra cosmetics business through its subsidiaries.

          The accompanying unaudited interim consolidated financial statements as of September 30, 2003 and for the nine months ended September 30, 2002 and 2003, reflect the operations of the Company and its subsidiaries and have been prepared in accordance with Article 10 of the Securities and Exchange Commission’s Regulation S-X. In the opinion of management, the accompanying unaudited interim financial statements contain all adjustments, including normal recurring adjustments, necessary to present fairly the Company’s consolidated financial statements as of September 30, 2003 and for the interim periods presented. All significant intercompany accounts and transactions have been eliminated in consolidation.

          The functional currency of certain of the Company’s foreign subsidiaries generally consists of currencies other than the U.S. dollar. For presentation purposes, assets and liabilities are translated into U.S. dollars at current exchange rates, and related revenues and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded as a component of other comprehensive loss.

          Management Incentive Arrangements. The Company applies Accounting principles Board Opinion (“APB”) No. 25, “Accounting for Stock issued to Employees” and related Interpretations in accounting for the issuance of stock options under the Company’s Stock Incentive Plan. No options were granted during the nine months ended September 30, 2003. Had the Company recorded compensation cost based on the fair value of options granted at the grant date, as prescribed by Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock Based Compensation,” the compensation expense for the nine months ended September 30, 2002 and 2003 would be immaterial to the consolidated statements of operations.

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          New Accounting Pronouncements. The Company adopted SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” on January 1, 2003. This statement rescinds or modifies existing authoritative pronouncements including SFAS No. 4 “Reporting Gains and Losses from Extinguishment of Debt.” As a result of the issuance of SFAS No. 145, gains and losses from extinguishment of debt are classified as extraordinary items only if they meet the criteria in APB Opinion 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” Applying the provisions of APB Opinion 30 distinguishes transactions that are part of an entity’s recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. Based on the adoption of this principle, the Company has reclassified any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods and has classified its current loss on extinguishment of debt within other income (expense).

          The Company adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” on January 1, 2003 which did not result in any material impact to the Company’s consolidated statements of operations. This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.”

(2)	Inventories

          Inventories consist of the following (in thousands):

	December 31,	September 30,
	2002	2003

Raw materials and supplies	$5,101	$5,293
Finished goods	28,472	38,274

Total inventories	$33,573	$43,567

(3)	Property and Equipment

          Property and equipment consist of the following (in thousands):

	December 31,	September 30,
	2002	2003

Land	$16,448	$15,869
Buildings	17,452	16,849
Machinery, equipment and other	41,539	44,881

	75,439	77,599
Less accumulated depreciation	15,044	18,683

Property and equipment, net	$60,395	$58,916

(4)	Goodwill and Other Intangible Assets.

          The Company’s intangible assets consist of trademarks and goodwill. The Company has determined trademarks to have an indefinite life. The carrying value of trademarks was $42,015,000 as of

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

September 30, 2003. The changes in the carrying amount of goodwill for the nine months ended September 30, 2003 are as follows (in thousands):

	United			All	Consolidated
Goodwill	States	Mexico	Europe	Others	Total

Balance as of December 31, 2002	$32,188	$28,548	$5,300	$72	$66,108
Impairment losses	—	—	—	(72)	(72)
Translation effect	—	(1,610)	(459)	—	(2,069)

Balance as of September 30, 2003	$32,188	$26,938	$4,841	$—	$63,967

          In connection with the implementation of SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company identified all reporting units and allocated all goodwill accordingly. During the nine months ended September 30, 2003, the Company identified impairment indicators regarding the Venezuelan operations given the Company’s decision to exit this market. The Company recorded an impairment loss of $72,000 for goodwill originally allocated to the Venezuelan reporting unit.

(5)	Income Taxes

          The actual income tax rate of the Company differs from the “expected” tax rate, computed by applying the U.S. federal corporate rate of 35% to income (loss) from continuing operations before income taxes and cumulative effect of accounting change for the nine months ended September 30, 2003. During the nine months ended September 30, 2003, Jafra Mexico reported pretax income and income tax expense. The income tax expense was partially offset by an income tax benefit in the United States based on pretax net loss. Additionally, during the nine months ended September 30, 2003, the Company recorded valuation allowances against certain pretax losses in other subsidiaries. The actual income tax rate of the Company differed from the expected rate for the nine months ended September 30, 2002, principally as a result of (i) a lower effective tax rate at Jafra Mexico, as the result of the enactment of changes in Mexico’s future corporate statutory tax rates and the related impact on Jafra Mexico’s net deferred income tax liabilities of $1,167,000 and (ii) the release of valuation allowances of $2,337,000 against certain foreign tax credits in the United States. These were offset by state income taxes in the United States and valuation allowances provided against certain operating losses in South America and Europe. The new tax legislation in Mexico reduces Mexico’s corporate income tax rate annually in one-percent increments from 35% to 32% beginning January 1, 2003 through 2005.

(6)	Debt and Distribution to Shareholders

          On May 20, 2003, the Issuers issued $200 million aggregate principal amount of 10 3/4% Subordinated Notes due 2011 (the “New Notes”) pursuant to an Indenture dated May 20, 2003 (the “Indenture”) and entered into a $90 million senior credit agreement (“the “Senior Credit Agreement”). The New Notes represent the several obligations of JCI and Jafra Distribution in the amount of $80 million and $120 million, respectively. The New Notes mature in 2011 and bear a fixed interest rate of 10 3/4% payable semi-annually.

          JCI is a direct wholly-owned subsidiary of Worldwide and Jafra Distribution is an indirect wholly-owned subsidiary of Worldwide. Worldwide has fully and unconditionally guaranteed the obligations under the New Notes on a senior subordinated basis on the terms provided in the Indenture governing the New Notes. Each Issuer has fully and unconditionally guaranteed the obligations of the other under the New Notes on a senior subordinated basis, subject to a 30-day standstill period prior to enforcement of such guarantees. Each existing and subsequently acquired or organized U.S. subsidiary of JCI is required to fully and unconditionally guarantee the U.S. portion of New Notes jointly and severally, on a senior subordinated basis. Each acquired or organized Mexican subsidiary of Jafra Distribution is also required to

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

fully and unconditionally guarantee the Mexican portion of the New Notes jointly and severally, on a senior subordinated basis. Jafra S.A. has also fully and unconditionally guaranteed the obligations of Jafra Distribution under the New Notes. Each existing and subsequently acquired or organized subsidiary of Jafra S.A. is also required to fully and unconditionally guarantee the Mexican portion of the New Notes jointly and severally, on a senior subordinated basis.

          The New Notes are unsecured and are generally not redeemable for four years from their issue date. Thereafter, the New Notes will be redeemable on a pro rata basis at premiums declining to par in the sixth year. Prior to May 16, 2006, the Issuers at their option may concurrently redeem the New Notes in an aggregate principal amount equal to up to 35% of the original aggregate principal amount of the New Notes, with funds in an aggregate amount not exceeding the aggregate cash proceeds of one or more equity offerings, at a redemption price of 110.75% plus accrued interest. On September 15, 2003, the Issuers consummated a registered exchange of the New Notes under the Securities Act of 1933.

          In addition, the Issuers entered into the Senior Credit Agreement, which provides for senior secured credit facilities in an aggregate principal amount of $90 million, consisting of a $50 million senior secured term loan facility maturing in 2008 and a $40 million senior secured revolving credit facility, also maturing in 2008, of which $20 million is available as letters of credit. The Senior Credit Agreement is allocated 40% to JCI and 60% to Jafra Distribution. On May 20, 2003, JCI borrowed $20 million and Jafra Distribution borrowed $30 million of the loans under the term facility. At September 30, 2003, $48,750,000 was outstanding under the term loan and no amounts were outstanding under the revolving credit facility. Borrowings under the term loan facility are payable in quarterly installments of principal and interest over five years through May 20, 2008. Borrowings under the revolving credit facility mature on May 20, 2008. Borrowings under the Senior Credit Agreement bear interest at an annual rate of LIBOR plus a margin not to exceed 4.00% or an alternate base rate plus an applicable margin not to exceed 3.00%. The interest rate in effect at September 30, 2003 was 5.2% for LIBOR borrowings and 7.0% for Prime based borrowings. Borrowings under the Senior Credit Agreement are secured by substantially all of the assets of JCI and Jafra Distribution.

          Both the Indenture and the Senior Credit Agreement contain certain covenants that limit Worldwide’s ability to incur additional indebtedness, pay cash dividends and make certain other payments. These debt agreements also require Worldwide to maintain certain financial ratios including a minimum EBITDA to cash interest expense coverage ratio and a maximum debt to EBITDA ratio. As of September 30, 2003, Worldwide was in compliance with all covenants.

          On May 23, 2003, with proceeds from the issuance of the New Notes and borrowings under the Senior Credit Agreement, JCI and Jafra S.A. redeemed the Old Notes in the aggregate outstanding principal amount of $75,180,000 at a premium of approximately $4,417,000. Additionally, JCI and Jafra S.A. repaid $7,375,000 under its existing credit agreement (the “Old Credit Agreement”) and terminated the Old Credit Agreement. In connection with the redemption of the Old Notes and the termination of the Old Credit Agreement, the Company wrote off approximately $2,203,000 of capitalized deferred financing fees. Total costs related to the redemption of the Old Notes and the repayment of amounts outstanding under the Old Credit Agreement were $6,620,000 and were recorded as a component of net (loss) income on the accompanying consolidated statements of operations.

          After the redemption of the Old Notes and repayment of all outstanding amounts under the Old Credit Agreement, the Company made a distribution to CDRJ of $159,780,846 and then the shareholders of CDRJ made a distribution of $157,609,000 to its shareholders of record as of May 20, 2003. JCI and Jafra S.A. also made a special payment to the holders of Company options and certain members of management and non-employee directors. (See footnote 9).

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          The Company capitalized $14,449,000 of costs related to the issuance of the New Notes and the Senior Credit Agreement as deferred financing fees. These deferred financing fees are reported as a noncurrent asset on the accompanying consolidated balance sheets and are being amortized on a basis that approximates the interest method over the term of the New Notes and the Senior Credit Agreement. As of September 30, 2003, approximately $740,000 of the deferred financing fees were amortized.

(7)	Management Incentive Plan

          In connection with the Recapitalization, the board of directors approved an amendment to CDRJ’s stock incentive plan (the “Stock Incentive Plan”) to reflect the equity instruments as rights to shares in North Atlantic rather than shares in CDRJ. In addition the board approved a reduction in the exercise price of all existing stock options due to the Recapitalization. In order to affect this re-pricing the exercise price per share of all existing options of CDRJ, was reduced such that the awards ratio of exercise price per share to the market value per share was not reduced and the awards aggregate intrinsic value immediately after the Recapitalization was not greater than the aggregate intrinsic value immediately before Recapitalization. The amendments became effective as of the initiation of the liquidation of CDRJ.

(8)	Comprehensive Income (Loss)

          Comprehensive income (loss) is summarized as follows (in thousands):

	Nine Months Ended
	September 30,

	2002	2003

Net (loss) income	$14,859	$(8,053)
Unrealized and deferred realized gain on derivatives	203	303
Reclassification of deferred realized (loss) gain to exchange (loss) gain	882	(549)
Reclassification of deferred realized loss to cost of sales	2,421	654
Tax benefit on unrealized and deferred realized (loss) gain on derivatives	(1,227)	(49)
Foreign currency translation adjustments	(7,600)	527

Comprehensive income (loss)	$9,538	$(7,167)

(9)	Related Party Transaction

          In connection with the Recapitalization, the board of directors authorized CDRJ to reprice all outstanding Company stock options. (See footnote 7) In order to compensate option holders for any diminished value of the outstanding options, the board of directors further authorized $10,391,000 in bonus payments to current option holders during the nine months ended September 30, 2003. Additionally, the Company authorized a special bonus of $2,715,000 (excluding employer taxes) to certain members of management and non-employee directors for contributions in completing the Recapitalization of CDRJ. Bonus payments were recorded as compensation expense as a component of income from operations within the consolidated statements of operations.

(10) Financial Reporting for Business Segments

          The Company’s business is comprised of one industry segment, direct selling, with worldwide operations. The Company is organized into geographical business units that each sell the full line of Jafra cosmetics, skin care, body care, fragrances, and other products. Jafra has three reportable business

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

segments: Mexico, the United States, and Europe. Business results for subsidiaries in South America, the Dominican Republic, and Thailand are combined and included in the following table under the caption “All Others”.

          The accounting policies used to prepare the information reviewed by the Company’s chief operating decision makers are the same as those described in the summary of significant accounting policies included in the Company’s audited consolidated financial statements as of and for the year ended December 31, 2002 included in the CDRJ’s Annual Report on Form 10-K. The Company evaluates performance based on segment operating income, excluding restructuring and impairment charges, unusual gains and losses, and amortization of goodwill and intangibles. Consistent with the information reviewed by the Company’s chief operating decision makers, corporate costs, foreign exchange gains and losses, interest expense, other nonoperating income or expense, and income taxes are not allocated to operating segments for purposes of this presentation. The effects of intersegment sales (net sales and related gross profit) are excluded from the related captions below and from the computation of segment operating income.

						Corporate,
		United		All	Total	Unallocated	Consolidated
	Mexico	States	Europe	Others	Segments	And Other	Total

	(in thousands)
As of and for the Nine Months Ended September 30, 2002
Net sales	$190,502	$66,882	$18,599	$9,357	$285,340	$—	$285,340
Operating income (loss)	49,953	10,865	185	(3,728)	57,275	(13,016)	44,259
Depreciation and amortization	1,511	1,719	289	247	3,766	—	3,766
Capital expenditures	2,026	5,197	78	287	7,588	—	7,588
Segment assets	176,641	79,712	18,332	2,126	276,811	3,243	280,054
Discontinued operations assets	—	—	—	4,113	4,113	—	4,113
Goodwill	28,983	32,188	5,548	72	66,791	—	66,791

As of and for the Nine Months Ended September 30, 2003
Net sales	$172,057	$74,483	$22,670	$7,532	$276,742	$—	$276,742
Operating income (loss)	44,845	11,646	473	(3,868)	53,096	(28,641)	24,455
Depreciation and amortization	1,688	2,067	317	287	4,359	—	4,359
Capital expenditures	1,814	2,565	305	279	4,963	—	4,963
Segment assets	172,466	84,386	18,744	6,098	281,694	(1,030)	280,664
Discontinued operations assets	—	—	—	366	366	—	366
Goodwill	26,938	32,188	4,841	—	63,967	—	63,967

(11) Foreign Currency Forward and Option Contracts

          The Company is exposed to currency risk relating to its forecasted U.S. dollar-denominated expenditures at Jafra Mexico. As part of its overall strategy to reduce the risk of potential adverse exchange rate fluctuations in Mexico, the Company entered into foreign currency exchange contracts (“forward contracts”) during the first four months of 2002, and entered into foreign currency option contracts (“option contracts” or “options”) during 2002 and 2003. The Company places forward contracts or option contracts based on its rolling forecasted cash outflows from Jafra Mexico and hedges transactions included in the forecast on the date the forward contract or option contract is initiated. As a matter of policy, the Company does not hold or issue forward contracts or option contracts for trading or speculative purposes nor does it enter into contracts or agreements containing “embedded” derivative features.

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          The Company currently designates certain of its forward contracts and option contracts as cash flow hedges of forecasted U.S. dollar-denominated inventory purchases, forecasted U.S. dollar-denominated intercompany charges from JCI to Jafra Mexico, forecasted management fee charges from JCI to Jafra Mexico, and U.S. dollar-denominated interest payments. For all qualifying and highly effective cash flow hedges, the changes in the fair value of the derivative are deferred as a component of other comprehensive loss. Such amounts will be reclassified from other comprehensive loss into net (loss) income when the underlying hedged exposure is recognized in income. For U.S. dollar-denominated inventory purchases, this will occur upon sale to an outside party of the related inventory. For intercompany charges and interest, this will occur at the date such charges are paid by Jafra Mexico.

          During the nine months ended September 30, 2003, the Company recognized gains of approximately $627,000 on option contracts. The Company recognized losses on forward contracts of approximately $949,000 during the nine months ended September 30, 2002. The Company recognized gains on option contracts of approximately $755,000 during the nine months ended September 30, 2002, in the accompanying consolidated statements of operations.

          As of December 31, 2001, the Company had deferred as a component of other comprehensive loss $3,746,000 of losses on forward contracts. During the nine months ended September 30, 2002, the Company deferred as a component of other comprehensive loss an additional $1,779,000 of losses on forward contracts and $1,982,000 of gains on option contracts qualifying for hedge accounting under SFAS No. 133. During the nine months ended September 30, 2002, approximately $882,000 was reclassified as exchange loss and $2,421,000 was reclassified as cost of sales upon recognition of the underlying hedged exposure.

          As of December 31, 2002, the Company had deferred as a component of other comprehensive loss $739,000 of losses on forward contracts and $475,000 of gains on option contracts. During the nine months ended September 30, 2003, the Company deferred as a component of other comprehensive loss an additional $303,000 of gains on option contracts qualifying for hedge accounting under SFAS No. 133. During the nine months ended September 30, 2003, approximately $549,000 of gains were reclassified as exchange loss and approximately $654,000 of losses were reclassified as cost of sales upon the recognition of the underlying hedged exposure. The Company expects that substantially all of the remaining gain of $144,000 deferred as a component of other comprehensive loss at September 30, 2003 will be recognized into net income (loss) within the next twelve months.

          The fair value of the option contracts was $144,000 at September 30, 2003 and has been recorded in other receivables in the consolidated balance sheets. The fair value of the option contracts was $402,000 at December 31, 2002, and was recorded in other receivables in the consolidated balance sheets.

          During the nine months ended September 30, 2003 and 2002, the ineffectiveness generated by the Company’s forward and option contracts designated as hedges was insignificant. Certain hedged forecasted transactions do not appear probable of occurring due to timing differences between the original and current forecasts, and accordingly during the nine months ended September 30, 2003 and 2002, $230,000 and $162,000, respectively, of gains, were reclassified into earnings.

          The outstanding foreign currency option contracts had a notional value denominated in Mexican pesos of 743,000,000 in put and call positions at September 30, 2003 and mature at various dates through December 31, 2004. The outstanding foreign currency option contracts had a notional value denominated in Mexican pesos of 523,000,000 in put and call positions at December 31, 2002 and mature at various dates through December 31, 2003. Notional amounts do not quantify market or credit exposure or represent assets or liabilities of the Company, but are used in the calculation of cash settlements under the contracts.

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(12) Discontinued Operations/ Markets to be Exited

          As of September 30, 2003, the Company discontinued its operations in Venezuela, Colombia, Chile and Peru. The Company has terminated sales in these markets and has liquidated a majority of the assets during the quarter ended September 30, 2003. Final liquidation of the assets in Venezuela, Colombia, Chile and Peru is expected to be complete during the fourth quarter of 2003 or early 2004. As such, the results of the operations of these markets has been classified as discontinued operations in all periods disclosed on the statements of operations. The assets and liabilities from the discontinued operations has been segregated on the accompanying balance sheets.

          Net sales and loss from discontinued operations is as follows:

	Venezuela	Colombia	Chile	Peru	Total

	(in thousands)
For the Nine Months Ended September 30, 2002
Net sales	$3,632	$2,628	$212	$311	$6,783
Income (Loss) from discontinued operations net of tax	(543)	38	(369)	(225)	(1,099)

For the Nine Months Ended September 30, 2003
Net sales	$1,255	$1,004	$97	$127	$2,483
Loss from discontinued operations net of tax	(995)	(1,129)	(191)	(252)	(2,567)

          The components of assets and liabilities of the discontinued operations is as follows:

	Venezuela	Colombia	Chile	Peru	Total

	(in thousands)
As of December 31, 2002
Current assets:
Cash	$125	$195	$9	$56	$385
Receivables, net	439	408	34	40	921
Inventory	904	663	85	61	1,713
Prepaid and other current assets	372	153	52	57	634

Total assets	$1,840	$1,419	$180	$214	$3,653

Current liabilities:
Accounts payable	$143	$222	$32	$26	$423
Accrued liabilities	220	189	—	—	409
Other current liabilities	—	28	—	—	28

Total liabilities	$363	$439	$32	$26	$860

CDRJ NORTH ATLANTIC (LUX) S.àR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Venezuela	Colombia	Chile	Peru	Total

	(in thousands)
As of September 30, 2003
Current assets:
Cash	$12	$43	$36	$18	$109
Receivables, net	1	40	—	—	41
Inventory	174	—	17	—	191
Prepaid and other current assets	3	—	3	19	25

Total assets	$190	$83	$56	$37	$366

Current liabilities:
Accounts payable	$—	$11	$2	$23	$36
Accrued liabilities	19	84	—	—	103
Other current liabilities	—	18	—	—	18

Total liabilities	$19	$113	$2	$23	$157

          In addition to the markets discontinued, the Company is currently evaluating its operations in Argentina and Brazil for potential restructuring or discontinuation. The Company has begun implementation of plans to liquidate its operations in Thailand and expect to exit the market by the end of the fourth quarter of 2003.

[Inside Back Cover]

[Photographs of skin care and color cosmetic products;

photographs depicting Jafra consultants]

[Jafra logo]

Until                     , 2004 (25 days after the date of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

          The following table itemizes the expenses incurred by the Registrant in connection with the issuance and distribution of the securities being registered, other than underwriting discounts. All the amounts shown are estimates except the Securities and Exchange Commission registration fee and the NASD filing fee.

Registration fee — Securities and Exchange Commission		$12,670
Filing fee — National Association of Securities Dealers, Inc.		$10,500
Listing fee	$	*
Accounting fees and expenses	$	*
Legal fees and expenses (other than blue sky)	$	*
Printing; stock certificates	$	*
Transfer agent and registrar fees	$	*
Miscellaneous	$	*
Total	$	*

*	To be completed by amendment.

Item 14.	Indemnification of Officers and Directors

          Under the laws of Luxembourg, directors of a société anonyme, such as Jafra S.A., do not in principle incur any personal liability for the debts and obligations of the company. Directors are however liable for damages caused through their fault. Article 59 of the August 15, 1915 Luxembourg law on commercial companies, for instance, provides that Directors are responsible to the company, in accordance with the general provisions of Luxembourg law, for the execution of the mandate for which they have been appointed and for the faults committed during their management. They are jointly and severally liable either to the company or to third parties for all damages resulting from infringements of the law or of the company’s articles. They shall be discharged from this liability for infringements in which they did not take part, only if no fault is imputable to them and if they denounce the infringements to the next general meeting of the shareholders after the date at which they became aware thereof. The members of the board of directors may be discharged from their liability by the company’s shareholders, but such dischargement remains strictly internal to the company. Directors may not be discharged from their obligations towards third parties. Furthermore, in the event of bankruptcy of the company, according to article 495-1 of the Luxembourg Commercial Code, the Luxembourg court may hold the company’s directors liable to reimburse any indebtedness of the bankrupt company, whenever the company’s assets are not sufficient and the director’s serious and wrongful offences have led to the bankruptcy of the company. Under article 495 of the Luxembourg Commercial Code, directors may be declared personally bankrupt if (i) they abusively pursued, for their interest, a non profitable business which resulted in the company becoming insolvent or (ii) they disposed of corporate assets in the same manner as if those had been their own personal assets or (iii) they carried out business on behalf of the company for their personal interest.

          Article 9 of the Articles of Incorporation of Jafra S.A. provides for the indemnification of directors of Jafra S.A. as follows:

          The company shall indemnify any director and his or her heirs, executors and administrators, against expenses (including attorneys’ fees) judgments and fines in connection with any action, suit or proceeding or appeal therefrom, to which he may be made a party by reason of his being or having been a director of the company, or, at the request of the company, of any other company partnership, joint venture, trust or other enterprise in which the company holds a direct or indirect ownership interest or of which the company is a direct or indirect creditor and by which he is not entitled to be indemnified, provided that he did not act recklessly in a manner he believed to be not in or opposed to the best interests of the company, and, with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful; and in the event of a settlement, such indemnification shall be provided for all expenses as and when they are incurred and amounts paid in connection with such settlement unless the company is advised by its legal counsel that the person to be indemnified acted recklessly or intentionally not in or opposed to the best interests of the company; except that in the case of an action or suit brought by the company against such a director, to procure a judgment in favor of the company (1) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (2) notwithstanding any other provisions hereof, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the company unless and only to the extent that the Luxembourg Courts or the courts in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs and expenses as the Luxembourg Court or such other court may deem legal and proper.

          The company may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, of the company, or is or was serving at the request of the company in any equivalent position in any such other company, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him or on his behalf in any such capacity, or arising out of his status as such, whether or not the company would have the power to indemnify him against such liability under the provisions of this Article, provided that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the directors.

          If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the company shall nevertheless indemnify each such director, and may indemnify each employee or agent of the company as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the company, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

          Subject to the applicable provisions of Luxembourg law and in particular Section 59 of the Luxembourg Law on Commercial Companies, no director, of the company shall be liable to the company or its stockholders for his actions or omissions when performing his duties as a director, provided that nothing contained in these Articles of Incorporation shall eliminate or limit the liability of a director, (i) for any breach of his duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or (iii) for any transaction from which the director derived an improper personal benefit.

Item 15.	Recent Sales of Unregistered Securities

          In the past three years, there have been no issuances of securities of Jafra S.A. Prior to the closing of the sale of the shares of common stock offered hereby, outstanding options granted to our employees to purchase shares of CDRJ Investments (Lux) S.A. will automatically convert into options to purchase shares of our common stock.

Item 16.	Exhibits and Financial Statement Schedules.

(a)

Exhibit
Number	Description of Document

1.1	Form of Underwriting Agreement.*
2.1	Notarial Deed, dated , 2004, of CDRJ North Atlantic (Lux) S.àr.l., providing for the conversion of CDRJ North Atlantic (Lux) S.àr.l. to a société anonyme and change of name to Jafra, together with an unofficial summary in English.*
3.1	Articles of Incorporation of Jafra S.A., dated , 2004, together with an unofficial English translation.*
4.1	Indenture, dated May 20, 2003, by and among Jafra Cosmetics International, Inc., Distribuidora Comercial Jafra, S.A. de C.V., Jafra Worldwide Holdings (Lux) S.àr.l. and U.S. Bank National Association; previously filed as Exhibit 4.14 in Registration Statement No. 333-106666 under the Securities Act of 1933, as amended, on June 30, 2003, and incorporated herein by reference.
4.2	First Supplemental Indenture, dated as of May 20, 2003, by and among Jafra Cosmetics International, S.A. de C.V., Distribuidora Comercial Jafra, S.A. de C.V., Dirsamex, S.A. de C.V., Distribuidora Venus, S.A. de C.V., Serviday, S.A. de C.V., Cosmeticos y Frangancias, S.A. de C.V., Jafra Cosmetics S. A. de C.V., JafraFin S.A. de C.V., Jafra Cosmetics International, Inc. and U.S. Bank National Association; previously filed as Exhibit 4.15 in Registration Statement No. 333-106666 under the Securities Act of 1933, as amended, on June 30, 2003, and incorporated herein by reference.
4.3	Registration Rights Agreement, dated May 20, 2003, by and among Jafra Cosmetics International, Inc., Distribuidora Comercial Jafra, S.A. de C.V., Jafra Worldwide Holdings (Lux) S.àr.l, CDRJ Investments (Lux) S.A. and the Initial Purchasers; previously filed as Exhibit 4.16 in Registration Statement No. 333-106666 under the Securities Act of 1933, as amended, on June 30, 2003, and incorporated herein by reference.
4.4	Form of 144A Global Note; previously filed as Exhibit 4.17 in Registration Statement No. 333-106666 under the Securities Act of 1933, as amended, on June 30, 2003, and incorporated herein by reference.
4.5	Form of Regulation S Global Note; previously filed as Exhibit 4.18 in Registration Statement No. 333-106666 under the Securities Act of 1933, as amended, on June 30, 2003, and incorporated herein by reference.
5.1	Opinion of Debevoise & Plimpton LLP.*
5.2	Opinion of Bonn Schmitt Steichen.*
10.1	Amended and Restated Registration and Participation Agreement, dated as of , 2004, by and among CDRJ North Atlantic (Lux) S.àr.l., Clayton, Dubilier & Rice Fund V Limited Partnership and the other parties thereto.*
10.2	Form of Employment Agreement for Messrs. Clark, Rubio, Mason, Guirao and DiGregorio; previously filed as Exhibit 10.3 to Registration Statement No. 333-62989 under the Securities Act of 1933, as amended, filed September 4, 1998, and incorporated herein by reference.
10.3	Amended and Restated Jafra Cosmetics International, Inc. Stock Incentive Plan, as adopted September 3, 1998; previously filed as Exhibit 10.4 to Amendment No. 1 to Registration Statement No. 333-62989 under the Securities Act of 1933, as amended, filed October 27, 1998, and incorporated herein by reference.
10.4	CDRJ Investments (Lux) S.A. Form of Management Stock Option Agreement; previously filed as Exhibit 10.5 to Amendment No. 1 to Registration Statement No. 333-62989 under the Securities Act of 1933, as amended, filed October 27, 1998, and incorporated herein by reference.
10.5	Amended and Restated Stock Purchase Warrant, dated September 30, 1998, by and between CDRJ Investments (Lux) S.A. and Jafra Cosmetics International, Inc.; previously filed as Exhibit 10.6 to Amendment No. 1 to Registration Statement No. 333-62989 under the Securities Act of 1933, as amended, filed October 27, 1998, and incorporated herein by reference.

Exhibit
Number	Description of Document

10.6	Registration and Participation Agreement, dated April 30, 1998, among CDRJ Investments (Lux) S.A. and Clayton, Dubilier & Rice Fund V Limited Partnership and the other parties thereto; previously filed as Exhibit 10.7 to Registration Statement No. 333-62989 under the Securities Act of 1933, as amended, filed September 4, 1998, and incorporated herein by reference.
10.7	CDRJ Investments (Lux) S.A. Form of Management Stock Subscription Agreement; previously filed as Exhibit 10.8 to Amendment No. 1 to Registration Statement No. 333-62989 under the Securities Act of 1933, as amended, filed October 27, 1998, and incorporated herein by reference.
10.8	CDRJ Investments (Lux) S.A. Form of Individual Investor Stock Subscription Agreement; previously filed as Exhibit 10.9 to Amendment No. 1 to Registration Statement No. 333-62989 under the Securities Act of 1933, as amended, filed October 27, 1998, and incorporated herein by reference.
10.9	Jafra Cosmetics International, Inc. Supplemental Savings Plan, dated October 27, 1998; previously filed as Exhibit 10.1 to CDRJ Investments (Lux) S.A.’s Quarterly Report on Form 10-Q for the first quarter ended March 31, 1999, filed May 17, 1999, and incorporated herein by reference.
10.10	Jafra Cosmetics International, Inc. Special Supplemental Savings Plan for Non-United States-Source Income, dated January 20, 1999; previously filed as Exhibit 10.2 to CDRJ Investments (Lux) S.A.’s Quarterly Report on Form 10-Q for the first quarter ended March 31, 1999, filed May 17, 1999, and incorporated herein by reference.
10.11	Asset Purchase Agreement, dated as of June 18, 1999, as amended by Amendment No. 1, dated as of June 18, 1999; by and between Jafra Cosmetics International, Inc. and the Contractor, previously filed as Exhibit 10.1 to Jafra Cosmetics International, Inc.’s Form 8-K, filed on June 18, 1999, and incorporated herein by reference (portions of which were filed under a confidentiality request).
10.12	Amendment No. 1 to Asset Purchase Agreement, dated as of June 18, 1999; previously filed as Exhibit 10.2 to Jafra Cosmetics International, Inc.’s Form 8-K, filed on June 18, 1999, and incorporated herein by reference (portions of which were filed under a confidentiality request).
10.13	Manufacturing Agreement, dated as of June 18, 1999, by and between Jafra Cosmetics International, Inc. and the Contractor, as amended by Amendment No. 1, dated as of June 22, 1999; previously filed as Exhibit 10.3 to Jafra Cosmetics International, Inc.’s Form 8-K, filed on June 18, 1999, and incorporated herein by reference (portions of which were filed under a confidentiality request).
10.14	Form of Amendment No. 1 to Manufacturing Agreement, dated as of June 18, 1999; previously filed as Exhibit 10.4 to Jafra Cosmetics International, Inc.’s Form 8-K, filed on June 18, 1999 and incorporated herein by reference (portions of which were filed under a confidentiality request).
10.15	Sale Agreement, dated as of September 29, 1999, between Jafra Cosmetics International Inc. and Townsgate Road LLC; previously filed as Exhibit 10.1 to CDRJ Investment (Lux) S.A.’s Quarterly Report on Form 10-Q for the third quarter ended September 30, 1999, filed November 12, 1999, and incorporated herein by reference.
10.16	Sale Agreement, dated as of October 15, 1999, between Jafra Cosmetics International Inc. and Selvin Properties; previously filed as Exhibit 10.2 to CDRJ Investment (Lux) S.A.’s Quarterly Report on Form 10-Q for the third quarter ended September 30, 1999, filed November 12, 1999, and incorporated herein by reference.
10.17	Trust Agreement dated May 26, 1999 by and between Jafra Cosmetics International, Inc. and Scudder Trust Company; previously filed as Exhibit 10.20 to CDRJ Investments (Lux) S.A.’s Annual Report on Form 10-K for the fiscal year ended 1999, filed on March 30, 2000, and incorporated herein by reference.

Exhibit
Number	Description of Document

10.18	First Amendment to Amended and Restated Jafra Cosmetics International, Inc. Stock Incentive Plan; previously filed as exhibit 10.22 to CDRJ Investments (Lux) S.A.’s Annual Report on Form 10-K for the fiscal year ended 2000, filed on April 2, 2001, and incorporated herein by reference.
10.19	CDRJ Investments (Lux) S.A. Form of Management Stock Subscription Agreement, as amended; previously filed as exhibit 10.23 to CDRJ Investments (Lux) S.A.’s Annual Report on Form 10-K for the fiscal year ended 2000, filed on April 2, 2001, and incorporated herein by reference.
10.20	Administrative Services Agreement, dated May 20, 2003, between Distribuidora Venus, S.A. de C.V.; and Distribuidora Comercial Jafra, S.A. de C.V.; previously filed as Exhibit 10.21 in Registration Statement No. 333-106666 under the Securities Act of 1933, as amended, on June 30, 2003, and incorporated herein by reference.
10.21	Assignment Assumption and Liquidation Agreement, dated May 20, 2003, between CDRJ North Atlantic (Lux) S.àr.l and Jafra Worldwide Holdings (Lux) S.àr.l; previously filed as Exhibit 10.22 in Registration Statement No. 333-106666 under the Securities Act of 1933, as amended, on June 30, 2003, and incorporated herein by reference.
10.22	Amended and Restated Indemnification Agreement, dated May 20, 2003, among CDRJ Investments (Lux) S.A., CDRJ North Atlantic (Lux) S.àr.l, Jafra Worldwide Holdings (Lux) S.àr.l, Jafra Cosmetics International, Inc., Jafra Cosmetics International, S.A. de C.V., Distribuidora Comercial Jafra, S.A. de C.V., CD&R Fund V and Clayton, Dubilier & Rice, Inc. (“CD&R”); previously filed as Exhibit 10.23 in Registration Statement No. 333-106666 under the Securities Act of 1933, as amended, on June 30, 2003, and incorporated herein by reference.
10.23	Second Amended and Restated Consulting Agreement, dated May 20, 2003, among CDRJ Investments (Lux) S.A., CDRJ North Atlantic (Lux) S.àr.l, Jafra Worldwide Holdings (Lux) S.àr.l, Jafra Cosmetics International, Inc., Jafra Cosmetics International, S.A. de C.V., Distribuidora Comercial Jafra, S.A. de C.V. and CD&R; previously filed as Exhibit 10.24 in Registration Statement No. 333-106666 under the Securities Act of 1933, as amended, on June 30, 2003, and incorporated herein by reference.
10.24	Stock Purchase Agreement, dated May 20, 2003, among Jafra Cosmetics International, S.A. de C.V., Distribuidora Comercial Jafra, S.A. de C.V., CDRJ Latin American Holding Company B.V, Latin Cosmetics Holdings, B.V., Regional Cosmetics Holding, B.V., Southern Cosmetics Holdings, B.V. and CDRJ Mexico Holding Company, B.V.; previously filed as Exhibit 10.25 in Registration Statement No. 333-106666 under the Securities Act of 1933, as amended, on June 30, 2003, and incorporated herein by reference.
10.25	Stock Subscription and Guarantee Agreement, dated May 20, 2003, between Jafra Cosmetics International, S.A. de C.V. and Distribuidora Comercial Jafra, S.A. de C.V.; previously filed as Exhibit 10.26 in Registration Statement No. 333-106666 under the Securities Act of 1933, as amended, on June 30, 2003, and incorporated herein by reference.
10.26	Purchase and Sale Agreement, dated May 20, 2003, between Distribuidora Venus, S.A. de C.V. and Distribuidora Comercial Jafra, S.A. de C.V.; previously filed as Exhibit 10.27 in Registration Statement No. 333-106666 under the Securities Act of 1933, as amended, on June 30, 2003, and incorporated herein by reference.
10.27	Registration and Participation Agreement, dated May 20, 2003, among CDRJ North Atlantic (Lux) S.àr.l. and Clayton, Dubilier & Rice Fund & Limited Partnership and other parties thereto; previously filed as Exhibit 10.28 in Registration Statement No. 333-106666 under the Securities Act of 1933, as amended, on June 30, 2003, and incorporated herein by reference.
10.28	Form of Contribution Agreement and Power of Attorney, among CDRJ Investments (Lux) S.A., Jafra Worldwide Holdings (Lux) S.àr.l., and the stockholders of CDRJ Investments (Lux) S.A.; previously filed as Exhibit 10.29 in Registration Statement No. 333-106666 under the Securities Act of 1933, as amended, on June 30, 2003, and incorporated herein by reference.

Exhibit
Number	Description of Document

10.29	Form of Consent to Assignment of Stock Subscription Agreement, among CDRJ Investments (Lux) S.A., CDRJ North Atlantic (Lux) S.àr.l. and the stockholders of CDRJ Investments (Lux) S.A.; previously filed as Exhibit 10.30 in Registration Statement No. 333-106666 under the Securities Act of 1933, as amended, on June 30, 2003, and incorporated herein by reference.
10.30	Form of Consent to Assignment, Assumption and Novation of Employment Agreement, between CDRJ Investments (Lux) S.A., Jafra Worldwide Holdings (Lux) S.àr.l., Jafra Cosmetics International, Inc. and certain executives party to employment agreements pursuant to which such executives are employed by Jafra Cosmetics International, Inc.; previously filed as Exhibit 10.31 in Registration Statement No. 333-106666 under the Securities Act of 1933, as amended, on June 30, 2003, and incorporated herein by reference.
10.31	Form of Amendment to Management Stock Option Agreement; previously filed as Exhibit 10.35 in Registration Statement No. 333-106666 under the Securities Act of 1933, as amended, on June 30, 2003, and incorporated herein by reference.
10.32	Form of Second Amended and Restated Stock Purchase Warrant, by and between Jafra S.A. and Jafra Cosmetics International, Inc.*
10.33	Purchase Agreement, dated as of May 2, 2003, by and among Jafra Cosmetics International, Inc., Distribuidora Comercial Jafra, S.A. de C.V., Jafra Worldwide Holdings (Lux) S.àr.l, CDRJ Investments (Lux) S.A.; previously filed as Exhibit 10.36 in Registration Statement No. 333-106666 under the Securities Act of 1933, as amended, on June 30, 2003, and incorporated herein by reference.
10.34	Form of Exchange Agreement among Jafra Cosmetics International, Inc., Distribuidora Comercial Jafra, S.A. de C.V. and U.S. Bank National Association; previously filed as Exhibit 10.37 in Registration Statement No. 333-106666 under the Securities Act of 1933, as amended, on June 30, 2003, and incorporated herein by reference.
10.35	Jafra S.A. 2004 Omnibus Stock Incentive Plan.*
10.36	Form of Option Agreement under the Jafra S.A. 2004 Omnibus Stock Incentive Plan.*
10.37	Form of Restricted Stock Agreement under the Jafra 2004 Omnibus Stock Incentive Plan.*
10.38	Second Amendment to the Amended and Restated Jafra Cosmetics International, Inc. Stock Incentive Plan.*
10.39	Jafra S.A. Annual Incentive Plan.*
10.40	Jafra S.A. Directors Stock Incentive Plan.*
10.41	Credit Agreement, dated as of May 20, 2003, among Jafra Cosmetics International, Inc., Distribuidora Comercial Jafra, S.A. de C.V., Jafra Worldwide Holdings (Lux), S.àr.l., CDRJ North Atlantic (Lux) S.àr.l. and the lenders party thereto; previously filed as Exhibit 4.1 in Registration Statement No. 333-106666 under the Securities Act of 1933, as amended, on June 30, 2003, and incorporated therein by reference.
10.42	Amendment No. 1, dated as of June 25, 2003, to the Credit Agreement, dated as of May 20, 2003, previously filed as Exhibit 4.1 in Registration Statement No. 333-10666 under the Securities Act of 1933, as amended on June 30, 2003, and incorporated herein by reference.*
10.43	Stock Subscription Agreement, dated April 30, 1998, between CDRJ Investments (Lux) S.A. and Clayton, Dubilier & Rice Fund V Limited Partnership.*
11.1	Statement regarding computation of per share earnings.*
21.1	Subsidiaries of the registrant.*
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of Debevoise & Plimpton LLP (contained in Exhibit 5.1).*

Exhibit
Number	Description of Document

23.4	Consent of Bonn Schmitt Steichen (contained in Exhibit 5.3).*
24.1	Powers of Attorney (contained on signature pages hereto).

*	To be filed by amendment.

(b)

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

(In thousands)

CDRJ North Atlantic (Lux) S.àr.l. and Subsidiaries:

As of December 31:

	Balance
	at	Charged to		Balance
	Beginning	Costs and	Deductions-	at End of
Descriptions	of Period	Expenses	Recoveries	Period

Accounts Receivable:
2002	$7,133	$12,376	$11,296	$8,213
2001	3,431	9,323	5,621	7,133
2000	2,968	5,936	5,473	3,431
Inventories:
2002	$2,801	$2,630	$2,799	$2,632
2001	2,439	1,867	1,505	2,801
2000	2,389	1,973	1,923	2,439

Item 17.	Undertakings

          The undersigned registrant hereby undertakes as follows:

1. The undersigned will provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

2. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

3. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Westlake Village, State of California, on February 13, 2004.

CDRJ NORTH ATLANTIC (LUX) S.ÀR.L.

By:	/s/ RONALD B. CLARK

Name: Ronald B. Clark
Title: Chairman (Principal Executive Officer)

POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald B. Clark, Michael A. DiGregorio, Gary Eshleman and Ralph S. Mason, III and each of them (with full power to act alone) his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and any new registration statement with respect to the offering contemplated hereby filed pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto any such attorney-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, and each such person hereby ratifies and confirms all that such attorneys-in-fact and agents, or any of them, or any of their respective substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RONALD B. CLARK Ronald B. Clark	Chairman and Manager (Principal Executive Officer)	February 13, 2004

/s/ MICHAEL A. DIGREGORIO Michael A. DiGregorio	Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer)	February 13, 2004

/s/ RALPH S. MASON, III Ralph S. Mason, III	Executive Vice President (Representative in the U.S.)	February 13, 2004

/s/ DONALD J. GOGEL Donald J. Gogel	Manager	February 13, 2004

/s/ STEVEN D. GOLDSTEIN Steven D. Goldstein	Manager	February 13, 2004

Signature	Title	Date

/s/ THOMAS E. IRELAND Thomas E. Ireland	Manager	February 13, 2004

/s/ SIRI MARSHALL Siri Marshall	Manager	February 13, 2004

/s/ DAVID A. NOVAK David A. Novak	Manager	February 13, 2004

/s/ ANN REESE Ann Reese	Manager	February 13, 2004

/s/ EDWARD H. RENSI Edward H. Rensi	Manager	February 13, 2004

/s/ GONZALO RUBIO Gonzalo Rubio	Chief Operating Officer and Manager	February 13, 2004

/s/ KENNETH D. TAYLOR Kenneth D. Taylor	Manager	February 13, 2004

S-2

EXHIBITS

Exhibit
Number	Description of Document

1.1	Form of Underwriting Agreement.*
2.1	Notarial Deed, dated , 2004, of CDRJ North Atlantic (Lux) S.àr.l., providing for the conversion of CDRJ North Atlantic (Lux) S.à.r.l. to a société anonyme and change of name to Jafra S.A., together with an unofficial summary in English.*
3.1	Articles of Incorporation of Jafra S.A., dated , 2004, together with an unofficial English translation.*
4.1	Indenture, dated May 20, 2003, by and among Jafra Cosmetics International, Inc., Distribuidora Comercial Jafra, S.A. de C.V., Jafra Worldwide Holdings (Lux) S.àr.l, CDRJ Investments (Lux) S.A. and U.S. Bank National Association; previously filed as Exhibit 4.14 in Registration Statement No. 333-106666 under the Securities Act of 1933, as amended, on June 30, 2003, and incorporated herein by reference.
4.2	First Supplemental Indenture, dated as of May 20, 2003, by and among Jafra Cosmetics International, S.A. de C.V., Distribuidora Comercial Jafra, S.A. de C.V., Dirsamex, S.A. de C.V., Distribuidora Venus, S.A. de C.V., Serviday, S.A. de C.V., Cosmeticos y Frangancias, S.A. de C.V., Jafra Cosmetics S. A. de C.V., JafraFin S.A. de C.V. Jafra Cosmetics International, Inc. and U.S. Bank National Association; previously filed as Exhibit 4.15 in Registration Statement No. 333-106666 under the Securities Act of 1933, as amended, on June 30, 2003, and incorporated herein by reference.
4.3	Registration Rights Agreement, dated May 20, 2003, by and among Jafra Cosmetics International, Inc., Distribuidora Comercial Jafra, S.A. de C.V., Jafra Worldwide Holdings (Lux) S.àr.l, CDRJ Investments (Lux) S.A. and the Initial Purchasers; previously filed as Exhibit 4.16 in Registration Statement No. 333-106666 under the Securities Act of 1933, as amended, on June 30, 2003, and incorporated herein by reference.
4.4	Form of 144A Global Note; previously filed as Exhibit 4.17 in Registration Statement No. 333-106666 under the Securities Act of 1933, as amended, on June 30, 2003, and incorporated herein by reference.
4.5	Form of Regulation S Global Note; previously filed as Exhibit 4.18 in Registration Statement No. 333-106666 under the Securities Act of 1933, as amended, on June 30, 2003, and incorporated herein by reference.
5.1	Opinion of Debevoise & Plimpton LLP.*
5.2	Opinion of Bonn Schmitt Steichen.*
10.1	Amended and Restated Registration and Participation Agreement, dated as of , 2004, by and among CDRJ North Atlantic (Lux) S.àr.l., Clayton, Dubilier & Rice Fund V Limited Partnership and the other parties thereto.*
10.2	Form of Employment Agreement for Messrs. Clark, Rubio, Mason, Guirao and DiGregorio; previously filed as Exhibit 10.3 to Registration Statement No. 333-62989 under the Securities Act of 1933, as amended, filed September 4, 1998, and incorporated herein by reference.
10.3	Amended and Restated Jafra Cosmetics International, Inc. Stock Incentive Plan, as adopted September 3, 1998; previously filed as Exhibit 10.4 to Amendment No. 1 to Registration Statement No. 333-62989 under the Securities Act of 1933, as amended, filed October 27, 1998, and incorporated herein by reference.
10.4	CDRJ Investments (Lux) S.A. Form of Management Stock Option Agreement; previously filed as Exhibit 10.5 to Amendment No. 1 to Registration Statement No. 333-62989 under the Securities Act of 1933, as amended, filed October 27, 1998, and incorporated herein by reference.
10.5	Amended and Restated Stock Purchase Warrant, dated September 30, 1998, by and between CDRJ Investments (Lux) S.A. and Jafra Cosmetics International, Inc.; previously filed as Exhibit 10.6 to Amendment No. 1 to Registration Statement No. 333-62989 under the Securities Act of 1933, as amended, filed October 27, 1998, and incorporated herein by reference.

Exhibit
Number	Description of Document

10.6	Registration and Participation Agreement, dated April 30, 1998, among CDRJ Investments (Lux) S.A. and Clayton, Dubilier & Rice Fund V Limited Partnership and the other parties thereto; previously filed as Exhibit 10.7 to Registration Statement No. 333-62989 under the Securities Act of 1933, as amended, filed September 4, 1998, and incorporated herein by reference.
10.7	CDRJ Investments (Lux) S.A. Form of Management Stock Subscription Agreement; previously filed as Exhibit 10.8 to Amendment No. 1 to Registration Statement No. 333-62989 under the Securities Act of 1933, as amended, filed October 27, 1998, and incorporated herein by reference.
10.8	CDRJ Investments (Lux) S.A. Form of Individual Investor Stock Subscription Agreement; previously filed as Exhibit 10.9 to Amendment No. 1 to Registration Statement No. 333-62989 under the Securities Act of 1933, as amended, filed October 27, 1998, and incorporated herein by reference.
10.9	Jafra Cosmetics International, Inc. Supplemental Savings Plan, dated October 27, 1998; previously filed as Exhibit 10.1 to CDRJ Investments (Lux) S.A.’s Quarterly Report on Form 10-Q for the first quarter ended March 31, 1999, filed May 17, 1999, and incorporated herein by reference.
10.10	Jafra Cosmetics International, Inc. Special Supplemental Savings Plan for Non-United States-Source Income, dated January 20, 1999; previously filed as Exhibit 10.2 to CDRJ Investments (Lux) S.A.’s Quarterly Report on Form 10-Q for the first quarter ended March 31, 1999, filed May 17, 1999, and incorporated herein by reference.
10.11	Asset Purchase Agreement, dated as of June 18, 1999, as amended by Amendment No. 1, dated as of June 18, 1999; by and between Jafra Cosmetics International, Inc. and the Contractor, previously filed as Exhibit 10.1 to Jafra Cosmetics International, Inc.’s Form 8-K, filed on June 18, 1999, and incorporated herein by reference (portions of which were filed under a confidentiality request).
10.12	Amendment No. 1 to Asset Purchase Agreement, dated as of June 18, 1999; previously filed as Exhibit 10.2 to Jafra Cosmetics International, Inc.’s Form 8-K, filed on June 18, 1999, and incorporated herein by reference (portions of which were filed under a confidentiality request).
10.13	Manufacturing Agreement, dated as of June 18, 1999, by and between Jafra Cosmetics International, Inc. and the Contractor, as amended by Amendment No. 1, dated as of June 22, 1999; previously filed as Exhibit 10.3 to Jafra Cosmetics International, Inc.’s Form 8-K, filed on June 18, 1999, and incorporated herein by reference (portions of which were filed under a confidentiality request).
10.14	Form of Amendment No. 1 to Manufacturing Agreement, dated as of June 18, 1999; previously filed as Exhibit 10.4 to Jafra Cosmetics International, Inc.’s Form 8-K, filed on June 18, 1999 and incorporated herein by reference (portions of which were filed under a confidentiality request).
10.15	Sale Agreement, dated as of September 29, 1999, between Jafra Cosmetics International Inc. and Townsgate Road LLC; previously filed as Exhibit 10.1 to CDRJ Investment (Lux) S.A.’s Quarterly Report on Form 10-Q for the third quarter ended September 30, 1999, filed November 12, 1999, and incorporated herein by reference.
10.16	Sale Agreement, dated as of October 15, 1999, between Jafra Cosmetics International Inc. and Selvin Properties; previously filed as Exhibit 10.2 to CDRJ Investment (Lux) S.A.’s Quarterly Report on Form 10-Q for the third quarter ended September 30, 1999, filed November 12, 1999, and incorporated herein by reference.
10.17	Trust Agreement dated May 26, 1999 by and between Jafra Cosmetics International, Inc. and Scudder Trust Company; previously filed as Exhibit 10.20 to CDRJ Investments (Lux) S.A.’s Annual Report on Form 10-K for the fiscal year ended 1999, filed on March 30, 2000, and incorporated herein by reference.
10.18	First Amendment to Amended and Restated Jafra Cosmetics International, Inc. Stock Incentive Plan; previously filed as exhibit 10.22 to CDRJ Investments (Lux) S.A.’s Annual Report on Form 10-K for the fiscal year ended 2000, filed on April 2, 2001, and incorporated herein by reference.

Exhibit
Number	Description of Document

10.19	CDRJ Investments (Lux) S.A. Form of Management Stock Subscription Agreement, as amended; previously filed as exhibit 10.23 to CDRJ Investments (Lux) S.A.’s Annual Report on Form 10-K for the fiscal year ended 2000, filed on April 2, 2001, and incorporated herein by reference.
10.20	Administrative Services Agreement, dated May 20, 2003, between Distribuidora Venus, S.A. de C.V.; and Distribuidora Comercial Jafra, S.A. de C.V.; previously filed as Exhibit 10.21 in Registration Statement No. 333-106666 under the Securities Act of 1933, as amended, on June 30, 2003, and incorporated herein by reference.
10.21	Assignment Assumption and Liquidation Agreement, dated May 20, 2003, between CDRJ North Atlantic (Lux) S.àr.l and Jafra Worldwide Holdings (Lux) S.àr.l; previously filed as Exhibit 10.22 in Registration Statement No. 333-106666 under the Securities Act of 1933, as amended, on June 30, 2003, and incorporated herein by reference.
10.22	Amended and Restated Indemnification Agreement, dated May 20, 2003, among CDRJ Investments (Lux) S.A., CDRJ North Atlantic (Lux) S.àr.l, Jafra Worldwide Holdings (Lux) S.àr.l, Jafra Cosmetics International, Inc., Jafra Cosmetics International, S.A. de C.V., Distribuidora Comercial Jafra, S.A. de C.V., CD&R Fund V and Clayton, Dubilier & Rice, Inc. (“CD&R”); previously filed as Exhibit 10.23 in Registration Statement No. 333-106666 under the Securities Act of 1933, as amended, on June 30, 2003, and incorporated herein by reference.
10.23	Second Amended and Restated Consulting Agreement, dated May 20, 2003, among CDRJ Investments (Lux) S.A., CDRJ North Atlantic (Lux) S.àr.l, Jafra Worldwide Holdings (Lux) S.àr.l, Jafra Cosmetics International, Inc., Jafra Cosmetics International, S.A. de C.V., Distribuidora Comercial Jafra, S.A. de C.V. and CD&R; previously filed as Exhibit 10.24 in Registration Statement No. 333-106666 under the Securities Act of 1933, as amended, on June 30, 2003, and incorporated herein by reference.
10.24	Stock Purchase Agreement, dated May 20, 2003, among Jafra Cosmetics International, S.A. de C.V., Distribuidora Comercial Jafra, S.A. de C.V., CDRJ Latin American Holding Company B.V, Latin Cosmetics Holdings, B.V., Regional Cosmetics Holding, B.V., Southern Cosmetics Holdings, B.V. and CDRJ Mexico Holding Company, B.V.; previously filed as Exhibit 10.25 in Registration Statement No. 333-106666 under the Securities Act of 1933, as amended, on June 30, 2003, and incorporated herein by reference.
10.25	Stock Subscription and Guarantee Agreement, dated May 20, 2003, between Jafra Cosmetics International, S.A. de C.V. and Distribuidora Comercial Jafra, S.A. de C.V.; previously filed as Exhibit 10.26 in Registration Statement No. 333-106666 under the Securities Act of 1933, as amended, on June 30, 2003, and incorporated herein by reference.
10.26	Purchase and Sale Agreement, dated May 20, 2003, between Distribuidora Venus, S.A. de C.V. and Distribuidora Comercial Jafra, S.A. de C.V.; previously filed as Exhibit 10.27 in Registration Statement No. 333-106666 under the Securities Act of 1933, as amended, on June 30, 2003, and incorporated herein by reference.
10.27	Registration and Participation Agreement, dated May 20, 2003, among CDRJ North Atlantic (Lux) S.àr.l. and Clayton, Dubilier & Rice Fund V Limited Partnership and other parties thereto; previously filed as Exhibit 10.28 in Registration Statement No. 333-106666 under the Securities Act of 1933, as amended, on June 30, 2003, and incorporated herein by reference.
10.28	Form of Contribution Agreement and Power of Attorney, among CDRJ Investments (Lux) S.A., Jafra Worldwide Holdings (Lux) S.àr.l., and the stockholders of CDRJ Investments (Lux) S.A.; previously filed as Exhibit 10.29 in Registration Statement No. 333-106666 under the Securities Act of 1933, as amended, on June 30, 2003, and incorporated herein by reference.
10.29	Form of Consent to Assignment of Stock Subscription Agreement, among CDRJ Investments (Lux) S.A., CDRJ North Atlantic (Lux) S.àr.l. and the stockholders of CDRJ Investments (Lux) S.A.; previously filed as Exhibit 10.30 in Registration Statement No. 333-106666 under the Securities Act of 1933, as amended, on June 30, 2003, and incorporated herein by reference.